As filed with the U.S. Securities and Exchange Commission on July 11, 2025

Registration No. 333-288250

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRISALUS LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	85-3009869
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6272 W. 91st Ave.

Westminster, Colorado 80031

(303) 442-1222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary Szela

Chief Executive Officer

6272 W. 91st Ave.

Westminster, Colorado 80031

(888) 321-5212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler

Sean F. Reid

Emily Mastoloni

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

(212) 653-8700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”) is filing this Amendment No. 1 to its Registration Statement on Form S-4 (the “Original S-4”) in order (i) to provide certain supplementary disclosure regarding the exchange ratio, (ii) to confirm the date and time of the expiration of the offer period, as well as (iii) to correct certain minor typographical errors in the Original S-4. Except as described above, no other changes were made to the Original S-4 regarding the terms of the offer and consent solicitation. As disclosed in the Original S-4 filing, the Offer and Consent Solicitation will expire at one minute after 11:59 p.m., Eastern Daylight Time, on July 23, 2025.

The information in this prospectus/offer to exchange is not complete and may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION, DATED July 23, 2025

PROSPECTUS/OFFER TO EXCHANGE

TRISALUS LIFE SCIENCES, INC.

Offer to Exchange Shares of Series A Convertible Preferred Stock

of

TriSalus Life Sciences, Inc.

for

Shares of Common Stock

of

TriSalus Life Sciences, Inc.

and

Consent Solicitation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN DAYLIGHT TIME, ON July 23, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of outstanding shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) of TriSalus Life Sciences, Inc. (the “Company”), the opportunity to receive that number of shares of common stock, $0.0001 par value per share (“Common Stock”) equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by (ii) $4.00 (subject to adjustment for adjustments to the Conversion Price (as defined in the Certificate of Designations) (the “Exchange Price”), in exchange for each share of Preferred Stock tendered by the holder (“Preferred Stock Holder”) and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all Preferred Stock Holders. The Preferred Stock is governed by the Certificate of Designations, Preferences and Rights of Preferred Stock (the “Certificate of Designations”). The Preferred Stock is not listed on a securities exchange nor traded in an over-the-counter market. As of June 13, 2025, a total of 3,594,002 shares of Preferred Stock were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 11,860,206 shares of our Common Stock in exchange for the shares of Preferred Stock, which equates to an exchange ratio of 3.3 shares of Common Stock for each share of Preferred Stock exchanged pursuant to the Offer, inclusive of Accrued Dividends through August 10, 2027, and based upon the assumption that 100% of the issued and outstanding shares of Preferred Stock will be exchanged in the Offer at a Conversion Price of $4.00 per share.

Each Preferred Stock Holder whose shares of Preferred Stock are exchanged pursuant to the Offer will receive that number of shares of our Common Stock equal to the Exchanged Value plus accrued dividends through August 10, 2027, divided by the Exchange Price, for each share of Preferred Stock tendered by such holder and exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Preferred Stock Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global Market on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered shares of Preferred Stock.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from the Preferred Stock Holders (the “Consent Preferred Shares”) to amend the Certificate of Designations, which governs the Preferred Stock (the “Preferred Stock Amendment”), to permit the Company the option to require that all shares of Exchange Preferred (as defined below) that are outstanding upon the closing of the Offer be converted into that number of shares of Common Stock equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through closing of the Offer (the “Exchanged Value”), divided by the Conversion Price (as defined in the Certificate of Designations, as such term will be amended by the Preferred Stock Amendment, which is a ratio 11.3% less than the exchange ratio applicable to the Offer, in accordance with the Preferred Stock Amendment (as defined below). Pursuant to the terms of the Certificate of Designations, certain amendments, including the Preferred Stock Amendment, require the vote or written consent of holders of at least a majority of the then outstanding shares of Preferred Stock (the “Consent Threshold”).

Parties representing approximately 55% of the shares of Preferred Stock have agreed to tender their shares of Preferred Stock in the Offer and to consent to the Preferred Stock Amendment in the Consent Solicitation pursuant to tender and support agreements (each, a “Tender and Support Agreement”). Accordingly, if the other conditions described herein are satisfied or waived, then the Preferred Stock Amendment will be adopted with respect to the Preferred Stock. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends and Related Stockholder Matters - Transactions and Agreements Concerning Our Securities - Tender and Support Agreement.”

You may not consent to the Preferred Stock Amendment without tendering your Consent Preferred Shares in the Offer and you may not tender such shares of Preferred Stock without consenting to the Preferred Stock Amendment. The consent to the Preferred Stock Amendment is a part of the letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”) relating to the shares of Preferred Stock, and therefore by tendering your Consent Preferred Shares for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Consent Preferred Shares you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer and Consent Solicitation will expire at one minute after 11:59 p.m., Eastern Daylight Time, on July 23, 2025, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the shares of Preferred Stock pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Preferred Stock Holders.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered shares of Preferred Stock to the Preferred Stock Holders (and the consent to the Preferred Stock Amendment will be revoked).

You may tender some or all of your shares of Preferred Stock into the Offer. If you elect to tender shares of Preferred Stock in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender shares of Preferred Stock, you may withdraw your tendered shares or Preferred Stock at any time before the Expiration Date and retain them on their current terms or amended terms if the Preferred Stock Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered shares of Preferred Stock that are not accepted by us for exchange by July 23, 2025, may thereafter be withdrawn by you until such time as the shares of Preferred Stock are accepted by us for exchange. If you withdraw the tender of your shares of Preferred Stock, your consent to the Preferred Stock Amendment will be withdrawn as a result.

Shares of Preferred Stock not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Preferred Stock Amendment is approved. We reserve the right to redeem any of the shares of Preferred Stock, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Preferred Stock Amendment is approved, we may require at our option the conversion all or any portion of the outstanding shares of Preferred Stock to shares of Common Stock as provided in the Preferred Stock Amendment. The Preferred Stock is not listed on a securities exchange nor traded in an over-the-counter market.

The Offer and Consent Solicitation is conditioned upon the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Common Stock issuable upon exchange of the shares of Preferred Stock pursuant to the Offer.

Our board of directors (the “Board”) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, the Board, or the information agent, the exchange agent or the dealer manager and solicitation agent for the Offer and Consent Solicitation is making any recommendation as to whether Preferred Stock Holders should tender shares of Preferred Stock for exchange in the Offer and, as applicable, consent to the Preferred Stock Amendment in the Consent Solicitation. Each Preferred Stock Holder must make its own decision as to whether to exchange some or all of its shares of Preferred Stock and, as applicable, consent to the Preferred Stock Amendment.

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

Morrow Sodali LLC

430 Park Avenue

14th Floor

New York, NY 10022

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: TLSI@investor.sodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Preferred Stock Holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and Consent Solicitation, you are urged to read carefully the section titled “Risk Factors” beginning on page 11 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Preferred Stock Amendment. By tendering your shares of Preferred Stock, you will be delivering your consent to the proposed Preferred Stock Amendment, which consent will be effective upon our acceptance of such shares of Preferred Stock for exchange.

This Prospectus/Offer to Exchange is dated June 23, 2025.

-i-

The registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, does not contain all of the information included in that registration statement or in the exhibits to that registration statement. This Prospectus/Offer to Exchange incorporates important business and financial information about the Company from documents that are not included in or delivered with this Prospectus/Offer to Exchange. This information is available to you without charge upon your written or oral request. The Company files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. In addition, if you have questions about this Prospectus/Offer to Exchange or wish to request the business and financial information described above, please contact the information agent at the below address and phone number:

Morrow Sodali LLC

430 Park Avenue

14th Floor

New York, NY 10022

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: TLSI@investor.sodali.com

If you would like to request documents, please do so no later than five business days before the Expiration Date of July 23, 2025 to ensure timely delivery.

-ii-

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement on Form S-4 filed with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Common Stock and Preferred Stock, and the financial statements and the notes included herein and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager and solicitation agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the shares of Preferred Stock pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Preferred Stock Holders.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “our Company,” “we,” “us,” “our,” and similar references to refer to TriSalus Life Sciences, Inc. and its subsidiaries.

-iii-

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus/Offer to Exchange constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this Prospectus/Offer to Exchange reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward- looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). As a result of a number off known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward- looking statements. Some factors that could cause actual results to differ include:

●	the approval of the Preferred Stock Amendment and our ability to require that all shares of Preferred Stock be exchanged for shares of Common Stock;

●	the exchange of shares of Preferred Stock for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

●	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to Preferred Stock Holders;

●	our ability to raise financing in the future;

●	our ability to service our indebtedness and to access additional delayed draws that may in the future become available to us;

●	changes in applicable laws or regulations;

●	our ability to retain or recruit, or changes required in, our officers, key employees or directors;

●	our ability to successfully commercialize any product candidates that we successfully develop and that are approved by applicable regulatory authorities;

●	our expectations for the timing and results of data from clinical trials and regulatory approval applications;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our business, operations and financial performance including;

●	our history of operating losses and expectations of significant expenses and continuing losses for the foreseeable future;

●	our ability to execute our business strategy, including the growth potential of the markets for our products and our ability to serve those markets;

●	our ability to grow market share in our existing markets or any new markets we may enter;

●	our ability to develop and maintain our brand and reputation;

●	our ability to partner with other companies;

●	the size of the addressable markets for our product candidates;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to manage our growth effectively;

●	our ability to maintain the listing of our securities in the Nasdaq Global Market, and the potential liquidity and trading of such securities;

●	the outcome of any legal proceedings that may be instituted against us; and

●	unfavorable conditions in our industry, the global economy or global supply chain, including financial and credit market fluctuations, international trade relations, pandemics, political turmoil, natural catastrophes, warfare and terrorist attacks.

In addition, statements that “TriSalus believes,” “the Company believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subjects. These statements are based upon information available to us as of the date of this Prospectus/Offer to Exchange, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion off these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

You should read this Prospectus/Offer to Exchange and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:

“Business Combination” are to the transactions contemplated by the Merger Agreement, including, among other things, the Merger;

“Bylaws” are to our amended and restated bylaws currently in effect, filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part;

“Charter” or “Certificate of Incorporation” are to our second amended and restated certificate of incorporation filed with the Delaware Secretary of State of the State of Delaware on August 10, 2023 and as currently in effect, filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part;

“Closing” are to the closing of the Business Combination.

“Closing Date” are to August 10, 2023, the date on which the Closing occurred.

“Code” are to the Internal Revenue Code of 1986, as amended;

“Common Stock” or “common stock” are to our common stock, $0.0001 par value per share;

“Consent Solicitation” are to the solicitation of consent from the holders of the Consent Preferred Shares to approve the Preferred Stock Amendment;

“DGCL” are to the General Corporation Law of the State of Delaware;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Expiration Date” are to one minute after 11:59 p.m., Eastern Daylight Time, on July 23, 2025;

“GAAP” are to U.S. generally accepted accounting principles;

“IRS” are to the U.S. Internal Revenue Service;

“Legacy TriSalus” are to TriSalus Operating Life Sciences, Inc., a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of TriSalus Life Sciences, Inc., and, unless the context otherwise requires, its consolidated subsidiaries;

“Letter of Transmittal and Consent” are to the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation;

“Merger” are to the merger of Merger Sub, a direct, wholly owned subsidiary of MTAC, with and into Legacy TriSalus, with Legacy TriSalus continuing as the surviving entity;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, the Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, and the Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023, entered into by the Company, Merger Sub and Legacy TriSalus;

“Merger Sub” are to MTAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MTAC;

“MTAC” are to MedTech Acquisition Corporation (which was renamed “TriSalus Life Sciences, Inc.” in connection with the consummation of the Business Combination);

“MTAC IPO” are to MTAC’s initial public offering, consummated on December 22, 2020;

“MTAC Units” are to equity securities of us, each consisting of one share of Class A Common Stock and one-third of one Public Warrant;

“Offer” are to the opportunity to receive that number of shares of Common Stock equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by the Conversion Price (as defined in the Certificate of Designations, as such term will be amended by the Preferred Stock Amendment in exchange for each shares of Preferred Stock;

“Offer Period” are to the period during which the Offer and Consent Solicitation is open, giving effect to any extension;

“PIPE Shares” are to the shares of Common Stock that are issuable upon the conversion of the shares of Preferred Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements;

“Preferred Stock PIPE Investment” are to the investment related to the Subscriptions Agreements;

“Preferred Stock PIPE Investors” are to the investors with whom MTAC has entered into the Subscriptions Agreements;

“Securities Act” are to the Securities Act of 1933, as amended.

“Sponsor” are to MedTech Acquisition Sponsor LLC, a Delaware limited liability company, which liquidated and distributed its holdings to its ultimate beneficiaries prior to the Closing;

“Subscription Agreements” are to those certain subscription agreements, dated June 7, 2023 and July 4, 2023, by and among MTAC and the Preferred Stock PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and purchased in private placements an aggregate of 4,015,002 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $40,150,020;

“TriSalus,” “the Company,” “we,” “our” or “us” are to TriSalus Life Sciences, Inc., a Delaware corporation formerly known as MTAC and its subsidiaries, unless the context otherwise requires;

PROSPECTUS/OFFER TO EXCHANGE SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section titled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

The Company	We are a growing, oncology focused medical technology business bringing disruptive drug delivery technology with the goal of improving therapeutic delivery to liver and pancreatic tumors and other solid tumors. Additionally, we are exploring the integration of our technology with our investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 agonist, for a range of liver and pancreatic indications via a pharmaceutical partner.. Our ultimate goal is to transform the treatment paradigm for patients battling liver and pancreatic tumors.

Corporate Contact Information

Our principal executive offices are located at 6272 W. 91st Ave., Westminster, Colorado 80031 and our telephone number is (888) 321-5212. Our corporate website address is www.trisaluslifesci.com. Information contained on or accessible through our website is not a part of this Prospectus/Offer to Exchange, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. Other trademarks, trade names and service marks appearing in this Prospectus/Offer to Exchange are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this Prospectus/Offer to Exchange are listed without the applicable®, ™ and SM symbols.

Market Price of Our Common Stock	Our Common Stock is currently listed on the Nasdaq Global under the symbol “TLSI.” There is no established trading market for the Preferred Stock. See “Market Information, Dividends and Related Stockholder Matters.”

The Offer

Each Preferred Stock Holder who tenders shares of Preferred Stock for exchange pursuant to the Offer will receive that number of shares of common stock, $0.0001 par value per share (“Common Stock”) equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by (ii) $4.00 (subject to adjustment for adjustments to the Conversion Price (as defined in the Certificate of Designations) (the “Exchange Price”) for each share of Preferred Stock so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Preferred Stock Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered shares of Preferred Stock.

The shares of Common Stock issued in exchange for the tendered shares of Preferred Stock will be unrestricted and freely transferable, as long as the Preferred Stock Holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the shares of Preferred Stock pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Preferred Stock Holders.

The Consent Solicitation

In order to tender shares of Preferred Stock in the Offer and Consent Solicitation, holders of Preferred Stock are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Certificate of Designations of Preferred Stock as set forth in the Preferred Stock Amendment attached hereto as Annex A.

Pursuant to the Preferred Stock Amendment, we will have the right to (A) call, at any time, all or any portion of the then-outstanding shares of Preferred Stock for conversion into shares of Common Stock equal to the quotient of (x) the sum of (1) the Liquidation Preference and (2) all accrued and unpaid dividends per share on the Preferred Stock as of the conversion date, divided by (y) $5.277, which is the current conversion price per share for the Preferred Stock, (a ratio which is 11.3% less than the exchange ratio applicable to the Offer)and (B) eliminate the conversion price reset provision in the Certificate of Designations. In order to amend the Certificate of Amendment to the Preferred Stock, consent of a the holders of a majority of a majority of the outstanding shares of Preferred Stock.

Pursuant to the Tender and Support Agreements, parties representing approximately 55% of the outstanding shares of Preferred Stock have agreed to tender their shares of Preferred Stock in the Offer and to consent to the Preferred Stock Amendment in the Consent Solicitation. Accordingly, if the other conditions described herein are satisfied or waived, then the Preferred Stock Amendment will be adopted with respect to the Preferred Stock.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to simplify our capital structure and reduce the potential dilutive impact of the Preferred Stock, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation - Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Daylight Time, on July 23, 2025, or such later time and date to which we may extend. All shares of Preferred Stock tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered shares of Preferred Stock (and, with respect to the Consent Preferred Shares, the related consent to the Preferred Stock Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation - General Terms - Offer Period.”

Amendments to the Offer and Consent Solicitation	We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every share of Preferred Stock exchanged or by changing the terms of the Preferred Stock Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation - General Terms - Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered shares of Preferred Stock. However, the Consent Solicitation is conditioned upon the tender and acceptance of a majority of the outstanding shares of Preferred Stock, such that the Preferred Stock Amendment is adopted. Pursuant to the Tender and Support Agreements, parties representing approximately 55% of the outstanding shares of Preferred Stock have agreed to tender their shares of Preferred Stock in the Offer and to consent to the Preferred Stock Amendment in the Consent Solicitation. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation - General Terms - Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Preferred Stock Holders of such event.

Withdrawal Rights	If you tender your shares of Preferred Stock for exchange and change your mind, you may withdraw your tendered shares of Preferred Stock (and, with respect to the Consent Preferred Shares, thereby automatically revoke the related consent to the Preferred Stock Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation - Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered shares of Preferred Stock (and, with respect to the Consent Preferred Shares, thereby automatically revoke the related consent to the Preferred Stock Amendment) at any time until the extended Expiration Date. In addition, tendered shares of Preferred Stock that are not accepted by us for exchange by July 23, 2025 may thereafter be withdrawn by you until such time as the shares of Preferred Stock are accepted by us for exchange.

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Preferred Stock Holders do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer

For those Preferred Stock Holders participating in the Offer and for any holders of shares of Preferred Stock subsequently exchanged for shares of Common Stock pursuant to the terms of the Preferred Stock Amendment, if approved, the exchange of your shares of Preferred Stock for shares of Common Stock should generally be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (except with respect to shares of Common Stock received with respect to accrued but unpaid dividends) (i) you should not recognize any gain or loss on the exchange of your shares of Preferred Stock for shares of Common Stock (other than with respect to any cash received in lieu of a fractional share of our Common Stock), (ii) your aggregate tax basis in shares of Common Stock received in the exchange should equal your aggregate tax basis in your shares of Preferred Stock surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange), and (iii) your holding period for shares of Common Stock received in the exchange should include your holding period for the surrendered shares of Preferred Stock.

Although the issue is not free from doubt, all shares of Preferred Stock not exchanged for shares of Common Stock in the Offer should generally be treated as having been exchanged for “new” shares of preferred stock pursuant to the Preferred Stock Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange described in Section 1036 of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of shares of Preferred Stock for “new” shares of preferred stock, (ii) your aggregate tax basis in the “new” shares of preferred stock deemed to be received in the exchange should equal your aggregate tax basis in your existing shares of Preferred Stock surrendered in the exchange, and (iii) your holding period for the “new” shares of preferred stock deemed to be received in the exchange should include your holding period for the surrendered shares of Preferred Stock. See “The Offer and Consent Solicitation - Material U.S. Federal Income Tax Consequences.”

No Recommendation	None of our Board, our management, the dealer manager and solicitation agent, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your shares of Preferred Stock or consent to the Preferred Stock Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Summary of Risk Factors” contained at the end of this Prospectus/Offer to Purchase Summary and the section titled “Risk Factors” beginning on page 11 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004

Additional Information	We recommend that our Preferred Stock Holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Preferred Stock Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager and solicitation agent at its address and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

Morrow Sodali LLC

430 Park Avenue

14th Floor

New York, NY 10022

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: TLSI@investor.sodali.com

Summary of Risk Factors

The following is a summary list of the principal risk factors related to the Offer and Consent Solicitation and the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors,” together with the other information in this Prospectus/Offer to Exchange.

Risks Related to Our Preferred Stock and the Offer to Exchange and Consent Solicitation

●	The Preferred Stock Amendment, which has been approved by the holders of 55% of our outstanding shares of Preferred Stock, will allow us to (A) call for conversion, all or any portion of the outstanding shares of Preferred Stock, upon the Closing of the Offer for shares of Common Stock at a ratio 11.3% lower than the exchange ratio applicable to the Offer, and (B) eliminate the conversion price reset provision in the Certificate of Designations.

●	The exchange of shares of Preferred Stock for shares of Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

●	We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Preferred Stock Holders.

●	There is no guarantee that tendering your shares of Preferred Stock in the Offer will put you in a better future economic position.

●	The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of our Common Stock when we deliver our Common Stock in exchange for your shares of Preferred Stock could be less than the market price at the time you tender your shares of Preferred Stock.

●	We may amend the terms of the Preferred Stock in a manner that may be adverse to Preferred Stock Holders with the approval of the Preferred Stock Amendment. As a result, the conversion price of your Preferred Stock could be increased and the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock could be decreased, all without a Preferred Stock Holder’s approval.

●	We may call your shares of Preferred Stock for conversion that are not exchanged prior to their conversion at a time that is disadvantageous to you, thereby making your Preferred Stock worthless.

●	The liquidity of the shares of Preferred Stock that are not exchanged may be reduced.

Risks Related to our Business

●	We have a limited operating history, have incurred significant losses since our inception and anticipate incurring increasing expenses and continuing losses for the foreseeable future.

●	The Asset Purchase Agreement dated July 31, 2020, which TriSalus Operating Life Sciences, Inc. (formerly known as TriSalus Life Sciences, Inc.) entered into with Dynavax Technologies Corporation (“Dynavax”) in connection with the purchase of nelitolimod requires us to make potentially significant payments to Dynavax before we will have regulatory approval of nelitolimod and be able to generate revenue from sales of nelitolimod.

●	Until we are able to generate significant revenues or achieve profitability through product sales, we will require substantial additional capital to finance our operations and continue development of our product candidates. We cannot be certain that such additional financing will be available on terms favorable to us, or at all, which could limit our ability to grow and jeopardize our ability to continue our business operations.

●	We may not be able to generate sufficient cash to service our indebtedness or borrow additional funds pursuant to our Loan Facility.

●	Our revenue is primarily generated from sales of our TriNav device and we are therefore highly dependent on it for our success. Failure to achieve continued market acceptance of TriNav for any reason will harm our business and future prospects.

●	TriNav is currently subject to an uncertain reimbursement environment, and any change to TriNav’s reimbursement status that reduces our level of reimbursement could cause TriNav sales to materially decline and impede market adoption.

●	We currently have a limited marketing, sales and distribution organization. If we are unable to successfully grow our marketing, sales and distribution capabilities, then our product revenues related to TriNav, our results of operations and financial condition will suffer.

●	We are early in our pharmaceutical development efforts, and we have only one pharmaceutical product candidate, nelitolimod, in early clinical development. If we are unable to advance our product candidates, including nelitolimod, in clinical development for any reason (including due to lack of funding or inability to secure a pharmaceutical partner), obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business, results of operations, financial condition, and prospects may be materially adversely affected.

●	Clinical development is a lengthy and expensive process with an uncertain outcome. In addition, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Failure can occur at any stage of clinical development.

●	Changes in existing third-party coverage or our inability to maintain and secure favorable reimbursement may impact our ability to sell our products, which would materially and adversely impact our business, results of operations, financial condition and prospects.

●	The business and industry in which we participate are highly competitive. If we are unable to compete effectively, we will not be able to establish our products in the marketplace or maintain or grow our products’ market share in the marketplace, and as a result, our business and results of operations will be adversely impacted.

●	We are subject to numerous complex regulatory requirements, and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

●	The complexity of a combination product that includes a drug and a medical device presents additional, unique development and regulatory challenges, which may adversely impact our development plans and our ability to obtain regulatory approval or clearance of our product candidates.

●	Failure to obtain, adequately protect, maintain or enforce our intellectual property rights could substantially harm our business and results of operations.

●	The expiration or loss of patent protection may adversely affect our future revenues.

●	We have limited experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

●	Our management has identified material weaknesses in its internal control over financial reporting and we may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results and may adversely affect investor confidence and business operations.

●	The price of our securities has been and may continue to be volatile.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. You should carefully consider the risk factors below, as well as the other information contained in this Prospectus/Offer to Exchange before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

RISKS RELATED TO OUR PREFERRED STOCK AND THE OFFER TO EXCHANGE AND CONSENT SOLICITATION

The Preferred Stock Amendment, which has been approved by the holders of 55% of our outstanding Preferred Stock, will allow us to call for conversion all or any portion of the outstanding shares of Preferred Stock upon the Closing of the Offer for shares of Common Stock at a ratio 11.3% lower than the exchange ratio applicable to the Offer, and eliminate the conversion price reset provision in the Certificate of Designations.

If we complete the Offer and Consent Solicitation and proceed with the Preferred Stock Amendment, which has been approved by 55% of the outstanding shares of our Preferred Stock , we will have the right to (A) call, at any time, all or any portion of the then-outstanding shares of Preferred Stock for conversion into shares of Common Stock equal to the quotient of (x) the sum of (1) the Liquidation Preference and (2) all accrued and unpaid dividends per share on the Preferred Stock as of the conversion date, divided by (y) $5.277, which is the current conversion price per share for the Preferred Stock, and (B) eliminate the conversion price reset provision in the Certificate of Designations. This represents a ratio of shares of Common Stock per share of Preferred Stock that is 11.3% less than the exchange ratio applicable to the Offer. We would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us. However, if we do effect such an exchange, the holders of shares of Preferred Stock so exchanged would receive approximately 11.3% fewer shares of Common Stock than if they had tendered their shares of Preferred Stock in the Offer.

Pursuant to the terms of the Certificate of Designations, if the consent of holders of at least a majority of the outstanding shares of Preferred Stock consent to the Preferred Stock Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Preferred Stock Amendment will be adopted. Holders of 55% of the outstanding shares of Preferred Stock have entered into Tender and Support Agreements, pursuant to which such holders have consented to the Preferred Stock Amendment.

The exchange of shares of Preferred Stock for shares of Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our shares of Preferred Stock may be exchanged for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such exchange will be completed or that all of the holders of the shares of Preferred Stock will elect to participate in the Offer. Any shares of Preferred Stock remaining outstanding after the exchange likely will be exercised only if the conversion price of $5.277 per share is below the market price of our Common Stock. We also may call at our option, at any time, all or any portion of the then-outstanding shares of Preferred Stock for conversion into shares of Common Stock, assuming the approval of the Preferred Stock Amendment. To the extent such shares of Preferred Stock are called for conversion following the approval of the Preferred Stock Amendment, additional shares of Common Stock will be issued. These issuances of shares of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Preferred Stock Holders.

None of us, our affiliates, the dealer manager and solicitation agent, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your shares of Preferred Stock or, consent to the Preferred Stock Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Preferred Stock Holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your shares of Preferred Stock in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your shares of Preferred Stock in the Offer, future events may cause an increase in the market price of our Common Stock, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your shares of Preferred Stock. Similarly, if you do not tender your shares of Preferred Stock in the Offer, there can be no assurance that you can convert your shares of Preferred Stock into shares of Common Stock in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Preferred Stock Amendment is adopted, you may receive fewer shares of Common Stock than if you had tendered your shares of Preferred Stock in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of our Common Stock when we deliver our Common Stock in exchange for your shares of Preferred Stock could be less than the market price at the time you tender your shares of Preferred Stock.

The number of shares of Common Stock for each share of Preferred Stock accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Common Stock when we deliver Common Stock in exchange for your shares of Preferred Stock could be less than the market price of the Common Stock at the time you tender your shares of Preferred Stock. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept shares of Preferred Stock for exchange in the Offer and when we deliver Common Stock in exchange for shares of Preferred Stock, or during any extension of the Offer Period.

We may amend the terms of the Preferred Stock in a manner that may be adverse to Preferred Stock Holders with the approval of the holders of a majority of the outstanding shares of Preferred Stock. As a result, the conversion price of your Preferred Stock could be increased and the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock could be decreased, all without a Preferred Stock Holder’s approval.

The Certificate of Designations of the Preferred Stock provides that the terms of the Preferred Stock may not be amended without the consent of the holders of a majority of the then-issued and outstanding shares of Preferred Stock. Accordingly, we may amend the terms of the Preferred Stock in a manner adverse to a Preferred Stock Holder if the holders of a majority of the then-issued and outstanding shares of Preferred Stock approve such amendment. Although our ability to amend the terms of the Preferred Stock with the consent of the Preferred Stock Holders representing a majority of the then-outstanding Preferred Stock, is unlimited, examples of such amendments could be amendments to, among other things, increase the conversion price of the Preferred Stock, exchange the Preferred Stock for cash or common stock, or decrease the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock.

Registration of the shares of our Common Stock issuable upon conversion of the Preferred Stock under the Securities Act may not be in place when an investor desires to convert the Preferred Stock.

Under the terms of the subscription agreement that we entered into with the Preferred Stock Holders, we are obligated to use best efforts to cause a registration statement under the Securities Act, covering the issuance of shares of our Common Stock issuable upon conversion of the Preferred Stock, to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the earlier of (i) two years from the effective date of such registration statement, (ii) the first date on which the Preferred Stock Holder ceases to hold any shares issued pursuant to the subscription agreement and covered by the registration statement, or (iii) the first date on which the Preferred Stock Holder can sell the shares of common stock issuable upon conversion of the Preferred Stock pursuant o Ruel 144, in accordance with the provisions of the subscription agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct, or the SEC denies registration of the shares or issues a stop order. If and when the Preferred Stock become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Common Stock for sale under all applicable state securities laws.

RISKS RELATED TO OUR BUSINESS

Risks Related to Our Financial Condition

We have a limited operating history, have incurred significant losses since our inception and anticipate incurring increasing expenses and continuing losses for the foreseeable future.

We are a commercial-stage medical device and Phase I clinical-stage pharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We have incurred significant losses since inception, including net losses of $10.4 million for the three months ended March 31, 2025. We incurred net losses of $30.0 million and $59.4 million for the years ended December 31, 2024 and 2023, respectively. As of March 31, 2025, we had an accumulated deficit of $289.9 million. We anticipate incurring increasing research and development and general and administrative expenses related to our operations and transition into a public company for the foreseeable future. Losses will likely continue and may increase in the future as we continue to incur significant expenses related to drug development. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by clinical-stage pharmaceutical companies. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these efforts, it could have a material adverse effect on our business, financial condition or results of operations. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our need for additional capital raises substantial doubt about our ability to continue as a going concern. Until we are able to generate significant revenues or achieve profitability through product sales, we will require substantial additional capital to finance our operations and continue development of our product candidates. We cannot be certain that such additional financing will be available on terms favorable to us, or at all, which could limit our ability to grow and jeopardize our ability to continue our business operations.

Our Annual Report on Form 10-K for the year ended December 31, 2024 includes disclosures regarding management’s assessment of our ability to continue as a going concern as our current liquidity position and recurring losses from operations since inception and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern. As of March 31, 2025 and December 31, 2024, we had $13 million and $8.5 million, respectively, in cash and cash equivalents. Based on our sales, operations, and research and development plans, we expect that our existing cash and cash equivalents, along with the proceeds from the Initial Commitment Amount we drew under the Credit Agreement, will not be sufficient to fund operations for at least the next 12 months from the issuance date of the registration statement of which this Prospectus/Offer to Exchange forms a part. We expect to incur significant expenses and operating losses for the foreseeable future as we continue to invest in the commercialization of TriNav, clinical trials and other development, manufacturing and regulatory activities for nelitolimod, TriNav, and our other device product candidates, and discovery research and development. Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs through our cash balances, operating cash flow, and the proceeds from the Credit Agreement alone.

Until we can generate a sufficient amount of revenue, we will need to finance our operations through strategic alliance and licensing arrangements and/or public or private debt and equity financings. We expect to need to obtain substantial additional funding in connection with our continuing operations and planned activities, to expand our business, to respond to competitive pressure and to make acquisitions. The amount of capital we will need may change depending on, among other things, the success of our efforts to grow revenue, our efforts to continue to effectively manage expenses, the results of our research and development and clinical trials for product candidates, and costs arising from seeking regulatory approvals. We may not succeed in raising additional funds in a timely manner. The timing of our need for additional funds will depend on many factors, which are difficult to predict or may be outside of our control, including:

●	the revenue received from sales of TriNav;

●	the costs and timing of research and development programs, including for additional Pressure- Enabled Drug Delivery (“PEDD”) devices;

●	our ability to access the Delayed Draw Commitment Amount if and when needed;

●	the scope, progress, results, resources, time and costs of preclinical development, laboratory testing and clinical trials for our current and future product candidates;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

●	our ability to establish collaborations on favorable terms, if at all;

●	the costs, timing and outcome of the regulatory review and approval of nelitolimod and any future product candidate;

●	the timing of any milestone payments or royalties due to Dynavax; and

●	the costs of operating as a public company.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our business plans. Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval or clearance and achieve product sales for nelitolimod or any of our device product candidates. In addition, nelitolimod and any future device product candidates, if approved or cleared, may not achieve commercial success.

Our ability to raise additional capital in the equity and debt markets, should we choose to do so, will depend upon many factors, including but not limited to, the market demand for our Common Stock, which itself is subject to a number of development and business risks and uncertainties, as well as investor perception of our creditworthiness and prospects. It will also depend on a number of factors, including market conditions, interest rates, our operating performance and our credit rating. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are not able to continue operations, investors may suffer a complete loss of their investments in our securities.

If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of Common Stock. Subject to limited exception, we are prohibited from incurring indebtedness without the prior written consent of OrbiMed pursuant to the Credit Agreement. Regardless, any debt financing that we may secure in the future could involve significant fixed payment obligations and restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when needed, we may need to delay, reduce the scope of or put on hold one or more research and development programs or commercialization efforts while we seek strategic alternatives, and our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired.

We may also need to seek collaborators for nelitolimod at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to nelitolimod in markets where we otherwise would seek to pursue development or commercialization ourselves. Any of the above events could significantly harm our business, prospects, financial condition, and results of operations and cause the price of Common Stock to decline. Further, our ability to raise additional capital and the interest rate of our term loans under the Credit Agreement may be adversely impacted by potential worsening global economic conditions, and the continued disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from geopolitical events, including the wars in Ukraine and the Middle East, and disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank, Signature Bank, and First Republic Bank. Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. If we are unable to raise sufficient additional capital, we could be forced to curtail our planned operations and the pursuit of our growth strategy and business development efforts, which could jeopardize our ability to continue our business operations.]

Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders, adversely affect the market price of our Common Stock or introduce covenants that may restrict our operations.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of existing stockholders will be diluted, such offerings may reduce the market price of the Common Stock, and the terms may include a preference on liquidating distributions or a preference on dividend payments liquidation or other preferences that adversely affect the rights of existing stockholders. Thus, existing holders of our Common Stock bear the risk of our future offerings reducing the market price of our Common Stock and diluting their shareholdings in us. For instance, in October 2023, we entered into a standby equity purchase agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), whereby we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of our Common Stock at our request, subject to terms and conditions specified in the SEPA. We have, and in the future may continue to, sell shares of our Common stock to Yorkville under the SEPA. In addition, the Credit Agreement with OrbiMed, requires us to make payments of interest and principal and subject us to a number of restrictive covenants, including among others, limitations on our ability to incur additional debt; create liens and encumbrances; merge, dissolve, merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; amend certain material documents; redeem or repurchase certain debt; engage in certain transactions with our affiliates; enter into certain restrictive agreements; and license intellectual property rights. If we raise additional capital through future collaborations, strategic alliances or third-party licensing arrangements, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us.

Because our decision to issue additional equity or debt securities in any future offering or to enter into any strategic partnership or licensing arrangement will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts or partnership and licensing arrangements. In addition, a significant decline in the trading price of our Common Stock could potentially impact our ability to use equity securities as consideration in acquisitions. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, or grant rights to develop and market products or product candidates that we would otherwise develop and market ourselves.

We may not be able to generate sufficient cash to service our indebtedness or borrow additional funds pursuant to our Loan Facility.

We have entered into a Credit Agreement with OrbiMed, pursuant to which we may borrow up to $50 million in senior secured term debt. Our obligations under the Credit Agreement are secured by substantially all of our assets.

We are subject to a number of affirmative and restrictive covenants pursuant to the Credit Agreement, which limit or restrict our ability to, among others (subject to certain qualifications and exceptions): create liens and encumbrances; incur additional indebtedness; merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; amend certain material documents; redeem or repurchase certain debt; engage in certain transactions with our affiliates; and enter into certain restrictive agreements. In addition, we are required to maintain at least $10.0 million of unrestricted cash and cash equivalents at all times. Our obligations under the Credit Agreement are subject to acceleration upon the occurrence of an event of default (subject to applicable notice and grace periods). We are currently in compliance with the Credit Agreement covenants. If we are unable to achieve certain milestones, generate sufficient revenue and maintain certain minimum cash threshold, we may fall out of compliance with these covenants. We may also enter into other debt agreements in the future which may contain similar or more restrictive terms.

Our ability to make scheduled monthly payments or to refinance our debt obligations depends on numerous factors, including the amount of our cash reserves and our actual and projected financial and operating performance. These amounts and our performance are subject to certain financial and business factors, as well as prevailing economic and competitive conditions, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash reserves or cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing or future indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, or that these actions would permit us to meet our scheduled debt service obligations. Failure to comply with the conditions of the Credit Agreement could result in an event of default, which could result in an acceleration of amounts due under the Credit Agreement. We may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness or to make any accelerated payments, and OrbiMed could seek to enforce security interests in the collateral securing such indebtedness, which would harm our business.

In addition, the Credit Agreement provides up to $15.0 million will be made available on or prior to December 31, 2025, in each case, subject to certain revenue requirement. If we are unable to achieve the revenue requirements by the applicable dates, we would be unable to borrow additional funds pursuant to the Loan Facility, which could negatively impact our ability to fund our operations.

We may issue additional Common Stock from time to time under our equity incentive plans. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue additional Common Stock from time to time under our equity incentive plans. Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to time-based and performance-based vesting conditions, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have filed a registration statement on Form S-8 under the Securities Act to register additional shares we may issue pursuant to our 2023 Equity Incentive Plan (the “2023 Plan”) and 2023 Employee Stock Purchase Plan. In addition, we may file one or more registration statements on Form S-8 under the Securities Act to register additional Common Stock or securities convertible into or exchangeable for Common Stock issued pursuant to our equity incentive plans. Any future Form S-8 registration statements will automatically become effective upon filing. Accordingly, Common Stock registered under such registration statements may be immediately available for sale in the open market.

Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt our ongoing operations, result in operating difficulties, liabilities and expenses, harm our business, or negatively impact our results of operations.

We may evaluate and consider strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be successful in negotiating favorable terms and/or consummating the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction. Any strategic transaction, combination, acquisition, disposition, joint venture or similar transaction will involve risks encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our operations;

●	difficulties in maintaining uniform standards, controls, procedures, and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees, and suppliers of the acquired business

●	risks of entering markets in which we have no or limited prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our liability;

●	failure to successfully further develop any acquired product candidates or technology;

●	liability for activities of the acquired or disposed of business before the acquisition or disposition, including patent and trademark infringement claims, violations of laws, regulatory actions, commercial disputes, tax liabilities, assumed debt and other known and unknown liabilities;

●	difficulty in separating assets and replacing shared services;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with the specific transaction.

We may not make any strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions, or any future transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated costs, or may not otherwise result in the intended benefits.

It may take us longer than expected to fully realize the anticipated benefits and synergies of these transactions and those benefits and synergies may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results.

Any strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions may also require us to issue additional equity securities, spend our cash, or incur debt (and increase our interest expense), liabilities, and amortization expenses related to intangible assets or write-offs of goodwill, which could adversely affect our results of operations and the interests of holders of our indebtedness and dilute the economic and voting rights of our stockholders.

In addition, we cannot assure you that any future acquisition of new businesses, products, product candidates or technologies will lead to the successful integration of any products, product candidates or technologies acquired with our existing operations or the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable. Further, we may also choose to divest certain businesses or product lines that no longer fit with our strategic objectives. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, the terms of such potential transactions may expose us to ongoing obligations and liabilities.

The Dynavax Agreement, entered into by Legacy TriSalus in connection with its purchase of nelitolimod, requires us to make potentially significant payments to Dynavax before we will have regulatory approval of nelitolimod and be able to generate revenue from sales of nelitolimod.

Pursuant to the Dynavax Agreement, as of the date of the registration statement of which this Prospectus/Offer to Exchange forms a part, we have paid Dynavax $12 million to date and we may be required to pay Dynavax up to an additional $158 million upon the achievement of certain development and regulatory milestones with respect to nelitolimod. We will also be required to pay up to $80 million upon achieving certain commercial milestones once sales of nelitolimod have begun. The Dynavax Agreement also obligates us to pay royalties based on potential future net sales of products containing nelitolimod compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances. Our failure to satisfy these payment obligations or other obligations under the Dynavax Agreement could result in penalties or litigation, which could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to TriNav

Our revenue is primarily generated from sales of our TriNav devices and we are therefore highly dependent on it for our success. Failure to achieve continued market acceptance of TriNav for any reason will harm our business and future prospects.

We began selling TriNav in 2020 in the United States, and sales of TriNav devices account for primarily all of our revenue and will continue to account for primarily all of our revenue going forward. Our ability to execute our growth strategy and become profitable will therefore depend upon the adoption of TriNav devices by physicians and hospitals, among others.

TriNav is a relatively new therapeutic delivery platform designed to overcome the barriers of the high pressure tumor microenvironment. As a result, physician awareness of TriNav, and experience with TriNav, is limited. A number of factors that are outside of our control may contribute to fluctuations in our financial results, including:

●	physician experience and hospital demand for our products and the extent of adoption of TriNav, including the rate at which physicians recommend TriNav for use on their patients;

●	delays in, or failure to supply product, component and material deliveries by our third-party suppliers;

●	positive or negative media coverage, or public, patient and/or physician perception, of TriNav or competing products and procedures;

●	any safety or effectiveness concerns that arise regarding TriNav;

●	the extent of reimbursement by CMS for purchases of TriNav; and

●	introduction of new products or procedures for delivering drugs or other therapeutics into the tumor microenvironment that compete with TriNav.

There is no assurance that TriNav devices will achieve broad market acceptance among physicians and hospitals. Any failure of TriNav devices to satisfy physician or hospital demand or to achieve meaningful market acceptance will harm our business and future prospects. Further, to the extent broad market acceptance is achieved in the future, there is no assurance that such acceptance will be sustained.

Our business is dependent upon the continued adoption of TriNav by hospitals and physicians.

Our future growth and profitability largely depend on our ability to increase physician awareness and adoption of TriNav devices and on the willingness of physicians to recommend the device to more of their patients. Physicians may not use our products unless they are able to determine, based on experience, clinical data, medical society recommendations and other analyses, that our product provides a safe and effective treatment alternative for therapeutic delivery. Even if we are able to raise awareness and increase adoption of TriNav among physicians, physicians tend to be slow in changing their medical treatment practices and may be hesitant to select TriNav for recommendation to patients for a variety of reasons, including:

●	Long-standing relationships with competing companies and distributors that sell competitive products;

●	Competitive response and negative selling efforts from providers of alternative catheter products;

●	Perceived liability risk generally associated with the use of new products and procedures;

●	Lack of sufficient clinical evidence, including long-term data, supporting the clinical benefits of TriNav;

●	Reluctance to change to or use new products and procedures; and

●	Time commitment and skill development that may be required to gain familiarity and proficiency with TriNav.

Physicians play a significant role in determining the course of a patient’s treatment and, as a result, the type of treatment that will be recommended or provided to a patient. We focus our sales, marketing, and education efforts primarily on interventional radiologists with the goal of educating these physicians regarding the patient population that we believe would benefit from TriNav. However, we cannot assure you that we will achieve broad education or market acceptance among these practitioners. For example, if treating physicians are not made aware of TriNav, they may not treat patients using our product, and those patients may instead not seek treatment at all or may be treated with alternative products or procedures. In addition, some physicians may choose to utilize TriNav on only a subset of their total patient population or may not adopt TriNav at all. If a physician experiences an adverse event in one or more of their TriNav patients or if any issues with the safety or efficacy of TriNav develop, physicians may not continue offering TriNav as a drug delivery method at the same rate or at all. If we are not able to effectively demonstrate that TriNav is beneficial in a broad range of patients, adoption of TriNav will be limited and may not occur as rapidly as we anticipate, which would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that TriNav will achieve broad market acceptance among hospitals and physicians. Any failure of TriNav to satisfy demand or to achieve meaningful market acceptance and penetration will harm our future prospects and have a material adverse effect on our business, financial condition, and results of operations.

In addition, the medical device industry’s interactions and relationships with health care providers, including physicians and hospitals are under increasing scrutiny by the U.S Department of Health and Human Services Office of the Inspector General (“OIG”), the Department of Justice (“DOJ”), state attorneys general, and other foreign and domestic government agencies. Our failure to comply with laws, rules and regulations governing our relationships with health care providers, including physicians and hospitals, or an investigation into our compliance by the OIG, DOJ, state attorneys general or other government agencies, could significantly harm our business.

In most cases, before physicians can use our products for the first time, our products must be approved for use by a hospital’s new product or value analysis committee, or the staff of a hospital or health system. Following such approval, we may be required to enter into purchase contracts with such hospital or health system. Such approvals or requirements to enter into a purchase contract could deter or delay the use of our products by physicians. We cannot provide assurance that our efforts to obtain such approvals, enter into purchase contracts, or generate adoption will be successful or increase the use of our products, and if we are not successful, it could have a material adverse effect on our business, financial condition and results of operations.

Any change to TriNav’s reimbursement status that reduces our level of reimbursement could cause TriNav sales to materially decline and impede market adoption.

In December 2023, CMS granted a New Technology HCPCS for both mapping and therapeutic procedures involving TriNav. This new code, HCPCS C9797, has been assigned to the Ambulatory Payment Classification (“APC”) 5194 - Level 4 Endovascular Procedures. The new code became effective on January 1, 2024, and may be reported by hospital outpatient departments and ambulatory surgical centers, but there can be no assurance that continuing reimbursement will be available at similar reimbursement rates or at all. On April 1, 2025, the Centers for Medicare & Medicaid Services (CMS) has established a new Level II HCPCS code, effective April 1, 2025, to describe simulation angiograms—commonly known as mapping procedures—performed with the TriNav® Infusion System. This new code, C8004, provides clear guidance for providers and payers that mapping procedures conducted with a TriNav device will be separately reimbursed

Any reduction in the amount of the reimbursement for TriNav will negatively impact the revenue we are able to generate from the sale of TriNav and may hinder our ability to recoup our total investment in TriNav notwithstanding regulatory approval of the product. If we are unable to maintain coverage and profitable payment rates from hospital budgets or government-funded and private purchasers for TriNav or any future products, we may sell fewer units or need to sell them at a lower price. Such changes in revenues would have a material adverse effect on our operating results and our overall financial condition.

We currently have a limited marketing, sales and distribution organization. If we are unable to successfully grow our marketing, sales and distribution capabilities, then our product revenues related to TriNav, our results of operations and financial condition will suffer.

We currently have limited in-house sales and marketing capabilities. Until January 1, 2023, we contracted with a limited number of third-party distributors for a significant portion of our commercial sales of TriNav. Although we continue to further develop an in-house marketing organization and sales force with technical expertise and supporting distribution capabilities to commercialize TriNav, which will require significant capital expenditures, management resources and time, we may be unable to accurately predict the future level of demand for TriNav that will be generated by our existing or potential customers, or the future demand for our medical device products by these customers or new customers. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. We may not be able to build an effective sales and marketing organization with supporting distribution capabilities in the United States, the European Union (“EU”) or other key global markets in compliance with applicable legal requirements. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact our revenues, results of operations and financial condition.

In addition, we have an agreement with a partner where they have the option for distribution and commercialization of the devices in the China market, although they have not yet indicated to us they intend to market the devices in China. Foreign organizations may be subject to U.S. legislation, including the proposed BIOSECURE Act, sanctions, trade restrictions and other foreign regulatory requirements which could have an adverse effect on our ability to expand certain foreign jurisdictions.

Increases in costs, disruption of supply or shortage of materials could harm our business.

We manufacture TriNav internally, and certain materials necessary to produce our products are sourced from a limited number of suppliers. Any disruption in the supply of materials from such suppliers could disrupt production of our products until such time as a different supplier is fully qualified. As a result, we may experience an increase in costs or inability to meet customer demand. Furthermore, shortages or increased demand of such materials and other economic conditions, like inflation, may cause us to experience significant increases in the cost of materials. In the case of TriNav, substantial increases in the prices for materials used in our production would increase our operating costs and could reduce our margins if we cannot recoup any such increased costs through increased product pricing. Any attempts to increase product prices in response to increased material costs could result in cancellations of product orders and therefore materially and adversely affect our brand, business, prospects and results of operations.

Risks Related to Nelitolimod and Clinical Development

We are early in our pharmaceutical development efforts and we have only one pharmaceutical product candidate, nelitolimod, in early clinical development. If we are unable to secure a partner to fund advancement of this product candidates, including nelitolimod, in clinical development for any reason (including due to lack of funding), obtain regulatory approval and ultimately commercialize this investigational drug, or experience significant delays in doing so, our business, results of operations, financial condition and prospects may be materially adversely affected.

We are in the early stages of our development efforts and have only one product candidate, nelitolimod, in early clinical development. We have initiated Phase 1 and Phase 1b clinical trials for this investigational product candidate, each of which are focused on a different target indication, specifically: uveal melanoma, intrahepatic cholangiocarcinoma, hepatocellular carcinoma, and locally advanced adenocarcinoma (LA-PDAC). Our ability to generate product revenues from our pharmaceutical candidate, which we do not expect will occur for several years, if ever, will depend heavily on the successful development and eventual commercialization of nelitolimod. The success of these product candidates will depend on several factors, including the following:

●	successful enrollment in clinical trials and completion of clinical trials and preclinical studies with favorable results;

●	agreement by the by the FDA by comparable foreign regulatory authorities for the conduct of clinical trials of our product candidates and our proposed design of future clinical trials;

●	demonstrating the safety and efficacy in the proposed indications for use of nelitolimod to the satisfaction of applicable regulatory authorities;

●	receipt of marketing approvals from applicable regulatory authorities, including New Drug Applications (“NDAs”) from the FDA and maintaining such approvals;

●	making arrangements with third-party manufacturers for, or establishing, clinical and commercial manufacturing capabilities;

●	establishing sales, marketing and distribution capabilities and launching commercial sales of nelitolimod, if and when approved, whether alone or in collaboration with others;

●	establishing and maintaining patent and trade secret protection or regulatory exclusivity for our product candidate;

●	maintaining an acceptable safety profile of our products following approval; and

●	building and maintaining an organization of people who can successfully develop our product candidate.

Realizing return for Nelitolimod is dependent on securing a pharmaceutical partner to conduct the successful development, regulatory approval, and commercialization of our product candidate, nelitolimod, , which may never occur. We have not yet succeeded in, and we may not succeed in, obtaining marketing approval for nelitolimod. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate any revenue from our pharmaceutical development efforts and this may have a material adverse effect on our business, results of operations, financial condition and prospects.

Clinical trials of nelitolimod may fail to produce results necessary to support regulatory authorization.

We have incurred substantial expense for, and devoted significant time to, clinical trials but cannot be certain that the trials will ever result in commercial gains. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. Our products may produce undesirable adverse effects that could cause us, institutional review boards (“IRBs”) or regulatory authorities to interrupt, delay or halt clinical trials. We, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable safety risks. Our clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of our product candidates. Additionally, the FDA may disagree with our interpretation of the data from our early studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or effectiveness, and may require us to pursue additional clinical trials, which could further delay the clearance or authorization of nelitolimod. If we are unable to demonstrate the safety and effectiveness of product candidates in our clinical trials, we will be unable to obtain the regulatory authorizations we need to commercialize this investigational drug.

Interim, “topline” and preliminary data from clinical trials of our product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, topline or preliminary data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data is available. Adverse differences between preliminary or interim data and final data could significantly harm our reputation and business prospects.

Clinical development is a lengthy and expensive process with an uncertain outcome. In addition, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Failure can occur at any stage of clinical development.

Clinical testing is expensive and can take many years to complete, and outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process and may result from a multitude of factors both within and outside our control, including flaws in formulation, adverse safety or efficacy profiles and flaws in trial design, among others. To obtain the requisite regulatory approvals to market and sell any nelitolimod, we must demonstrate through extensive preclinical studies and clinical trials that our product candidate is safe and effective in humans for use in each target indication. The results of preclinical studies and early clinical trials of nelitolimod may not be predictive of the results of later-stage clinical trials, making it impossible to predict when or if nelitolimod will be proven safe or effective in humans or receive regulatory approval. The results generated to date in preclinical studies do not ensure that later preclinical studies or clinical trials will demonstrate similar results. A product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical and earlier-stage clinical trials. In later-stage clinical trials, we will likely be subject to more rigorous statistical analyses than in completed earlier-stage clinical trials. Several companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to a lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials, and we cannot be certain that we will not face similar setbacks. Changing treatment landscapes may also diminish the opportunities for our product candidate leading to termination of their development in general or for certain indications. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval or clearance of these product candidates.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the dosing regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. If the trials result in negative or inconclusive results, we or our collaborators or partners may decide, or regulators may require them, to discontinue trials of our drug candidates or conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. For these reasons, our future clinical trials may not be successful. If we fail to produce positive results in our planned preclinical studies or clinical trials of any of nelitolimod, the development timeline and regulatory approval or clearance and commercialization prospects, and, correspondingly, our business and financial prospects, would be materially and adversely affected.

Also, we cannot guarantee that any preclinical studies or clinical trials will be conducted as planned or completed on schedule, if at all. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons, including challenges resulting from labor shortages, and global supply chain interruptions. Any inability to timely and successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to achieve regulatory and commercialization milestones. In addition, if we make manufacturing or formulation changes to our investigational drug, we may need to conduct additional testing to bridge our modified product candidate to earlier versions. Our product development costs will also increase if we experience delays in testing or obtaining marketing approvals.

Delays in clinical trials are common and have many causes, and any delay could result in increased costs to us and could jeopardize or delay our ability to obtain regulatory approval and commence future product sales. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent the development of nelitolimod.

We may experience delays in clinical trials. Planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients or be completed on schedule, if at all. Our clinical trials have been and can be delayed for a variety of reasons, including:

●	inability to raise or delays in raising funding necessary to initiate or continue a trial;

●	delays in obtaining regulatory approval to commence a trial;

●	delays in reaching agreement with the FDA on final trial design;

●	imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

●	delays in reaching agreement on acceptable terms with prospective contract manufacturing organizations (“CMOs”), or contract research organizations (“CROs”), and clinical trial sites, or failure by such CMOs to complete the manufacturing of clinical trial materials or CROs to follow and carry out the clinical study protocol at each site in accordance with the terms of our agreements with them;

●	delays in obtaining required IRB, approval at each site;

●	difficulties or delays in having patients’ complete participation in a trial or return for post-treatment follow-up;

●	clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment;

●	time required to add new clinical sites; or

●	delays by prospective CMOs to produce and deliver sufficient supply of clinical trial materials.

If initiation or completion of our planned clinical trials is delayed for any of the above reasons or other reasons, our development costs may increase, our regulatory approval process could be delayed and our ability to commercialize and commence sales of our drug candidates could be materially harmed, which could have a material adverse effect on our business.

In addition, identifying and qualifying patients to participate in clinical trials of nelitolimod is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our drug candidates as well as completion of required follow-up periods. We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics or to complete our clinical trials in a timely manner. Patient enrollment is and completion of the trials are affected by a variety of factors, including:

●	severity and prevalence of the disease under investigation;

●	design of the trial protocol;

●	size of the patient population;

●	eligibility criteria for the trial in question;

●	perceived risks and benefits of the drug candidate under trial;

●	proximity and availability of clinical trial sites for prospective patients;

●	availability of competing therapies and clinical trials;

●	efforts to facilitate timely enrollment in clinical trials;

●	patient referral practices of physicians; and

●	ability to monitor patients adequately during and after treatment.

Use of toll-like receptor (TLR) agonist, including nelitolimod, may negatively impact the immune system. Serious adverse event data relating to TLR agonists may require us to reduce the scope of or discontinue certain of our pre-clinical or clinical activities.

Nelitolimod, an investigational agent in development, is a toll-like receptor 9 (TLR9) agonist which is believed to bind to the TLR9 receptors found on suppressive immune cells including myeloid-derived suppressor cells, antigen-presenting immune cells and other immune cells. TLRs play a key role in the innate immune system and create a bridge to adaptive immunity. It is believed that activating TLR9 primes immune cells to promote anti-tumor T-cells. If nelitolimod or any of our future product candidates in clinical trials or similar products from competitors produce serious adverse event data, we may be required to delay, discontinue, or modify many of our clinical trials or our clinical trial strategy. If a safety risk based on mechanism of action or the molecular structure were identified, it may hinder our ability to develop our product candidates or enter into potential collaboration or commercial arrangements. Rare diseases and a numerical imbalance in cardiac adverse events have been observed in patients in our clinical trials. If adverse event data are found to apply to our TLR agonist and/or inhibitor technology as a whole, we may be required to significantly reduce the scope of or discontinue certain of our pre-clinical or clinical activities.

Even if we obtain regulatory approval for nelitolimod, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, which could materially adversely impact our business, results of operations and financial condition.

Our sole pharmaceutical product candidate, nelitolimod, may never be approved for marketing as a potential cancer treatment. To the extent nelitolimod is approved for marketing as a potential cancer treatment, it may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Various factors will influence whether nelitolimod is accepted in the market, including:

●	the clinical indications for which nelitolimod is approved;

●	physicians, hospitals, cancer treatment centers and patients considering nelitolimod as a safe and effective treatment;

●	the potential and perceived advantages of nelitolimod over alternative treatments;

●	our ability to demonstrate the advantages of nelitolimod over other cancer medicines;

●	the prevalence and severity of any side effects;

●	the prevalence and severity of any side effects for other precision medicines and public perception of other precision medicines;

●	product labeling or product insert requirements of the FDA or other regulatory authorities;

●	limitations or warnings contained in the labeling approved by the FDA;

●	the timing of market introduction of nelitolimod as well as competitive products;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

●	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

●	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

●	the effectiveness of our sales and marketing efforts.

If nelitolimod is approved by the FDA but fails to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, our business and prospects will be adversely affected. Even if nelitolimod achieves market acceptance, it may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than nelitolimod, are more cost-effective or render nelitolimod obsolete.

In addition, although nelitolimod differs in certain ways from other approaches, serious adverse events or deaths in other clinical trials involving precision medicines, even if not ultimately attributable to our product candidates, could result in increased government regulation, unfavorable public perception and publicity, potential regulatory delays in the testing of nelitolimod, stricter labeling requirements for the approved drug product, and a decrease in demand for the drug.

If our investigational product or our TriNav devices do not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, this could materially adversely impact our business, results of operations and financial condition.

Risks Related to Our Business and Industry

Changes in existing third-party coverage or our inability to secure and maintain favorable reimbursement may impact our ability to sell our products, which would materially and adversely impact our business, results of operations, financial condition and prospects.

Maintaining and growing sales of TriNav, and any future device product candidates, depends, in part, on the availability of coverage and adequate reimbursement from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. The process for determining whether a third-party payor will provide coverage for a product or procedure may be separate from the process for establishing the reimbursement rate that such a payor will pay for the product or procedure. A payor’s decision to provide coverage for a product or procedure does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product or procedure does not assure that other payors will also provide such coverage. Adequate third-party reimbursement may not be available to enable us to achieve profitability. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce any existing levels of payment, or if our costs of production increase faster than increases in reimbursement levels.

For example, in December 2023, CMS granted a new Level II HCPCS for procedures involving TriNav. The new code became effective on January 1, 2024, and may be reported by hospital outpatient departments and ambulatory surgical centers, but there can be no assurance that continuing reimbursement will be available at similar reimbursement rates or at all. Similarly, in March 2025, CMS granted a second Level II HCPS code, effective April 1, 2025, to cover simulation procedures involving TriNav. If TriNav does not receive or maintain adequate reimbursement, this would materially and adversely impact our business, results of operations, financial conditions, and prospects.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost-prohibitive to appeal, and such changes could materially reduce the actual amount we receive. Delays and uncertainties in the reimbursement process may be out of our control and could have a material adverse effect on our business, prospects, results of operations and financial condition.

Moreover, the reimbursement by third-party payors for our devices and the amount that we may receive in payment for our products may be materially and adversely affected by factors we do not control, including federal or state regulatory or legislative changes, and cost-containment decisions and changes in reimbursement schedules of third-party payors or product purchasers (such as hospitals). Lack of reimbursement or any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our products will be reimbursed at a cost-effective level. Additionally, we cannot be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future.

The business and industry in which we participate are highly competitive. If we are unable to compete effectively, we will not be able to establish our products in the marketplace or maintain or grow our products’ market share in the marketplace, and as a result, our business and results of operations will be adversely impacted.

The biopharmaceutical and medical device industries are characterized by intense competition and rapid innovation. Our competitors may be able to develop other devices or drugs that are able to achieve similar or better results. Potential competitors for TriNav devices and nelitolimod include major multinational medical device and pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of these competitors have substantially greater financial, technical, and other resources than we do, such as larger research and development staff, experienced marketing and manufacturing organizations, well-established sales forces, and name recognition. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors.

Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than nelitolimod or may develop proprietary technologies or secure patent protection that we may need for the development of our therapeutic delivery technologies and nelitolimod.

The availability and price, and in the case of nelitolimod, if approved, its FDA-approved labeling versus that of our competitors’ products could limit the demand and the price we are able to charge for TriNav and nelitolimod, if approved. We may not be able to implement our business plan if the acceptance of TriNav or nelitolimod is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment, or if physicians switch to other new drug or biologic products or drug delivery systems or choose to reserve TriNav and/or nelitolimod for use in limited circumstances. For additional information regarding our competition, see the section title “ Industry and Competition.”

We may, in the future, enter into material collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues. Alternatively, part of our strategy is to enter into such kinds of relationships with third parties involving our products and product candidates, and we may not be able to do so on acceptable terms or at all.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop and/or commercialize nelitolimod or TriNav devices or device product candidates and/or to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, and strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues or otherwise achieve their goals and could be terminated prior to developing any products.

Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Our business and growth strategy depend on the continued ability of TriNav to remain a preferred product among a community of established, board-certified physicians and other provider specialists and to expand such community. If we are unable to do so, our future growth would be limited and our business would be harmed.

Our success is dependent upon the continued ability of TriNav to remain a preferred product among a community of independent, established, board-certified physicians and other provider specialists who choose to use TriNav in their medical practice. Our ability to develop and maintain satisfactory relationships with these providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new contracts with the hospitals may result in a loss of or inability to grow our customer base, higher costs and/or healthcare provider community disruptions, any of which could harm our business.

We generally do not have long-term contractual commitments from our customers, and our customers may choose not to enter into new agreements with us.

We generally do not have long-term contractual commitments with our customers. Our TriNav customers can terminate many of our consignment agreements with or without cause, in some cases subject only to 30 days’ prior notice in the case of termination without cause. Although a substantial majority of our revenue is typically generated from existing customers, our engagements with our customers are typically for orders that are singular in nature. Large consignment orders may involve multiple deliveries or stages, and a customer may choose not to replace inventory with TriNav devices or may cancel or delay additional planned orders.

Even if we successfully deliver on contracted orders and maintain close relationships with our customers, a number of factors outside of our control could cause the loss of or reduction in business or revenue from our existing customers. The loss or diminution in business from any of our major customers could have a material adverse effect on our business, financial condition, results of operations and prospects. The ability of our customers to terminate agreements exacerbates the uncertainty of our future revenue. We may not be able to replace any customer that elects to terminate or not renew its contract with us.

We may be unable to effectively manage our growth or achieve anticipated growth.

The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of sales and marketing, operations, research, and development and regulatory affairs. Due to our limited financial resources and our limited experience in managing such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. We will be required to manage multiple relationships with various customers, clinical investigators, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may significantly strain our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We may not be able to institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, if any, become profitable in the future, or effectively manage any other change.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our future performance depends to a large extent on the continued services of members of our current management including, in particular, our Chief Executive Officer and Chief Financial Officer. If any of these key executive officers were to leave us, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. The unique knowledge and expertise of these individuals would be difficult to replace. In the event that we lose the continued services of such key personnel for any reason, this could have a material adverse effect on our business, operations and prospects. In addition, we will be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies. Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. If we cannot attract and retain such personnel, we will be unable to develop our product candidates and achieve regulatory clearance for them, which would have a material adverse effect on our business, financial condition, and results of operations.

As of May 31, 2025, we had approximately 95 full-time employees, six of whom hold advanced degrees. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of sales and marketing, research, drug development and regulatory affairs. Competition for skilled personnel in our industry is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, in a timely manner or at all. In particular, we have experienced a very competitive hiring environment. Many of the other biotechnology and medical device companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided equity incentive awards that vest over time. The value to employees of stock options or other equity awards that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams are at-will employees and may terminate their employment with us on short notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Given the stage of our programs and our plans to expand operations, our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior personnel across the organization.

Workforce shortages may continue to negatively impact our operations.

Workforce shortages have resulted in staffing challenges experienced by us and by third parties that we utilize, including but not limited to manufacturing and testing organizations, CROs and clinical trial sites. If these challenges continue for any period of time, our anticipated timing of clinical trials and product development may be delayed and our product inventory may not meet demand.

If we fail to promote, protect, and maintain our brand in a cost-effective manner, we may lose market share and our ability to commercialize our products and revenues will suffer.

Our ability to further develop our business depends on our ability to build a strong and trusted brand. We are in the process of building our brand, and once achieved, we believe that developing, protecting, and maintaining awareness of our brand in a cost-effective manner will be critical to continuing to develop our business. Successful promotion of our brand will entail broadening our brand among physicians and hospitals and will depend largely on the effectiveness of our marketing efforts and the experience of physicians who use our products and product candidates in treating their patients. Our efforts to build our brand have involved significant expense, and we expect to increase our marketing spend in the near term. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. Additionally, the successful protection and maintenance of our brand will depend on our ability to obtain, maintain, protect and enforce trademark and other intellectual property protection for our brand. If we fail to successfully promote, protect and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote, protect and maintain our brand, we may be unable to broaden the use of our products and product candidates among physicians and hospitals, which would have an adverse effect on our business, financial condition and results of operations.

The medical device and drug development industries are characterized by rapid, continuous innovation, and if we cannot keep pace with rapid innovation in those industries, our products and product candidates will become less competitive and our ability to commercialize our products and revenues will suffer.

The medical device and drug development industries are highly competitive and characterized by rapid and significant change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use in making sales.

Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and foreign regulatory approvals or certifications and marketing approved or certified products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing products that are more effective than our products or product candidates or that would render our products or product candidates obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify.

Additionally, many healthcare provider systems are consolidating to create new companies with greater market power, and we expect that to continue. As the healthcare provider systems consolidate, competition among suppliers to healthcare provider systems will become more intense. Healthcare provider systems may try to use their market power to negotiate price concessions or reductions for our products. If we reduce our prices because of consolidation in the healthcare industry, our revenue will decrease and our results of operations and financial condition will suffer.

The manufacturing of our product candidates may require outsourced, custom manufacturing, and we may encounter difficulties in production, particularly with respect to formulation, process development or scaling up of our manufacturing capabilities. If our third-party manufacturers or suppliers encounter such difficulties, our ability to provide supply of product candidates for preclinical studies, clinical trials or products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

In the course of developing our drug and device product candidates, we expect that various aspects of the development program, such as manufacturing methods, may be altered along the way to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of planned preclinical studies or future clinical trials.

If either we or any third-party we rely on for materials used in the production of our product candidates is adversely affected by ongoing supply chain constraints, we and our third-party manufacturers may be unable to timely manufacture product candidates for our clinical trials. Although we are working to develop commercially viable manufacturing processes, doing so is a difficult and uncertain task, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among others, cost overruns, potential problems with process scale up or formulation, process reproducibility, stability issues, lot consistency and timely availability of reagents or raw materials.

Any of these challenges could delay completion of preclinical studies or clinical trials, require bridging studies or trials, or the repetition of one or more studies or trials, increase development costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods and have an adverse effect on our business, financial condition, results of operations and growth prospects.

We currently rely on, and may in the future rely on, third-party contractors, including certain sole-source suppliers and manufacturers, to supply and manufacture preclinical, clinical and commercial drug supplies for nelitolimod.

We do not currently have the internal infrastructure to supply or manufacture preclinical, clinical or commercial quantities of our drug candidate, nelitolimod. While we have a supply of nelitolimod sufficient for our ongoing clinical trials, we do not currently have a supplier for nelitolimod. If we are not able to establish a reliable supplier for nelitolimod before our supply is exhausted, our clinical trials may be delayed.

We may be unable to establish agreements and validate third-party manufacturers and suppliers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers and suppliers entails additional risks, including, but not limited to:

●	reliance on the third party for sufficient quantity and quality;

●	the possible breach of the manufacturing or supply agreement by the third party;

●	failure to manufacture or supply nelitolimod according to our specifications, schedule or at all;

●	the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or comparator not being properly identified;

●	misappropriation of our proprietary information, including our trade secrets and know-how;

●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

●	the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions; and

●	the reliance on the third party for regulatory compliance, quality assurance and safety reporting.

Thus, our current and anticipated future dependence upon others for the manufacture or supply of nelitolimod and materials may adversely affect our development timeline, our future profit margins or our ability to commercialize nelitolimod that receive marketing approval on a timely and competitive basis.

We may rely on certain third parties as the sole source of the materials they supply or the finished products they manufacture. We may also have sole-source suppliers for one or more of our other product candidates. Some of the active pharmaceutical ingredients (“APIs”) and other substances and materials used in nelitolimod and our devices are currently available only from one or a limited number of domestic or foreign suppliers and foreign manufacturers and certain of our finished product candidates are manufactured by one or a limited number of contract manufacturers.

In the event an existing supplier or manufacturer fails to supply or manufacture, as applicable, nelitolimod or devices on a timely basis or in the requested amount, fails to meet regulatory requirements or our specifications, becomes unavailable through business interruption or financial insolvency or loses regulatory status as an approved source, or if we or our manufacturers are unable to renew current supply agreements when such agreements expire and we do not have a second supplier, we likely would incur added costs and delays in identifying or qualifying replacement suppliers, manufacturers and materials and there can be no assurance that replacements would be available to us on a timely basis, on acceptable terms or at all. In certain cases, we may be required to get regulatory approval to use alternative suppliers and manufacturers, and this process of approval could delay the production of our drug or devices or development of product candidates indefinitely. Any interruption in the supply of an API or other substance or material or in the manufacture of a finished product could have a material adverse effect on our business, financial condition, operating results and prospects.

Although we are ultimately responsible for ensuring compliance with regulatory requirements such as current Good Manufacturing Practices (“cGMPs”), we are dependent on our contract suppliers and manufacturers for day-to-day compliance with cGMPs for production. Facilities used by our contract suppliers and manufacturers to produce the APIs and other substances and materials or finished devices for commercial sale must pass inspection and be approved by the FDA and other relevant regulatory authorities. Our contract suppliers and manufacturers must comply with cGMP requirements enforced by the FDA through its facilities inspection program and review of submitted technical information. If our contract suppliers or manufacturers fail to achieve and maintain compliance with applicable laws and regulatory requirements, our business could be adversely affected in a number of ways, and cause, among other things:

●	an inability to initiate or continue clinical trials of nelitolimod and our devices under development;

●	delay in submitting regulatory applications, or receiving regulatory approvals or clearances, for our investigational drug or device candidates;

●	third-party manufacturing facilities or our own facilities to be subjected to additional inspections by regulatory authorities;

●	requirements to cease distribution or to recall batches of our product candidates;

●	suspension of manufacturing of our products or product candidates;

●	revocation of obtained approvals; and

●	inability to meet commercial demands for our devices.

Further, if the safety of any product or product candidate or component is compromised due to a failure to adhere to applicable laws and regulatory requirements, or for other reasons, we may not be able to successfully commercialize or obtain regulatory approval or clearance for the affected product or product candidate, and we may be held liable for injuries sustained as a result. Any of these factors could cause a delay or termination of preclinical studies, clinical trials or regulatory submissions or approvals of our investigational drug or devices and could entail higher costs or result in us being unable to effectively commercialize our approved or cleared products on a timely basis, or at all.

We expect to continue to depend on third-party contract suppliers and manufacturers for the foreseeable future, but supply and manufacturing arrangements do not guarantee that a contract supplier or manufacturer will provide services adequate for our needs. We and our contract suppliers and manufacturers may attempt to improve production processes, certain aspects of which are complex and unique, and we may encounter difficulties with new or existing processes. While we attempt to build in certain contractual obligations on such third-party suppliers and manufacturers, we may not be able to ensure that such third parties comply with these obligations. Depending on the extent of any difficulties encountered, we could experience an interruption in clinical or commercial supply, with the result that the development, regulatory approval or commercialization of our products or product candidates may be delayed or interrupted.

Our risk management processes and procedures may not be effective.

While we have dedicated resources to develop risk management processes and procedures intended to identify, measure, monitor and control the types of risk we are subject to, including liquidity risk, strategic risk, operational risk, cybersecurity risk, healthcare regulatory compliance risk, product liability risk, and reputational risk, those procedures may not be effective.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our business operations and strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.

If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse consequences.

In the ordinary course of our business, we and the third parties upon which we rely may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”) proprietary, confidential, and sensitive data, including personal data (such as anonymized health-related data in connection with our clinical trials), intellectual property, trade secrets, business data, sensitive third-party data, business plans, transactions, financial information and patient data. As a result, we and the third parties upon which we rely face a variety of evolving threats, including but not limited to ransomware attacks, which could cause security incidents. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive data and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, which could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our services.

We and the third parties upon which we rely may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as a fake and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of- service attacks (credential stuffing attacks), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications and electrical failures, earthquakes, fires, floods, attacks enhanced or facilitated by AI, and other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

In addition, our reliance on third-parties could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks and other threats to our business operations. We may rely on third-parties and third-party technologies to operate critical business systems to process sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, and other functions. We may also rely on third-parties to provide other products, services, parts, or otherwise to operate our business, including clinical trial sites and investigators, contractors, manufacturers, suppliers, and consultants. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If the third-parties upon which we rely experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third parties upon which rely fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or in the third parties upon which rely supply chains have not been compromised.

While we have implemented security measures designed to protect against security incident, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate, and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties upon which we rely). We may not, however, detect and remediate all such vulnerabilities on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities, which could be exploited and resulted in a security incident.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive data or our information technology systems, or those of the third parties upon which we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon which we rely) to provide our services. We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Additionally, certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive data.

Additionally, applicable data privacy and security obligations may require us to notify relevant stakeholders, including affected individuals, customers, regulators, and investors, of security incidents or to implement other requirements, such as providing credit monitoring. Such disclosures and compliance with such requirements are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

If we (or a third party upon which we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, including government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm (including but not limited to damage to our patient, partner, or employee relationships); monetary fund diversions; interruptions in our operations (including availability of data and interruptions to our clinical trial operations); financial loss; delay in the development and commercialization of our products and product candidates; and other similar harms. Security incidents and attendant consequences may cause customers to stop using our services, deter new customers from using our services, and negatively impact our ability to grow and operate our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our business, financial condition and results of operations.

Our ability to make, move and sell products in coordination with our suppliers, manufacturers and business partners is critical to our success. Damage or disruption to our collective supply, manufacturing or distribution capabilities resulting from weather, any potential effects of climate change, natural disasters, pandemics or other outbreaks of contagious diseases, fire, explosion, cyber-attacks, terrorism, strikes, repairs or enhancements at facilities manufacturing or delivering TriNav or other reasons could impair our ability to manufacture, sell or timely deliver TriNav to customers and patients. Further, such damage or disruption to the supply, manufacturing, or trial sites of nelitolimod could impair our ability to complete our clinical trials on a timely basis, if at all.

We rely on a limited number of third-party suppliers and manufacturers. Adverse events affecting such suppliers or manufacturers may limit our ability to obtain the materials they supply or manufacture for us, or alternatives at competitive prices, or at all. Competitors can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when materials are sourced from a single location or supplier or produced by a single manufacturer, could adversely affect our business, financial condition, results of operations and/or require additional resources to restore our supply chain or manufacturing capabilities, as applicable.

Risks Related to Our Legal and Regulatory Environment

We are subject to numerous complex regulatory requirements, and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

The research, pre-clinical testing, clinical trials, manufacturing, marketing and distribution of medical devices, human drugs and biologics and combination products are subject to regulation by numerous governmental authorities in the United States and other jurisdictions, if we desire to export the resulting products to such other jurisdictions. These regulations govern or affect the testing, manufacture, safety, effectiveness, labeling, storage, record-keeping, approval or clearance, distribution, advertising and promotion of product candidates, as well as safe working conditions. In some cases, the FDA requirements have increased the amount of time and resources necessary to develop new products and bring them to market in the United States. The FDA and foreign regulatory authorities have substantial discretion to require additional testing, to delay or withhold registration and marketing approval or clearance and to otherwise preclude distribution and sale of a product. In addition, regulatory approval or clearance could impose limitations on the indicated or intended uses for which product candidates may be marketed, and impose post- approval requirements. Our failure to obtain approval or clearance, significant delays in the approval or clearance process, or our failure to maintain approval or clearance in any jurisdiction will prevent us from selling any applicable products in that jurisdiction. We would not be able to realize revenues for those new products in any jurisdiction where we do not have approval or clearance.

Even after a product candidate has been approved, the FDA and comparable governmental authorities subject such product to continuing review and regulatory requirements including, for example, the reporting of safety issues or adverse events associated with use of an approved drug or cleared or approved device.

These authorities may, in certain circumstances, require us to conduct and report the results of certain clinical studies or trials and to commit to voluntarily conducting additional clinical trials. Developments following regulatory approval or clearance may adversely affect sales of our products.

Failure to comply with, or changes to applicable regulatory requirements may result in a variety of consequences, including the following:

●	restrictions on our products or the manufacturing processes of such products;

●	warning letters, untitled letters and cyber letters;

●	withdrawal of a product from the market;

●	voluntary or mandatory recall of a product;

●	fines;

●	suspension or withdrawal of regulatory approvals or clearances for a product;

●	suspension of any ongoing clinical trials;

●	refusal to permit the import or export of our products;

●	refusal to approve pending applications or supplements to approved applications that we submit; requiring us to conduct additional clinical trials, change our product labeling or submit additional applications for marketing authorization;

●	denial of permission to file an application or supplement in a jurisdiction;

●	debarment, exclusion from participation in federal healthcare programs, exclusion or debarment from government contracting, consent decrees, or corporate integrity agreements;

●	seizure or detention of products; and

●	injunctions or the imposition of civil or criminal penalties against us.

More stringent oversight by the FDA and other agencies in recent years has resulted in increased enforcement activity, which increases our compliance risk.

To the extent that our partners or we do not perform particular regulated functions themselves but contract out to third parties, including contract manufacturers, contract research organizations, clinical trial sites, and laboratories, our partners or we may be held responsible for such third parties’ failure to follow the applicable regulatory requirements.

The complexity of a combination product that includes a drug and a medical device presents additional, unique development and regulatory challenges, which may adversely impact our development plans and our ability to obtain regulatory approval or clearance of our product candidates.

We may decide to pursue marketing authorization for a combination product comprised of drug candidates and medical devices. A combination product includes, among other possibilities, a combination of a drug and device intended to be used together, according to their proposed labeling where both are required to achieve the intended use, indication or effect.

Developing and obtaining regulatory approval or clearance for combination products pose unique challenges because they involve components that are regulated by the FDA pursuant to different regulatory frameworks and by different FDA centers. As a result, such products raise regulatory, policy and review management challenges. For example, because divisions from both FDA’s Center for Drug Evaluation and Research and FDA’s Center for Devices and Radiological Health must review submissions concerning product candidates that are combination products comprised of drug and devices, the regulatory review and approval for these products may be lengthened. In addition, differences in regulatory pathways for each component of a combination product can impact the regulatory processes for all aspects of product development and management, including clinical investigation, marketing applications, manufacturing and quality control, adverse event reporting, promotion and advertising, user fees and post- approval modifications. Similarly, the device components of our product candidates will require any necessary approvals or clearances or other marketing authorizations or certifications in other jurisdictions, which may prove challenging to obtain.

We intend to use the FDA’s expedited drug development programs for nelitolimod but may not be able to achieve expedited development or approval for this product candidate.

The FDA has established various expedited drug development programs to facilitate more rapid and efficient development, review and approval of certain types of drugs. Such programs include fast track designation, breakthrough therapy designation, accelerated approval, and priority review. We intend to use one or more expedited drug development programs for nelitolimod. The FDA has broad discretion on whether or not to admit a drug candidate for these programs, so even if we believe a particular product candidate is eligible for an expedited drug development program, we cannot assure you that the FDA would agree. Even if any of our product candidates is admitted to any of the expedited drug development programs, we may not experience a faster development process, review or approval compared to conventional FDA approval timelines, and the FDA may still decline to approve such product candidates.

Fast track designation is designed to facilitate the development and expedite the review of therapies for serious conditions that fill an unmet medical need. Programs with fast track designation may benefit from early and frequent communications with the FDA, potential priority review and the ability to submit a rolling application for regulatory review. If any of our product candidates receive fast track designation but do not continue to meet the criteria for fast track designation, or if our clinical trials are delayed, suspended or terminated, or put on clinical hold due to unexpected adverse events or issues with clinical supply or due to other issues, we will not receive the benefits associated with the fast track program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

FDA may award breakthrough therapy designation to a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Designation as a breakthrough therapy is within the discretion of the FDA. Even if one or more of our product candidates qualify as breakthrough therapies pursuant to FDA standards, the FDA may later decide that the product no longer meets the conditions for qualification. Thus, even though we may seek breakthrough therapy designation for one or more of our current or future product candidates, there can be no assurance that we will receive breakthrough therapy designation.

If any of our programs or product candidates receive fast track or breakthrough therapy designation by the FDA or similar designations by other regulatory authorities, there is no assurance that we will receive any benefits from such programs or that we will continue to meet the criteria to maintain such designation. Even if we obtain such designations, we may not experience a faster development process, review or approval compared to conventional FDA procedures. A fast track or breakthrough therapy designation does not ensure that a product candidate will receive marketing approval or that approval will be granted within any particular time frame. In addition, the FDA may withdraw any such designation if it believes that the designation is no longer supported by data from our clinical development program upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of nelitolimod or any future product candidates. Any marketing approval we or our collaborators ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Disruptions at the FDA, SEC and other government agencies (e.g., CMS) caused by funding shortages or global health concerns could hinder our ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices, drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the United States government has shut down several times, certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Separately, in response to the COVID-19 pandemic, the FDA had to postpone inspections of foreign and domestic manufacturing facilities and products. While such inspections have resumed, the FDA may use remote interactive evaluations where in-person inspections are not feasible or may defer action due to factors including travel restrictions. Regulatory authorities outside the United States have adopted similar restrictions or other policy measures and may experience delays in their regulatory activities. If a prolonged government shutdown occurs, or if global health concerns prevent the FDA or other regulatory authorities from conducting business as usual or conducting inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Accordingly, if we or any future collaborators experience delays in obtaining approval or clearance or if we or they fail to obtain approval or clearance of nelitolimod or any future product candidates, the commercial prospects for these product candidates may be harmed, and our ability to generate revenues will be materially impaired.

Even if we complete the necessary preclinical studies and clinical trials, the regulatory approval or clearance process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals or clearances for the commercialization of nelitolimod or any future device product candidates. If we or any future collaborators are not able to obtain, or if there are delays in obtaining, required regulatory approvals or clearances, we or they will not be able to commercialize nelitolimod or new devices, and our ability to generate revenue will be materially impaired.

The activities associated with development and commercialization of drugs and medical devices include testing, manufacturing, safety, efficacy, record keeping, labeling, storage, approval or clearance, advertising, promotion, sale and distribution, export and import, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States. Additionally, in order to commercialize, develop, market and sell our products in the EU, Canada, the United Kingdom, China or other countries and many other jurisdictions, we or our third-party collaborators must obtain separate marketing approvals or clearances and comply with numerous and varying regulatory requirements for comparable regulatory authorities in these other countries.

Failure to obtain marketing approval for nelitolimod or clearance or any future device product candidates will prevent us from commercializing them. We have not received approval to market nelitolimod from regulatory authorities in any jurisdiction. We have limited experience in the designing of clinical trials for drugs, in obtaining authorization and in conducting clinical trials in various countries and expect to rely on third-party CROs to assist us in this process. Securing marketing approval for drugs requires the submission of extensive preclinical and clinical data and supporting information, including manufacturing information, to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy.

Nelitolimod or any future product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining marketing approval or prevent or limit commercial use. The success of our product candidates will depend on several additional factors, including:

●	successful completion of preclinical studies;

●	successful initiation of, patient enrollment in, and completion of clinical trials that demonstrate their safety and efficacy;

●	receiving marketing approvals from applicable regulatory authorities;

●	obtaining, maintaining, protecting and enforcing patent, trade secret and other intellectual property rights and regulatory exclusivity for our product candidates;

●	completing any post-marketing studies required by applicable regulatory authorities;

●	making and maintaining arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates;

●	establishing sales, marketing and distribution capabilities and successfully launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

●	the prevalence and severity of adverse events experienced with our product candidates;

●	acceptance of our product candidates by patients, the medical community and third-party payors;

●	a continued acceptable safety profile following approval or clearance;

●	obtaining and maintaining healthcare coverage and adequate reimbursement for our product candidates;

●	competing effectively with other cancer therapies, including with respect to the sales and marketing of our product candidates, if approved;

●	obtaining licenses to any third-party intellectual property we deem necessary or desirable; and

●	obtaining any necessary third-party agreements to register nelitolimod as part of a combination therapy.

Many of these factors are beyond our control, including the time needed to adequately complete preclinical studies, clinical testing and the regulatory submission process, our ability to obtain and protect intellectual property rights and changes in the competitive landscape. It is possible that nelitolimod will ever obtain regulatory approval, even if we expend substantial time and resources seeking such approval. In addition, in many countries outside the United States, a product must be approved for reimbursement before the product can be approved for sale in that country. We or any future third-party collaborators may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval or clearance by regulatory authorities in other countries or jurisdictions or by the FDA. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete clinical trials, obtain regulatory approval or, if approved, commercialize our product candidates, which would materially harm our business, financial condition, results of operations and prospects.

Even if we obtain regulatory approval or clearance for nelitolimod, it will remain subject to ongoing regulatory oversight.

Even if we obtain regulatory approval for nelitolimod, it will be subject to extensive and ongoing regulatory requirements for manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling and record-keeping.

These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP regulations and GCPs, for any clinical trials that we conduct post-approval, all of which may result in significant expense and limit our ability to commercialize this product. In addition, any regulatory approvals that we receive may also be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post- marketing testing, including Phase 4 clinical trials, that may require surveillance requirements regarding monitoring the safety. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. However, if we are found to have promoted such off-label uses, we may become subject to significant liability. The FDA may also require a Risk Evaluation and Mitigation Strategies (“REMS”) as a condition of approval, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability. Moreover, if there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or our manufacture of a product, or if we or one of our distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulators could take various actions. These include:

●	issuing warning or untitled letters;

●	seeking an injunction or imposing civil or criminal penalties or monetary fines;

●	suspension or imposition of restrictions on operations, including product manufacturing;

●	seizure or detention of products, refusal to permit the import or export of products or request that we initiate a product recall;

●	suspension or withdrawal of our marketing authorizations;

●	suspension of any ongoing clinical trials;

●	refusal to approve pending applications or supplements to applications submitted by us; or

●	requiring us to conduct additional clinical trials, change our product labeling or submit additional applications for marketing authorization.

If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could harm our business, financial condition, results of operations and prospects.

In particular for TriNav and the pancreatic retrograde venous infusion (“PRVI”) device and any future medical device product candidate, we and our third-party suppliers are required to comply with the FDA’s Quality System Regulation (“QSR”). These FDA regulations cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If we or our manufacturers fail to adhere to QSR requirements in the United States, this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.

In addition, the FDA assesses compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the enforcement actions listed above. Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

If nelitolimod receives marketing approval and we or others later discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, our ability to market the product could be compromised.

Clinical trials are conducted in carefully defined subsets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If nelitolimod receives regulatory approval or clearance, and we or others later discover that the product is less effective than previously believed, or cause undesirable side effects, a number of potentially significant negative consequences could result, including:

●	withdrawal or limitation by regulatory authorities of approvals of such product;

●	seizure of the product by regulatory authorities;

●	recall of the product;

●	restrictions on the marketing of the product or the manufacturing process for any component thereof;

●	requirement by regulatory authorities of additional warnings on the label, such as a “black box” warning or contraindication;

●	requirements that we implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

●	commitment to expensive additional safety studies prior to approval or clearance or post-marketing studies required by regulatory authorities of such product;

●	adverse impact on the product’s competitiveness;

●	initiation of regulatory investigations and government enforcement actions;

●	initiation of legal action against us to hold us liable for harm caused to patients; and

●	harm to our reputation and resulting harm to physician or patient acceptance of our products

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could harm our business, financial condition, results of operations and prospects.

Healthcare reform and other governmental and private payor initiatives may have an adverse effect upon, and could prevent, the commercial success of our products or product candidates.

In the U.S. and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably, such as the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or collectively the Affordable Care Act (“ACA”).

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect that there will be additional challenges and amendments to the ACA in the future. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the individual mandate was repealed by Congress. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a newly established manufacturer discount program.

Other legislative changes have been proposed and adopted in the U.S. since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach the required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year that will remain in effect through 2032 unless additional congressional action is taken.

There has been increasing legislative and enforcement interest in the U.S. with respect to prescription- pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At the federal level, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”)released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. Further, on February 14, 2023, HHS released a report outlining three new models for testing by the CMS Innovation Center which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of certain single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions take effect progressively starting in fiscal year 2023. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. In response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Centers for Medicare & Medicaid Services, or CMS, Innovation Center which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Further, on December 7, 2023, the Biden administration announced an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh- Dole Act. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on reimbursement price that we receive for any cleared, authorized, or approved device, or any of our product candidates in the future, if approved. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory clearance, authorization, or approval and that may affect our overall financial condition and ability to develop product candidates. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates that we may develop may lose any regulatory clearance, authorization, or approval that may have been obtained and we may not achieve or sustain profitability.

TriNav and the PRVI device must be manufactured in accordance with federal and foreign regulations, and we or any of our suppliers or third-party manufacturers could be forced to recall the products or terminate production if we fail to comply with these regulations.

The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, component failures, unapproved or improper use of our products, or inadequate disclosure of risks or other information relating to the use of our products can lead to injury or other serious adverse events. The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. For the FDA, the authority to require a recall must be based on a finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report recalls. We are also required to follow detailed recordkeeping requirements for all firm- initiated medical device corrections and removals.

If treatment guidelines for the cancer indications that we are targeting change or the standard of care evolves, we may need to redesign our preclinical or clinical trials of, or seek new marketing authorization from, the FDA for any approved products.

If treatment guidelines for the cancer indications that we are targeting change or the standard of care evolves, We may need to redesign TriNav, the PRVI device or any product candidates and seek new clearances or approvals from the FDA for any approved products. Our 510(k) clearances from the FDA for TriNav, TriNav Large and the PRVI device are based on current treatment guidelines. If treatment guidelines change so that different treatments become desirable, the clinical utility of TriNav and the PRVI device could be diminished, and our business could suffer. Competition by other forms of cancer treatment, for example, the development of new and more efficacious systemic therapies, could reduce the use of regional therapy as a standard of care in certain indications. Changes in treatment guidelines or standard of care may also impact product coverage and/or reimbursement by payers.

Our relationships with customers, hospitals, physicians, and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers, including physicians and third-party payors in the United States and elsewhere, will play a primary role in the recommendation of TriNav and the PRVI device and prescription of any product candidates for which we obtain marketing approval or clearance. Our current and future arrangements with healthcare professionals, principal investigators, consultants, hospitals, customers and third-party payors subject us to various federal and state fraud and abuse laws, data privacy and security laws, transparency laws and other healthcare laws that may constrain the business or financial arrangements and relationships through which we research, sell, market, and distribute TriNav and the PRVI device, and any other any future products candidates once they have obtained marketing authorization. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	The federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, a violation of the Anti-Kickback Statute can form the basis for a violation of the federal False Claims Act (discussed below);

●	Federal civil and criminal false claims laws and civil monetary penalties laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, that impose penalties against individuals or entities for knowingly presenting or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

●	withdrawal or limitation by regulatory authorities of approvals or clearances of such product;

●	seizure of the product by regulatory authorities;

●	recall of the product;

●	restrictions on the marketing of the product or the manufacturing process for any component thereof;

●	requirement by regulatory authorities of additional warnings on the label, such as a “black box” warning or contraindication;

●	requirements that we implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

●	commitment to expensive additional safety studies prior to approval or clearance or post-marketing studies required by regulatory authorities of such product;

●	adverse impact on the product’s competitiveness;

●	initiation of regulatory investigations and government enforcement actions;

●	initiation of legal action against us to hold us liable for harm caused to patients; and

●	harm to our reputation and resulting harm to physician or patient acceptance of our products.

Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations.

If the physicians or other providers or entities with whom we do, or expect to do, business are found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Even if resolved in our favor, litigation or other legal proceedings relating to healthcare laws and regulations may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, manufacturing, sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of litigation or other proceedings relating to applicable healthcare laws and regulations could have a material adverse effect on our ability to compete in the marketplace.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We are developing additional sizes of, and uses for, the TriNav device. Our product candidates may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our existing TriNav device or our product candidates, if approved, do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, the use of our product candidates in clinical trials, the sale of any products for which we obtain marketing approval, and other liability risks that are inherent in the testing, manufacturing, marketing and sale of medical devices exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs, which may not be covered by insurance. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	withdrawal or limitation by regulatory authorities of approvals or clearances of such product;

●	seizure of the product by regulatory authorities;

●	recall of the product;

●	restrictions on the marketing of the product or the manufacturing process for any component thereof;

●	requirement by regulatory authorities of additional warnings on the label, such as a “black box” warning or contraindication;

●	requirements that we implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

●	commitment to expensive additional safety studies prior to approval or clearance or post-marketing studies required by regulatory authorities of such product;

●	adverse impact on the product’s competitiveness;

●	initiation of regulatory investigations and government enforcement actions;

●	initiation of legal action against us to hold us liable for harm caused to patients; and

●	harm to our reputation and resulting harm to physician or patient acceptance of our products

Although we currently carry clinical trial insurance and product liability insurance which we believe to be reasonable, such insurance may not be adequate to cover all liability that we may incur. An inability to renew our policies or to obtain sufficient insurance at an acceptable cost could prevent or inhibit the commercialization of pharmaceutical products that we develop, alone or with collaborators.

We and the third parties with whom we work may be subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

In the ordinary course of business, we process sensitive data. Our data processing activities may subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security. In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, HIPAA as amended by HITECH imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information. In the past few years, numerous states - including California, Virginia, Colorado, Connecticut, and Utah - have passed comprehensive privacy laws which impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (“CPRA”), (collectively, “CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages. Although the CCPA exempts some data processed in the context of clinical trials, the CCPA increases compliance costs and potential liability with respect to other personal data maintained about California residents. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. While these states like the CCPA, also exempt some data processed in the context of clinical trials, these developments may further complicate compliance efforts, and may increase legal risk and compliance costs to us and the third parties upon which we rely.

Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the EU’s General Data Protection Regulation (“EU GDPR”) imposes strict requirements for processing personal data, and, under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“UK”) have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we could satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, we could face significant adverse consequences.

In addition to data privacy and security laws, we are contractually subject to industry standards adopted by industry groups and may become subject to such obligations in the future. We are also bound by other contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful.

We publish privacy policies, marketing materials, and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf.

We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on which we rely may fail to comply with such obligations, which could negatively impact our business operations. If we or the third parties on which we rely fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations.

Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations (including, as relevant, clinical trials); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to change and varying interpretations. For instance, the IRA imposes, among other rules, a 15% minimum tax on the book income of certain large corporations and a 1% excise tax on certain corporate stock repurchases. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations (including those arising out of the “One, Big Beautiful Bill Act” passed by the U.S. House of Representatives on May 22, 2025 (or any similar measure or law as finally enacted)) could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes is limited.

We have incurred losses during our history. Unused federal net operating losses (“NOLs”) for taxable years beginning before January 1, 2018, may be carried forward to offset future taxable income, if any, until such unused NOLs expire. Under current law, federal NOLs incurred in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such federal NOLs is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal tax laws.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. We have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset such taxable income will be subject to limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. These factors could limit our ability to use our NOLs and other tax attributes, which could adversely affect our future cash flows or results of operations.

Risks Related to Our Intellectual Property

Failure to obtain, adequately protect, maintain or enforce our intellectual property rights could substantially harm our business and results of operations.

Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed intellectual property rights and proprietary technology. We rely on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses of intellectual property rights of others, to protect our current or future platform technologies, products, product candidates, methods used to manufacture our current or future product candidates and methods for treating patients using our current or future product candidates.

We own or in-license patents and patent applications relating to our platform technologies, products and product candidates. There is no guarantee that any patents covering our platform technologies or product candidates will issue from the patent applications we own, in-license or may file in the future, or, if they do, that the issued claims will provide adequate protection for our platform technologies or product candidates, or any meaningful competitive advantage. Further, there cannot be any assurance that such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.

The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in- license may fail to result in issued patents, and, even if patents are issued, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We do not have exclusive control over the preparation, filing and prosecution of patent applications under certain of our in-license agreements, and we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents that we out-licenses to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner.

Further, although we make reasonable efforts to ensure patentability of our inventions, we cannot guarantee that all of the potentially relevant prior art relating to our owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidates, or the use of our technologies. We thus cannot know with certainty whether we or our licensors were the first to file for patent protection of such inventions. In addition, the United States Patent and Trademark Office (“USPTO”) might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. There is no assurance that all potentially relevant prior art relating to our owned or in-licensed patent applications has been found. For this reason, and because there is no guarantee that any prior art search is correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent or to prevent our owned or in-licensed patent applications from issuing as patents. Invalidation of any of our patent rights, including in-licensed patent rights, could materially harm our business.

Moreover, the patent positions of biotechnology and medical device companies like us are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, are also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our platform technology or product candidates and could affect the value of such intellectual property. Our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our platform technology, product candidates, inventions and improvements. We cannot guarantee that patents will be granted with respect to any of our owned or licensed pending patent applications or with respect to any patent applications we may file or license in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products. Additionally, third parties, including our former employees and collaborators, may challenge the ownership or inventorship of our patent rights to claim that they are entitled to ownership and inventorship interest, and we may not be successful in defending against such claims. However, we are not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice our technology in relation to the commercialization of our products. Issued patents only allow us to block -in some cases- potential competitors from practicing the claimed inventions of the issued patents.

The issuance, scope, validity, enforceability and commercial value of our pending patent rights are uncertain. The standards applied by the USPTO and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Our pending and future patent applications may not result in patents being issued in the United States or in other jurisdictions which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed patent applications or narrow the scope of any patent protection we may obtain from our owned or in-licensed patent applications. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.

Further, patents and other intellectual property rights in the pharmaceutical, biotechnology and medical device space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and any future product candidates and practicing our proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our products, product candidates and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors or other parties with similar technology. Additionally, our competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes review at the USPTO in an attempt to invalidate or narrow the scope of our patents. However, we are not currently facing any such proceedings. Furthermore, our competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our products, product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Even if patents do successfully issue from our owned or in-licensed patent application, and even if such patents cover our current or any future products or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future products or product candidates that we may develop. Likewise, if patent applications we own or have in-licensed with respect to our development programs and current or future products or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future products or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability may be unable to prevent competitors from entering the market with a product that is similar or identical to any of our products or current or potential future product candidates or from utilizing technologies similar to those in our products or current product candidates.

The filing of a patent application or the issuance of a patent is not conclusive as to our ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our patent applications or patent applications filed by our licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from our owned or in-licensed patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in- licensed patent rights, result in the loss of exclusivity, limit our ability to stop others from using or commercializing similar or identical products and product candidates, or allow third parties to compete directly with us without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from our owned or in-licensed patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, we currently co-own certain patents and patent applications with third parties and may in the future co-own additional patents and patent applications with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.

Our in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

The expiration or loss of patent protection may adversely affect our future revenues.

We rely on patent, trademark, trade secret and other intellectual property protection in the discovery, development, manufacturing and sale of our products and product candidates. In particular, patent protection is important in the development and eventual commercialization of our product candidates. Patents covering our product candidates normally provide market exclusivity, which is important in order to improve the probability that our product candidates are able to become profitable. Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to our products and product candidates.

The patent positions of biotechnology and medical device companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patents that issue are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the U.S. Further, the examination process may require us to narrow the claims of pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our products and product candidates, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our products and product candidates may be impaired.

As of May 31, 2025, we owned at least 79 registered patents. Our issued U.S. patents expire between 2030 and 2040. All of our solely-owned granted U.S. and foreign patents that relate to composition of matter for nelitolimod expired in December 2023. Upon expiration of the patents covering nelitolimod, third parties, including other biopharmaceutical companies, will be able to obtain or use nelitolimod other than to the extent we have other patent protection, including through our method of use patents for pressure-controlled therapeutic delivery. In addition, certain of our patents relating to the use of TriNav will expire beginning in 2031, with additional patents relating to TriNav expiring in 2036 and 2038. While we are seeking additional patent coverage, there can be no assurances that such additional patent protection will be granted, or, if granted, that these patents will not be infringed upon or otherwise held enforceable. Even if we are successful in obtaining a patent, patents have a limited lifespan. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. We also intend to apply for orphan drug designation and orphan designation for nelitolimod in the U.S. and EU, respectively, which, if granted, would extend the regulatory exclusivity period beyond the initial five years of regulatory exclusivity for a New Chemical Entity (“NCE”) from the date of approval in the U.S. and beyond the eight years of data exclusivity from the date of approval in Europe; however, there can be no assurance that we will ever obtain approval or orphan drug exclusivity for such product candidates. Without patent protection of our product candidates, we may be open to competition from generic versions of such methods and compositions. As of May 31, 2025, we have at least 95 pending patent applications. We do not know whether any of our patent applications will result in issued patents or, if any of our patent applications do issue, whether such patents will protect our technology and drugs, in whole or in part, or whether such patents will effectively prevent others from commercializing competitive technologies and products. Even if we are successful in obtaining a patent, patents have a limited lifespan. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection of our product candidates, we may be open to competition from generic versions of such drug products.

There is no guarantee that any of our issued or granted patents will not later be found invalid or unenforceable. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing drugs similar or identical to our product candidates. Furthermore, as our issued patents expire, the risk that competitors may be able to circumvent our remaining patents by developing similar or alternate technologies or products in a non-infringing manner is increased.

If we do not obtain protection under the Hatch-Waxman Amendments by extending the patent term, our business may be harmed.

Our commercial success will largely depend on our ability to obtain and maintain patent and other intellectual property in the United States and other countries with respect to our products and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after such candidates begin to be commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our United States patents may be eligible for limited patent term extension, or PTE, under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (and potentially additional indications approved during the period of extension) covered by the patent. This extension is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time-period or the scope of patent protection afforded could be less than we request. Even if we are able to obtain an extension, the patent term may still expire before or shortly after we receive FDA marketing approval. If we are unable to extend the expiration date of our existing patents or obtain new patents with longer expiry dates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to obtain approval of competing products following expiration of our regulatory exclusivity and our patent expiration, and launch their product earlier than might otherwise be the case.

We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Filing, prosecuting and defending patents covering our products and product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws and practices of some foreign countries do not protect intellectual property rights, especially those relating to life sciences, to the same extent as federal and state laws in the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does and novel formulations of existing drugs and manufacturing processes may not be patentable in certain jurisdictions. Further, future licensing partners may not prosecute patents in certain jurisdictions in which we may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop our own products or product candidates and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing with us in these jurisdictions.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and medical device products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Furthermore, while it intends to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products and product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our products and product candidates in all of our expected significant foreign markets.

Additionally, the requirements for patentability may differ in certain countries. Generic or biosimilar drug manufacturers or other competitors may challenge the scope, validity or enforceability of our or our licensors’ patents, requiring us or our licensees or any future licensors to engage in complex, lengthy and costly litigation or other proceedings. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensees or any future licensors may have limited remedies if patents are infringed or if we and our licensees or any future licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce intellectual property rights in some regions of the world may be inadequate to obtain a significant commercial advantage from our intellectual property.

We may be subject to claims that we or our employees, consultants, contractors or advisors have infringed, misappropriated or otherwise violated the intellectual property of a third party, or claiming ownership of what we regard as our own intellectual property.

Many of the contributors to our intellectual property, including patents and applications, were previously employed at universities or other biotechnology, pharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the intellectual property and other proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these employees have used or disclosed such intellectual property or other proprietary information. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our business.

In addition, while we typically require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact conceives or develops intellectual property that we regard as our own. To the extent that we fail to obtain such assignments, such assignments do not contain a self-executing assignment of intellectual property rights, or if such assignments are breached, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our products or product candidates. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

Our business model may require reliance on third parties and the need to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed, and if we are unable to protect the confidentiality of our trade secrets, the value of our intellectual property could be materially adversely affected and our business would be harmed.

In addition to seeking patents for some of our products and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, in seeking to develop and maintain a competitive position. Because we rely on third parties to manufacture our product candidates and we may collaborate with third parties on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect these trade secrets, in part, by entering into non- disclosure and confidentiality agreements with parties who have access to them, such as our employees, consultants, independent contractors, advisors, corporate collaborators, outside scientific collaborators, contract manufacturers, suppliers and other third parties. We also enter into confidentiality and invention or patent assignment agreements with employees and certain consultants. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.

Since our inception, we have sought to contract with manufacturers to supply commercial quantities of pharmaceutical formulations. As a result, we have disclosed, under confidentiality agreements, various aspects of our technology with potential manufacturers and suppliers. We believe that these disclosures, while necessary for our business, may result in the attempt by potential manufacturers and suppliers to improperly assert ownership claims to our technology in an attempt to gain an advantage in negotiating manufacturing and supplier rights.

We cannot guarantee that our trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time- consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our business and competitive position could be harmed.

Trade secrets and know-how can be difficult to protect as trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If we fail to prevent material disclosure of the know-how, trade secrets and other intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition. Even if we are able to adequately protect our trade secrets and proprietary information, our trade secrets could otherwise become known or could be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, in the absence of patent protection, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

We may not be able to prevent misappropriation of our trade secrets or other proprietary and confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

Our competitors may seek to market generic versions of nelitolimod or any other product candidate for which we may in the future obtain approval by submitting abbreviated new drug applications (“ANDAs”) or biosimilar applications to the FDA or new products that use our approved products as the reference listed drug or biologic, in each case where our competitors claim that our patents are invalid, unenforceable or not infringed. Alternatively, our competitors may seek approval to market their own products that are the same as, similar to or otherwise competitive with nelitolimod and any future product candidates we may develop. In these circumstances, we may need to defend or assert our patents, by means including filing lawsuits alleging patent infringement requiring us to engage in complex, lengthy and costly litigation or other proceedings. In any of these types of proceedings, a court or government agency with jurisdiction may find our patents invalid, unenforceable or not infringed. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if patents are valid and enforceable, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Furthermore, as our issued patents expire, the risk that competitors may be able to circumvent our remaining patents by developing similar or alternate technologies or products in a non-infringing manner is increased.

Additionally, competitors could purchase TriNav or our other products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights.

We have in the past been, and may in the future be, subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

The issuance of a patent is not conclusive as to our inventorship, scope, validity or enforceability, and our owned and licensed patents have in the past been, and in the future may be, challenged in the courts or patent offices in the United States and abroad. For example, in October 2017, an individual filed a suit against Legacy TriSalus in the United States District Court, District of Colorado asserting joint inventorship of six patents assigned to Legacy TriSalus. The individual sought to be added as a co-inventor and co-owner of the patents in question. A stipulated dismissal order was entered in June 2021 with the court dismissing the plaintiff’s case with prejudice. In the future, we may face similar or other challenges by third parties, former employees or collaborators with respect to ownership interest in the patents and intellectual property that we own or license at the time. We could be subject to ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing our products or product candidates. While it is our policy to require employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as Legacy-TriSalus owned. To the extent that we license intellectual property from a third party, such licensors may face similar obstacles. In addition, we have not updated the records in certain foreign patent offices to reflect our ownership of certain expired foreign patents relating to nelitolimod, but have recorded our ownership for at least the expired foreign patents acquired from Dynavax relating to composition of matter for nelitolimod in Australia, Canada, Austria, Germany, Denmark, Estonia, the UK, Hong Kong, Ireland, Luxembourg, Portugal, New Zealand, and Singapore. Failure to update such ownership may result in a purchaser potentially acquiring rights in such patents that are adverse to our interests. Litigation may be necessary to defend against any claims challenging inventorship or ownership and such litigation may be costly. If we fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products and product candidates.

To the extent undertaken, we cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of our products and product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, certain United States patent applications can remain confidential until patents issue. Therefore, patent applications covering our products and product candidates could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or the use of our products and product candidates.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products and product candidates. We may incorrectly determine that our products or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products and product candidates.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our products or product candidates that are held to be infringing. We might, if possible, also be forced to redesign products or product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Our intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

Certain provisions in our intellectual property agreements may be susceptible to multiple interpretations.

Disputes may arise between us and any of these counterparties regarding intellectual property rights that are subject to such agreements, including, but not limited to:

●	the scope of rights granted under the agreement and other interpretation-related issues;

●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

●	our right to sublicense patent and other rights to third parties;

●	our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners;

●	our right to transfer or assign our license; and

●	the effects of termination.

The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we fail to comply with our obligations under any agreements, we may be required to pay damages and could lose intellectual property rights that are necessary or useful for developing and protecting our product candidates.

Dynavax has represented to us that we were given all intellectual property rights related to nelitolimod pursuant to the Dynavax Agreement. Pursuant to the Dynavax Agreement, we are obligated to pay up to $250 million upon the achievement of certain development, regulatory, and commercial milestones and low double-digit royalties based on potential future net sales of products containing the nelitolimod compound. Additionally, we are responsible for prosecution and maintenance of the acquired patents with obligations to keep Dynavax reasonably informed of the status thereof. Any future collaboration agreements or license agreements we enter into are likely to impose various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. If we breach any such material obligations, or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and any licensor may have the right to terminate the license, which could result in us being unable to develop, manufacture and sell products that are covered by the licensed technology, or having to negotiate new or reinstated licenses on less favorable terms, or enable a competitor to gain access to the licensed technology.

Intellectual property rights do not necessarily address all potential threats to our business.

Once granted, patents may remain open to opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether. In addition, the degree of future protection afforded by our intellectual property rights is uncertain because even granted intellectual property rights have limitations, and may not adequately protect our business. The following examples are illustrative:

●	others may be able to make formulations that are similar to our product candidates or other formulations but that are not covered by the claims of our patents that we own or have exclusively licensed;

●	the patents of third parties may have an adverse effect on our business;

●	we or any current or future strategic partners and/or collaborators might not have been the first to conceive or reduce to practice the inventions covered by the issued patent or pending patent application that we own;

●	we or any of our current or future strategic partners and/or collaborators might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we may own or that we exclusively license in the future may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	patent protection on our product candidates may expire before we are able to develop and commercialize the product, or before we are able to recover our investment in the product;

●	our competitors might conduct research and development activities in the United States and in other countries that provide a safe harbor from patent infringement claims for such activities, as well in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our existing or intended commercial markets;

●	third parties performing manufacturing or testing for us using our product candidates could use the intellectual property of others without obtaining a proper license;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may have an adverse effect on our business; and

●	we may choose not to file a patent application for certain technologies, trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we do not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, our business may be harmed.

Our commercial success will largely depend on our ability to retain with respect to TriNav and other device technologies, and obtain with respect to nelitolimod and other product candidates, market exclusivity in the United States and other countries. Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, certain of our product candidates may be eligible for marketing exclusivity.

The Federal Food, Drug and Cosmetic Act provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA or Section 505(b)(2) NDA for a new chemical entity, or NCE. An NCE is a drug that contains no active moiety (the molecule or ion responsible for the action of the drug substance) that has been approved by FDA in any other NDA submitted under section 505(b) of the FDC Act. During the five-year NCE exclusivity period, the FDA may not approve an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a paragraph IV certification of patent invalidity, unenforceability, or non-infringement to one of the patents listed in the Orange Book, with the FDA by the innovator NDA holder.

The FDC Act also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations for a previously-approved active moiety, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages, dosage forms or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and prohibits the FDA from approving an ANDA, or a Section 505(b)(2) NDA submitted by another company with overlapping conditions associated with the new clinical investigations for the three-year period. Three- year exclusivity does not prohibit the FDA from approving ANDAs for drugs containing the original conditions of use, i.e., original indications.

If we are unable to obtain such marketing exclusivity for our product candidates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our approval to obtain approval of competing products and launch their product earlier than might otherwise be the case.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We rely on trademarks as one means to distinguish any of our products or product candidates that are approved for marketing from the products of our competitors. TriNav® and Pressure-Enabled Drug Delivery™ (PEDD™) are our trademarks and, in the United States, our trademarks may be challenged, infringed, circumvented or declared descriptive or generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks, we may not be able to compete effectively.

Risks Related to the Ownership of Our Securities

We have limited experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

We have limited experience operating as a United States public company. Certain of our executive officers lack experience in managing a United States public company, which makes their ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to United States public companies could subject us and our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

We have limited experience preparing and filing periodic or other reports with the SEC or complying with the other requirements of United States federal securities laws applicable to public companies. We also have limited experience establishing and maintaining the disclosure controls and procedures and internal controls over financial reporting applicable to a public company in the United States, including the Sarbanes- Oxley Act. Although we are in the process of developing and implementing our governance, compliance, risk management and control framework and culture required for a public company, we may not be able to meet the requisite standards expected by the SEC and/or our investors. We may also encounter errors, mistakes and lapses in processes and controls resulting in failures to meet the requisite standards expected of a public company.

As a United States public reporting company, we incur significant legal, accounting, insurance, compliance, and other expenses. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Compliance with reporting, internal control over financial reporting and corporate governance obligations requires members of our management and our finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If we fail to adequately implement the required governance and control framework, we could be at greater risk of failing to comply with the rules or requirements associated with being a public company. Such failure could result in the loss of investor confidence, could harm our reputation, and cause the market price of our securities to decline. Other challenges in complying with these regulatory requirements may arise because we may not be able to complete our evaluation of compliance and any required remediation in a timely fashion. Furthermore, any current or future controls may be considered as inadequate due to changes or increased complexity in regulations, our operating environment or other reasons.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner and make filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to our reputation, business, financial condition, operating results and share price.

We have incurred and will continue to incur increased costs as a result of operating as a public company, and our management now devotes substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.

As a public company, and particularly after we are no longer an “emerging growth company,” we incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act and the Exchange Act, and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the Nasdaq Stock Market, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have begun to hire additional accounting, finance, and other personnel in connection with becoming a public company, and our management and other personnel devotes a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on the Board or committees of the Board or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Pursuant to Sarbanes-Oxley Act Section 404, we are required to furnish a report by our management on our internal control over financial reporting. In order to continue to maintain effective internal controls to support growth and public company requirements, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we are engaged in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed time frame or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. Our management has identified material weaknesses and, in the future, our management may identify one or more material weaknesses, which could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our management has identified material weaknesses in its internal control over financial reporting and we may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.

In connection with our audited consolidated financial statements for the years ended December 31, 2024, and December 31, 2023, management identified material weaknesses in its internal control over financial reporting with respect (i) to a lack of sufficient number of trained resources with the appropriate skills and knowledge and with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting; patent costs; certain R&D accruals; certain general ccruals; accounting for leases under ASC 842; accounting for revenue; and accounting for significant transactions, including costs associated with the SEPA, the Exchange Warrants, and accounting for the OrbiMed Credit Agreement, including the Initial OrbiMed Commitment amount and the related derivative financial instruments;; (ii) to inadequate internal controls over the accounting and financial reporting for the Business Combination; (iii) inadequate controls over the valuation of the warrant and tranche rights and obligations and liabilities resulting from the series B-2 preferred stock financing, and the revenue base redemption liability associated with the Initial OrbiMed Commitment Amount; (iv) inadequate design and implementation of controls over the conversion of data from our legacy stock-based compensation management system to our new system, over the assumptions used to calculate fair value of certain equity awards to support the recognition of stock compensation expense, and over the assumptions used to determine the achievement of the performance obligations of certain equity awards; and (v) inadequate security management internal controls over certain IT applications supporting financial reporting, related to segregation of privileged IT user rights and to monitor elevated user activity.; each described in more detail under the heading Part I - Item 4. Controls and Procedures elsewhere in the registration statement of which this Prospectus/Offer to Exchange forms a part.

Our management developed a remediation plan, and we have continued to take steps to remediate each of the material weaknesses described above. The remediation plan included hiring additional trained resources with requisite experience with complicated accounting issues, designing and enforcing processes that ensure adequate segregation of duties within the finance function and adequately reviewing the assumptions and inputs to accounting estimates and engaging outside expert consultants as needed. As of December 31, 2024, we have hired additional trained resources with such requisite experience or selected outside expert consultants. We will continue to evaluate the existing finance function experience and expertise to identify additional resource needs to aid in the remediation of the material weaknesses. The material weaknesses will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will continue to monitor the effectiveness of the remediation plan and will make the changes it determines to be appropriate.

Furthermore, we cannot assure you that the remediation measures taken to date, and the actions we may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in our internal controls over financial reporting described above or that we will prevent or avoid potential future material weaknesses. Further, additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in material errors in our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of Nasdaq, investors may lose confidence in our financial reporting and our stock price may decline as a result. In addition, we could be subject to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities as well as stockholder litigation which would require additional financial and management resources, and investors may lose confidence in our financial reporting and our stock price may decline as a result. As a result, our ability to obtain financing, or financing on favorable terms, could be materially and adversely affected, which in turn, could materially and adversely affect our business, financial condition and the market value of our securities and require us to incur additional costs to improve our internal control systems and procedures. In addition, perceptions of us among customers, partners, investors, securities analysts and others could also be adversely affected.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, maintaining effective disclosure controls and procedures and internal control over financial reporting. We continue to develop and refine our disclosure controls and other procedures that are designed to ensure that the information we are required to disclose in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers. We may, however, be unable to meet the time periods specified in the SEC rules and forms. For example, prior to the filing of the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025, we filed a Form 12b-25 (Notification of Late Filing) with the SEC to avail ourselves of a 15-day extension to file the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025. The need for the extension was primarily due to the identification of errors identified in the timing of stock-based compensation expense and clinical trial related research and development expenses and the use of incorrect assumptions.

We must continue to improve our internal control over financial reporting. Our management will be required to make a formal assessment of the effectiveness of our internal control over financial reporting pursuant to Sarbanes-Oxley Act Section 404(a), and we may in the future be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.

There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our Common Stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our Common Stock is listed, the SEC and other regulatory authorities.

The price of our securities has been and may continue to be volatile.

The price of our securities has been and may continue to be volatile. From August 11, 2023, the date following the Business Combination, through June 23, 2025, our common stock price has fluctuated from a low of $3.62 to a high of $12.00 per share. The price of our Common Stock may continue to fluctuate in the future due to a variety of factors, including, without limitation:

●	the volume and timing of sales of TriNav or other products;

●	the introduction of new products or product enhancements by us or others in our industry;

●	the timing and results of clinical trials of any of our product candidates;

●	regulatory actions with respect to our product candidates or our competitors’ products and product candidates;

●	the success of existing or new competitive products or technologies;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	establishment or termination of collaborations for our product candidates or development programs;

●	failure or discontinuation of any of our development programs;

●	results of clinical trials of product candidates of our competitors;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the level of expenses related to any of our product candidates or development programs;

●	the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

●	actual or anticipated changes in estimates as to financial results or development timelines;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key personnel;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of (or inability to incur) additional debt;

●	the volume of shares of Common Stock available for public sale;

●	general economic and political conditions, such as recessions, interest rates, social, political and economic risks and acts of war or terrorism; and

●	that the information we are required to disclose in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

These market and industry factors may materially reduce the market price of our securities regardless of our operating performance. It is also possible that an active trading market will not be sustained. Any of these effects would make it difficult to sell our securities at an attractive price or at all.

We may be unable to maintain the listing of our securities on Nasdaq in the future.

We cannot guarantee that our securities will continue to be listed on Nasdaq. If we fail to meet the requirements of the applicable listing rules, such failure may result in a suspension of the trading of our shares or delisting in the future. This may further result in legal or regulatory proceedings, fines and other penalties, legal liability for us, the inability for our stockholders to trade their shares and negatively impact our share price, reputation, operations and financial position, as well as our ability to conduct future fundraising activities. If Nasdaq delists our securities and we are not able to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a limited amount of news and analyst coverage for the company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, Russia’s ongoing incursion of Ukraine has created extreme volatility in the global capital markets and disrupted global supply chain and energy markets; it is possible that the war in the Middle East may have similar effects. There have also recently been disruptions to the U.S. banking system due to bank failures, such as those that have occurred with respect to Silicon Valley Bank, Signature Bank, and First Republic Bank. Any such volatility and disruptions may have adverse consequences on us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation could also increase customers’ operating costs, which could result in reduced budgets for customers and potentially less demand for our products and services. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing and in our public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, will be impacted by a number of factors, many of which are out of our control. Actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic or regulatory uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of Common Stock may decline as well. Even if we issue public guidance, there can be no assurance that we will continue to do so in the future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of our securities. This risk is especially relevant for us because life sciences companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and our resources, which could harm our business.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our securities.

Securities research analysts may establish and publish their own periodic projections of us. These projections may vary widely and may not accurately predict the results that we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage to continue, if analysts cease to continue coverage of us, the market price and volume for our securities could be adversely affected.

Sales of our securities or the perception of such sales, by us or our equity holders, in the public market or otherwise, could cause the market price for our securities to decline.

The sale of our Common Stock in the public market or otherwise, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well. Specifically, we have filed a number of resale registration statements covering the resale of our Common Stock that is outstanding or that may be issued and become outstanding at the election of the holder of such security upon exercise or conversion thereof.

Our stockholders will be able to sell all of their securities held for so long as they remain registered for resale on an effective registration statement or if the sale is otherwise exempt from registration. This is more relevant now given all the conversion of the preferred stock. Certain of our selling securityholders acquired the Common Stock at prices that are significantly lower than the current trading price of our Common Stock. Even if the trading price of our Common Stock falls to or significantly below the current trading price, certain of our securityholders may still have an incentive to sell and profit due to the nominal purchase prices paid by such selling securityholders, which are significantly lower than the purchase prices they paid.

Our Warrants are exercisable for Common Stock, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the closing of the offer and Consent Solicitation on July 1, 2024, there were approximately 1,751,825 Public Warrants to purchase an aggregate of 1,751,825 shares of Common Stock, 4,428,648 Private Placement Warrants to purchase an aggregate of 4,428,648 shares of Common Stock and 1,000,000 Conversion Warrants to purchase an aggregate of 1,000,000 shares of Common Stock. The Private Placement Warrants and Conversion Warrants became exercisable on September 10, 2023, in accordance with the terms of the Warrant Agreement. The Initial OrbiMed Warrant for 130,805 share of Common Stock became exercisable on April 30, 2024. The exercise price of the remaining SPAC Warrants is $11.50 per share, or approximately $82.6 million in the aggregate, assuming none of the SPAC Warrants are exercised through “cashless” exercise. The exercise price of the Initial OrbiMed Warrant was initially $9.5562 per share, or approximately $1.25 million in the aggregate, assuming none of the Initial OrbiMed Warrant is exercised through a “cashless” exercise. For the year ended December 31, 2024, the exercise price was adjusted pursuant to the terms of the Initial OrbiMed Warrant to $9.3722 per share, or approximately $1.23 million in the aggregate, assuming none of the Initial OrbiMed Warrant is exercised through a “cashless” exercise. We have the unilateral right to reduce the exercise price of the SPAC Warrants, and may do so as a means of raising capital. Additionally, pursuant to the Warrant Amendment, we have the unilateral right to force conversion of the remaining 1,751,825 Public Warrants in exchange for 0.27 shares of Common Stock per Public Warrant. There is no guaranty that the warrant holders will exercise their Warrants at the current exercise price or any reduced exercise price. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share (or, if the exercise price is lowered, such lower exercise price), meaning the SPAC Warrants are “out of the money,” we believe holders of our SPAC Warrants that were issued will be unlikely to exercise their SPAC Warrants on a cash basis. Similarly, if the trading price of our Common Stock is below $9.3722, meaning the Initial OrbiMed Warrant would be “out of the money,” we believe OrbiMed would be unlikely to exercise the Initial OrbiMed Warrant on a cash basis. Additionally, the Initial OrbiMed Warrant, as shown above, is subject to customary price-based anti-dilution protections, such that, in certain circumstances, if we issue shares of our common stock below the current exercise price of the Initial OrbiMed Warrant, including through sales under the SEPA, the exercise price of the Initial OrbiMed Warrant will be adjusted downward based on such issuance. As a result, if there are any such adjustments, the amount of proceeds we receive from the exercise of the Initial OrbiMed Warrant will be less than $1.24 million in the aggregate. On December 31, 2024, the reported sales price of our Common Stock was $5.01 per share and the last reported sales price of our Public Warrants was $1.10 per warrant, both of which are lower than the exercise price of the Warrants.

To the extent such Warrants are exercised, or we force the conversion of the Public Warrants, additional Common Stock will be issued, which will result in dilution to the holders of Common Stock and will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Common Stock.

We are an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act and, if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” our securities may be less attractive to investors and it may be more difficult to compare our performance with other public companies.

We qualify as an emerging growth company under SEC rules. As an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements; (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley; (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements; and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for the Common Stock, and its market price may be more volatile. We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent that we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.

The exercise price of the Warrants may be higher than the prevailing market price of the underlying shares of Common Stock. The exercise price of the Warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of Common Stock is lower than the exercise price. The cash proceeds associated with the exercise of Warrants to purchase our Common Stock are contingent upon our stock price. The value of our Common Stock will fluctuate and may not align with the exercise price of the Warrants at any given time. As of May 8, 2024, the last reported sales price of our Common Stock was $9.66 per share. So long as the trading price of our Common Stock is less than $11.50, meaning the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock, we believe that holders of the Warrants are unlikely to choose to exercise their Warrants. As a result, we may not receive any proceeds from the exercise of the Warrants.

Furthermore, to the extent that the Private Placement Warrants, Conversion Warrants, or OrbiMed Warrants are exercised on a “cashless basis,” we will not receive cash upon their exercise. A cashless exercise allows holders of such Warrants to convert the warrants into shares of our Common Stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the Private Placement Warrants, Conversion Warrants, or OrbiMed Warrants were exercised on a cash basis.

The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of Common Stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such Public Warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Certificate of Incorporation and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Board or taking other corporate actions, including effecting changes in our management. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may discourage transactions that otherwise could involve the payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

●	the right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	the requirement that a special meeting of stockholders may only be called by a majority of the Board, the chairperson of the Board, or our chief executive officer which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limitation of the liability of, and the indemnification of, our directors and officers;

●	the ability of the Board to amend our Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control of us or changes in our Board and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prevents some stockholders who hold more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our Common Stock. Any provision of our Certificate of Incorporation and Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for Common Stock.

Our Certificate of Incorporation designates the Delaware Court of Chancery or Delaware state or United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit such stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or other stockholders.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for state law claims for (i) any derivative claim or cause of action brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders, us or our stockholder; (iii) any action against us or any of our current or former directors, officers or other employees asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (vi) any action asserting a claim against us or any of our current or former directors, officers or other employees governed by the internal affairs doctrine or otherwise related to our internal affairs. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations promulgated thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring, holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Although we believe these exclusive forum provisions will benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations promulgated thereunder.

Our Certificate of Incorporation, to the extent permitted by applicable law, contains provisions renouncing our interest and expectation to participate in certain corporate opportunities identified or presented to our non- employee directors or stockholders.

Our officers and directors and their respective affiliates may hold, and may, from time to time in the future, acquire interests in or provide advice to businesses that directly or indirectly compete with certain areas of our business. Our Certificate of Incorporation provides that we renounce, to the fullest extent permitted by Delaware or other applicable law, any expectancy that any of our non-employee directors, stockholders or the affiliates of such stockholders will offer any corporate opportunity of which such director or stockholder may become aware to us except with respect to a corporate opportunity that was offered to a director solely in his or her capacity as our director and (i) such opportunity is one we are legally and contractually permitted to undertake and (ii) the director is permitted to refer that opportunity to us without violating any legal obligation. As a result, these arrangements could adversely affect our business, results of operations, financial condition or prospects if attractive business opportunities are allocated to any of our non-employee directors, stockholders or the affiliates of such stockholders instead of to us.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section titled “Risk Factors.” Preferred Stock Holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to Preferred Stock Holders of each class of our outstanding shares of Preferred Stock the opportunity to receive that number of shares of Common Stock equal to the quotient of (i) the sum of (a) the Liquidation Preference and (b) the Accrued Dividends if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by (ii) $4.00 (subject to adjustment for adjustments to the Conversion Price (as defined in the Certificate of Designations) (the “Exchange Price”)]. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered shares of Preferred Stock.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of shares of Preferred Stock who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the Preferred Stock Holders their consent to the Preferred Stock Amendment, which has been approved by 55% of the outstanding shares of our Preferred Stock , and will give us the right to (A) call, at any time, all or any portion of the then-outstanding shares of Preferred Stock for conversion into shares of Common Stock equal to the quotient of (x) the sum of (1) the Liquidation Preference and (2) all accrued and unpaid dividends per share on the Preferred Stock as of the conversion date, divided by (y) $5.277, which is the current conversion price per share for the Preferred Stock, and (B) eliminate the conversion price reset provision in the Certificate of Designations. The Preferred Stock Amendment will permit us to call for conversion, at our option, all or any portion of the outstanding shares of Preferred Stock that remain outstanding after the Offer is consummated. A copy of the Preferred Stock Amendment is attached hereto as Annex A. We urge that you carefully read the Preferred Stock Amendment in its entirety. Holders of 55% of the outstanding shares of Preferred Stock have entered into Tender and Support Agreements, pursuant to which such holders have consented to the Preferred Stock Amendment.

Holders who tender shares of Preferred Stock for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Preferred Stock Amendment (effective upon our acceptance of the tendered shares of Preferred Stock). The consent to the Preferred Stock Amendment is a part of the Letter of Transmittal and Consent relating to the Preferred Stock.

You cannot tender any shares of Preferred Stock for exchange in the Offer without giving your consent to the Preferred Stock Amendment. Thus, before deciding whether to tender any shares of Preferred Stock, you should be aware that a tender of shares of Preferred Stock may result in the approval of the Preferred Stock Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your shares of Preferred Stock in the Offer.

If you elect to tender shares of Preferred Stock in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender shares of Preferred Stock, you may withdraw your tendered shares of Preferred Stock at any time before the Expiration Date and retain them on their current terms or amended terms if the Preferred Stock Amendment is approved, by following the instructions herein. In addition, shares of Preferred Stock that are not accepted by us for exchange by July 23, 2025 may thereafter be withdrawn by you until such time as the shares of Preferred Stock are accepted by us for exchange.

Shares of Preferred Stock Subject to the Offer

In connection with the transactions contemplated by the Merger Agreement, MTAC entered into subscription agreements, each dated June 7, 2023 (collectively, the “Subscription Agreements”) with certain investors (the “Preferred Stock PIPE Investors”) pursuant to which MTAC agreed to issue and sell to the Preferred Stock PIPE Investors in private placements to close concurrently with the Effective Time, an aggregate of 1,785,502 shares of Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020 (the “Preferred Stock PIPE Investment”). The Preferred Stock had an initial conversion price of $10.00 per share, which is subject to adjustment upon the occurrence of certain events. Pursuant to the Offer, we are offering up to an aggregate of 11,860,206 shares of our Common Stock in exchange for the shares of Preferred Stock, which equates to an exchange ratio of 3.3 shares of Common Stock for each share of Preferred Stock exchanged pursuant to the Offer, inclusive of Accrued Dividends through August 10, 2027, and based upon the assumption that 100% of the issued and outstanding shares of Preferred Stock will be exchanged in the Offer at a Conversion Price of $4.00 per share.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Daylight Time, on July 23, 2025, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Preferred Stock Holders who previously tendered shares of Preferred Stock will have a right to withdraw such previously tendered shares of Preferred Stock until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we will promptly return any tendered shares of Preferred Stock. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Preferred Stock will continue to apply to any such unexchanged shares of Preferred Stock, or the amended terms of the Preferred Stock, as applicable, if the Preferred Stock Amendment is approved, or earlier upon conversion or liquidation, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation as it relates to the Preferred Stock, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Common Stock issued for every share of Preferred Stock exchanged or by changing the terms of the Preferred Stock Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.

If we increase or decrease the exchange ratio of our Common Stock issuable in exchange for a share of Preferred Stock, the amount of shares of Preferred Stock sought for tender and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days and we will need to amend the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in such registration statement on Form S-4.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered shares of Preferred Stock. If you choose to participate in the Offer, you may tender less than all of your shares of Preferred Stock pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of shares of Preferred Stock who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq Global on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

●	the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

●	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the shares of Preferred Stock pursuant to the Offer or otherwise relates in any manner to the Offer;

●	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, is reasonably likely to directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the shares of Preferred Stock illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) materially delay or materially restrict our ability, or render us unable, to accept for exchange or exchange some or all of the shares of Preferred Stock; and

●	there shall not have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the U.S.; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment is reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, the commencement or escalation of any war, armed hostilities or other national or international calamity, including, but not limited to, a catastrophic terrorist attack against the U.S. or its citizens, or an outbreak of a pandemic or contagious disease, on or after the date of the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.

The Consent Solicitation is conditioned upon the tender and acceptance of a sufficient number of the outstanding shares of Preferred Stock such that the Preferred Stock Amendment is. Holders of 55% of the outstanding shares of Preferred Stock have entered into Tender and Support Agreements, pursuant to which such holders have consented to the Preferred Stock Amendment..

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Preferred Stock Holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Preferred Stock Holder, the Offer and Consent Solicitation is conditioned upon such Preferred Stock Holder desiring to tender shares of Preferred Stock in the Offer delivering to the exchange agent in a timely manner the holder’s shares of Preferred Stock to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit and may be asserted by us in our reasonable discretion, regardless of the circumstances (other than action or inaction by us) giving rise to any such conditions, and may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion on or prior to the Expiration Date. In the event that one or more of the events described above occurs, we will promptly notify Preferred Stock Holders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer and Consent Solicitation or (ii) terminate the Offer and Consent Solicitation. In addition, depending upon the materiality of any waived condition(s) and the number of days remaining prior to the then scheduled expiration date of the Offer and Consent Solicitation, we may be required to promptly disseminate disclosure regarding such waiver to Preferred Stock Holders and extend the Offer and Consent Solicitation. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, subject to each Preferred Stock Holder’s right to challenge any determination by us in a court of competent jurisdiction.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return any tendered shares of Preferred Stock (and the related consent to the Preferred Stock Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Preferred Stock Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent or the exchange agent for the Offer and Consent Solicitation, is making any recommendations to any Preferred Stock Holder as to whether to exchange their shares of Preferred Stock and deliver their consent to the Preferred Stock Amendment. Each Preferred Stock Holder must make its own decision as to whether to tender shares of Preferred Stock for exchange pursuant to the Offer and consent to the Preferred Stock Amendment.

Procedure for Tendering Shares of Preferred Stock for Exchange and Consenting to the Preferred Stock Amendment

The Preferred Stock is not publicly traded or eligible for book-entry transfer through DTC. Therefore, for you to validly tender shares of Preferred Stock pursuant to the Offer, the enclosed preferred stock letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, and any other required documents must be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus supplement, and certificates for tendered shares of Preferred Stock must be received by the exchange agent at that address, in each case before the Expiration Date.

A tender of shares of Preferred Stock made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Preferred Stock Holder that, among other things: (i) the Preferred Stock Holder agrees to exchange the tendered shares of Preferred Stock on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Preferred Stock Holder consents to the Preferred Stock Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Preferred Stock Holder is voluntarily participating in the Offer; (v) the future value of our shares of Preferred Stock is unknown and cannot be predicted with certainty; and (vi) such Preferred Stock Holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Preferred Stock Amendment.

Registered Holders of Preferred Stock; Beneficial Owners of Preferred Stock

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name shares of Preferred Stock are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the shares of Preferred Stock.

Tendering Shares of Preferred Stock Using Letter of Transmittal and Consent

A registered holder of shares of Preferred Stock may tender shares of Preferred Stock for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange.

In order for shares of Preferred Stock to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the shares of Preferred Stock being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the shares of Preferred Stock by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Preferred Stock Holder must set forth: (i) its name and address; (ii) the number of Preferred Stock being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “- Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered shares of Preferred Stock (for example, if the registered holder has assigned the shares of Preferred Stock to a third-party), or if our shares of Common Stock to be issued upon exchange of the tendered shares of Preferred Stock are to be issued in a name other than that of the registered holder of the tendered shares of Preferred Stock, the tendered certificates representing the shares of Preferred Stock must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates representing the shares of Preferred Stock, with the signature(s) on the certificates representing shares of Preferred Stock or assignment documents guaranteed by an Eligible Institution.

Any shares of Preferred Stock duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Common Stock in exchange for such shares of Preferred Stock as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the shares of Preferred Stock tendered therewith exactly as the name of the registered holder appears on such shares of Preferred Stock and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

DELIVERY OF A LETTER OF TRANSMITTAL AND CONSENT OR ANY OTHER REQUIRED DOCUMENTATION TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. SEE “- TIMING AND MANNER OF DELIVERIES.”

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Preferred Stock pursuant to the procedures described herein and the form and validity of all documents will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to each Preferred Stock Holder’s right to challenge any determination by us in a court of competent jurisdiction. We reserve the absolute right in our sole discretion to reject any or all tenders of shares of Preferred Stock that we determine are not in proper form. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in any tender of any particular shares of Preferred Stock. Our interpretation of the terms and conditions of the Offer and Consent Solicitation will be final and binding, subject to each Preferred Stock Holder’s right to challenge any determination by us in a court of competent jurisdiction. We are not obligated and do not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tendered shares of Preferred Stock must be cured within such time as we shall determine. Neither we nor any of our affiliates or assigns, the information agent, the exchange agent, or dealer manager and solicitation agent will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Preferred Stock Holder for failure to give any such notice. Tenders of shares of Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived.

Fees and Commissions

Tendering Preferred Stock Holders who tender shares of Preferred Stock directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager and solicitation agent or any brokerage commissions. Beneficial owners who hold shares of Preferred Stock through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering shares of Preferred Stock on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of shares of Preferred Stock to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our shares of Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered shares of Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the shares of Preferred Stock tendered by such holder.

Withdrawal Rights

By tendering shares of Preferred Stock for exchange, a holder will be deemed to have validly delivered its consent to the Preferred Stock Amendment. Tenders of shares of Preferred Stock made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Preferred Stock Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your shares of Preferred Stock. A valid withdrawal of tendered shares of Preferred Stock before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Preferred Stock Amendment. Tenders of shares of Preferred Stock and consent to the Preferred Stock Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered shares of Preferred Stock at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that shares of Preferred Stock that are not accepted by us for exchange by July 23, 2025 may thereafter be withdrawn by you until such time as the Preferred Stock are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the shares of Preferred Stock for which tenders are to be withdrawn and the number of shares of Preferred Stock to be withdrawn. If the shares of Preferred Stock to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such shares of Preferred Stock. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Preferred Stock Holder). A withdrawal may not be cancelled, and shares of Preferred Stock for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, shares of Preferred Stock for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section titled “- Procedure for Tendering Shares of Preferred Stock for Exchange” at any time prior to the Expiration Date.

A holder who tendered its shares of Preferred Stock should send written notice of withdrawal to the exchange agent specifying the name of the Preferred Stock Holder who tendered the shares of Preferred Stock being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section titled “- Procedure for Tendering Shares of Preferred Stock for Exchange - Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the shares of Preferred Stock being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Preferred Stock tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Preferred Stock Holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to each Preferred Stock Holder’s right to challenge any determination by us in a court of competent jurisdiction. No withdrawal of shares of Preferred shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns, the information agent, the exchange agent, or dealer manager and solicitation agent will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Preferred Stock Holder for failure to give any such notice. Withdrawals of tenders of shares of Preferred Stock may not be rescinded, and any shares of Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Preferred Stock Holders may retender withdrawn shares of Preferred Stock by following one of the procedures for tendering shares of Preferred Stock described herein at any time prior to the Expiration Date.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange shares of Preferred Stock validly tendered until the Expiration Date, which is one minute after 11:59 p.m., Eastern Daylight Time, on July 23, 2025, or such later time and date to which we may extend. Our shares of Common Stock to be issued upon exchange of the shares of Preferred Stock pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any shares of Preferred Stock not exchanged, will be delivered promptly following the Expiration Date. In all cases, shares of Preferred Stock will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered shares of Preferred Stock, (ii) a properly completed and duly executed Letter of Transmittal and Consent, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange shares of Preferred Stock that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Preferred Stock Holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered shares of Preferred Stock for exchange promptly following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

An authorized committee of the Board approved the Offer and Consent Solicitation on April 30, 2025. The purpose of the Offer and Consent Solicitation is to simplify our capital structure and reduce the potential dilutive impact of the shares of Preferred Stock, thereby providing us with more flexibility for financing our operations in the future. The shares of Preferred Stock that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of shares of Common Stock in exchange for such shares of Preferred Stock pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Except for the Certificate of Designations and the Tender and Support Agreements, there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to the shares of Preferred Stock.

Pursuant to the Tender and Support Agreements, parties representing approximately 55% of the outstanding shares of Preferred Stock have agreed to tender their Preferred Stock in the Offer and to consent to the Preferred Stock Amendment in the Consent Solicitation. Accordingly, if the other conditions described herein are satisfied or waived, then the Preferred Stock Amendment will be adopted with respect to the Preferred Stock. Any shares of Preferred Stock converted prior to the expiration of the Offer Period will reduce the number of outstanding shares of Preferred Stock and will be omitted from the calculation of those shares of Preferred Stock that have consented to the Preferred Stock Amendment in the Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

Mats Wahlström, our Chairman, beneficially owns 50,000 shares of Preferred Stock held directly by Leonard Capital, LLC and David Matlin, our Director, owns 100,000 shares of Preferred Stock. Refer to the section titled “Principal Securityholders” for more information.

OUR BUSINESS

Overview

We are a growing, oncology focused medical technology business seeking to transform outcomes for patients with solid tumors by integrating our innovative delivery technology with standard-of-care therapies, and with our investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 (“TRL9”) agonist, for a range of different therapeutic and technology applications. Our ultimate goal is to transform the treatment paradigm for patients battling solid tumors. We have developed an innovative technology designed to overcome two of the most significant challenges that prevent optimal delivery and performance of therapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) off target delivery. Nelitolimod, specifically, combined with our technology aims to address the immunosuppressive properties of tumor immune cells in liver, pancreas and other solid tumors. By systematically addressing these barriers, we aim to improve response to therapies and to enable improved patient outcomes.

Background

Many solid tumors, especially desmoplastic tumors like pancreatic ductal adenocarcinoma (PDAC), have high interstitial fluid pressure which creates a physical barrier preventing therapeutics from penetrating the tumor. Beyond penetration issues, the blood vessels that supply these tumors are leaky and disorganized, leading to poor distribution of the therapeutic within the tumor.

We have developed a platform approach to address the unique challenges of drug delivery to solid tumors with the goal of overcoming the two primary barriers described above that limit therapeutic delivery and inhibits treatment success:

PEDD & TriNav- Device Business with Potential for Growth:

Our delivery method - Pressure-Enabled Drug Delivery (PEDDTM) (“PEDD”) - modulates pressure and flow within blood vessels to improve intravascular therapeutic delivery into tumors thereby increasing the likelihood of tumor response in comparison to conventional delivery technologies. Our on-market, 510(k) cleared PEDD device, the TriNav Infusion System (“TriNav”) is currently being used for a number of interventional radiology procedures, most commonly transarterial radioembolization (“TARE”) and transarterial chemoembolization (“TACE”) in patients with primary liver cancer or in patients with liver metastases. TriNav is a highly innovative and novel device that is FDA-cleared and has undergone peer-reviewed studies at multiple clinical sites. The PEDD method has now been used in over 21,000 procedures, primarily TACE and TARE. TriNav achieved $29.4 million in revenue in 2024 representing growth of 59.0% vs. the previous year.

We also have developed a separate 510(k) cleared PEDD device for infusions into the pancreas (Pancreatic Retrograde Venous Infusion (“PRVI”) device) to treat pancreatic tumors. TriSalus developed a novel way to access the pancreas via the venous vasculature where the vessels are larger, easier to access and PRVI is designed to address many of the limitations inherent to arterial infusions in the pancreas. The PRVI device is currently being studied in a clinical trial for nelitolimod delivery into pancreatic tumors and has completed enrollment in a Phase 1 clinical trial. Although FDA-cleared, the PRVI device has not yet been commercialized and commercial sale is not anticipated before 2026.

We are currently studying the ability of nelitolimod, an investigational class C TLR9 agonist, to reactivate the immune system within the liver and pancreas by broadly reprogramming immune cells and reducing myeloid derived suppressor cells (“MDSCs”), cells which cause immunosuppression, to enable more durable responses to immune checkpoint inhibitors (“CPIs”), thereby improving patient outcomes.

We believe that the combination of PEDD with nelitolimod creates a platform approach with the potential to address common therapeutic barriers across numerous cancer indications affecting the liver and pancreas and that this approach could provide a meaningful benefit to patients. There is also the potential that this platform may not only enable CPIs or other classes of immunotherapeutics, such as cell therapeutics, and, based on published clinical and preclinical data, may prove beneficial when co-administered with currently approved chemotherapeutics and radiation.

We are in the early stages of our development efforts and have only one product candidate, nelitolimod, in early clinical development. We have initiated Phase 1 and Phase 1b clinical trials for nelitolimod, each of which are focused on a different target indication, specifically: uveal melanoma, intrahepatic cholangiocarcinoma and hepatocellular carcinoma (“UMLM”, “ICC” and “HCC”, respectively), and pancreatic cancer. We expect that any continued investigation for ICC and HCC may continue through Investigator Initiated Trials (IITs). Based on the changing landscape for second line treatment of UMLM, we do not intend to proceed to Phase II trials for that indication on our own, but we are looking for potential partners to advance that indication. Our Phase I PERIO-03 clinical trial in pancreatic cancer is enrolled and we anticipate data from the study will be available by the end of 2025, depending on when treatment is completed. Based on the current funding environment for early stage oncology agents, we plan to only pursue the development of Nelitolimod in any indication with a partner where they can fund development.

Overcoming Barriers to Effective Drug Delivery with PEDD

Systemic delivery of cancer therapeutics presents two critical challenges for patients with liver tumors. First, based on the normal distribution of cardiac output, the liver will receive only a small fraction of the dose. Second, intratumoral solid stresses compress the interior of the tumor and deform blood vessels, inhibiting therapeutic delivery into the tumor tissue. In particular, vessel leakiness together with vascular compression causes elevated interstitial fluid pressure that hinders delivery of therapeutic agents and limits efficacy. The end result of these factors creates barriers to the systemic administration of chemotherapeutic agents and nanomedicines to tumors, reducing treatment efficacy.

PEDD Delivery Technology is a technological solution to this intratumoral pressure barrier that can enable more effective delivery of therapeutic agents to liver and pancreatic tumors. PEDD devices are engineered to overcome high intratumoral pressure through creation of a favorable pressure gradient, causing increased blood flow to the tumor while constricting blood flow to normal tissue minimizing systemic exposure and decreasing toxicity.

The unique valve on the PEDD device, referred to as SmartValve, works in sync with the cardiac cycle and preserves more than 70% of forward blood flow with a pulsative response (vs. total occlusion) due to its intermittently occlusive design. This physiologically increases local vascular pressure at the target location close to the tumor, infusing therapeutics into resistive tumor vessels to enable deeper perfusion and to improve therapeutic delivery. The SmartValve also provides a fixed centro-luminal catheter position, unlike a standard microcatheter where the position of the catheter is in a random, off-centered position. This more reproducible catheter positioning has been associated with a more homogeneous particle distribution in an in vivo hepatic arterial model. The SmartValve has also been shown to reduce or eliminate reflux and has been shown in clinical studies to reduce delivery of therapeutics to non-target tissues.

Treatment of Liver Tumors with Transarterial Radioembolization (TARE)

TARE is an image guided, locoregional therapy that involves hepatic artery embolization with intra-arterial infusion of Yttrium-90 (“90Y”) microspheres for treatment of hepatocellular cancer as well as patients with certain metastatic liver cancers. The aim of the treatment is to target tumor cells with a high dose of radiation while limiting exposure to healthy tissue.

The PEDD approach is designed to provide a reliable method to maximize the tumor to normal liver ratio (“T/N ratio”). PEDD devices are designed to not only increase therapeutic delivery to target tumors but also to provide protection to minimize off-target delivery of radioactive micro spheres and the potential complications associated with undesired normal tissue exposure. A pilot study of a PEDD catheter not only demonstrated reduced hepatic nontarget embolization but also found a significant increase in tumor deposition of 99mTc-MAA by a factor of 1.68 (range 1.33 to 1.90, p < 0.05). Another study at the Saint Luc University Hospital and King Albert II Cancer Institute in Brussels, Belgium confirmed the superiority of PEDD devices in improving tumor deposition in liver radioembolization with resin microspheres.

In patients undergoing TARE, augmenting the T/N ratio for the delivery of therapeutic micro spheres has the potential to increase therapeutic response as a direct positive relationship between absorbed dose and tumor response. In addition to the potential for improved response, an increased T/N ratio reduces radiation exposure to normal liver parenchyma and reduces the risk of associated liver toxicity.

Treatment of Liver Tumors with Transarterial Chemoembolization (“TACE”)

TACE is an image-guided, locoregional therapy that involves hepatic artery embolization with intra-arterial infusion of a chemotherapeutic agent and is used most commonly for treatment of HCC and hepatic metastases of colorectal and neuroendocrine tumors in the U.S. As with TARE, the goal of TACE procedures is to deliver chemotherapeutic agents (in either an emulsion or as part of a drug-eluting bead system) with the goal of complete tumor coverage while avoiding delivery of therapeutic or embolic beads to normal tissue.

This goal of increasing tumor perfusion while reducing delivery to normal tissue may be achieved with the PEDD method using the 510(k) FDA-cleared TriNav device. TriNav alters downstream hepatic arterial blood pressure and may reduce resistance in tumor microvascular. In clinical studies, the use of PEDD devices for delivery of drug-coated micro spheres to treat HCC has demonstrated improved microsphere deposition, tumor necrosis, and imaging response compared to delivery with conventional end-hole catheters. PEDD devices have also been demonstrated, in multiple independent clinical studies, to increase delivery of chemotherapy beads, enhance response rates to chemotherapy beads, improve tumor targeting with Y-90 products, and enhance cell therapy delivery to liver tumors.

PEDD Clinical Studies

In multiple clinical studies comparing PEDD devices to standard catheters, PEDD devices demonstrated improved therapy delivery in both TARE and TACE studies. For instance, such studies have shown that:

● PEDD has improved tumor targeting in liver radioembolization with resin 90Y microspheres and significantly increased both T/N ratio and dose delivery compared to a standard endhole microcatheter in head-to-head comparisons between PEDD devices and standard catheters in the two studies summarized below:

○ A prospective company sponsored study included 9 patients with a variety of tumor types who were referred for Y90 radioembolization treatment of their liver tumors. Prior to treatment via PEDD, each patient received two same-day sequential lobar infusions of macroaggregated albumin (“MAA”) via endhole microcatheter and PEDD. Differences in MAA distribution within the tumors and non-target sites were evaluated and the results showed: a 33% to 90% (mean=68%; p<0.05) increase in tumor deposition; a 24% to 89% (mean=42%; p<0.05) decrease in nontarget embolization; and increased on-target deposition in 100% of the tumors.

○ A retrospective independent study of 61 patients with liver cancer (190 lesions) treated with resin Y90 radioembolization. All patients in the study underwent an MAA planning procedure delivered via a standard endhole (“EH”) catheter. Resin Y90 was then delivered via either an EH catheter (control group) or via PEDD, followed by PET/CT imaging. Each patient’s post-Y90 PET/CT was co-registered to their post- MAA SPECT/CT to compare the T/N ratio and tumor dose (“TD”). The results showed that across all tumor types, PEDD increased the T/N by a median of 24%, and the TD by a median of 23%, (p<0.001) with no significant difference seen in the standard EH catheter (control) group. The results showed that PEDD significantly improved both tumor targeting and dose delivery across multiple tumor types.

● PEDD achieved greater on-target distribution of chemotherapy eluting beads, delivering a significantly higher concentration of therapy in the tumor as compared to standard microcatheters and delivered higher radiographic and pathologic response rates in a head-to-head comparison between the PEDD device and standard catheters in the study summarized below;

● A retrospective, single-center study, included 88 treatment-naive patients with solitary HCC tumors <6.5cm who underwent treatment using either PEDD (n = 18) or a standard microcatheter (n = 70). PEDD patients exhibited lower aspartate aminotransferase (p = 0.003) and alanine aminotransferase (p = 0.044) at 6 months. Blinded radiological evaluation showed that PEDD achieved a significantly higher objective response rate, compared to the EH catheter (100% vs 76.5%; p=0.019). Following liver explant, a blinded review of the liver specimens found that PEDD achieved improved pathological response compared to the standard EH catheter (88.8% vs 33.8%; p=0.026) as well as a significantly higher concentration of therapy in tumor compared to the standard EH catheter (88.7 ± 10.6% vs 55.3 ± 32.7%; p=0.002)

Real-world Support

TriSalus recently published a Health Economic and Outcome Research (“HEOR”) study looking at real-world data capturing both safety and clinical complications for TriNav as compared to conventional catheters over the 2020-2022 time period. This study utilized a large, 300 million patient datasets covering 98% of US payers. These data, which compared key characteristics and clinical complication rates of 603 PEDD patients with those of 16,210 non-PEDD patients, provide valuable insights into the benefits of PEDD technology that would otherwise have taken many years to accumulate through alternative approaches, e.g., randomized controlled clinical trials.

Key findings include that TriNav patients, despite a higher baseline disease burden and clinical complexity as compared to non-TriNav patients, showed overall clinical results comparable to the patients with lower disease burden. The study also revealed that:

● TriNav patients showed reduced rates of post-procedure fatigue compared to non-TriNav patients

● In TACE procedures, interventional radiologists were able to deliver significantly more chemotherapeutic to the tumor when using TriNav vs. the amount delivered using standard catheters, a critical treatment goal.

● TriNav TACE patients had fewer 30-day inpatient visits post-procedure vs. non-TriNav patients in matched cohort comparison.

● TriNav HCC patients were more likely to have a liver transplant in matched cohort comparison.

● TriNav TARE patients with liver metastases had fewer clinical complications post-procedure vs. non-TriNav patients in matched cohort comparison.

● In patients with HCC, TriNav patients showed lower rates of post-procedural gastric ulcers and jaundice.

These study data demonstrate that TriNav is preferentially selected to treat the complex patient with a higher burden of disease vs. patients treated with standard catheters, yet these patients show similar results post-treatment compared to patients with a lower disease burden. TriNav patients showed meaningful trends toward better outcomes in matched cohort comparisons, including an increased rate of liver transplants.

TriNav Market Opportunity

TACE and TARE are widely used locoregional therapies for HCC, colorectal liver metastases (“CRLM”), and neuroendocrine tumor (“NET”) liver metastases. However, significant unmet medical needs remain. One major challenge is inconsistent drug delivery; traditional embolization techniques often result in suboptimal drug penetration due to high intratumoral pressure and poor perfusion, limiting treatment efficacy. Additionally, tumor heterogeneity and vascular variability can lead to uneven distribution of therapeutic agents, reducing overall response rates. Another key limitation is treatment resistance and recurrence, as embolization alone does not fully eradicate microscopic disease, necessitating repeat procedures that may compromise liver function over time. Furthermore, post-embolization syndrome, characterized by pain, fever, and liver dysfunction, impacts patient quality of life and may delay subsequent treatments.

TriNav is focused on improved therapeutic delivery and reduction of off target effects on a range of liver tumors including HCC, colorectal liver metastasis and neuro endocrine tumors. The incidence of primary and metastatic liver tumors has been increasing, presenting a large opportunity given the poor outcomes associated with liver cancers, whether primary or metastatic. According to the American Cancer Society, primary liver tumors, including ICC and HCC, currently represent more than 42 thousand cases annually in the U.S. The liver is also one of the most common sites for metastases, which is cancer that has spread from another site, and according to the National Cancer Institute and recent epidemiological data, there are at least 96,000 individuals diagnosed annually with liver metastases, primarily from colorectal cancer or non-small cell lung cancer, for a total of more than 137,000 new liver cancer diagnoses per year.

We estimate that 60% of these patients are eligible for TACE or TARE procedures and that between 75% and 80% are appropriate candidates for our current TriNav device, representing a potential market opportunity of approximately 62 thousand units, or approximately $494.0 million, based on our current price of $7,983.

TriSalus recently expanded its portfolio of PEDD devices with the launch of the TriNav LV Infusion System (“TriNav LV”) and TriGuide Guiding Catheter to optimize therapeutic delivery for patients with larger vessels. The TriNav LV is suitable for patients with vessels sized between 3.5 and 5.0mm and is expected to allow us to meaningfully expand our addressable liver embolization market. The TriGuide Guiding Catheter has a larger inner diameter, lubricious inner lining, and reverse curve design to support femoral access for the TriNav LV, which we believes will enhance procedural efficiency. These new products are eligible for the same Healthcare Common Procedure Coding System (“HCPCS”) reimbursement codes as existing TriNav products, enabling seamless integration into current billing structures.

One potential new application for TriNav LV is the use of the technology for uterine fibroid embolizations (“UFEs”). Roughly 10% of women aged 18-65 lives with uterine fibroid today and current treatment approaches include hysterectomy, endometrial ablation and uterine fibroid embolizations. We estimate TriNav LV is applicable for 20 thousand UFEs per year, expanding the market opportunity by approximately $160.0 million.

TriSalus also initiated a registry study called PROTECT (Pressure Enabled Retrograde Occlusive Therapy with Embolization for Control of Thyroid Disease) and intends to enroll 100 patients across at least five leading academic sites. It is estimated that approximately 5% of adults have multinodular goiters, and the prevalence in adults over 50 is estimated to be up to 50%. We estimate that this could expand the addressable market for TriNav by approximately 50 thousand procedures, representing an incremental $400.0 million market opportunity. This new procedure utilizing the TriNav system is also eligible for the same HCPCS reimbursement code allowing for seamless integration into current billing approaches.

Additionally, through our pancreas infusion technology we believe we can deliver to the site of disease (pancreatic tumor) in combination with systemic therapy allowing for maximum concentration of the therapeutic directly to the tumor with potential reduced toxicity. We believe that this technology potentially could treat 2 thousand patients annually adding an additional market expansion of $400.0 million.

Another potential application of TriNav is for the use in prostate embolization’s. Current treatment options for men with enlarged prostate include prostatectomy, trans-urethral prostate resection, alpha blockers and 5-alpha reductase inhibitors and other options. Prostate embolization’s offer a minimally invasive alternative to pharmaceutical side effects or surgical complications. We estimate that TriNav has potential in 25 thousand patients of the 100 thousand patients diagnosed with the disease.

The estimated total addressable market for TriSalus PEDD technology in the U.S. is project to exceed $1.6 billion annually. The market is divided into a current market valued at $900.0 million and an additional market opportunity estimated at $700.0 million. The analysis is based on patient population estimates for various conditions where PEDD may be applicable, including liver cancer, multinodular goiter, locally advanced pancreatic cancer, UFEs and prostate embolization.

TriNav Positioning

Multiple clinical studies, both in TACE and in TARE, have demonstrated that the PEDD™ approach can increase therapeutic delivery to the tumor while decreasing delivery of radioembolics or chemoembolics to healthy tissue. Our recently published HEOR study clearly demonstrates that TriNav is used in patients with a high burden of disease, and in patients who are more advanced in their disease progression as evidenced by higher comorbidities, greater levels of liver-related adverse events prior to their embolization procedures, higher rates of previous embolization, and higher rates of previous systemic therapy.

Given that TriNav patients have achieved outcomes similar to patients with lesser burden of disease overall, and trends towards better outcomes (successful liver transplant) and lower rates of clinical complications, we believe that TriNav is positioned to become the standard of care for the complex patient who may benefit from liver embolization. We believe that a significant majority of embolization patients are “complex patients” defined by one or more of the following:

● Previous embolization and/or systemic therapy;

● Multi-nodal or bilobar lesions - (Significant tumor burden);

● Large tumors (> 5 cm);

● Multiple comorbidities; and

● Hypovasular tumors.

Given this evidence base, we are positioning TriNav to become standard of care for complex patients and are instructing our sales organization to focus interventional radiologists’ utilization of TriNav on these complex patients where TriNav has been shown to provide benefit when compared to standard catheters.

Reimbursement

In December 2023 TriNav received a unique and permanent HCPCS code from Centers for Medicare & Medicaid Services (“CMS”), C9797, which has been assigned to APC 5194 (Level 4 Endovascular Procedures) for calendar year 2025 with a payment rate of $17,957. This code can be used without restriction for any embolization or occlusion procedure consistent with the TriNav Instructions for Use and is reimbursed in the hospital outpatient and ambulatory surgery center settings. With the provision of this code, reimbursement for TriNav has continued uninterrupted from the launch year. The C9797 code brings significant benefit vs. previous CMS coverage as the new code is not restricted to use in conjunction with specific CPT codes, which was the case under TPT status. Effective April 1, 2025, TriNav received a second unique and permanent HCPCS code from CMS, C8004, which has been assigned to APC 5193 (Level 3

Endovascular Procedures) for the calendar year 2025 with a payment rate of $11,341. This new code provides reimbursement clarity for mapping procedures conducted prior to TARE.

Our Customers & Stakeholders

We aim to interact closely with all our key stakeholders to ensure a patient’s experience is beneficial. We view our customers as including the interventional radiologists, IR technicians, medical oncologists, nursing support, and the Value Analysis Committee (“VAC”) staff, who either use our products or recommend the purchase of such products to hospitals and, most importantly, the patients they treat.

Our goal is to establish a high level of engagement and trust with the various clinicians and support individuals in the hospital as well as with patients. Additionally, we believe that many hospitals are under cost pressure and need education on, and assistance to support and embrace, the use of modern technology. We have reimbursement, clinical and technical support to ensure each clinician and support individual feels confident in using our technology.

Another crucial stakeholder group comprises advocacy organizations that have been instrumental in supporting the use of TriNav and our company on a broader scale. TriSalus has partnered with several patient advocacy groups dedicated to assisting a diverse spectrum of liver cancer patients, encompassing both primary and secondary liver cancer. We aim to enhance awareness among patient communities regarding the array of available treatment options, including participation in our technology and nelitolimod clinical trials. Receiving a diagnosis such as liver or pancreatic cancer is devastating and overwhelming to patients. Our commitment is to provide patients, their clinicians and advocacy organizations with information regarding the benefits of our technology and platform approach with nelitolimod.

Sales and Marketing

We have established a commercial infrastructure designed to drive TriNav adoption among interventional radiologists and oncologists. Our commercial strategy for TriNav targets hospitals through direct sales engagements with clinicians and the broader medical, hospital and technical staff. TriSalus utilizes a direct sales model to hospitals and ambulatory surgery centers nationwide. Our current sales focus is on targeting hospitals and major academic medical centers with the highest levels of TACE and TARE procedures.

Our sales representatives and sales managers have substantial medical device sales experience and market our products directly to interventional radiologists who perform TACE and TARE procedures. We are focused on developing strong relationships with our physicians and hospital customers in order to educate them on the use and benefits of our products. Similarly, our marketing team has a significant amount of domain expertise. Our sales and marketing team totals 53 professionals as of December 31, 2024.

The use of TriNav is consistent with the current steps an interventional radiologist utilizes to conduct TACE and TARE procedures. Following instructions from one of our sales representatives on how best to manage optimal functioning of the SmartValve, we believe the TriNav catheter is intuitive, and relatively easy to use. We believe this provides value to our customers and makes our sales model a source of competitive advantage. A lower service burden means we can develop a cost-efficient sales model by optimizing a mix of clinical specialists and sales representatives. In the U.S., TriNav can be provided to hospitals on a consignment basis whereby title is transferred when the technology is used in clinical procedures. Other hospitals purchase TriNav directly, and TriNav is sold for a predetermined set fee for each catheter via a predetermined contract or purchase order.

Industry and Competition

Our industry is highly competitive and subject to rapid and significant technological change as research provides a deeper understanding of the pathology of diseases and new technologies and treatments are developed. We believe our scientific knowledge, technology, and development capabilities provide us with substantial competitive advantages, but we face potential competition from multiple sources, including large pharmaceutical, biotechnology, specialty pharmaceutical and medical device companies.

TriNav Competition

The primary competition for TriNav is the standard microcatheter, which is frequently used in minimally invasive procedures for delivering therapeutics or devices (e.g., Y90). However, standard microcatheters do not have the ability to modulate pressure and flow or to improve the T:N ratio, nor do they have clinical evidence or data that they can improve therapeutic delivery to liver and pancreatic tumors.

Microcatheters are manufactured by a wide range of medical device manufacturers. Besides the standard microcatheter, there are two other competitive products: Embolix’s Sniper and Merit Medical’s Swift NINJA.

Some of our competitors are large, well-capitalized companies with significantly larger market shares and resources than we have. As a consequence, they are able to spend more money on product development, marketing, sales, and other products. We also compete with smaller, niche players that have less resources and more limited influence in the market.

Growth Opportunities - TriNav Product Improvements

We are committed to advancing our technology to improve patient outcomes. Major areas of product enhancement underway at the Company includes incorporation of sensing and machine learning into our technology to improve patient outcomes while also exploring potential new applications outside of our current core focus on liver and pancreatic cancer. These include:

● Precision therapeutic delivery - By more accurately measuring both pressure and flow within blood vessels feeding tumors, we expect healthcare providers will be able to more efficiently and precisely overcome mechanical barriers in the tumor microenvironment.

● Reduced treatment toxicity - Fine-tuning treatment regimens based on real-time pressure and flow data may help minimize treatment toxicity by delivering therapeutic agents more precisely to the tumor while sparing healthy tissues. Current PEDD™ devices are able to significantly outperform conventional microcatheters in delivering more dose to the tumor while sparing normal tissue (improving the T:N Ration), and we are focused on enhancing this capability.

● Real-time monitoring - Continuous monitoring of pressure and flow allows for real-time assessment of optimal therapy delivery. This enables clinicians’ ability to adjust treatment strategies promptly based on dynamic changes in the tumor’s vascular characteristics, optimizing therapeutic efficacy while minimizing potential side effects.

● Additional applications - TriSalus continues to explore opportunities to improve patient outcomes in interventional radiology procedures beyond the liver and pancreas. Potential areas where PEDD™ devices may be able to improve outcomes and/or reduce post-embolization complications include benign goiter, UFE, geniculate artery embolization for osteoarthritis of the knee, and prostate embolization for prostatic hyperplasia, among others.

We are committed to enhancing our technology by incorporating new technologies that provide meaningful improvements in treatment outcomes and where we can gather new data to support continued product development. Most importantly, we are focused on improving personalized treatment strategies and improving patient outcomes in a range of disease areas. Research and development efforts are currently underway on a variety of different technologies with plans for future product launches within the next several years.

Pancreatic Retrograde Venous Infusion Device

Additionally, we are advancing our PRVI, which is currently 510(k) cleared by the FDA and in a Phase 1 clinical trial for locally advanced pancreatic cancer.

Our PRVI approach seeks to address many of the key challenges associated with delivering therapeutics to pancreas tumors. In contrast to the liver, pancreatic arteries feeding tumors are small and tortuous, making targeted delivery challenging. Venous access affords anatomic advantages due to the presence of larger diameter vessels. Additionally, pancreatic tumors exhibit a dense, desmoplastic stroma that limits the delivery of therapeutics. The PEDD™ method is design to address the mechanical barriers. Certain cell types within the stroma construct an immunologically suppressed microenvironment that prevents the local immune system from clearing the tumor. We believe our PRVI device may address these challenges by:

● Modulating pressure and flow to overcome mechanical barriers;

● Embedding real-time pressure sensing capability important to ensure a pressure flow that stays within safe and appropriate pressure levels and that avoids hypoxia; and

● Enabling a therapeutic index that is efficacious while limiting toxicity compared to systemic dosing.

The Pancreatic Retrograde Venous Infusion Device has not been commercialized and commercial sales are not anticipated before 2026.

Pre-clinical pancreatic cancer model experiments indicated that using the PRVI method of PEDD™ improved drug delivery 3.6-7.0-fold. We studied PRVI in an orthotopic murine model of PDAC and demonstrated that PRVI delivery of gemcitabine increased intra-tumoral drug concentrations and enhanced the subsequent tumor responses to treatment. PRVI infusion of gemcitabine resulted in more than 100-fold greater tumor concentrations compared with systemic delivery (127 vs 19 ng/mg; P < .01) and lesser tumor volume compared with both systemic gemcitabine and saline via PRVI (274 vs 857 vs 629 mm3; P < .01). The same mouse model was employed to assess the impact of PRVI on tumor uptake and response to oxaliplatin. It was found that PRVI administration of a 2mg dose of oxaliplatin resulted in a significant decrease in tumor size while preserving nerve conduction velocity and nerve tissue morphology as compared to standard delivery methods under histopathological analysis.

Other Commercialization Growth Opportunities

● Expand TriNav Sales Organization in the U.S.: We sell TriNav through our direct sales organization in the U.S. Our sales team has in-depth knowledge of the markets in which we compete and in which we seek to compete. We have recently expanded our specialized sales organization across the U.S. to provide broader hospital coverage and increased time for the representative to expand utilization within hospital targets from which we expect to foster deep relationships with physicians and drive revenue growth. We intend to expand our commercial organization over the next several years to ensure full coverage of the embolization market and drive revenue growth.

● Develop Collaborations with Therapeutic Partners. The PEDD™ approach has been shown to be able to improve uptake into tumor tissue of a range of therapeutics in both human studies and in animal models. Immunotherapeutics, chemo- and radioembolics, chemotherapeutics and cell therapies have all been shown to have improved uptake when delivered by a TriNav vs. standard approaches. We may explore opportunities to partner with therapeutics companies at all stages of development and commercialization in collaborations designed to improve targeted delivery of therapies to patients in a manner that can improve outcomes in areas of high unmet medical need

● Continue Partnering with Leading Academic Medical Centers. We will continue to progress our clinical evidence of the value of PEDD™ through TriSalus-sponsored and investigator-sponsored research. Currently we have multiple investigator-initiated trials at major medical centers exploring the benefit of TriNav and the PEDD method in TARE, TACE and uterine fibroid embolization. We intend to complete these trials while also planning and initiating additional trials that have the potential to further define the benefit that TriNav can bring to areas of unmet medical need.

Nelitolimod: Promising Therapeutic Opportunity

Strategic Acquisition of Nelitolimod

In July 2020, we acquired nelitolimod, a class C TLR9 agonist, from Dynavax Technologies Corporation (“Dynavax”). Prior to acquiring nelitolimod, we embarked on a comprehensive landscape assessment evaluating assets currently or formerly in clinical development that would fit the criteria for optimal immunomodulation of the TME in the liver and pancreas. Our selection criteria included the identification of an immunotherapeutic with a potential mechanism of action to specifically address immunosuppressive mechanisms in the liver and/or pancreas; the potential to enable systemic checkpoint inhibition in patients with liver or pancreatic tumors to the extent observed in other indications; the ability to broadly reprogram the TME while addressing Myeloid Derived Suppressor Cells (a key cell type that suppresses the immune system in the liver and pancreas); and a therapeutic where locoregional delivery would be expected to improve outcomes.

We chose to focus on TLR agonists since they are well known to have broad TME modulating effects with induction of immunity at distal sites and the potential to turn “cold tumors”, such as those affecting the liver and pancreas, “hot”, meaning responsive to immunotherapeutics such as ICIs. Many TLR agonists have been in clinical development with varying results, most often using needle injection strategies which limit the ability to treat multiple or large tumors. TLR agonists are generally not safe to be administered intravenously due to concerns related to excessive immune cell activation.

We acquired nelitolimod from Dynavax based on Phase 2 study data that demonstrated improved responsiveness to pembrolizumab with acceptable tolerability in stage IV cutaneous melanoma. In particular, Dynavax conducted the Synergy-001/KEYNOTE 184 Phase 1b/2 study (the “Synergy study”) to assess the safety and preliminary efficacy of the combination of intratumoral nelitolimod and intravenous (“IV”) pembrolizumab for cutaneous melanoma and head and neck cancer. In the Synergy study, nelitolimod + pembrolizumab was associated with a serious adverse event rate on par with that of pembrolizumab alone, and a response rate of 78% was achieved in treatment naïve patients. In the melanoma and head and neck carcinoma studies, nelitolimod in combination with anti-programmed cell death protein 1 (“PD-1”) therapy produced response rates that are higher than those reported for anti-PD 1 therapy alone. See (12) Dynavax Purchase to our consolidated financial statements included elsewhere in this Annual Report for more information.

Since acquiring the worldwide rights to nelitolimod, we have initiated three Phase 1/1b Pressure Enabled Regional Immuno-oncology (PERIOTM) (“PERIO”) studies which are focused on four indications where we are testing the ability of the nelitolimod /PEDD therapeutic platform to enable systemic CPIs in the following Phase 1 clinical trials:

● Uveal melanoma with liver metastases (PERIO-01, NCT04935229);

● ICC and HCC (PERIO-02, NCT05220722); and

● Locally advanced pancreatic carcinoma (PERIO-03, NCT05607953).

We have initiated Phase 1 and Phase 1b clinical trials for nelitolimod, each of which are focused on a different target indication, specifically UMLM, ICC and HCC, and pancreatic cancer. We expect that any continued investigation for ICC and HCC will only continue through IITs. Based on the changing landscape for second line treatment of uveal melanoma, we do not intend to proceed to Phase II trials for that indication on our own, but we are looking for potential partners to advance that indication. Our Phase I PERIO-03 clinical trial in pancreatic cancer is enrolled and we anticipate data from the study will be available in sometime in 2025, depending on when treatment is completed.

We are collaborating with leading cancer centers across the country to help leverage our deep immuno-oncology expertise and our unique, proprietary platform to improve patient responses to CPI therapy and potentially allow a greater number of cancer patients to benefit from immunotherapy advances.

We believe our approach in combination with CPI therapy has the potential to extend and improve the lives of patients battling liver and pancreatic tumors.

Current Treatment and Limitations

Two critical barriers have historically hindered immunotherapy success in patients with intrahepatic and pancreatic malignancies: (1) delivery of immunotherapy agents into high-pressure liver tumors is inefficient with conventional approaches and (2) specific immunosuppression pathways hinder immunotherapy responsiveness. In the majority of liver and pancreatic cancers, the tumors are not infiltrated by T cells and the TME overall is suppressed. An accumulation of suppressive immune cells, such as MDSCs, further limit the ability of T cells to enter into tumors and remain in an activated state.

For immunostimulatory drugs like nelitolimod to enable CPIs and other forms of immunotherapy, successful delivery into tumors is necessary. Intratumoral pressure in the TME may result in subtherapeutic drug concentrations at the site of disease. With systemic IV infusion, it is difficult to achieve therapeutic levels within the tumor due to distribution of cardiac output and high intratumoral pressures, and off-target toxicity is common. Local needle injection, the traditional approach for TLR agonists since they typically cannot be administered systemically, is highly localized at the point of insertion, not uniformly distributed throughout the tissue (particularly in patients with large or multiple tumors), and physically impractical for most tumors, including liver and pancreas. Importantly, regional intravascular delivery with standard microcatheters does not address the intra-tumoral pressure barrier, while balloon catheters cause a cessation of forward blood flow, which may eliminate the ability to augment baseline intravascular pressure.

Nelitolimod mechanism of action

As a class C TLR9 agonist, nelitolimod has the capacity to stimulate a broad array of immune cells and induce numerous cytokines. In addition, nelitolimod may be able to reduce myeloid suppressor cells in the liver and pancreas. Based on published clinical and preclinical data, TLR9 agonists may also have beneficial effects when combined with chemotherapeutics and/or radiation.

Nelitolimod: Cancer Types in Clinical Studies

Locally Advanced Pancreatic Adenocarcinoma (“LA-PDAC”)

LA-PDAC is associated with rapid progression, resistance to conventional therapies, deterioration in quality of life, significant morbidity, and a high mortality rate. PDAC tumors are characterized by dense desmoplastic stroma with limited effector immune cells, rendering both drug delivery and stimulation of immune responses very challenging. Immuno-oncology approaches in general and CPI therapy have been highly successful in certain other malignancies, but PDAC is a particularly aggressive disease which has proven resistant to immuno-oncology regimens. Poor responses to CPI therapy in PDAC patients may be due to the presence of suppressive immune mediators such as MSDCs, scarcity of effector T cells, and drug delivery challenges due to a highly desmoplastic stroma creating high tumor pressures. Response rates to CPI in patients with PDAC are routinely below 10% and new therapeutic options capable of addressing the delivery and immunologic barriers are urgently needed. LA-PDAC immunotherapy success may be limited due to challenges with drug delivery and a deeply immunosuppressive TME driven by MDSC. The PERIO programs are designed to test delivery technology and class C TLR9 agonist with the potential to enhance immunotherapy performance in intrapancreatic indications.

Uveal Melanoma Liver Metastases

With fewer than three thousand new diagnoses per year in the U.S., uveal melanoma is a rare solid organ malignancy in which metastatic spread to the liver results in rapidly progressive and often fatal disease. Uveal melanoma arises from melanocytes within the uveal tract, but it is a unique disease with distinct genetic, chromosomal, and biologic features not observed in cutaneous melanoma. Metastatic disease occurs in more than 50% of patients and involves the liver in up to 90% of metastatic patients.

The recent regulatory approval of Kimmtrak®, a bispecific T-cell receptor engager, which had a 1-year OS rate of 73% offers promise for patients with stage IV uveal melanoma and demonstrates that immunotherapy has potential application in addressing this disease. However, approximately 50% of patients are ineligible due to human leukocyte antigen (“HLA”) type. While the OS data was positive, progression-free survival at one year was only approximately 19%, with a median progression-free survival of 3.3 months. Despite representing a crucial clinical advance, the unmet need in the stage IV uveal melanoma space persists.

For patients not eligible for tebentafusp (Kimmtrak), CPIs that target CTLA-4, such as ipilimumab, and those that target PD-1, such as nivolumab and pembrolizumab are often used off-label. However, they have had limited efficacy in metastatic uveal melanoma. An important contributor to the failure of current therapies to effectively treat uveal melanoma is the profoundly immunosuppressive intrahepatic environment.

Market Opportunity for Investigational Therapeutic Nelitolimod

Nelitolimod Market Opportunity

According to the American Cancer Society, the National Cancer Institute and our most up-to-date epidemiology, there are approximately 137 thousand new cases of primary and secondary liver cancers diagnosed annually in the U.S. alone, and more than 60 thousand cases of pancreatic cancer diagnosed each year. Of these, more than 80 thousand may be addressable through our nelitolimod /PEDD platform for liver and pancreas. Additionally, there is a high global incidence in key targeted indications, such as HCC and ICC, providing an additional opportunity outside the U.S. The incidence of pancreatic cancer in the U.S. is more than 64 thousand annually with more than 90% of these being pancreatic ductal adenocarcinoma (“PDAC”).

PDAC and liver cancers are areas of very high unmet medical need and represent large market opportunities. We are currently evaluating data from our Phase 1 clinical studies and determining which indication(s) we will progress into further clinical studies. A chosen indication would be one in which we believe there is evidence supportive of commercial success, and such progression would require us to raise additional capital.

Nelitolimod Potential Indications: Pancreatic Cancer

PDAC is a prevalent, highly lethal cancer, with a five-year survival rate of 13% across all stages. Systemic first-line therapies for advanced pancreatic carcinoma currently provide short-term disease control. Both locally advanced and metastatic PDAC face similar challenges with respect to drug delivery and deep immunosuppression.

The National Comprehensive Cancer Network recommends consideration of clinical trials as the preferred option in the first-line setting for metastatic PDAC, emphasizing the broad recognition that current therapies are failing. First-line therapy for advanced or recurrent disease patients is FOLFIRINOX, a chemotherapy regimen, often delivered in concert with radiotherapy. A hallmark of PDAC TME is the abundance of noncancer cell components, collectively designated as the stroma, including MDSCs. This stroma can account for up to 90% of the tumor mass. The stroma has been shown to inhibit both spontaneous and therapeutically inducted antitumor immunity making it difficult to treat.

Higher CPI response rates in mismatch repair (“MMR”) deficient PDAC patients suggest promise for CPI in combination with immune reprogramming agents, although fewer than 5% of PDAC patients are MMR deficient. The success of immunotherapy in PDAC may hinge on successful management of two critical barriers: (1) PDAC tumors are densely desmoplastic, with the stroma and high tumor pressures posing a major barrier to drug delivery and (2) PDAC tumors foster deep immunosuppression, which is driven in part by MDSCs.

We are initially focusing on locally advanced PDAC due to the potential of the PRVI device to deliver nelitolimod into pancreatic tumors with the PRVI approach. Drug delivery to pancreatic tumors is more challenging than to the liver, given the more complicated arterial anatomy for the pancreas. We believe that the potential to administer an immunomodulatory drug, such as nelitolimod, into pancreatic tumors with PEDD creates a highly differentiated clinical approach.

Nelitolimod Potential Indications: UMLM

Uveal melanoma is a malignant tumor derived from melanocytes. Despite similarities between cutaneous and uveal melanoma with respect to cell of origin, the genetic, molecular, and clinical features are entirely distinct. In particular, uveal melanoma has a unique metastatic pattern, with the liver being the dominant site of spread. Uveal melanoma is more aggressive and resistant to current therapies than cutaneous melanoma. Up to 50% of patients develop metastatic disease, with 90% of stage IV patients developing liver metastases. The highly suppressive immune environment in the liver may prevent immunotherapies such as CPIs from achieving success in this patient population.

Currently, there are limited treatments for uveal melanoma. Immunocore’s Kimmtrak® is indicated for the treatment of HLA-A*02:01 positive adults with unresectable or metastatic uveal melanoma. Although an improvement over previous therapeutic options, it is only available to approximately 50% of uveal melanoma patients due to its HLA restriction. Kimmtrak was approved by the FDA with median overall survival of 21.7 months and 1-year overall survival of 73% in first line patients. Approximately 50% of the population who are HLA-A*02:01 negative still have not approved treatment option with limited late-stage clinical trials ongoing (Ideaya’s Darovasertib is being studied in combination with crizotinib, is currently in a trial that is potentially registrational). In these patients, dual agent CPI treatment is commonly used with median overall survival of approximately 19 months demonstrated in a small Phase 2 trial. HepzatoTM from Delcath was also recently approved and is available through a Risk Evaluation and Mitigation Strategy program. Use of HepzatoTM requires placement of three catheters (two in the groin and one in the neck) to deliver a chemotherapeutic.

We are seeking to create a TME more amenable to checkpoint inhibition, which we believe may potentially be achievable due to direct delivery of nelitolimod to the liver with PEDD, the dual mechanism effect of broad intratumoral immune stimulation coupled with elimination of MDSCs, and the absence of HLA restrictions. Based on the changing landscape of second line treatment of uveal melanoma, we do not intend to proceed to Phase II trials for that indication on our own, but we are looking for potential partners to advance that indication.

Clinical Site Partnership

MD Anderson Cancer Center

We have been engaged with top academic sites and leading clinicians in the liver and pancreas cancer spaces. All three PERIO programs have been centered on a 5-year Alliance Program with the University of Texas MD Anderson Cancer Center (“MDACC”) which we entered into in March 2021 (the “MDACC Agreement”). Pursuant to the MDACC Agreement, investigators at MDACC agreed to serve as the lead clinicians for the PERIO-01, PERIO-02, and PERIO-03 studies and we agreed to pay $10.0 million in collaboration funding to MDACC to conduct preclinical and clinical studies as mutually agreed by the parties. To date, we have paid an aggregate of $8.0 million towards these studies. The term of the agreement is for the later of (i) five years or (ii) until the applicable studies are completed. Prior to the expiration of the term of the MDACC Agreement, either party may terminate the MDACC Agreement if the other party commits a material breach of the agreement and fails to cure such breach within 30 days of receiving notice of such breach.

We have the right to terminate a study (and the corresponding study order) upon 30 days prior notice to MDACC, provided that the joint steering committee (which is composed of three representatives of each party and oversees the collaboration) has approved such termination and that all reasonable study costs and fees associated with wind-down activities and final monitoring visit shall be paid by us. Termination of one or more study orders will not automatically result in the termination of the MDACC Agreement or termination of any other study orders.

Under the terms of the MDACC Agreement, each party retains all right, title and interest in and to its own background intellectual property and no license to use such background intellectual property is granted to the other party except for MDACC’s use of the study drug and study devices, as applicable, in a study as set forth in the MDACC Agreement. Within fifteen days after our receipt of an invention disclosure covering any invention, representatives from each party shall meet to assess whether, taking into consideration the intellectual property limits outlined in the MDACC Agreement, the applicable invention in which MDACC has an ownership interest can be assigned to us in full and exclusive ownership. If such assignment would not violate the intellectual property limits agreed to, MDACC assigns to us the sole and exclusive ownership in and to the applicable invention and we shall reimburse MDACC for reasonable patent costs, if any, incurred by MDACC prior to the date of assignment. No intellectual property has been developed or transferred to date.

Nelitolimod Competition

We expect nelitolimod to compete primarily with a number of therapeutics that are now, or will soon be, approved for use in UMLM with liver metastases and locally advanced PDAC. These therapeutics include a range of immunotherapeutics (e.g., tebentafusp for HLA-A*02:01 positive metastatic uveal melanoma patients.

Uveal Melanoma

There are currently two FDA-approved therapies for uveal melanoma liver metastases, Immunocore’s Kimmtrak® (tebentafusp) and Delcath’s Hepzato KitTM. Kimmtrak is a bispecific fusion protein that recognizes two targets, with one target present on melanoma cells, and the second target present on T cells. As with all T-cell receptor products, only patients with specific HLA types are eligible for treatment. As a result, only approximately 50% of stage IV uveal melanoma patients are eligible to receive tebentafusp, and a significant unmet need still remains. Hepzato Kit is designed to deliver high-dose chemotherapy to the liver while limiting systemic exposure. Hepzato Kit carries several black box warnings, is only available at select institutions through a Risk Evaluation and Management Strategy (“REMS”), and is associated with a high rate of Grade 3 or 4 adverse events. We believe that even with the availability of the Hepzato Kit, as an alternative for some uveal melanoma liver metastases patients, significant unmet needs remains for these patients.

Ideaya’s Darovasertib, in combination with crizotinib, is currently being studied in HLA:A*02:01 negative patients in a potential registrational trial. We believe that nelitolimod delivered with PEDD to the site of disease with its believed dual mechanism effect of broad intratumoral immune stimulation coupled with elimination of MDSCs, combined with systemic checkpoint inhibition, has the potential to outperform current treatment options. Nelitolimod, if approved, would address the entire stage IV uveal melanoma patient population, with no limitations based on HLA typing.

Pancreatic Ductal Adenocarcinoma

Current preferred therapy for PDAC is either a clinical trial or chemotherapy (commonly the FOLFIRINOX regimen, + subsequent chemoradiation with a more recent approval of NALIRIFOX which uses liposomal irinotecan rather than standard irinotecan). These chemotherapeutic treatments have significant toxicities and limited efficacy, leaving significant unmet medical need in this disease. In December 2024, the FDA approved BIZENGRI (Zenocutuzamab )for pancreatic adenocarcinoma that harbors NRG1 gene fusions and are advanced unresectable or metastatic. Revolution Medicine is in a Phase 3 registrational trial for RMC-6236, a RAS multi-selective inhibitor. Revolutions trial is anticipated to enroll approximately 460 patients who have received prior PDAC therapy and harbor RAS mutations. Other clinical trials for PDAC are early stage and are evaluating combinations of targeted therapies and immunotherapy.

Dynavax Asset Purchase Agreement

On July 31, 2020, we entered into an Asset Purchase Agreement with Dynavax pursuant to which we purchased from Dynavax (i) nelitolimod intellectual property and product know-how, together with any and all goodwill, rights to royalties, profits, compensation, license fees and all rights to obtain renewals, reissues and extensions of registrations, (ii) all permits related to nelitolimod, (iii) all regulatory documentation related to nelitolimod, (iv) the nelitolimod investigational new drug and (v) all clinical trial data associated with nelitolimod (the “Dynavax Agreement”).

Pursuant to the Dynavax Agreement, we made an upfront payment to Dynavax of $5.0 million, and on December 30, 2020, made an additional payment of $4.0 million to reimburse Dynavax for clinical trial expenses incurred. Dynavax may also receive certain development milestone consideration dependent on the results of (a) certain clinical studies, (b) the dosing of patients in clinical trials, (c) what phase of clinical trial nelitolimod reaches, and (d) regulatory approval. The development milestones are valued up to $170.0 million. Dynavax may also receive certain commercial milestone payments based on (a) first commercial sale and (b) net sales in a fiscal year. Such commercial milestone payments are valued up to $80.0 million. As of December 31, 2024 and 2023, we have made three milestone payments of $1.0 million each, totaling $3.0 million; no payments were made in the twelve months ended December 31, 2024.

We also are obligated to pay Dynavax certain royalty payments equal to 10% of aggregate net sales of products containing the nelitolimod compound acquired during each fiscal year up to and including $1 billion and 12% for the portion of aggregate net sales during a fiscal year greater than $1.0 billion, subject to certain adjustments. Our royalty payment obligations shall expire on the latest to occur of: (i) expiration of the last-to-expire claim of an issued and unexpired patent relating to nelitolimod that claims such product (or compound contained therein) or the manufacture or use thereof in the applicable country of sale, or (ii) 10 years after the first commercial sale of such product in such country.

Manufacturing

Manufacturing

We manufacture TriNav at our facility in Westminster, Colorado, and have adequate capacity to meet anticipated commercial and clinical demands through the next several years. We are continually strengthening our supply chain and are currently qualifying additional third-party suppliers for select components of TriNav. These alternate third-party suppliers of TriNav components are subject to qualification and approval from the FDA.

We contract with third parties for the manufacture, testing, and storage of nelitolimod. In our experience, contract manufacturers (“CMOs”) are generally cost-efficient and reliable, and therefore, we currently have no plans to build our own manufacturing capabilities for nelitolimod. Because we rely on CMOs, we employ personnel with extensive technical, manufacturing, analytical, and quality experience to oversee contract manufacturing and testing activities and to compile manufacturing and quality information for our regulatory submissions. Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, and which govern record-keeping, manufacturing processes and controls, personnel, quality control, and quality assurance, among other activities. Our systems and our contractors are required to comply with these regulations, and we assess this compliance regularly through monitoring of performance and a formal audit program.

Intellectual Property

We strive to protect our proprietary technology that we believe is important to our business, including seeking and maintaining patents intended to cover our product candidates and technologies that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, as well as know-how, trademarks, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position. We internally developed our intellectual property related to TriNav and related technologies. We have sought and intend to continue to seek appropriate patent protection for our product candidates, as well as other proprietary technologies and their uses by filing patent applications in the U.S. and other select countries.

Patents

As of May 31, 2025, we owned at least 79 registered patents expiring between 2030 and 2040, with at least an additional 95 pending patent applications.

For our TriNav device, we are the sole owner of five granted U.S. patents, five pending U.S. patent applications, 13 granted foreign patents (counting national validations in Europe) and two pending foreign patent applications in Canada and Europe relating to a dynamic reconfigurable microvalve protection device and the PEDD method for infusing an immunotherapy agent to a solid tumor and method for selective pressure-controlled therapeutic delivery. The five granted U.S. patents expire between 2031 and 2038. The 13 granted foreign patents expire in 2038. Any patents issuing from the pending patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2030 and 2041, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions.

For the TriSalus Infusion System, we are the sole owner of six granted U.S. patents, five pending U.S. patent applications, 14 granted foreign patents (counting national validations in Europe) and two pending foreign patent applications in Europe and Hong Kong relating to closed tip dynamic microvalve protection device, atraumatic occlusive system with compartment for measurement of vascular pressure change, method for selective pressure-controlled therapeutic delivery and the PRVI method for pressure-controlled retrograde venous therapeutic delivery. The four granted U.S. patents expire between 2035 to 2038. The 14 granted foreign patents expire between 2035 and 2040. Any patents issuing from the pending patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2035 and 2041, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. Some patents and applications relating to the TriSalus Infusion System overlap with those identified for the TriNav device.

For nelitolimod, we are awaiting four pending U.S. patent application, three pending PCT patent applications, 33 pending foreign patent applications relating to immunostimulatory sequence oligonucleotides and methods of using the oligonucleotides and specifically nelitolimod. However, we jointly own with Merck Sharp & Dohme LLC two granted US and 14 granted foreign patents (counting national validations in Europe) that expire in 2036 and relate to nelitolimod, which is a CPG-C type oligonucleotide, as discussed further below. We also jointly own a pending U.S. patent application with the Regents of the University of California and H. Lee Moffitt Cancer Center and Research Institute, Inc.

Any patents issuing from the pending patent applications (if issued from future national phase applications that we file) are expected to expire between 2041 and 2043, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions.

Upon regulatory approval of nelitolimod in the U.S., we expect to be granted five years of regulatory exclusivity in the U.S. We also intend to apply for orphan drug designation which, if granted, would extend the exclusivity period for an additional two years.

Trade Secrets and Other Proprietary Information

We seek to protect our proprietary information, including our trade secrets and proprietary know-how, by requiring our employees, consultants and other advisors to execute confidentiality agreements upon the commencement of their employment or engagement. These agreements generally provide that all confidential information developed or made known during the course of the relationship with us be kept confidential and not be disclosed to third parties except in specific circumstances. In the case of our employees, the agreements also typically provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed during employment shall be our exclusive property to the extent permitted by law. Where appropriate, agreements we obtain with our consultants also typically contain similar assignment of invention provisions. Further, we generally require confidentiality agreements from business partners and other third parties that receive our confidential information.

Trademarks

We also rely on 18 registered trademarks and trade designs to develop and maintain our competitive position. TriNav, SmartValve, and TRISALUS LIFE SCIENCES are registered trademarks of ours in the U.S, and we have pending applications for U.S. trademarks for TRISALUS, SMARTSENSE, TRIGUIDE, TRISALUS CLINICAL ESSENTIALS.

Government Regulation

We are subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) and the FDA’s implementing regulations set forth, among other things, requirements for the testing, development, including clinical trials, manufacture, quality control, safety, effectiveness, approval/clearance, labeling, storage, record-keeping, reporting, distribution, import, export, sale, advertising and promotion of our products and product candidates. Although the discussion below focuses on regulation in the U.S. because that is currently our primary focus, we may seek approval/clearance for, and market, our products in other countries in the future. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences.

We expect the global regulatory environment will continue to evolve, which could impact the cost, the time needed to approve, and ultimately, our ability to maintain existing approvals or obtain future approvals for our products. Regulations of the FDA and other regulatory agencies in and outside the U.S. impose extensive compliance and monitoring obligations on our business. These agencies review our design and manufacturing practices, labeling, record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed products. We are also subject to periodic inspections for compliance with applicable manufacturing and quality system regulations, which govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, and servicing of finished drugs and medical devices intended for human use. In addition, the FDA and other regulatory bodies, both within and outside the U.S. (including the Federal Trade Commission, the Office of the Inspector General of the Department of Health and Human Services, the U.S. Department of Justice, and various state attorneys general), monitor the promotion and advertising of our products. Any adverse regulatory action, depending on its magnitude, may limit our ability to effectively market and sell our products, limit our ability to obtain future pre-market approvals or result in a substantial modification to our business practices and operations.

Medical Device Development and Approval

Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification submission, granting of a de novo request, or premarket application (“PMA”) approval. Under the FD&C Act, medical devices are classified into one of three classes, Class I, Class II, or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and includes those devices for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices may require premarket notification to the FDA.

Class II devices are moderate risk devices and are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FD&C Act requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) or de novo process.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. For a device that is Class III by default (because it is a novel device that was not previously classified and has no predicate), the device manufacturer may request that FDA reclassify the device into Class II or Class I via a de novo request.

510(k) Marketing Clearance. To obtain 510(k) clearance by the FDA, a premarket notification submission must be submitted to the FDA demonstrating that the proposed device is “substantially equivalent” to a predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976, and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I (e.g., via the de novo classification process), or a device that was previously cleared through the 510(k) process. The FDA’s 510(k) review process usually takes from three to six months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant 510(k) clearance to market the device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo request or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo or a PMA in the first instance, but the FDA can review that decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until FDA has cleared or approved a 510(k), de novo or PMA for the change. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

De Novo Process. If a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. If the FDA agrees with the down-classification, the de novo applicant will then receive authorization to market the device, and a classification regulation will be established for the device type. The device can then be used as a predicate device for future 510(k) submissions by the manufacturer or a competitor.

Premarket Approval Process. Class III devices require submission through the PMA process before they can be marketed. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain, among other things, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FD&C Act to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials. Clinical trials are almost always required to support de novo or a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational Device Exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA notifies the manufacturer that the investigation may not begin or is subject to a clinical hold. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE and may pose additional requirements for the conduct of the trial. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan.

During a clinical trial, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA, or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Drug Development and Approval

Under the FD&C Act, FDA approval of an NDA is required before any new drug can be marketed in the U.S. NDAs require extensive studies and submission of a large amount of data by the applicant.

Preclinical Testing. Before testing any compound in human patients in the U.S., a company must generate extensive preclinical data. Preclinical testing generally includes laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological studies in several animal species to assess the toxicity and dosing of the product. Certain animal studies must be performed in compliance with the FDA’s Good Laboratory Practice (“GLP”) regulations and the U.S. Department of Agriculture’s Animal Welfare Act. Some nonclinical testing can happen during the clinical trials.

IND Application. Human clinical trials in the U.S. cannot commence until an investigational new drug (“IND”) application is submitted and becomes effective. A company must submit preclinical testing results to the FDA as part of the IND, and the FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical studies in human volunteers. Unless the FDA raises concerns, the IND becomes effective 30 days following its receipt by the FDA, and the clinical trial proposed in the IND may begin. Either before or after human clinical trials commence, the FDA may stop a clinical trial by placing it on “clinical hold” because of concerns about the safety of the product being tested or for other reasons.

Clinical Trials. Clinical trials involve the administration of a drug to healthy human volunteers or to patients, under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulations, including compliance with the FDA’s Good Clinical Practice (“GCP”) requirements, which establish standards for conducting, recording data from, and reporting the results of, clinical trials, and are intended to assure that the data and reported results are credible and accurate and that the rights, safety, and well-being of study participants are protected. The conduct of clinical trials is subject to the FDA’s Bioresearch Monitoring (“BIMO”) program, a comprehensive program of on-site inspections, data audits, and remote regulatory assessments. Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. Each protocol is reviewed by the FDA as part of the IND. In addition, each clinical trial must be reviewed and approved by, and conducted under the auspices of, an Institutional Review Board (“IRB”) for each clinical site. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with, as applicable, regulations and guidelines for obtaining informed consent from the study patients, following the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting of adverse events (“AEs”). Foreign studies conducted under an IND must meet the same or comparable requirements as those that apply to studies being conducted in the U.S. Data from a foreign study not conducted under an IND may be submitted in support of an NDA if the study was conducted in accordance with GCP and U.S. regulations and the FDA is able to validate the data.

A study sponsor is required to publicly post specified details about certain clinical trials and clinical trial results on government or independent websites (e.g., http://clinicaltrials.gov). Human clinical trials typically are conducted in three sequential phases, although the phases may overlap, be combined, or be subdivided. In some cases, particularly in the development of therapies to treat orphan or rare disease or diseases with unmet medical need, development is limited to one or two phases.

● Phase 1 clinical trials involve the initial administration of the investigational drug to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase 1 clinical trials generally are intended to evaluate the safety, metabolism and pharmacologic actions of the drug, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

● Phase 2 clinical trials generally are controlled studies that involve a relatively small sample of the intended patient population, and are designed to develop initial data regarding the product’s effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential AEs.

● Phase 3 clinical trials are conducted after preliminary evidence of effectiveness has been obtained and are intended to gather the additional information about safety and effectiveness necessary to evaluate the drug’s overall risk-benefit profile and to provide a basis for physician labeling. Generally, Phase 3 clinical development programs consist of expanded, multi-site, large-scale studies of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the drug at the proposed dosing regimen. Phase 3 data often form the core basis on which the FDA evaluates a drug’s safety and effectiveness when considering the product application.

The sponsoring company, the FDA or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent regulatory approval.

NDA Submission and Review. The FD&C Act provides two pathways for the approval of new drugs through an NDA. An NDA under Section 505(b) of the FD&C Act is a comprehensive application to support approval of a product candidate that includes, among other things, data and information to demonstrate that the proposed drug is safe and effective for its proposed uses, that production methods are adequate to ensure its identity, strength, quality, and purity of the drug, and that proposed labeling is appropriate and contains all necessary information. A 505(b)(1) NDA contains results of the full set of preclinical studies and clinical trials conducted by or on behalf of the applicant to characterize and evaluate the product candidate.

Section 505(b)(2) of the FD&C Act provides an alternate regulatory pathway to obtain FDA approval that permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

We plan to seek FDA approval of nelitolimod delivered via PEDD through the 505(b)(1) regulatory approval pathway, as part of a combination regimen with other therapeutics. A combination regimen requires data demonstrating the contribution of each drug in the regimen to the treatment of the disease under study. For nelitolimod to obtain approval, we will be required to produce data to confirm its contribution to the regimen improves the efficacy of the therapeutic regimen. There is FDA precedent for this data to be obtained from a number of sources, including, a comparator in a controlled trial, prior FDA approvals, historic data from other clinical trials or meta-analysis of clinical practice or “real world” data.

In addition to a combined therapy, the inclusion of a drug (nelitolimod) and a cleared device component (TriNav) in the platform is likely to be considered a “combination product” under FDA regulations. For nelitolimod, we expect that the FDA’s Center for Drug Evaluation and Research (“CDER”) will have primary jurisdiction for review of the NDA, and the drug and cleared device will be reviewed as a combination product under one marketing application. For a drug-device combination product, CDER typically consults with the FDA’s Center for Devices and Radiological Health in the NDA review process. For TriNav to become part of a combination product, we may be required to produce data supporting TriNav or PEDD’s contribution to the efficacy of nelitolimod in the targeted indications beyond the original data used in support of 510(k) clearance of the TriNav device. In addition, our PRVI device is currently being studied in combination with nelitolimod in the PERIO-03 trial. The PRVI device has received 510(k) clearance and may in the future also meet the definition of a “combination product” under FDA regulations. For the PRVI device to become part of a combination product, we may be required to produce data supporting PRVI or PEDD’s contribution to the efficacy of nelitolimod in the targeted indications beyond the original data used in support of 510(k) clearance of the PRVI device.

The submission of an NDA generally requires payment of a substantial user fee to the FDA, however a drug that has received an Orphan Drug Designation is not subject to this user fee. Moreover, under section 736(d)(1)(D) of the FD&C Act, an applicant is eligible for a waiver of the application fee if the applicant is a small business submitting its first human drug application to the Agency for review and does not have another product approved under a human drug application and introduced or delivered for introduction into interstate commerce. The FDA reviews applications to determine, among other things, whether a product is safe and effective for its intended use and whether the manufacturing controls are adequate to assure and preserve the product’s identity, strength, quality, and purity. For some NDAs, the FDA may convene an advisory committee to seek insights and recommendations on issues relevant to approval of the application. Although the FDA is not bound by the recommendation of an advisory committee, the FDA considers such recommendations carefully when making decisions.

Additional regulatory requirements may be implicated. The FDA may determine that a Risk Evaluation and Mitigation Strategy (“REMS”) is necessary to ensure that the benefits of a new product outweigh its risks prior to approving a new product. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Under the Pediatric Research Equity Act, as amended by the FDA Reauthorization Act of 2017, certain molecularly targeted oncology drugs require early evaluation. Specifically, if an original NDA or Biologics License Application for a new active ingredient for adults is directed at a molecular target FDA determines to be substantially relevant to the growth or progression of a pediatric cancer, study of the molecularly targeted pediatric cancer must be submitted with the marketing application, unless FDA waives or defers the requirement. FDA also inspects the facility or facilities where the product is manufactured prior to approving an NDA. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with current Good Manufacturing Practice (“cGMP”) requirements and an adequate quality system to assure consistent production of the product within required specifications.

Once the FDA accepts an NDA submission - which occurs, if at all, within 60 days after submission of the NDA - the FDA’s goal for a non-priority review of an NDA is ten months. The review process can be and often is significantly extended, however, by FDA requests for additional information, studies, or clarification. After review of an NDA and the facilities where the product is manufactured, the FDA either issues an approval letter or a complete response letter (“CRL”) outlining the deficiencies in the submission. The CRL may require additional testing or information, including additional preclinical or clinical data. Even if such additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor. FDA’s goal for the review of an application granted priority review is six months after the 60-day acceptance period.

Developing a drug and obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials. Additionally, as a condition of approval, the FDA may impose restrictions that could affect the commercial success of a drug or require post-approval commitments, including the completion within a specified time period of additional clinical studies, which often are referred to as “Phase 4” or “post-marketing” studies.

Post-approval modifications to the drug or its use, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical studies or clinical trials, to be submitted in a new or supplemental NDA, which would require FDA approval.

Post-Approval Regulation

Once approved, drug and medical device products are subject to continuing regulation by the FDA. If ongoing regulatory requirements are not met, or if safety or manufacturing problems occur after the product reaches the market, the FDA may at any time withdraw product approval/clearance or take actions that would limit or suspend marketing. Additionally, the FDA may require post-marketing studies or clinical trials, changes to a product’s approved labeling, including the addition of new warnings and contraindications, or the implementation of other risk management measures, including distribution-related restrictions, if there are new safety information developments.

Good Manufacturing Practices. Companies engaged in manufacturing drug products or their components must comply with applicable cGMP requirements and product-specific regulations enforced by the FDA and other regulatory agencies. Compliance with cGMP includes adhering to requirements relating to organization and training of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, quality control and quality assurance, packaging and labeling controls, holding and distribution, laboratory controls, and records and reports. The FDA regulates and inspects equipment, facilities, and processes used in manufacturing pharmaceutical products prior to approval. If, after receiving approval, a company makes a material change in manufacturing equipment, location, or process (all of which are, to some degree, incorporated in the NDA), additional regulatory review and approval may be required. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes following the initial approval of a product.

Failure to comply with applicable cGMP requirements and conditions of product approval may lead the FDA to take enforcement action or seek sanctions, including fines, issuance of warning letters, civil penalties, injunctions, suspension of manufacturing operations, operating restrictions, withdrawal of FDA approval, seizure or recall of products, and criminal prosecution. Although we periodically monitor the FDA compliance of our third-party manufacturers, we cannot be certain that our present or future third-party manufacturers will consistently comply with cGMP and other applicable FDA regulatory requirements.

We also need to comply with some of the FDA’s manufacturing and safety regulations for devices. In addition to cGMP, the FDA requires that devices or drug-device combination products comply with the QSR, which sets forth the FDA’s manufacturing quality standards for medical devices. The FDA also requires that we comply with certain device safety reporting requirements for device or a drug-device combination product.

Advertising and Promotion. The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs and medical devices through, among other things, standards and regulations for direct-to-consumer advertising, advertising and promotion to healthcare professionals, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling approved by the FDA. Healthcare providers are permitted to prescribe drugs for “off-label” uses - that is, uses not approved by the FDA and not described in the product’s labeling - because the FDA does not regulate the practice of medicine. However, FDA regulations impose restrictions on manufacturers’ communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but under certain conditions may engage in non-promotional, balanced, scientific communication regarding off-label use. In addition to FDA restrictions on marketing of pharmaceutical products, state and federal fraud and abuse laws have been applied to restrict certain marketing practices in the pharmaceutical industry. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes a drug or medical device.

Other Requirements. Drug and medical device market authorization holders must comply with other regulatory requirements, including submitting annual reports, reporting information about adverse experiences, and maintaining certain records.

RLD Patents. In an NDA, a sponsor must identify patents that claim the drug substance or drug product or a method of using the drug. When the drug is approved, those patents are among the information about the product that is listed in the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations which is referred to as the Orange Book. Following a drug’s approval, a sponsor wishing to submit an Abbreviated New Drug Application (“ANDA” or “generic”) NDA or 505(b)(2) application seeking to rely on the originally approved product as the reference-listed drug (“RLD”) for its ANDA or 505(b)(2) must make one of several certifications regarding each listed patent. A “Paragraph I” certification is the sponsor’s statement that patent information has not been filed for the RLD. A “Paragraph II” certification is the sponsor’s statement that the RLD’s patents have expired. A “Paragraph III” certification is the sponsor’s statement that it will wait for the patent to expire before obtaining approval for its product. A “Paragraph IV” certification is an assertion that the patent does not block approval of the later product, either because the patent is invalid or unenforceable or because the patent, even if valid, is not infringed by the new product.

Regulatory Exclusivities. The Hatch-Waxman Act provides periods of regulatory exclusivity for products that would serve as RLDs for an ANDA or 505(b)(2) application. If a product is a “new chemical entity”, commonly referred to as an “NCE”, which generally indicates that the active moiety has never before been approved in any drug, there is a period of five years from the product’s approval during which the FDA may not accept for filing any ANDA or 505(b)(2) application for a drug with the same active moiety. An ANDA or 505(b)(2) application may be submitted after four years, however, if the sponsor of the application makes a Paragraph IV certification.

A product that is not an NCE may qualify for a three-year period of exclusivity if the NDA contains new clinical data, other than bioavailability studies, derived from studies conducted by or for the sponsor, which were necessary for approval. In that instance, the exclusivity period does not preclude filing or review of an ANDA or 505(b)(2) application; rather, the FDA is precluded from granting final approval to the ANDA or 505(b)(2) application until three years after approval of the RLD. Additionally, the exclusivity applies only to the conditions of approval that required submission of the clinical data.

Once the FDA accepts for filing an ANDA or 505(b)(2) application containing a Paragraph IV certification, the applicant must within 20 days provide notice to the RLD or listed drug NDA holder and patent owner that the application has been submitted and provide the factual and legal basis for the applicant’s assertion that the patent is invalid or not infringed. If the NDA holder or patent owner files suit against the ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving the Paragraph IV notice, the FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months or the resolution of the underlying suit, whichever is earlier. If the RLD has NCE exclusivity and the notice is given and suit is filed during the fifth year of exclusivity, the regulatory stay extends until 7.5 years after the RLD approval. The FDA may approve the proposed product before the expiration of the regulatory stay if a court finds the patent invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.

Patent Term Restoration. A portion of the patent term lost during product development and FDA review of an NDA may be restored if approval of the application is the first permitted commercial marketing of a drug containing the active ingredient. The patent term restoration period is generally one-half the time between the effective date of the IND or the date of patent grant (whichever is later) and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. The maximum period of restoration is five years, and the patent cannot be extended to more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The U.S. Patent and Trademark Office in consultation with the FDA reviews and approves the application for patent term restoration.

Other Exclusivities

Pediatric Exclusivity. Section 505A of the FD&C Act provides for six months of additional exclusivity or patent protection if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show that the product is effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection that cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents. When any product is approved, we will evaluate seeking pediatric exclusivity as appropriate.

Orphan Drug Exclusivity. The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200 thousand individuals in the U.S. If a sponsor demonstrates that a drug product qualifies for orphan drug designation, the FDA grants orphan drug designation to the product for that use. The benefits of orphan drug designation include research and development tax credits and exemption from user fees. A drug that is approved for the orphan drug designated indication generally is granted seven years of orphan drug exclusivity (to run concurrently with any other granted exclusivities). During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. The FDA can revoke a product’s orphan drug exclusivity under certain circumstances, including when the product sponsor is unable to assure the availability of sufficient quantities of the product to meet patient needs. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

Expedited Development and Review Programs. The FDA has various programs, including Fast Track Designation, Priority Review Designation, Accelerated Approval Program and Breakthrough Therapy Designation, which are intended to expedite or simplify the process for drug development and the review of product candidates. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, product candidates that are eligible for these programs are those for serious or life- threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track Designation is a process designed to facilitate the development and expedite the review of product candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority Review Designation is designed to give a product candidate that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness, an initial review within eight months as compared to a standard review time of within ten months of the date the FDA files the NDA. Although Fast Track Designation and Priority Review Designation do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track Designation product candidate and expedite review of the application for a Priority Review Designation product candidate.

U.S. Healthcare Reform

In the U.S., there have been and continue to be a number of healthcare-related legislative initiatives that have significantly affected the pharmaceutical industry. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) was passed in March 2010, which substantially changed the way healthcare is financed by both governmental and private insurers and continues to significantly impact the pharmaceutical industry.

There have been judicial, congressional and executive branch challenges to certain aspects of the Affordable Care Act. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the individual mandate was repealed by Congress. In addition, there have been a number of health reform initiatives by the Biden administration that have impacted the Affordable Care Act. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is possible that the Affordable Care Act will be subject to legal challenges and additional health reform measures in the future.

Other legislative changes have been proposed and adopted in the U.S. since the Affordable Care Act was enacted. For example, in August 2011, the Budget Control Act of 2011 was signed into law which, among other things, led to aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect until 2032 unless additional congressional action is taken.

There has been increasing legislative and enforcement interest in the U.S. with respect to prescription-pricing practices. Specifically, there have been several recent U.S. congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”) released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of certain single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions began to take effect progressively starting in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon reimbursement prices of the first ten drugs that were subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare drug price negotiation program. Further, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries. In response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Centers for Medicare & Medicaid Services, or CMS, Innovation Center which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Further, on December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

It is possible that other healthcare reform measures may be adopted in the future, which may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product,, particularly given the recent change in administration. The current Trump administration is pursuing policies to reduce regulations and expenditures across government including at HHS, the FDA, CMS and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. These actions may include, for example, directives to reduce agency workforce, rescinding a Biden administration executive order tasking the Center for Medicare and Medicaid Innovation to consider new payment and healthcare models to limit drug spending and eliminating the Biden administration’s executive order that directed HHS to establishing an AI task force and developing a strategic plan, and directing certain federal agencies to enforce existing law regarding hospital and price plan transparency and by standardizing prices across hospitals and health plans. Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare Drug Price Negotiation Program created under the IRA. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of our products and any product candidates for which we may obtain regulatory approval. Sales of any of our products and product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government healthcare programs such as Medicare and Medicaid, and private payors, such as commercial health insurers and managed care organizations. Third-party payors determine which drugs they will cover and the amount of reimbursement they will provide for a covered drug. In the U.S., there is no uniform system among payors for making coverage and reimbursement decisions. In addition, the process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication.

In order to secure coverage and reimbursement for our products we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costly studies required to obtain FDA or other comparable regulatory approvals. Even if we conduct pharmacoeconomic studies, our products and product candidates may not be considered medically necessary or cost-effective by payors. Further, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved.

Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future. In December 2023, CMS granted a New Technology HCPCS code for procedures involving TriNav. This code, C9797, became effective on January 1, 2024, and may be reported by hospital outpatient departments and ambulatory surgical centers. There can be no assurance that continuing reimbursement will be available at similar reimbursement rates or at all.

TriSalus has been in active discussion with CMS with the goal of clarifying that the current code used for TriNav procedures, C9797, covers both “mapping” or “simulation” procedures. These procedures precede the actual Y90 delivery, usually from several days to several weeks, are critical for determining the optimal dose to be delivered and are an essential component of the treatment plan for patients receiving Y90 therapy. Specifically, we have asked for minor changes in the language of the code to make it clearer that simulation procedures, commonly referred to as mappings, are reimbursed when a TriNav is used. Effective April 1, 2025, TriNav received a second unique and permanent HCPCS code from CMS, C8004, which has been assigned to APC 5193 (Level 3 Endovascular Procedures). This new code provides reimbursement clarity for mapping procedures conducted prior to TARE.

Additional legislative changes, regulatory changes and judicial challenges related to the Affordable Care Act remain possible, as discussed above under the subheading “U.S. Healthcare Reform.” In addition, there likely will continue to be proposals by legislators at both the federal and state levels, regulators, and third-party payors to contain healthcare costs. Thus, even if we obtain favorable coverage and reimbursement status for our products and any product candidates for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Fraud and Abuse Laws

In addition to FDA restrictions on marketing of pharmaceutical products, our business is subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These laws include, but are not limited to, the following:

● The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate in order to commit a violation.

● The federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by private individuals on behalf of the government through civil whistleblower or qui tam actions, and civil monetary penalty laws prohibit individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the U.S. federal government.

● The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, “HIPAA”), prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

● HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, imposes obligations on “covered entities,” including certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” and their subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also increased the civil and criminal penalties that may be imposed under HIPAA and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA.

● The majority of states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers. Other states have laws requiring pharmaceutical sales representatives to be registered or licensed, and still others impose limits on co-pay assistance that pharmaceutical companies can offer to patients. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.

● The Physician Payments Sunshine Act, implemented as the Open Payments program, and its implementing regulations, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held in the company by physicians and their immediate family members.

Compliance with such laws and regulations requires substantial resources. Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities could be subject to legal challenge and enforcement actions. In the event governmental authorities conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, they may impose sanctions under these laws, which are potentially significant and may include civil monetary penalties, damages, exclusion of an entity or individual from participation in government health care programs, criminal fines and imprisonment, additional reporting requirements if we become subject to a corporate integrity agreement or other settlement to resolve allegations of violations of these laws, as well as the potential curtailment or restructuring of our operations. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity

Foreign Corrupt Practices Act

In addition, the U.S. Foreign Corrupt Practices Act of 1997 prohibits corporations and their intermediaries from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any official of another country, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in that capacity.

Facilities

Our principal office is located in Westminster, Colorado, where we lease approximately 21 thousand square feet of office, manufacturing, and warehouse space pursuant to a lease that expires on December 31, 2031. The lease includes one extension option, for five years. We have not yet determined if we will exercise the extension option. We also lease office facilities in Bannockburn, Illinois, and laboratory space at Rhode Island Hospital in Providence, Rhode Island. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space will be readily available on commercially reasonable terms.

Our Team

As of May 31, 2025, we had approximately 97 full-time employees, including six employees who held Ph.D. or M.D. degrees.

None of our employees are represented by a labor union or covered under collective bargaining agreement. We have not experienced any material work stoppages and we consider our relationship with our employees to be good, healthy and transparent. We actively engage with managers to collect feedback and ideas on how to improve our working environment.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining incentivizing and integrating our existing and new employees, advisors and consultants. The principal purpose of our equity and cash incentive plans is to attract, retain, and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of TriSalus by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Corporate Information

We were incorporated in Delaware in September 2020. Our principal executive offices are located at 6272 W. 91st Ave., Westminster, Colorado 80031 and our telephone number is (888) 321-5212. Our corporate website address is www.trisaluslifesci.com. We intend to announce material information to the public through filings with the SEC, the investor relations page on our website, press releases, public conference calls and public webcasts. Information contained on or accessible through our website is not a part of this registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part, and the inclusion of our website address in this registration statement on Form S-4 is an inactive textual reference only.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

Legal Proceedings

From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any pending or threatened legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of results of operations and financial condition should be read together with the financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors-Risks Related to Our Business” or elsewhere in this Prospectus/Offer to Exchange. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, the “Company” and “TriSalus” are intended to mean the business and operations of TriSalus Life Sciences, Inc. and its subsidiaries.

In addition, this section generally discusses items and year-to-year and period-to-period comparisons of fiscal years ended December 31, 2024 and 2023 and the three months ended March 31, 2025 and 2024, respectively.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this Prospectus/Offer to Exchange may similarly not sum due to rounding.

Overview

We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines: PEDD infusion systems, in use today, and an investigational agent, called nelitolimod which shows potential to enhance immune system response in the treatment of hepatocellular cancer, pancreatic cancer and other solid tumors in the liver. The combination of our PEDD technology with nelitolimod, is focused on solving the two main barriers in the tumor microenvironment that inhibits the success of immunotherapy. The first barrier (mechanical) is comprised of high intratumoral pressure within tumors that limits drug uptake and the second barrier (biological) is the reversal of intratumoral immunosuppression.

In 2020, we launched TriNav™, which is our newest liver therapy delivery device with SmartValve technology for our proprietary PEDD approach. Current sales consist of the TriNav Infusion System, introduced in 2020. In 2020, we gained TPT payments approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval began in January 2020 and expired at the end of 2023. On December 14, 2023, CMS created a permanent New Technology Healthcare Common Procedure Coding System (HCPCS) code for procedures involving the TriNav® Infusion System. This new code became effective on January 1, 2024, and may be reported by hospital outpatient departments (HOPDs) and ambulatory surgical centers (ASCs) for the Company to obtain reimbursement for TriNav device.

We are currently in our early stage of development and have yet to generate revenues sufficient to drive positive cash flows from operations. Beginning in 2020, we began a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutic company whereby our medical devices are marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation led us to acquire our first immune-oncology drug, nelitolimod, in July 2020, and to begin clinical development of nelitolimod for the treatment of liver and pancreatic cancers. If our clinical trials are successful, we anticipate submitting a NDA request to the FDA no sooner than 2025, and assuming we receive FDA approval, commercial sales would begin thereafter, possibly in 2027.

The Business Combination

On November 11, 2022, Legacy TriSalus entered into a Merger Agreement with MTAC and Merger Sub, pursuant to which, Legacy TriSalus would merge with and into Merger Sub, with Legacy TriSalus surviving the merger and becoming a wholly owned subsidiary of MTAC. The aggregate consideration payable to the stockholders of Legacy TriSalus was $220.0 million, payable in approximately 22,000,000 shares of MTAC common stock.

On August 8, 2023, the stockholders of MTAC approved the Business Combination, and the Business Combination closed on August 10, 2023. Pursuant to the Merger Agreement, 890,020,482 shares of Legacy TriSalus common stock (after conversion of all outstanding shares of Legacy TriSalus preferred stock and all in-the-money warrants) were exchanged for approximately 22,000,000 shares of MTAC common stock, reflecting an exchange ratio of approximately 0.02471853. All share and per share amounts of our common and preferred stock have been retrospectively adjusted for the exchange ratio in the following discussion.

Following the consummation of the Business Combination, we were deemed the accounting acquirer and are accounting for the Business Combination as a reverse recapitalization.

Factors Affecting Our Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this Prospectus/Offer to Exchange titled “Risk Factors.” In particular, our performance is affected by:

●	The continued acceptance and growth of TriNav in the marketplace. While we believe TriNav to be a superior technology for the delivery of therapies to tumors, particularly high-density tumors, there are other technologies with which we compete. Our ability to increase TriNav sales depends on the skills of our sales force and the willingness of the marketplace to use TriNav.

●	Our ability to maintain our current TriNav pricing and gross margins to help fund the rest of our activities. Our current pricing allows us to generate a substantial gross margin, which provides funds to support our growth and our research and development (“R&D”) for both TriNav and nelitolimod. TriNav sells at a significant premium to competitive products. Our higher price was previously supported by the TPT payment program from CMS; however, the TPT authorization expired on December 31, 2023. In December 2023, CMS granted a New Technology HCPCS for both mapping and therapeutics procedures involving TriNav. This new code, HCPCS C9797, has been assigned to the Ambulatory Payment Classification (APC) 5194 - Level 4 Endovascular Procedures. The new code became effective on January 1, 2024, and may be reported by hospital outpatient departments and ambulatory surgical centers, but there can be no assurance that continuing reimbursement will be available at similar reimbursement rates or at all. Any reduction in the amount of the reimbursement for TriNav will negatively impact the revenue we are able to generate from the sale of TriNav and may hinder our ability to recoup our total investment in TriNav notwithstanding regulatory approval of the product. If we are unable to promptly obtain coverage and profitable payment rates from hospital budgets or government-funded and private purchasers for TriNav or any future products, we may sell fewer units or need to sell them at a lower price. Such changes in revenues would have a material adverse effect on our operating results and our overall financial condition.

●	The success and cost of our clinical trials of nelitolimod. Nelitolimod is in Phase 1 human trials to determine if, when delivered via TriNav, it is safe and effective in treating certain cancers. As with all drug candidates, the cost of operating clinical trials can be substantial, with no guarantee that the trials will result in favorable data.

●	Obtaining FDA approval of nelitolimod for sale. Our clinical trials are still in early stages, and there is no certainty that we will generate favorable data or that, upon review, the FDA will approve nelitolimod for sale.

Recent Developments

Preferred Stock Financing

In October 2022, we sold 706,243 shares of Legacy TriSalus Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $14.16 per share (raising approximately $9.8 million, net of issuance costs) (the “Initial Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock for no additional consideration (warrants to purchase an aggregate of 2,824,974 shares of Series B-3 preferred stock were issued in the Initial Preferred Stock Financing). The strike price of the warrants issued was $2.03 per share. The Initial Preferred Stock Financing included, at the unilateral option of the Legacy TriSalus’s Audit Committee, a second tranche for to the sale of up to 518,854 shares of Series B-2 preferred stock for approximately $7.3 million (which could be increased up to an aggregate of 706,243 shares of Series B-2 preferred stock for approximately $10.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $2.03 per share (warrants to purchase up to an aggregate of 2,075,417 shares of Series B-3 preferred stock may be issued in closings of the second tranche of the Initial Preferred Stock Financing assuming the full $10.0 million is sold); and a third tranche, at the unilateral election of investors who participated in the second tranche, for the sale of up to 306,053 shares of Series B-2 preferred stock, for approximately $4.3 million (which could be increased up to an aggregate of 353,121 shares of Series B-2 preferred stock for approximately $5.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $2.03 per share (warrants to purchase up to an aggregate of 2,824,974 shares of Series B-3 preferred stock may be issued in the third tranche closing assuming the full $5.0 million is sold).

In March 2023, we effectuated closings (“Second Tranche Closings”) of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 207,541 shares of Series B-2 preferred stock and accompanying warrants to purchase 830,167 shares of Series B-3 preferred stock, representing 40.0% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million, net of execution costs, and (ii) 17,656 shares of Series B-2 preferred stock and accompanying warrants to purchase 70,624 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $250 thousand. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Legacy TriSalus’s certificate of incorporation, the conversion prices of the Legacy TriSalus’s preferred stock were adjusted. The conversion prices were further adjusted as a result of the June 2023 exercise of a portion of the second tranche of the B-2 Preferred Stock Financing described below, which represent the conversion prices in effect on the Closing Date.

In June 2023, Legacy TriSalus effectuated closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 257,779 shares of Series B-2 preferred stock and accompanying warrants to purchase 1,031,116 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 165,967 shares of Series B-2 preferred stock and accompanying warrants to purchase 663,868 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $2.4 million. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Legacy TriSalus’s certificate of incorporation, the conversion prices of the Legacy TriSalus’s preferred stock (i) were adjusted to $38.84 for Series A-1 preferred stock, $12.14 for Series A-2 preferred stock, $13.36 for Series A-3 preferred stock, $12.55 for Series A-4 preferred stock, $13.36 for Series A-5 preferred stock, $14.97 for Series A-6 preferred stock, $9.71 for Series B preferred stock, and $10.93 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock $14.16 and Series B-3 preferred stock $2.03, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock. These conversion prices remained in effect at the Closing Date. Any portion of the Series B-3 Warrants that remained unexercised at the time the Business Combination is consummated were automatically net settled for shares of Legacy TriSalus Common Stock immediately prior to the closing of the Business Combination (see Note 3) and exchanged into shares of our Common Stock at the Closing Date.

In July 2023, holders of warrants to purchase 2,239,309 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.

SEPA Sales

During the three months ended March 31, 2024, we sold 350,000 shares of common stock under the SEPA, raising $3.1 million. In April 2024, we sold 400,000 shares of common stock under the SEPA, raising $3.6 million.

OrbiMed Credit Agreement

In April 2024 (the “OrbiMed Closing Date”), we entered into the Credit Agreement (the “Credit Agreement”) with OrbiMed Royalty & Credit Opportunities IV, LP (“OrbiMed”), a healthcare investment firm, and certain of its affiliates to support the execution of strategic expansion plans, fuel continued growth, and provide financial flexibility.

The Credit Agreement provides for up to $50.0 million in senior secured term debt, of which (i) $25.0 million was made available to us on the Closing Date (the “Initial Commitment Amount”) and (ii) up to $10.0 million will be made available to us on or prior to June 30, 2025 and up to $15.0 million will be made available to us on or prior to December 31, 2025, in each case, subject to the satisfaction of certain revenue requirements (such additional commitment amounts, the “Delayed Draw Commitment Amount”). The term loan will mature on April 30, 2029. On April 30, 2024, we borrowed the Initial Commitment Amount, resulting in gross proceeds of $25.0 million.

In connection with the Credit Agreement and the closing of the Initial Commitment Amount, we issued OrbiMed the Initial OrbiMed Warrant to purchase 130,805 shares of our common stock, with an exercise price of $9.5562. The Initial OrbiMed Warrant expires on April 30, 2031. On each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue additional warrants to purchase a number of shares of our common stock determined by dividing 5% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of our common stock as of the issue date (the “Subsequent OrbiMed Warrants” and collectively, with the Initial OrbiMed Warrant, the “OrbiMed Warrants”). The Subsequent OrbiMed Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into a Registration Rights Agreement with OrbiMed (the “OrbiMed Registration Rights Agreement”), whereby OrbiMed will have certain customary registration rights with respect to the shares of common stock underlying the OrbiMed Warrants.

Components of Results of Operations

The following discussion sets forth certain components of our consolidated statements of operations as well as factors that impact those items.

Revenue

We currently operate in one reportable segment and revenue is generated primarily from sales of PEDD infusion systems to our customers, principally related to TriNav. Revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those products or services.

The primary end-user customers for our products are hospitals, clinics and physicians. We had certain arrangements with our distributors under which they purchase our products and then resell them in geographic markets where we do not have a sales presence. These arrangements provided for a discount on the invoice when the distributor resold our units at our normal sales price. Such sales were recorded net of the discounts. All such arrangements are terminated on or before December 31, 2022.

We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes. We recognized $186 thousand of rebates in the 12 months ended December 31, 2023.

Cost of Goods Sold

Cost of goods sold primarily consists of raw materials, direct labor and manufacturing overhead costs related to production of TriNav.

Gross Profit and Gross Margin

Gross profit represents revenue less cost of goods sold. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin and overall profitability may in the future fluctuate from period to period based on several factors, such as the innovation initiatives we undertake, manufacturing costs and efficiencies, and obtaining a permanent reimbursement code for our product.

Operating Expenses

Our operating expenses consist of R&D, sales and marketing and general and administrative expenses.

Research and Development

R&D expenses include engineering, regulatory, pre-clinical and clinical activities. We expense R&D costs as incurred. We recognize expenses for certain development activities, such as preclinical studies and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Non-refundable advance payments for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

R&D activities account for a significant portion of our operating expenses. We expect our R&D expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our manufacturing technologies into and through clinical development of nelitolimod, expanding our R&D efforts, including hiring additional personnel to support our R&D efforts, and seeking regulatory approvals for our drug candidates that successfully complete clinical trials. In addition, drug candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, although we expect our R&D expenses to increase as nelitolimod advances into later stages of clinical development, we do not believe that it is possible at this time to accurately project total program-specific expenses through to commercialization.

Sales and Marketing

Sales and marketing expense consists primarily of salaries, commissions, travel and related business expenses for our sales force, which is principally engaged in physician education regarding the features and benefits of TriNav. We also incur expenses for attendance at medical society meetings, product promotions and marketing activities.

General and Administrative

General and administrative expense includes executive management, finance, information technology, human resources, business development, legal, one-time costs associated with the Business Combination, and the administrative and professional costs associated with those activities. General and administrative costs also include corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in production or R&D expenses, as well as regulatory and professional fees for legal, patent, accounting and other consulting services. We also record public company costs in general and administrative, including board expenses, insurance, audit fees, NASDAQ fees, and costs associated with public company financial reporting.

Loss on Equity Issuance

Loss on equity issuance represents the excess of the fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities over the proceeds received from the Initial Preferred Stock Financing and subsequent tranche closings.

Change in Fair Value of Contingent Earnout Liability

Change in fair value of contingent earnout liability represents the change recorded as a result of remeasurement of the fair value.

Change in Fair Value of SEPA, Tranche and Warrant Liabilities

Change in fair value of SEPA, warrant and tranche liabilities represents the change in fair value of the SEPA, the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities at each reporting period that were issued as part of the Initial Preferred Stock Financing, and the change in fair value of the Warrants we assumed in the Business Combination.

Deemed dividend related to Series B-2 preferred stock down round provision

The deemed dividend represents the value attributed to the increase in shares of Legacy TriSalus common stock that preferred stockholders received as a result of the Series B-2 preferred stock financing rounds in October 2022, March 2023 and June 2023, which were deemed to be down rounds and triggered the anti-dilution provisions associated with our preferred stock. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and was recognized as a non-cash adjustment to additional paid-in-capital.

Income Tax Benefit (Expense)

Our income tax provision consists primarily of U.S. federal and state income taxes. We maintain a full valuation allowance for our federal and state deferred tax assets, including net operating loss carryforwards, as we have concluded that it is not more likely than not that the deferred tax assets will be realized.

Results of Operations for the Three Months Ended March 31, 2025, and 2024:

The following table sets forth our condensed consolidated statements of operations data for each of the periods indicated (in thousands):

	Three Months Ended March 31,		Percent of Revenue
	2025	2024	2025	2024
Revenue	$9,167	$6,457	100.0%	100.0%
Cost of goods sold	1,495	971	16.3%	15.0%
Gross profit	7,672	5,486	83.7%	85.0%
Operating expenses:
Research and development	3,296	5,844	36.0%	90.5%
Sales and marketing	6,734	6,687	73.5%	103.6%
General and administrative	4,971	4,627	54.2%	71.7%
Loss from operations	(7,329)	(11,672)	(79.9)%	(180.8)%
Interest income	74	92	0.8%	1.4%
Interest expense	(1,209)	(3)	(13.2)%	-%
Change in fair value of SEPA, warrant, and revenue base redemption liabilities	(835)	2,521	(9.1)%	39.0%
Change in fair value of contingent earnout liability	(820)	(3,988)	(8.9)%	(61.8)%
Other expense, net	(251)	(153)	(2.7)%	(2.4)%
Loss before income taxes	(10,370)	(13,203)	(113.1)%	(204.5)%
Income tax expense	(5)	(3)	(0.1)%	-%
Net loss available to common stockholders	$(10,375)	$(13,206)	(113.2)%	(204.5)%
Undeclared dividends on Series A preferred stock	$(712)	$(801)	(7.8)%	(12.4)%
Net loss attributable to common stockholders	$(11,087)	$(14,007)	(120.9)%	(216.9)%

Comparison of the Three Months Ended March 31, 2025, and 2024

Revenue

Revenue increased by $2.7 million, or 42.0% for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. The increase in revenue was due to an increase of $2.7 million in sales of TriNav.

Cost of Goods Sold and Gross Profit

Cost of goods sold increased by $0.5 million, or 54.0% for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. The increase in cost of goods sold was primarily due to higher production volumes to support our increased revenue.

Gross profit increased by $2.2 million, or 39.8% for the three months ended March 31, 2025, and gross margin decreased to 83.7% from 85.0% for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. The increase in gross profit was due primarily to the increase in sales volume. The decrease in gross margin percentage was driven principally by decreased manufacturing efficiencies due to lower production volumes for a planned shut down during the current quarter.

Operating Expenses

Research and Development

R&D expenses decreased by $2.5 million, or 43.6% for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. The decrease was primarily driven by a $1.3 million reduction of clinical trial expenses related to nelitolimod and a decrease in headcount-related expenses of $0.5 million.

Sales and Marketing

Sales and marketing expenses were flat for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. We incurred a $0.3 million increase in the sales and marketing department headcount during the three months ended March 31, 2025 compared to the same period in the prior year, which was substantially offset by a reduction in our need to utilize consultants.

General and Administrative

General and administrative expenses increased by $0.3 million, or 7.4%, for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. The increase was primarily due to professional services as a result of the timing of various filing and audit related expenses.

Interest Expense

Interest expense increased by $1.2 million for the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. The increase was due to our usage of the OrbiMed Credit Agreement throughout the three months ended March 31, 2025 compared to the prior year period as we entered into the OrbiMed Credit Agreement subsequent to March 31, 2024.

Change in Fair Value of the SEPA, Warrant, and Revenue Base Redemption Liabilities

The fair value of the SEPA, warrant, and revenue base redemption liabilities resulted in a change of $3.4 million as a result of a loss of $0.8 million in the three months ended March 31, 2025, compared to a gain of $2.5 million in the three months ended March 31, 2024. The change was primarily due to the increase of the warrant price on the open market and the additions of the Subsequent OrbiMed Warrant as a result of the First Delayed Draw.

Change in Fair Value of Contingent Earnout Liability

The fair value of earnout liability resulted in a change of $3.2 million as a result of $0.8 million in the three months ended March 31, 2025, compared to a loss of $4.0 million for the three months ended March 31, 2024. This is mainly due to the change in the market price of the underlying common stock.

Results of Operations for the Years Ended December 31, 2024 and 2023:

The following table sets forth our Consolidated Statements of Operations data for each of the periods indicated (in thousands):

	Years Ended December 31,		2024 Compared to 2023
	2024	2023	$ Change	% Change
Revenue	$29,431	$18,511	$10,920	59.0%
Cost of goods sold	4,103	2,605	1,498	57.5
Gross profit	25,328	15,906	9,422	59.2
Operating expenses:
Research and development	17,688	29,835	(12,147)	(40.7)
Sales and marketing	25,839	17,034	8,805	51.7
General and administrative	17,966	23,512	(5,546)	(23.6)
Loss from operations	(36,165)	(54,475)	18,310	33.6
Other income (expense)
Interest income	404	431	(27)	(6.3)
Interest expense	(3,090)	(16)	(3,074)	n.m.
Loss on equity issuance	-	(5,874)	5,874	(100.0)
Extinguishment of tranche liability	-	1,520	(1,520)	(100.0)
Change in fair value of warrant, SEPA, and revenue base redemption liabilities	(2,107)	(10,855)	8,748	80.6
Change in fair value of contingent earnout liability	11,231	10,293	938	9.1
Other expenses, net	(312)	(378)	66	17.5
Loss before income taxes	(30,039)	(59,354)	29,315	49.4
Income tax expense	(6)	(9)	3	33.3
Net loss available to common stockholders	$(30,045)	$(59,363)	$29,318	49.4%
Deemed dividend related to Series B-2 preferred stock down round provision	$-	$(2,981)	$2,981.4	100.0%
Undeclared dividends on Series A preferred stock	$(3,188)	$(1,258)	$(1,930)	(153.5)%
Net loss attributable to common stockholders	$(33,233)	$(63,602)	$30,369	47.7%

n.m.: not meaningful, represented by a percentage change greater than 1,000%, favorable or unfavorable.

Comparison of the Years Ended December 31, 2024, and 2023

Revenue

Revenue increased $10.9 million, or 59.0%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase in revenue was due to an increase of TriNav sales volumes.

Cost of Goods Sold and Gross Profit

Cost of goods sold increased by $1.5 million, or 57.5%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase in cost of goods sold was due to the higher volume of TriNav produced in the period to support the increase in revenue.

Gross profit increased by $9.4 million, or 59.2%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023, and gross margin increased from 85.9% to 86.1%. The increase in gross profit was driven primarily by higher sales volume. The increase in gross margin was driven primarily by higher production and yield efficiencies.

Operating Expenses

Research and Development

R&D expenses decreased by $12.1 million, or 40.7%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease was primarily due to the completion of certain clinical studies related to nelitolimod in 2024.

Sales and Marketing

Sales and marketing expenses increased by $8.8 million, or 51.7%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase was primarily driven by approximately $6.9 million increase for additional payroll and personnel expenses due to an increase in headcount of sales and marketing personnel to support the growth of TriNav and $1.7 million of additional professional service expense as we increased our sales and marketing efforts in support of the expansion of the sales force.

General and Administrative Expenses

General and administrative expenses decreased by $5.5 million, or 23.6%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease was due to a $2.5 million decrease in legal, $3.9 million decrease in accounting, and $1.1 million decrease for other professional services due to TriSalus incurring additional fees in 2023 following the Business Combination in the third quarter of 2023. These were offset by an increase of approximately $2.3 million in stock-based compensation expenses.

Interest Expense

Interest expense increased by $3.1 million for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The interest expense increase was driven by the addition of the OrbiMed loan in the second quarter of 2024.

Loss on Equity Issuance

There was no recorded loss on equity issuance for the year ended December 31, 2024, compared to a loss of $5.8 million in the year ended December 31, 2023, attributable primarily to the issuance of the Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock and related tranche obligations in 2023 with no comparable issuances in 2024.

Change in Extinguishment of Tranche Liability

The change of $1.5 million in extinguishment of the tranche liability was the result of the extinguishment of the Series B-2 tranche liabilities in the year ended December 31, 2023, compared to no extinguishments or other comparable equity activity during the year ended December 31, 2024.

Change in Fair Value of SEPA, Warrant. and Revenue Base Redemption Liabilities

The change in fair value of SEPA, warrant and Revenue Base Redemption liabilities resulted in a loss of $2.1 million in the year ended December 31, 2024, compared to a loss of $10.9 million in the year ended December 31, 2023, a difference of $8.7 million. The change was driven by the usage of the SEPA and the addition of the warrant and Revenue Base Redemption liability as part of the addition of the OrbiMed Credit Agreement in the second quarter of 2024, and the depreciation of the warrant liabilities, compared to the appreciation of the warrant liabilities in 2023.

Change in Fair Value of Contingent Earnout Liability

The change in fair value of earnout liability resulted in a gain of $11.2 million for the year ended December 31, 2024 compared to a gain of $10.3 million for the year ended December 31, 2023, due to slightly larger decreases of the TriSalus stock price and risk-free rate valuation inputs in 2024 compared to valuation inputs during the period ended 2023.

Other Income and Expense, Net

Other income and expense, net, decreased by $0.1 million, or 17.5%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023, primarily due to receiving a federal refund identified in 2024 based on the completion and filing of the 2023 tax filings, offset by state increases in taxes due to the increase in 2024 sales.

Income Tax Expense

Our income tax provision consists primarily of U.S. federal and state income taxes. We maintain a full valuation allowance for our federal and state deferred tax assets, including net operating loss carryforwards, as we have concluded that it is not more likely than not that the deferred tax assets will be realized.

Deemed dividend related to Series B-2 preferred stock down round provision

The change in the deemed divided related to the Series B-2 preferred stock was a result of the Business Combination on August 10, 2023, with the Series B-2 preferred stock no longer existing; therefore, we did not have a need to record a deemed dividend for the year ended December 31, 2024.

Undeclared dividend related to Series A convertible preferred stock

The change in the undeclared dividend related to Series A convertible preferred stock was a result of the Series A convertible preferred stock dividends calculated based on a full twelve-months for the year ended December 31, 2024 compared to a partial year for the year ended December 31, 2023.

Liquidity and Capital Resources

Overview

Since inception, we have incurred significant net losses and expect to continue to incur net losses for the foreseeable future due to the investments we will continue to make in R&D and sales and marketing, and due to additional general and administrative costs we expect to incur as a public company. We incurred net losses of $10.4 million for the three months ended March 31, 2025. We had cash and cash equivalents of approximately $13.0 million at March 31, 2025. Since inception, we have financed operations primarily through the issuance and sales of common and preferred stock, convertible notes, and term loans. We are still in our early stages of development and have yet to generate revenues sufficient to fund cash flows from operations. Our ability to fund future operations and execute our long-term business plan and strategy will require that we raise additional capital. There can be no assurance that we will be able to raise such additional capital on satisfactory terms, if at all. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received.

During the three months ended March 31, 2025, we achieved the trailing 12-month Product Revenue Base of $30.0 million in January 2025 and were able to borrow the First Delayed Draw Term Loan Commitment resulting in gross proceeds of $10.0 million. As of March 31, 2025, the minimum cash requirement increased from $5.0 million to $10.0 million. Subsequent to March 31, 2025, we raised gross proceeds of approximately $22.0 million through a Private Placement. Although these events have occurred, our existing cash and cash equivalents may not be sufficient to fund our projected liquidity requirements for at least the next 12 months from the date of this Quarterly Report, as the adequacy of available funds will depend on many factors, including those described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024. See also “Funding Requirements” below.

Cash Flows

Comparison of the Three Months Ended March 31, 2025, and March 31, 2024

The following table presents net cash from operating, investing, and financing activities (in thousands):

	Three Months Ended March 31,
	2025	2024
Net cash used in operating activities	$(4,499)	$(10,867)
Net cash used in investing activities	(714)	(66)
Net cash provided by financing activities	9,688	3,126
Net increase (decrease) in cash, cash equivalents and restricted cash	$4,475	$(7,807)

Cash Used in Operating Activities

For the three months ended March 31, 2025, net cash used in operating activities was $4.5 million. The net cash used in operating activities consisted of net loss of $10.4 million, adjusted for non-cash charges totaling $4.3 million, primarily related to a loss on share-based compensation of $1.6 million, the adjustments of the fair value of the contingent earnout liability of $0.8 million and warrant and SEPA liabilities of $0.8 million. The change in net operating assets and liabilities decreased $1.6 million, due primarily to an increase in accounts payable and accrued liabilities.

For the three months ended March 31, 2024, net cash used in operating activities was $10.9 million. The net cash used in operating activities consisted of net loss of $13.2 million, adjusted for non-cash charges totaling $2.8 million, primarily related to a loss on the adjustment of the fair value of the contingent earnout liability of $4.0 million, depreciation and amortization of $0.2 million and stock-based compensation expense of $1.1 million, partially offset a gain from the change in fair value of warrants to purchase preferred stock of $2.5 million. In addition, net operating assets and liabilities decreased $0.5 million driven by an increase in accounts payable and accrued liabilities.

Cash Used in Investing Activities

Net cash used in investing activities of $0.7 million for the three months ended March 31, 2025, was primarily due to purchases of property and equipment of $0.8 million.

Cash Provided by Financing Activities

Net cash provided by financing activities of $9.7 million for the three months ended March 31, 2025, consisted primarily of $9.5 million, net of expenses, from the First Delayed draw under the OrbiMed Credit Agreement.

Net cash provided by financing activities of $3.1 million for the three months ended March 31, 2024, consisted primarily of proceeds from the issuance of common stock $3.1 million.

Comparison of the Year Ended December 31, 2024 and December 31, 2023

The following table presents net cash from operating activities, investing activities and financing activities (in thousands):

	Year Ended
	December 31, 2024	December 31, 2023
Net cash used in operating activities	(40,843)	$(50,578)
Net cash used in investing activities	(345)	(1,588)
Net cash provided by financing activities	37,936	54,629
Net (decrease) / increase in cash, cash equivalents and restricted cash	$(3,252)	$2,463

Cash Used in Operating Activities

For the year ended December 31, 2024, net cash used in operating activities was $40.8 million. The net cash used in operating activities consisted of net loss of $30.0 million, adjusted for non-cash activity totaling $1.2 million, primarily related to a gain on the adjustment of the fair value of the contingent earnout liability of $11.2 million, offset by share-based compensation of $5.4 million and a loss on the adjustment of the fair value of warrants to purchase common stock of $2.8 million. The increase in net operating assets of $9.5 million was primarily due to an increase in inventory and accounts receivable, offset by a decrease in trade payables and accrued liabilities.

For the year ended December 31, 2023, net cash used in operating activities was $50.6 million. The net cash used in operating activities consisted of net loss of $59.4 million adjusted for non-cash activity totaling $8.2 million, primarily related to a loss on equity issuance of $5.9 million and a $1.0 million adjustment related to a development milestone payment to Dynavax that is included as an investing cash outflow. The decrease in net operating assets of $0.5 million was primarily due to the increase of $2.8 million in trade payables and accrued liabilities, offset by the $2.0 million increase in accounts receivable.

Cash Used in Investing Activities

Net cash used in investing activities of $0.3 million for the year ended December 31, 2024 was primarily due to purchases of property and equipment of $0.3 million.

Net cash used in investing activities of $1.6 million for the year ended December 31, 2023 was primarily due to cash paid to Dynavax for a milestone payment under the Dynavax Agreement of $1.0 million and purchases of property and equipment of $0.6 million.

Cash Provided by Financing Activities

Net cash provided by financing activities of $37.9 million for the year ended December 31, 2024 was due to $22.4 million, net of expenses, from the initial draw down under the OrbiMed Credit Agreement, $14.1 million related to the sale of Common Stock under the SEPA, and $1.0 million, before expenses, through the sale of Common Stock in a private placement.

Net cash provided by financing activities of $54.6 million for the year ended December 31, 2023 consisted primarily of proceeds of $36.9 million from the Business Combination, proceeds of $9.6 million from the exercise of warrants to purchase Series B-3 preferred stock, and proceeds of $9.2 million from the issuance of Series B-2 preferred stock, partially offset by expenses incurred related to the Business Combination of $1.1 million.

Funding Requirements

Our primary use of cash is to fund our operating expenses, which consist of sales and marketing expenses related to the growth of our sole commercial product TriNav, research, development and clinical expenses related primarily to TriNav and, to a lesser extent, nelitolimod, as well as general and administrative expenses. If we obtain approval for our product candidates, we expect to incur commercialization expenses, which may be significant, related to establishing or expanding sales, marketing, manufacturing capabilities, distribution and other commercial infrastructure to commercialize such products. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Inflation and rising interest rates may result in an economic recession globally or in the U.S., which could lead to a reduction in product demand, a decrease in corporate capital expenditures, prolonged unemployment, labor shortages, reduction in consumer confidence, adverse geopolitical and macroeconomic events, or any similar negative economic condition. Economic conditions in some parts of the world have been worsening, with disruptions to, and volatility and uncertainty in, the credit and financial markets in the U.S. and worldwide resulting from the effects of inflation and rising interest rates. These conditions have been further exacerbated by recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures, the war in Ukraine and conflicts in the Middle East. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, we could experience an inability to access additional capital, or our liquidity could otherwise be impacted. If we are unable to raise capital when needed and on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs and/or other efforts.

We also expect to continue to incur significant expenses in connection with our ongoing activities related to TriNav, including sales and marketing expenses to support our expected sales growth. Our future capital requirements, both near and long-term, will depend on many factors, including but not limited to: the success of our commercialization of TriNav including, among other things, continued patient and physician adoption of TriNav and our ability to maintain adequate reimbursement for TriNav; the cost of commercialization activities for TriNav, including manufacturing, distribution, marketing and sales; net product revenues received from sales of TriNav; the outcome, timing and cost of the regulatory approval process for nelitolimod by the FDA, including the potential for the FDA to require that we perform more studies and clinical trials than those that we currently expect; our ability to draw the remaining $15.0 million available under the OrbiMed Credit Agreement if and when needed; the costs involved in preparing, filing and prosecuting patent applications and annuity fees relating to issued patents; the cost of maintaining and enforcing our intellectual property rights, as well as the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us; the initiation, progress, timing, costs and results of clinical trials and other research and development related to our product candidates; and the extent to which we in-license, acquire or otherwise partner in development or commercialization of other products, product candidates or technologies; the achievement of milestones or occurrence of other developments that trigger payments under the Dynavax Agreement or any other collaboration or other agreements; the number of future product candidates that we may pursue and their development requirements; the costs of commercialization activities for any of our product candidates that may receive marketing approval to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities; the amount and timing of future revenue, if any, received from commercial sales of our current and future product candidates upon any marketing approvals; and the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of securities offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interest in our company may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the price of our securities. Additionally, we are subject to a number of affirmative and restrictive covenants pursuant to the OrbiMed Credit Agreement, which limit or restrict our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We may require additional capital in order to continue to fund our operations through one or a combination of securities offerings, debt financings, collaborations, strategic alliances and/or licensing arrangements which may not be available on a timely basis, on favorable terms, or at all, and such capital, if obtained, may not be sufficient to enable us to continue to implement our long-term business strategy. See factors further described in the sections titled “Risk Factors” in this Quarterly Report.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and/or obtain additional capital through one or a combination of securities offerings, debt financings, collaborations, strategic alliances and/or licensing arrangements to carry out our long-term business strategy. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than fair value for such assets and less than the value at which such assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. As discussed in Note (1) Nature of Business to our unaudited condensed consolidated financial statements accompanying this Quarterly Report, there is substantial doubt regarding our ability to continue as a going concern as of March 31, 2025.

Contractual Obligations and Commitments

Our contractual obligations as of March 31, 2025, include lease obligations of $2.2 million, reflecting the minimum commitments for our principal administrative and production facility and other office spaces.

Pursuant to the Asset Purchase Agreement, dated July 31, 2020, between TriSalus and Dynavax, we have paid Dynavax $12.0 million as of March 31, 2025, and may be required to pay Dynavax up to an additional $158 million upon the achievement of certain development and regulatory milestones with respect to nelitolimod. Subject to obtaining marketing approval for nelitolimod, we will also be required to pay up to $80 million upon achieving certain commercial milestones. The Dynavax Agreement also obligates us to pay low double-digit royalties based on potential future net sales of product containing nelitolimod compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates:

Our significant accounting policies are summarized in Note (2) Summary of Significant Accounting Policies in the audited consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. There have been no significant changes in our critical accounting policies during the three months ended March 31, 2025, as compared to the critical accounting policies disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025. While all of these significant accounting policies affect the reporting of our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require us to use a greater degree of judgment and/or estimates. Actual results may differ from those estimates. Additionally, changes in accounting estimates could occur in the future from period to period.

Revenue Recognition

Our revenue is derived from shipments of our TriNav infusion devices to our customers which are generally comprised of hospitals, clinics and physicians, and is recognized in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) ASC 606, Revenue from Contracts with Customers, and all related applicable guidance.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract; (ii) identify the performance obligation; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue.

We contract with our customers based on customer purchase orders. For each contract, we consider the promise to transfer products, each of which is distinct, to be the identified performance obligation. As part of our performance obligation, products are delivered in accordance with the terms of the purchase order and we do not have any on-going service obligation after delivery.

We maintain a single, discrete transaction price for each of the products, with no adjustments since the price is approved by CMS. We do not have multiple performance obligations to complete when a purchase order is fulfilled, hence the transaction price is always allocated fully to the units being sold.

Revenue is recognized when the units for a purchase order have been shipped and control of the units has transferred to the customer. Ex-works shipment is followed, wherein we recognize revenue when the shipment leaves our premises. In certain cases where purchase orders specify alternate shipping terms, usually delivery at place, revenue recognition is deferred until we are assured the units are delivered.

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue. Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established for discounts, returns, rebates and allowances. We do not have a history of any refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. We do not offer discounts, except to distributors as discussed below. We had certain arrangements with distributors under which the distributors purchased and then resold our products in geographic markets where we did not have sales presence. These arrangements provided for a discount on the invoice. When the distributor resold our units at our normal sales price, the discount served to compensate the distributor for their efforts. We recorded these sales net of the discounts. One of our distributors, ACD, accounted for approximately 20% of our sales for the year ended December 31, 2022. All of the distributor agreements were discontinued on or before December 31, 2022.

We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes.

Contingent Earnout Liability

In connection with the Business Combination, the Sponsor received shares that will vest upon the achievement of certain share price targets and change in control events. In accordance with ASC 815-40, Derivatives and Hedging, the earnout shares were classified as a liability as they do not qualify as being indexed to the Company’s own stock and therefore are measured at fair value at each reporting date with changes in fair value recorded in the Consolidated Statements of Operations.

The estimated fair value of the earnout liability was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes. The inputs and assumptions utilized in the calculation require management to apply judgment and make estimates including:

●	expected volatility, which is based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the earnout period;

●	expected term, which we based on the earnout period per the agreement;

●	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected term of the earnout period; and

●	expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision.

Research and Development

R&D costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred. Approximately 9% of our R&D costs are headcount-related; the balance is external services we purchase, such as pre-clinical supplies and materials, clinical study management and supplies, and consulting related to our R&D.

We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Tranche Rights and Obligation Liabilities

We classified the Series B-2 tranche rights and obligations and Series B-3 Warrants as liabilities on the Condensed Consolidated Balance Sheets. We measured the Series B-2 Tranche Rights and Series B-3 Warrants at fair value upon issuance in October 2022, March 2023, and June 2023, and remeasured the liabilities to fair value at December 31, 2022, March 31, 2023, June 30, 2023, and August 10, 2023, with changes in the fair value at each measurement date recognized in Change in fair value of tranche and warrant liabilities in the consolidated statements of operations. The Series B-2 Tranche Rights and series B-3 Warrants were extinguished in the Business Combination.

The fair value of the Series B-2 tranche liabilities was determined using a Binomial Tranche Model. The fair value of the Series B-3 Warrants was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model.

The fair value of the Series B-2 tranche liabilities and Series B-3 Warrants used various inputs and assumptions that required management to apply judgment and make estimates, including:

●	the equity value under the status quo scenario, which was determined using the Guideline Public Company method within the market approach to estimate the fair value of equity on a minority, marketable basis using selected publicly traded peer companies and valuation multiples based on size, growth, profitability, and other relevant factors;

●	the fair value of underlying Series B-2 preferred stock, which was determined using the Option Pricing Model to allocate the Company’s equity value among its various classes of equity securities under the status quo scenario;

●	issuance and exercise price, which was based on the terms of the purchase agreement;

●	expected term, which we based on the expiry periods as defined in the purchase agreement;

●	expected volatility, which was based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the warrants and tranche liabilities;

●	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected terms of the warrants and tranche liabilities; and

●	expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision. The scenario probability is the most sensitive estimated input into the calculation of the fair value of the Series B-3 Warrants. The risk of exposure is estimated using a sensitivity analysis of potential changes in the significant unobservable inputs, primarily the scenario probability input that is the most susceptible to valuation risk.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an emerging growth company and are availing ourselves of the extended transition period that the emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Recent Accounting Pronouncements

Note (2) Summary of Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange includes more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of the directors and executive officers of the Company.

Name	Age*	Position
Executive Officers
Mary Szela	62	Chief Executive Officer, President; Director
David Patience	39	Chief Financial Officer
Bryan Cox	63	Chief of Research
Jennifer Stevens	64	Chief Regulatory Officer
Richard Marshak	66	Chief Commercial Officer
Jodi Devlin	63	Chief of Clinical Operations
Non-Employee Directors
Mats Wahlström(2)(3)(5)	70	Chairman of the Board
David J. Matlin(1)(3)(5)	64	Director
Arjun Desai(1)(2)(4)	44	Director
Sean Murphy(1)(4)(5)	65	Director
Kerry Hicks(1)(3)	65	Director
William Valle(1)(2)(4)(5)	64	Director
Gary Gordon(2)(4)	62	Director

*As of June 13, 2025

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

(4)	Member of the science and technology committee.

(5)	Member of the finance strategy committee.

Executive Officers

Mary Szela. Ms. Szela is our Chief Executive Officer and President and a member of our Board and, prior to the Business Combination, had served as the Chief Executive Officer and a director of Legacy TriSalus since January 2018. Prior to joining Legacy TriSalus, Ms. Szela was CEO of Novelion Therapeutics, a biopharmaceutical company, from January 2016 through November 2017 where she led the company through regulatory compliance and legal difficulties to a successful merger and expansion. Prior to that, Ms. Szela served as CEO of Melinta Therapeutics, a biopharmaceutical company, from August 2013 through August 2015. From 1987 to 2012, Ms. Szela held progressive leadership roles with Abbott Laboratories, a multinational medical devices and health care company, including Vice President, U.S. Commercial Operations, President of U.S. Pharmaceuticals, and culminating as Senior Vice President of Global Strategic Market and Services. In addition to her executive experience, Ms. Szela currently sits on the boards of directors of Kura Oncology, a public company, Omega Therapeutics, a public company, and Sail Biomedicines, a private company. She also previously sat on the board of directors of Prometheus Biosciences from 2021 until 2023, Alimera Sciences from 2018 until 2021, Coherus Biosciences from 2014 until 2021, and Macrolide Pharmaceuticals from 2018 until 2019. Ms. Szela received both her B.S. in Nursing and her MBA from the University of Illinois at Chicago.

Ms. Szela is qualified to serve on the Board based on her substantial business, leadership and management experience in the biotechnology sector.

David Patience. David Patience is our Chief Financial Officer, a role he assumed on July 1, 2025. David has nearly 20 years of experience as a financial executive across healthcare and financial services. Prior to TriSalus, David served as Chief Financial Officer at Accelerate Diagnostics. David brings a strong leadership track record within financial operations, strategic portfolio planning, capital markets and commercial operations. Previously, he has held positions at Morgan Stanley’s Investment Banking Division, Continental Advisors equity group, and various financial research roles at Nuveen Investments. David received his Bachelor of Science in Business Administration from the University of Colorado Leeds School of Business and an MBA from the University of Chicago Booth School of Business.

Bryan Cox. Dr. Bryan Cox is our Chief of Research and has served in this role since June 2020. Previously, Dr. Cox served as the Chief Executive Officer of Nephraegis Therapeutics, a biotechnology company, since November 2018. Prior to joining Legacy TriSalus, Dr. Cox served as a consultant for CoPharm Global Consulting, a boutique consultancy that focuses on providing guidance for biotechnology companies, from May 2013 to June 2020. Prior to that, Dr. Cox served as the Director of Integrative Pharmacology for Abbott Laboratories, a multinational medical devices and health care company, from 1996 to 2013. Dr. Cox has served on the board of directors for Nephraegis Therapeutics since November 2018. Dr. Cox received his B.S. in Biological Sciences from North Carolina State and his Ph.D. in Pharmacology from the University of Iowa.

Jennifer Stevens. Jennifer Stevens is our Chief Regulatory Officer and has served in this role since March 2022. Ms. Stevens also served as our Senior Vice President of Regulatory Affairs from March 2021 to March 2022. Previously, Ms. Stevens held several progressive leadership roles with EMD Serono Inc., a division of Merck KGaA focused on biopharmaceuticals, from January 2013 through March 2021, including as Acting Head of US Oncology Hub - Regulatory Affairs. Previously, Ms. Stevens was Regulatory Counsel for the U.S. Food and Drug Administration from July 2008 to December 2012. Earlier in her career, Ms. Stevens was a practicing attorney at several global law firms, achieving partnership at Kirkland & Ellis LLP. Ms. Stevens received her B.A. in Political Sciences from the University of Illinois and her J.D. from George Washington University.

Richard Marshak, VMD. Dr. Richard Marshak is our Chief Commercial Officer and has served in this role since January 2025. Dr. Marshak also served as Senior Vice President, Corporate Development, Strategy and Marketing from June 2022 to January 2025. Previously, Dr. Marshak was Managing Principal of LF Consulting, a consulting firm for biotechnology companies, from June 2013 to June 2022. Dr. Marshak also co- founded Nephraegis Therapeutics, a biotechnology company, in September 2018 and serves as its Chief Business Officer as well as board member. Previously, Dr. Marshak served as the Chief Executive Officer of Mount Tam Biotechnologies from May 2016 to October 2019. Prior to these roles, Dr. Marshak held several progressive leadership roles in Abbott Laboratories, a multinational medical devices and health care company, from 1999 to 2013, culminating as the Head of Global Strategic Pricing. Dr. Marshak has served on the board of directors of Nephraegis Therapeutics since August 2018 and Torcept Therapeutics since 2019. He previously served on the board of Mount Tam Biotechnologies from May 2016 to October 2019. Dr. Marshak received his B.A. in Psychology and VMD in Veterinary Medicine from the University of Pennsylvania, and his MBA from the University of Chicago.

Jodi Devlin. Jodi Devlin is our Chief of Clinical Operations and has served in this role since January 2025. Ms. Devlin also served as President of Commercial Operations from August 2023 to January 2025. She has more than 30 years in the biotech and pharmaceutical industry. Her expertise includes prelaunch strategies, U.S. and ex-U.S. launches, medical affairs, marketing, sales, reimbursement, and patient advocacy. Ms. Devlin is leading the go-to-market strategy for the therapy and technology businesses, focusing on patient advocacy, medical affairs, health economics, and commercial execution. Previously, Ms. Devlin served as CEO of AltaThera Pharmaceuticals, a specialized, hospital pharmaceutical company from May 2018 to December 2022. Ms. Devlin also spent 21 years at Abbott where she held leadership roles in pipeline planning, global launches, and management of numerous commercial organizations. Ms. Devlin currently serves as Chairman of the board of directors of Fitabeo Therapeutics, a private company. Before her time in the biotech industry, she worked as a hospital nurse in New York and Missouri. Ms. Devlin received her B.S. in Nursing from University of Oklahoma and her MBA from Washington University, Olin School of Business.

Non-Employee Directors

The Company Board is composed of eight directors. In addition to Ms. Szela, the Combined Company’s directors are:

Mats Wahlström. Mats Wahlström has served as Chairman of the board of directors since August 2023. He also served as chairman of the board of directors of Legacy TriSalus from January 2017 until August 2023. Mats has also served as the Co-Chairman of HW Investment Partners, LLC since July 2016 and as Partner and Executive Chairman of KMG Capital Partners, LLC since April 2012, both investment funds focused on investments in the healthcare industry.

In addition, Mr. Wahlström has served as the Chairman of the board of directors of Triomed AB since October 2016, as the lead independent director of Coherus Biosciences, Inc., a public biotech company, since January 2012, as Chairman of Caduceus Medical Holdings, Inc. since August 2010 and as Chief Executive Officer and Chairman of Leonard Capital since July 2010. Mr. Wahlström has served on the boards of directors of Alteco Medical AB since October 2012, Circuit Clinical Solutions, Inc. since July 2016. He served as a director of Health Grades, Inc. a Nasdaq-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, as a director of Getinge AB, a Swedish Stock Exchange-listed medical device company, from March 2012 to March 2017, and as a director of Zynex Inc. an over- the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGaA. From November 2002 to December 2009, Mr. Wahlström served as President and Chief Executive Officer of Fresenius Medical Services. Prior to that, Mr. Wahlström held various positions at Gambro AB from January 1983 to February 2000, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from the University of Lund, Sweden.

We believe Mr. Wahlström is qualified to serve on the Board based on his extensive management and director experience in the life sciences and healthcare sectors

David J. Matlin. Mr. Matlin has been a member of our Board since August 2023, where he currently serves as the chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Matlin previously served as the Chief Financial Officer of MTAC, where he was also a director since September 2020. Mr. Matlin was also the co-founder and Chief Executive Officer of MatlinPatterson Global Advisers LLC (“MatlinPatterson”), a distressed securities investment manager, which he co-founded in July 2002, through 2021. Mr. Matlin was also Chief Executive Officer of MatlinPatterson Asset Management L.P. and its operating joint venture affiliates that managed non-distressed credit strategies, from 2015 to 2018. In 2017, MatlinPatterson began winding down its investment activities and its various funds began to return the investment proceeds to their respective investors. In conjunction with this wind-down process and to protect their investors from foreign litigation, two of the MatlinPatterson funds (Matlin Global Opportunities Partners II L.P. and Matlin Global Opportunities Partners (Cayman) II L.P.) that had been unable to settle foreign litigation, filed, along with MatlinPatterson, voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in July 2021. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse, and headed their Global Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., an investment advisory firm, from 1988 to 1994. He began his career as a securities analyst at Halcyon Investments from 1986 to 1988. Until its November 2022 sale, Mr. Matlin also served on the board of directors of US Well Services Inc. (Nasdaq: USWS) (formerly Matlin & Partners Acquisition Corporation) and was Chief Executive Officer and Chairman of the company prior to its business combination with US Well Services LLC. He also serves on the boards of directors of Dermasensor, Inc. and Pristine Surgical LLC, which are medical device manufacturers. Mr. Matlin has served on the board of directors of Clene, Inc. (Nasdaq: CLNN), a biopharmaceutical manufacturer, since December 2020, and has served as the Chairman of its Board of Directors since May 2021. Since 2021 he also serves on the Board of Directors of Empyrean Neuroscience, a private biotechnology company. Previously, he served on the board of directors of Flagstar Bank FSB, a federally charted savings bank, and Flagstar Bancorp, Inc. (NYSE: FBC), a savings and loan holding company from 2009 to May 2021, CalAtlantic Group, Inc. (NYSE: CAA), a U.S. homebuilder, from 2009 to 2018, Global Aviation Holdings, Inc., an air charter company, from 2006 to 2012, and Huntsman Corporation (NYSE: HUN), a U.S. chemicals manufacturer, between 2005 and 2007 and Orthosensor, Inc. until the sale of the company to Stryker Corporation in December 2020. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania.

We believe Mr. Matlin is qualified to serve on the Board based on his significant public company board experience.

Arjun Desai. Dr. Desai has been a member of our Board since August 2023, where he also serves on our compensation committee. Dr. Desai has served as the Chief Strategic Innovation Officer at Insightec, a medical device company, from 2018 to 2023. From 2016 to 2018, he served as the Global Vice President and Chief Operating Officer of Johnson & Johnson Innovation, a company that collaborates with innovators to incorporate science into healthcare solutions. Additionally, Dr. Desai is the chairman of the board of directors of Obvius Robotics, Inc., a private medtech company. He also currently serves on the board of directors of Tympa Health Technologies Ltd, a medical device company, Pathology Watch, a private laboratory company, Empyrean Neuroscience, a private company, Openwater Software, Inc., a private SaaS company, and Wespe, a private medical device company. Dr. Desai received his B.S. degree in Economics from the University of Oklahoma and his M.D. from the University of Miami. He also completed his residency and advanced training in Anesthesiology at Stanford University.

We believe Dr. Desai is qualified to serve on the Board based on his extensive experience in the biotech industry.

Sean Murphy. Mr. Murphy served as our Chief Manufacturing, Strategy and Business Development Officer from January 2025 to February 2025. Previously he served as CFO of TriSalus from June 2022 to January 2025. Mr. Murphy has also been a director of TriSalus since August 2020 and served as the chairman of the audit committee from August 2020 through June 2022.

Prior to joining TriSalus, Mr. Murphy served as Executive Vice President at Malin PLC, a publicly listed company investing in life sciences companies, from April 2016 through June 2021. Mr. Murphy was a senior advisor at Evercore, an independent investment banking advisory firm, from August 2011 to June 2018. Prior to that, he held numerous positions over a 30-year career with Abbott Laboratories, a multinational medical devices and health care company, culminating as Vice President of Business Development and Licensing. Mr. Murphy has had extensive Board experience as well. He currently serves on the boards of directors of Xenex and Prenosis. In addition, Mr. Murphy previously served on the public company board of directors of Radius Health, where he sat on the audit committee, and Poseida, where he was a member of the compensation and governance committee. Mr. Murphy received his BBA in Finance and Accounting from Western Illinois University and his M.S. in Finance from University of Illinois. He is a Certified Public Accountant, State of Illinois.

We believe Mr. Murphy is qualified to serve on the Board based on his corporate finance experience and his previous experience on boards of directors.

Kerry Hicks. Mr. Hicks has been a member of our Board since August 2023, where he serves on our Audit Committee, as well as the chair of our Nominating and Corporate Governance Committee. Mr. Hicks serves as Partner, Chief Executive Officer, and President of KMG Capital Partners LLC, a boutique healthcare venture capital company, since April 2012. He also currently serves as Executive Chairman of Circuit Clinical, an integrated research organization, and Co-Chairman and Partner of Breakout Investment Partners, LLC, a venture capital firm that focuses on investing in healthcare companies, both positions which he has held since 2016. He also currently serves on the board of directors of Caduceus Medical Holdings, Inc. Prior to joining KMG Capital Partners, Mr. Hicks served as Chief Executive Officer of Healthgrades, a healthcare information and services company, from 2000 to 2012, Chairman of Healthgrades from 2000 to 2010 and 2012 to 2013, and as President, Chief Executive Officer and Chairman of Specialty Care Network, a predecessor company to Healthgrades, from 1995 to 2000. Mr. Hicks has been a member of the board of directors of Legacy TriSalus since April 2021. Mr. Hicks received his B.S. degree in Management and his MBA in Business Administration from Colorado State University.

We believe Mr. Hicks is qualified to serve on the Board based on his extensive experience in the healthcare industry and knowledge regarding TriSalus and its products and operations.

William Valle. Mr. Valle has been a member of our Board since January 2025. Mr. Valle serves as Executive Chairman and a member of the Board of FC Compassus, LLC, a home care company, since May 2024. Prior to his time at FC Compassus, LLC, Mr. Valle served as Chief Executive Officer at Fresenius Medical Care AG, a global provider of products and services for patients with renal disease, from January 17, 2017 to December 2023, and served in roles of increasing responsibility at Fresenius beginning in April 2009.

We believe that Mr. Valle is qualified to serve on our Board based on his extensive experience in the healthcare industry.

Gary Gordon. Mr. Gordon has been a member of our Board since January 2025. Dr. Gordon is an accomplished pharmaceutical executive and strategic business leader, who most recently served as Chief Medical Officer at Ayala Pharmaceuticals Inc., a biopharmaceutical company, from August 2019 to January 2023. Prior to Ayala, Dr. Gordon served as Vice President of Oncology Development at AbbVie Inc., a biopharmaceutical company, from January 2013 to April 2018. Prior to his time at AbbVie, Dr. Gordon served as Divisional Vice President of Global Oncology Development at Abbott Laboratories, a medical device company, from April 2003 to December 2012. Prior to his time at Abbott, Dr. Gordon served as Chief Scientific Officer and Vice President of Clinical Affairs at Ovation Pharmaceuticals Inc., a biopharmaceutical company, from May 2001 to April 2003. Dr. Gordon currently sits on the Board of Directors of PhotonPharma Inc., an immune-oncology company. Dr. Gordon received a B.S. in Biochemistry from the State University of New York at Stony Brook and a Ph.D. in Pharmacology and an M.D. from Johns Hopkins University School of Medicine.

We believe Dr. Gordon is qualified to serve on the Board based on his extensive experience in the pharmaceutical industry.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

Board Composition

The Company’s business and affairs is organized under the direction of the Board. The Board consists of eight members. Mats Wahlström serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to the Company’s management. The Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”), the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Board is divided into the following classes:

●	Class I, which consists of Kerry Hicks, Sean Murphy, and William Valle, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2027;

●	Class II, which consists of Mats Wahlström, and David Matlin, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2028; and

●	Class III, which consists of Mary Szela, Arjun “JJ” Desai, and Gary Gordon, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management. The Company’s directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the Company’s voting stock.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board will be informed oversight of the Company’s risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board will be responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee will have the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Company’s compensation committee will assess and monitor whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The Board has established an audit committee, a compensation committee, a nominating and corporate governance committee, and science and technology committee. The Board has adopted a charter for each of these committees, which comply with the applicable requirements of current Nasdaq rules, as applicable.

In addition, from time to time, special committees may be established under the direction of the Board when the board deems it necessary or advisable to address specific issues. The Company intends to comply with future requirements to the extent they will be applicable to the Company. Copies of the charters for each committee are available on the investor relations portion of the Company’s website.

Audit Committee

The Company’s audit committee consists of David Matlin, Arjun “JJ” Desai, Kerry Hicks, and William Valle. The Board has determined that each of the members of the audit committee satisfy the independence requirements of Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Matlin serves as the chair of the audit committee. The Board has determined that Mr. Matlin qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board considered Mr. Matlin’s formal education and previous experience in financial roles.

Both the Company’s independent registered public accounting firm and management periodically meet privately with the Company’s audit committee.

The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;

●	reviewing the Company’s financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of the Company’s internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function, and reviewing and approving the Company’s head of internal audit (if established);

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;

●	obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by the Company’s independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

●	monitoring the rotation of partners of the Company’s independent auditors on the Company’s engagement team as required by law;

●	at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;

●	reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with the Company’s independent auditors and management;

●	reviewing with the Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of the Company’s financial controls and critical accounting policies;

●	reviewing with management and the Company’s independent auditors any earnings announcements, disclosures and other financial information and guidance;

●	establishing procedures for the review, retention and investigation of complaints received by the Company regarding financial controls, accounting, auditing or other matters;

●	preparing the report that the SEC requires in the Company’s annual proxy statement;

●	reviewing and providing oversight of any related party transactions in accordance with the Company’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including the Company’s code of business conduct and ethics;

●	reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that the Company has in place to monitor and control such exposures;

●	reviewing the Company’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

●	reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

●	reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to the Company’s financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

●	considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies;

●	reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee

The Company’s compensation committee consists of William Valle, Arjun “JJ” Desai, Gary Gordon, and Mats Wahlström. Mr. Valle serves as the chair of the compensation committee. The Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16B-3 promulgated under the Exchange Act and satisfy the independence requirements of Nasdaq. The functions of the committee include, among other things:

●	reviewing and approving the corporate objectives that pertain to the Company’s overall compensation strategy and policies;

●	reviewing and approving annually the compensation and other terms of employment of the Company’s executive officers and other members of senior management, in the compensation committee’s discretion;

●	reviewing and approving the type and amount of compensation to be paid or awarded to the Company’s non-employee board members;

●	administering the Company’s equity incentive plans and other benefit plans;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with the Company’s executive officers and other members of senior management, in the compensation committee’s discretion;

●	reviewing and establishing appropriate insurance coverage for the Company’s directors and officers;

●	reviewing and discussing with management the Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in the Company’s annual proxy statement;

●	reviewing the Company’s practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on the Company;

●	establishing and monitoring stock ownership guidelines for directors and executive officers of the Company, if and as determined to be necessary or appropriate;

●	providing recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting of stockholders;

●	reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;

●	annually reviewing and discussing with management the Company’s human capital management practices with respect to its employees and, where applicable, independent contractors;

●	approving and modifying, as needed, clawback policies allowing the Company to recoup improper compensation paid to employees; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Kerry Hicks, Mats Wahlström, and David Matlin. Mr. Hicks serves as the chair of the nominating and corporate governance committee. The Board has determined that each of the members of the Company’s nominating and corporate governance committee satisfies the independence requirements of Nasdaq. The functions of this committee include, among other things:

●	determining the qualifications, qualities, skills and other expertise required to be a director of the Company, and developing and recommending to the Board for approval criteria to be considered in selecting nominees for director;

●	identifying, reviewing and making recommendations of candidates to serve on the Board, including incumbent directors for reelection;

●	evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

●	periodically reviewing and making recommendations to the Board regarding the Company’s process for stockholder communications with the Board, and making such recommendations to the Board with respect thereto;

●	evaluating nominations by stockholders of candidates for election to the Board;

●	evaluating the structure and organization of the Board and its committees and making recommendations to the Board for approvals;

●	considering possible conflicts of interest of officers and directors as set forth in the Company’s code of business conduct and ethics;

●	reviewing and considering environmental, social responsibility and sustainability and governance matters as it determines appropriate and making recommendations to the Board regarding, or taking action with respect to, such matters;

●	periodically reviewing the Company’s corporate governance guidelines and code of business conduct and ethics and recommending to the Board any changes to such policies and principles;

●	developing and periodically reviewing with the Company’s Chief Executive Officer the plans for succession for the Company’s Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

●	considering the Board’s leadership structure, including the separation of the roles of chairperson of the Board and the Chief Executive Officer and/or the appointment of a lead independent director;

●	periodically reviewing the processes and procedures used by the Company to provide information to the Board and its committees and the scope of such information and making recommendations to the Board and management for improvement as appropriate; and

●	reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Science and Technology Committee

The Company’s science and technology committee consists of Arjun “JJ” Desai, Gary Gordon, Sean Murphy, and William Valle. Dr. Desai serves as the chair of the science and technology committee. The functions of the committee include, among other things:

●	reviewing, evaluating and advising the Board and management on matters relating to the overall strategy, direction, and effectiveness of the Company’s research and development strategy and related investments and on the Company’s progress in achieving its long-term strategic research and development goals and objectives;

●	reviewing the Company’s planned or ongoing research activities and plans;

●	evaluating and monitoring, on its own or in conjunction with external experts engaged by the committee, plans as well as individual project progress and performance of the Company’s research and development pipeline;

●	evaluating and advising the Board and management on the opportunities and risks associated with the products, programs and technologies in which the Company is, or is considering, investing its research and development efforts;

●	providing the Board with strategic advice on emerging regulatory, clinical and scientific issues that are relevant to the Company and in alignment with the Company’s strategy and on areas that are important to the success of the Company’s R&D activities;

●	assess and advise the Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in the Company’s R&D organization; and

●	assisting the Board in understanding the Company’s intellectual property position in connection with the foregoing and otherwise.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or Board of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Charter eliminates the liability of the Company’s officer and directors for monetary damages to the fullest extent permitted by applicable law. The applicable law, the General Corporation Law of the State of Delaware (“DGCL”) provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:

●	for any transaction from which the director or officer derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares by directors; or

●	for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of the Company’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company Amended and Restated Bylaws (the “Company Bylaws”) require the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company has entered into separate indemnification agreements with the Company’s directors and executive officers. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Charter and Company Bylaws are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of the Company’s employees, executive officers and directors. The Code of Conduct is available on the Company’s website under the “Governance Overview” section of the “Investors” tab at www.trisaluslifesci.com. The nominating and corporate governance committee of the Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

EXECUTIVE COMPENSATION

For the fiscal year ended December 31, 2024, TriSalus’ named executive officers (“NEOs”) were:

●	Mary Szela, Chief Executive Officer and President;

●	Sean Murphy, former Chief Financial Officer; and

●	Jodi Devlin, Chief of Clinical Strategy & Operations.

Summary Compensation Table

The following table sets forth information concerning the compensation of TriSalus’ NEOs for the fiscal years ended December 31, 2024 and 2023:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Mary Szela CEO and President	2024	$601,398	$1,973,051	(5)	$1,539,500	$-	(6)	$22,646	$4,136,595
	2023	$518,077	$378,772		$1,433,387	$340,819		$21,775	$2,692,830
Sean Murphy Manufacturing, Strategy and Business Development Officer(*)	2024	$529,513	$324,368		$1,224,459	$232,500		$1,693	$2,312,533
	2023	$471,539	$171,433		$593,066	$156,158		$1,050	$1,393,246
Jodi Devlin Chief of Clinical Operations	2024	$501,705	$166,250		$565,772	$125,000		$25,014	$1,383,741
	2023	$-	$-		$-	$-		$-	$-

(*) Mr. Murphy resigned as our chief manufacturing, strategy and business development officer effective February 28, 2025, but retained his role as a member of our Board.

(1) Salary amounts represent actual amounts earned during applicable fiscal year. See “Narrative Disclosure to Summary Compensation Table - Base Salaries” below.

(2) These columns reflects the aggregate grant date fair value of the stock and option awards granted during the applicable fiscal year computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 2(n) to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual value that will or may be realized by the NEO.

(3) See “Narrative Disclosure to Summary Compensation Table - Non-Equity Incentive Plan Compensation” below for a description of the material terms of the non-equity incentive plans for the fiscal year 2024. For 2024, performance-based incentive compensation earned by our NEOs were settled in fully vested restricted stock units (“RSUs).

(4) This columns reflects the amounts received by the NEOs related to the 401(k) Plan match and phone allowance.

(5) This amount reflects the amount of performance-based incentive compensation earned by our named executive officers for the periods presented. Includes the aggregate grant date fair value of the 125,000 performance stock units (“PSUs”) granted to Ms. Szela on February 13, 2024, based on the then-probable outcome of the applicable performance conditions, as determined under FASB ASC 718. The grant date fair value of such PSUs, assuming achievement of the maximum level of performance was $1,175,000.

(6) Ms. Szela earned 50% of her eligible annual performance-based incentive compensation, but allocated the total amount to employees of the company.

Narrative Disclosure to Summary Compensation Table

Base Salary

Our NEOs receive an annual base salary to compensate them for the services they provide to the Company. The annual base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

As of December 31, 2024, Ms. Szela, Mr. Murphy, and Ms. Devlin had annual base salaries of $600,000, $530,000, and $500,000, respectively.

Salary Investment Program

In December 2024, each of our NEOs elected to forego, with respect to calendar year 2025, a portion of their base salaries that would otherwise be payable in calendar 2025. In lieu of such base salary amount, each electing NEO was granted RSUs in February 2025, with the number of RSUs determined by dividing the aggregate amount of salary reduction by the closing price of our Common Stock (as quoted on Nasdaq) on the grant date, rounded down to the nearest whole share. Subject to certain vesting and deferral elections, such RSUs vest as follows: 12.5% on the grant date; an additional 25% on each of May 15, August 15 and November 15, 2025, and the remaining number on February 13, 2026, in each case subject to continuous service by the NEO through such vesting date. The RSUs vest on an accelerated basis reflective of the number of days of continuous service provided in calendar year 2025 in the event of certain involuntary terminations of employment or resignations for good reason.

Non-Equity Incentive Plan Compensation

We develop a performance-based cash bonus program annually. Under the 2024 program, each NEO was eligible to be considered for an annual performance bonus based on (1) the individual’s target bonus, as a percentage of base salary and (2) the percentage attainment of 2024 corporate goals established by TriSalus’ board of directors in its sole discretion and communicated to each officer. Each NEO is assigned a maximum target performance bonus expressed as a percentage of their base salary, which for 2024 was 55% for Ms. Szela, and 50% for each of Mr. Murphy and Ms. Devlin. For the fiscal year ended December 31, 2024, the TriSalus board of directors determined that each of Ms. Szela, Mr. Murphy and Ms. Devlin were entitled to receive 50% of their target bonus and determined that such amounts should be paid in the form of fully vested RSUs, which have not been granted as of the filing of this proxy statement.

Equity-Based Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of our executive officers with our stockholders. TriSalus has historically granted both incentive stock options and nonstatutory stock options to executive officers. We have used options as an incentive for long-term compensation to our executive officers because these grants allow our executive officers to realize value from this form of equity compensation only if the value of the underlying equity securities increase relative to the option’s exercise price, which exercise price is set at the fair market value of the underlying equity securities on the grant date. We also grant RSUs and PSUs to executive officers. The RSUs granted contain a time-based requirement for vesting and the PSUs granted contain a performance-based requirement for vesting. We have used this approach to align the interests of our stockholder with the interests of our executive officers, which incentivizes performance and retention while providing more tangible equity compensation compared to options. We believe that equity awards are an important retention tool for our executive officers, as well as for our other employees. We grant equity awards broadly to our employees, including to our non-executive employees. The Board is responsible for approving equity grants.

We currently maintain the 2023 Equity Incentive Plan (the “2023 Plan”), which has been approved by our Board and stockholders for purposes of granting equity-based incentive awards to our employees and consultants, including our NEOs. See “- 2023 Equity Incentive Plan” below for further information. Previously, we granted equity incentive awards under the 2009 Amended and Restated Equity Incentive Plan (the “2009 Plan”). The 2009 Plan was frozen upon the effectiveness of the 2023 Plan. See “- 2009 Equity Incentive Plan” below for further information.

Health and Welfare and Retirement Benefits

All of TriSalus’ named executive officers are eligible to participate in TriSalus’ employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of TriSalus’ other full-time employees. TriSalus pays approximately 80% of the premiums for medical, dental, vision, group term life, disability and accidental death and dismemberment insurance for all of its employees, including its named executive officers. TriSalus generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances.

401(k) Plan

TriSalus’ NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the U.S. Internal Revenue Code (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. The matching contributions are based on compensation at the rate of 3%, 3.5%, and 4% for an employee’s contribution of up to 3%, between 3% and 4%, and between 4% and 5%, respectively, with the match-eligible contribution being limited to 4% of the employee’s eligible compensation. In 2024, contributions made by participants, including the NEOs, to the 401(k) plan were matched by the Company up to a specified percentage of the employee’s contribution. These matching contributions are fully vested when made.

Outstanding Equity Awards at December 31, 2024

The following table presents information regarding outstanding equity awards held by TriSalus’ NEOs as of December 31, 2024. All awards granted after August 10, 2023, were granted pursuant to the 2023 Plan.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Mary Szela	1/30/2018	177,973	-		$1.22	1/29/2028
	10/6/2020	17,302	-		$0.41	10/5/2030
	4/21/2021	101,345	-		$0.41	4/20/2031
	11/3/2021	51,276	8,414	(1)	$2.43	11/2/2031
	11/3/2021	115,445	41,152	(1)	$2.43	11/2/2031
	4/20/2022	-	37,080	(2)	$2.43	4/18/2032
	4/20/2022	-	18,536	(2)	$2.43	4/18/2032
	5/19/2023	-	46,989	(3)	$10.30	5/18/2033
	5/19/2023	-	11,420	(3)	$10.30	5/18/2033
	5/19/2023	-	-		$-		18,387	(7)	92,119
	8/14/2023	-	3,242	(4)	$11.51	8/13/2033
	8/14/2023	57,500	111,758	(4)	$11.51	8/13/2033
	2/13/2024	-	278,112	(10)	$9.40	2/13/2034
	2/13/2024	-	10,638	(10)	$9.40	2/13/2034
	2/13/2024	-	-		$-					125,000	(8)	626,250
	2/13/2024	-	-		$-		84,899	(9)	425,344
Sean Murphy	11/3/2021	3,913	1,030	(1)	$2.43	11/3/2031
	1/19/2022	9,009	3,350	(5)	$2.43	1/19/2032
	7/13/2022	2,625	-		$2.43	7/12/2032
	7/13/2022	72,048	48,919	(6)	$2.43	7/12/2032
	5/19/2023	9,966	7,768	(3)	$10.30	5/18/2033
	5/19/2023	2,419	11,134	(3)	$10.30	5/18/2033
	5/19/2023	-	-		$-		8,322	(7)	41,693
	8/11/2023	-	5,536	(4)	$12.00	8/10/2033
	8/11/2023	20,833	36,131	(4)	$12.00	8/10/2033
	1/24/2024	-	2,605	(11)	$9.28	1/24/2034
	1/24/2024	-	122,395	(11)	$9.28	1/24/2034
	2/12/2024	-	-		$-		17,500	(9)	87,675
	2/12/2024	-	-		$-		16,644	(9)	83,386
	2/12/2024	-	4,375	(10)	$9.50	2/12/2034
	2/12/2024	-	100,625	(10)	$9.50	2/12/2034
Jodi Devlin	8/30/2023	14,925	44,775	(12)	$6.70	8/30/2033
	8/30/2023	50,075	85,225	(12)	$6.70	8/30/2033
	2/12/2024	-	-		$-		17,500	(9)	87,675
	2/12/2024	-	100,625	(10)	$9.50	2/12/2034
	2/12/2024	-	4,375	(10)	$9.50	2/12/2034

(1) 1/48th of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (November 3, 2021), subject to the executive’s continuing to remain in continuous service through each such date.

(2) 1/12th of the shares subject to this option vest each month following the first anniversary of the vesting commencement date (April 20, 2022) on the same day of the month as the vesting commencement date for three years, subject to the executive’s continuing to remain in continuous service through each such date.

(3) 25% of the total shares underlying the option vested on the vesting commencement date (May 19, 2023), and 1/48th of the total number of option shares vest each month thereafter on the same day of the month as the vesting commencement date, subject to the executive’s continuing to remain in continuous service through each such date.

(4) 25% of the total shares underlying this option will vest on the first anniversary of the vesting commencement date (August 10, 2023 for Mr. Murphy, and August 14, 2023 for Ms. Szela) and 1/48th of the total number of option shares shall vest each month thereafter on the same day of the month as the vesting commencement date, subject to the executive’s continuing to remain in continuous service through each such date.

(5) 1/48th of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (January 19, 2022), subject to Mr. Murphy’s continuing to remain in continuous service through each such date.

(6) 1/48th of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (July 13, 2022), subject to Mr. Murphy’s continuing to remain in continuous service through each such date.

(7) 25% of the total RSUs vest on each anniversary of the vesting commencement date (October 5, 2022), subject to the executive’s continuing to remain in continuous service through each such date.

(8) 100% of the total PSUs vest upon meeting or exceeding a $50M revenue goal in a 12-consecutive calendar month period (performance metric) by February 28, 2027, with the Board or Compensation Committee recognizing the achievement by December 31, 2027, subject to the executive’s continuing to remain in continuous service through such achievement determination date..

(9) 25% of the total RSUs vest on each anniversary of the vesting commencement date (February 12, 2024 for Mr. Murphy and Ms. Devlin and February 13, 2024 for Ms. Szela) subject to the executive’s continuing to remain in continuous service through each such date.

(10) 25% of the total shares underlying this option will vest on the first anniversary of the vesting commencement date (February 12, 2024 for Mr. Murphy and Ms. Devlin and February 13, 2024 for Ms. Szela) and 1/48th of the total number of option shares shall vest each month thereafter on the same day of the month as the vesting commencement date, subject to the executive’s continuing to remain in continuous service through each such date.

(11) 25% of the total shares underlying this option will vest on the first anniversary of the vesting commencement date (January 24, 2024) and 1/48th of the total number of option shares shall vest each month thereafter on the same day of the month as the vesting commencement date, subject to the executive’s continuing to remain in continuous service through each such date.

(12) 25% of the total shares underlying this option will vest on the first anniversary of the vesting commencement date (August 30, 2023) and 1/48th of the total number of option shares shall vest each month thereafter on the same day of the month as the vesting commencement date, subject to the executive’s continuing to remain in continuous service through each such date.

(13) The amount is calculated using a value of $5.01 per share, which was the closing price of our common stock on Nasdaq on December 31, 2024, the last trading day of our 2024 fiscal year.

Employment Arrangements

Each of TriSalus’ NEOs is an at-will employee. TriSalus entered into amended and restated executive employment agreements with each of its NEOs, which are summarized below.

Mary Szela

In November 2022, TriSalus entered into an amended and restated executive employment agreement with Ms. Szela. Pursuant to the amended and restated executive employment agreement, Ms. Szela’s annual base salary was $466,875 and she was eligible to receive an annual performance bonus of a target amount equal up to 50% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. Subsequently, the Board approved an increase of Ms. Szela’s annual base salary to $600,000 and a revised target bonus of 55% of her base salary. Ms. Szela is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.

Ms. Szela is entitled to certain severance benefits as described below in “- Potential Payments Upon Termination or Change in Control.”

Sean Murphy

In March 2023, TriSalus entered into an amended and restated executive employment agreement with Mr. Murphy. Pursuant to the amended and restated executive employment agreement, Mr. Murphy received an annual base salary of $435,000 and is eligible to receive an annual performance bonus of a target amount equal to up to 50% of his base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. In August 2023, the Board approved an increase in Mr. Murphy’s annual base salary to $530,000. In January 2025, TriSalus entered into an amended and restated executive employment agreement with Mr. Murphy. Pursuant to the amended and restated executive employment agreement, Mr. Murphy received an annual base salary of $450,000 and is eligible to receive an annual performance bonus of a target amount equal to up to 50% of his base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. Mr. Murphy is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.

Mr. Murphy is entitled to certain severance benefits as described below in “- Potential Payments Upon Termination or Change in Control.”

Jodi Devlin

In August 2023, TriSalus entered into an executive employment agreement with Ms. Devlin. Pursuant to the executive employment agreement, Ms. Devlin received an annual base salary of Ms. Devlin received an annual base salary of $450,000 and is eligible to receive an annual performance bonus of a target amount equal to up to 50% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. In January 2025, TriSalus entered into an amended and restated executive employment agreement with Ms. Devlin continued to receive an annual base salary of $450,000 and is eligible to receive an annual performance bonus of a target amount equal to up to 50% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. Ms. Devlin is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.

Ms. Devlin is entitled to certain severance benefits as described below in “- Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Each of Ms. Szela, Mr. Murphy and Ms. Devlin is entitled to any accrued obligations, which include accrued but unpaid salary through the date of termination, unreimbursed expenses, and benefits owed to such executive officer under retirement or health plans in which such executive officer was a participant (“Accrued Benefits”), in the event of any termination of their employment. In addition, each NEO is eligible to receive the following severance benefits under their employment agreements if their employment is terminated by TriSalus pursuant to a “Discharge Without Cause” (as such term is defined in each of their respective employment agreements) or if individual experiences a “Resignation For Good Reason” (as such term is defined in each of their respective employment agreements), and provided such NEO timely executes and does not revoke a release of claims in TriSalus’ favor: (a) continuing payments of the NEO’s then-current annual base salary for 12 months for Ms. Szela, Mr. Murphy and Ms. Devlin, and (b) if Ms. Szela’s, Mr. Murphy’s or Ms. Devlin’s “Discharge Without Cause” occurs in the fourth calendar quarter of a year and the Company achieves it financial objectives on which such executive’s bonus for that year is based, such executive would also be entitled to a pro rata annual bonus for such year.

Further, if Ms. Szela, Mr. Murphy, or Ms. Devlin experiences a “Discharge Without Cause” or if the NEO experiences a “Resignation For Good Reason” within the one-year period following a “Change in Control” (as such term is defined in each of their respective employment agreements) and provided each NEO timely executes and does not revoke a release of claims in TriSalus’ favor, each NEO will instead be entitled to a lump sum payment equal to: (a) 12 months of their annual base salary, (b) their annual bonus for the year of termination, assuming performance was met at the “target” level, (c) the cost of one year of continued medical, dental and vision benefits at the same level as if the executive remained actively employed by TriSalus, and (d) full vesting of all outstanding stock options and other equity incentives that are subject to vesting over time and based on length of service with TriSalus.

In connection with his resignation as our chief manufacturing, strategy and business development officer, Mr. Murphy received the Accrued Benefits but did not, and will not, otherwise receive any of the benefits describe above. However, Mr. Murphy will continue to vest as to his outstanding equity awards while he remains in continuous service to the company as a member of our Board, and he will be eligible to receive compensation as a member of our Board, as described below under “Non-Employee Director Compensation”.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

From time to time, the Company grants stock options to its employees, including the named executive officers. Historically, the Company has granted new-hire option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants are typically approved at the regularly scheduled meeting of the Compensation Committee occurring in such quarter. Also, non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the Non-Employee Director Compensation Policy, as further described under the heading, “Non-Employee Director Compensation-Non-Employee Director Compensation Policy” below. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee considers whether there is any material nonpublic information (“MNPI”) about the Company when determining the timing of stock option grants and does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

Non-Employee Director Compensation

Our Board has adopted a Non-Employee Director Compensation Policy, which establishes cash and equity-based compensation designed to align compensation with TriSalus’ business objectives and stockholder value, while enabling TriSalus to attract, retain, incentivize and reward directors who contribute to the success of the company. Our Board reviews director compensation periodically to ensure that it remains competitive such that the we are able to recruit and retain qualified directors.

The following table sets forth information concerning the compensation of TriSalus’ directors for fiscal year 2024. Ms. Szela, our Chief Executive Officer, and Sean Murphy, our former Chief Manufacturing, Strategy and Business Development Officer and prior to such position or former Chief Financial Officer and current Director, did not receive additional compensation for their service as a director in fiscal year 2024, and therefore are not included in the Director Compensation table below. All compensation paid to Ms. Szela and Mr. Murphy is reported above in the “Summary Compensation Table.”

Name	Fees earned or paid in cash		Option Awards($)(1)(2)	Total ($)

Mats Wahlström	$157,500	(5)	$86,250	$243,750
Andrew von Eschenbach(6)	$82,500		$86,250	$168,750
Arjun Desai	$65,000		$86,250	$151,250
David J. Matlin	$77,500		$86,250	$163,750
George Kelly Martin(3)	$72,500		$86,250	$158,750
Kerry Hicks	$80,000		$86,250	$166,250
Liselotte Hyveled(4)	$41,920		$422,950	$464,870
Anil Singhal(7)	$48,750		$86,250	$135,000

(1) This column reflects the aggregate grant date fair value of the stock and option awards granted during the applicable fiscal year computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 2(n) to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. This amount does not reflect the actual economic value that may be realized by the director.

(2) As of December 31, 2024, our non-employee directors held the following number of options granted to purchase shares of our common stock: Mr. Wahlström, 185,945; Messrs. von Eschenbach, Desai, Matlin and Martin and Ms. Hyveled, 50,000 each; Mr. Singhal, 54,278; and Mr. Hicks, 74,222; none of the foregoing held other stock awards.

(3) Mr. Martin resigned from our Board effective April 20, 2025.

(4) Ms. Hyveled was appointed to our Board on May 6, 2024, and resigned effective April 16, 2025.

(5) Includes $70,000 paid to Mr. Wahlström in February 2025 in recognition of his significant contributions in 2024 to the Company as Chairman of the Board.

(6) Mr. von Eschenbach will not stand for re-election at our annual meeting of stockholders.

(7) Mr. Singhal resigned from our Board on October 28. 2024.

In connection with the departures of Mr. Martin and Ms. Hyveled from our Board and the expiration of Dr. von Eschenbach’s term on our Board, the Compensation Committee has approved accelerated vesting of the options held by each of these directors as if they had completed an additional 12 months of continuous service, as well as an extension of the post-termination exercise period applicable to their outstanding options by 12 months.

Non-Employee Director Compensation Policy

Our Board reviews director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Our Board has adopted a non-employee director compensation policy that is applicable to each member of our Board who is not also serving as an employee or consultant. Our Compensation Committee reviews non-employee director compensation levels annually and submits recommendations with respect to any changes in non-employee director compensation levels to our Board. Our Non-Employee Director Policy was developed with input from an independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

Cash Compensation

We pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairperson of the Board, and the chairperson of each committee, also receive additional retainers for such services. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board or the applicable committee.

For calendar year 2024, the retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member were as follows:

●$50,000 per year for service as a Board member;

●$30,000 per year for service as chairperson of the Board, in addition to the annual service retainer above;

●$25,000 per year for service as chairperson of the Science and Technology Committee;

●$20,000 per year for service as chairperson of the Audit Committee;

●$15,000 per year for service as chairperson of the Compensation Committee;

●$15,000 per year for service as chairperson of the Nominating & Governance Committee; and

●$7,500 per year for service as a non-chairperson member for any committee described above.

In February 2025, the Compensation Committee amended our Non-Employee Director Policy to provide cash retainers of $20,000 and $7,500 for service as chairperson and a member of the Finance Strategy Committee, respectively.

Equity Compensation

The policy in effect with respect to calendar year 2024 provided that each non-employee director who is first elected or appointed to the Board, on the date of such director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the director will automatically receive an option to purchase 35,000 shares of our common stock (an “Initial Option”). The shares subject to the Initial Option will vest in three equal annual installments from the grant date, subject to the non-employee director’s continuous service through each vesting date.

In addition, on the date of each annual meeting of stockholders, each non-employee director that continues to serve as a non-employee director received an option to purchase 15,000 shares of our common stock (an “Annual Option” and, together with the Initial Option, the “Options”). The shares subject to each Annual Option will vest in full on the earlier of the first anniversary of the grant date or the date of our next annual stockholder meeting, subject to the director’s continued service as a director. The exercise price per share of Options granted under the policy will equal the fair market value of our common stock on the date of grant.

In addition, each director who is first elected or appointed to the Board other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee, granted an Annual Option, prorated for the number of months remaining until the next annual stockholder meeting.

All Options granted under the policy will also vest in full upon the occurrence of a change in control prior to the termination of the director’s continuous service.

Equity In Lieu of Cash Election

Effective beginning with calendar year 2025, each non-employee director may elect to receive his or her annual Board service retainer (including the additional annual retained paid to the chairperson of the Board) as an award of RSUs (the “Retainer Grant”) in lieu of all (but not less than all) such cash fees. Subject to a director timely making a Retainer Grant election, then, without any further action by the Board or the Compensation Committee, the Retainer Grant will be made as soon as reasonably practicable after the commencement of the next following calendar year. Retainer Grants will vest in substantially equal quarterly installments following the date of grant, subject to the Director’s service through each such vesting date. Upon a Director’s termination of service, a proportional amount of any unvested Retainer Grant will vest on an accelerated basis to reflect the number of days of service completed during such calendar year. Settlement of such Retainer Grants may be deferred subject to compliance with Section 409A of the U.S. Internal Revenue Code. The number of shares subject to a Retainer Grant shall be determined by dividing the aggregate dollar value of the applicable eligible fees converted by the closing price of the Company’s Common Stock (as quoted on the Nasdaq Stock Market) on the grant date of such Retainer Grant, rounded down to the nearest whole share.

Notwithstanding the foregoing, any member of the Board that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the Company. TriSalus will reimburse directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Incentive Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Equity-based compensation is an important element of our compensation arrangements for both executive officers and directors. Executive officers are also eligible to participate in the 2023 Employee Stock Purchase Plan (“ESPP”). Below is a description of the 2009 Plan, the 2023 Plan and the ESPP.

2023 Plan

The following summary describes the material terms of the 2023 Plan, which was adopted by the TriSalus Board in August 2023 and subsequently approved by our stockholders.

Awards. The 2023 Plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, and stock appreciation rights (collectively, “Awards”) to TriSalus’ employees, directors, and consultants who provide services to TriSalus.

Authorized Shares. The initial number of shares of Common Stock reserved for issuance under the 2023 Plan was 5,585,808 shares. The aggregate number of shares that may be issued under the 2023 Plan will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024, in an amount equal to five percent (5%) of the total number of shares of fully diluted Common Stock determined on each preceding December 31, or such smaller number as may be determined by our Board prior to January 1 of a given year. The share reserve under the 2023 Plan is subject to certain capitalization adjustments as described below under “Changes to Capital Structure.”

Plan Administration. The 2023 Plan is administered by the Board, or a duly authorized committee of the Board and is referred to as the “administrator” in the 2023 Plan. Subject to the provisions of the 2023 Plan, the administrator determines in its discretion the persons to whom Awards are granted, the sizes of such Awards and all of their terms and conditions. The administrator has the authority to construe and interpret the terms of the 2023 Plan and Awards granted under it. The administrator also delegated authority to Ms. Szela to grant up to 1,500,000 stock or option awards during 2024 to employees of the company, with specific limitations.

Outstanding Awards. Awards are granted under forms of award agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of Common Stock on the date of grant. Options and RSUs granted under the 2023 Plan vest at the rate specified in the grant agreement as determined by the administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of TriSalus’ stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of TriSalus’ total combined voting power or that of any of its affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Changes to Capital Structure. In the event there is a specified type of change in TriSalus’ capital structure, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares, appropriate adjustments will be made to the number and class of shares that may be delivered under the 2023 Plan and/or number, class, and the exercise price of shares covered by each outstanding Award.

Merger or Chang in Control. The 2023 Plan provides that in the event of a merger or change in control Awards will be treated as the administrator determines, and the administrator may take one or more of the following actions with respect to such Awards:

●arrange for the assumption or substitution of an Award by a surviving or acquiring corporation;

●terminate the Awards;

●accelerate the vesting of the Award and, to the extent the administrator determines, provide for termination if not exercised (if applicable) at or before the effective time of the merger or change in control; or

●terminate the Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction or the replacement of such Award with other rights or property selected by the administrator in its sole discretion.

The administrator is not obligated to treat all Awards or portions of Awards in the same manner and is not obligated to treat all participants in the same manner.

In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not have otherwise been vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Under the 2023 Plan, a change in control means the occurrence of any of the following events: (i) a change in ownership of TriSalus, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of TriSalus that constitutes more than 50% of the total voting power of the stock of TriSalus, except that any changes in the ownership of the stock of TriSalus as a result of a private financing of TriSalus that is approved by the Board will not be considered a change in control, (ii) a change in the effective control of TriSalus, which occurs on the date the majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of TriSalus’ assets, which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person) assets from TriSalus that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of TriSalus immediately prior to such acquisition.

Plan Amendment or Termination. The Board has the authority to amend, alter, suspend, or terminate the 2023 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of TriSalus stockholders. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

2009 Plan

The following summary describes the material terms of the 2009 Plan. No further awards have been, or will be made, under the 2009 Plan following the effective date of our 2023 Plan.

Awards. The 2009 Plan provided for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, restricted stock units (“RSU”s), and stock appreciation rights (collectively, “Awards”) to TriSalus’ employees, directors, and consultants who provide services to TriSalus.

Authorized Shares. The aggregate number of shares of Common Stock that may be issued pursuant to the 2009 Plan was 1,596,529 shares.

Plan Administration. The 2009 Plan is administered by the Board, or a duly authorized committee of the TriSalus Board and is referred to as the “administrator” in the 2009 Plan. Subject to the provisions of the 2009 Plan, the administrator determines in its discretion the persons to whom Awards are granted, the sizes of such Awards and all of their terms and conditions. The administrator has the authority to construe and interpret the terms of the 2009 Plan and Awards granted under it.

Outstanding Awards. Awards are granted under forms of award agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2009 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of Common Stock on the date of grant. Options and RSUs granted under the 2009 Plan vest at the rate specified in the grant agreement as determined by the administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of TriSalus’ stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of TriSalus’ total combined voting power or that of any of its affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Changes to Capital Structure. In the event there is a specified type of change in TriSalus’ capital structure, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares, appropriate adjustments will be made to the number and class of shares that may be delivered under the 2009 Plan and/or number, class, and the exercise price of shares covered by each outstanding Award.

Merger or Change in Control. The 2009 Plan provides that in the event of a merger or change in control Awards will be treated as the administrator determines, and the administrator may take one or more of the following actions with respect to such Awards:

●arrange for the assumption or substitution of an Award by a surviving or acquiring corporation;

●terminate the Awards;

●accelerate the vesting of the Award and, to the extent the administrator determines, provide for termination if not exercised (if applicable) at or before the effective time of the merger or change in control; or

●terminate the Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction or the replacement of such Award with other rights or property selected by the administrator in its sole discretion.

The administrator is not obligated to treat all Awards or portions of Awards in the same manner and is not obligated to treat all participants in the same manner.

In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not have otherwise been vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Under the 2009 Plan, a change in control means the occurrence of any of the following events: (i) a change in ownership of TriSalus, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of TriSalus that constitutes more than 50% of the total voting power of the stock of TriSalus, except that any changes in the ownership of the stock of TriSalus as a result of a private financing of TriSalus that is approved by the Board will not be considered a change in control, (ii) a change in the effective control of TriSalus, which occurs on the date the majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of TriSalus’ assets, which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person) assets from TriSalus that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of TriSalus immediately prior to such acquisition.

Plan Amendment or Termination. The Board has the authority to amend, alter, suspend, or terminate the 2009 plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of TriSalus stockholders. No stock awards may be granted under the 2009 Plan while it is suspended or after it is terminated.

ESPP

The following summary describes the material terms of our ESPP, which was adopted by the TriSalus Board in August 2023 and subsequently approved by our stockholders.

The purpose of the ESPP is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase shares of Common Stock, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. The ESPP includes two components: a 423 Component and a Non-423 Component. We intend that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non-423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The initial number of shares of Common Stock reserved for issuance under the ESPP was 1,396,252 shares of Common Stock. This number is referred to herein as the “Initial Share Reserve”, subject to adjustment for specified changes in our capitalization. The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024, and continuing through and including January 1, 2033, by an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the fully diluted Common Stock determined on December 31 of the preceding year, and (y) 200% of the Initial Share Reserve. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired Common Stock, including shares purchased by uson the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration. Our Board, or a duly authorized committee thereof, administers the ESPP.

Eligibility. Our employees and the employees of any of our designated affiliates, are eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees.

An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing 5% or more of the total combined voting power or value of all classes of Common Stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Common Stock for each calendar year that the rights remain outstanding. The Board may approve different eligibility rules for the Non-423 Component.

Offerings. The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non-423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Common Stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.

Purchase Price. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of Common Stock on the first day of an offering or on the applicable date of purchase.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by our Board in accordance with the terms of the ESPP.

Emerging Growth Company Status

As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation or golden parachute payments, and to provide information relating to the ratio of total compensation of our CEO to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, Warrants and rights	Weighted-average exercise price of outstanding options, Warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2009 Plan(1)	1,274,985	$2.92	-
2023 Plan(2)	3,350,554	$7.77	4,615,923
2023 ESPP(3)	-	N/A	2,308,867
Equity compensation plans not approved by security holders(4)	-		-
Total	4,625,539		6,924,790

(1)Upon adoption of our 2023 Plan, we restricted future grants from our 2009 Plan. Shares of our common stock reserved for issuance under the 2009 Plan that are repurchased, forfeited, expired, or cancelled do not increase the number of shares of our common stock reserved for issuance under the 2023 Plan and are returned to our authorized but unallocated shares of common stock.

(2)Under the terms of our 2023 Plan, the number of shares of our common stock reserved for issuance under our 2023 Plan will automatically increase on January 1 of each year through January 1, 2033, by a number of shares equal to (i) 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or (ii) a lesser amount determined by our Board.

(3)Under the terms of our 2023 Employee Stock Purchase Plan (our “ESPP”), the number of shares of our common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year through January 1, 2033, by a number of shares equal to the lesser of (i) 2% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 2,792,503 shares; or (iii) a lesser amount determined by our Board.

(4)As of December 31, 2024, we did not have any equity compensation plans that were not approved by our stockholders.

MARKET INFORMATION, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

Market Information of Common Stock and Warrants

Our Common Stock and Public Warrants are each traded on the Nasdaq Global under the symbols “TLSI,” and “TLSIW,” respectively. Our Common Stock and Public Warrants commenced separate public trading on February 8, 2021. There is no established trading market for the Private Placement Warrants or the Working Capital Warrants.

Holders of Record

On June 13, 2025, there were 134 holders of record of our shares of Common Stock, 90 holders of record of our shares of Preferred Stock, 12 holder of record of our warrants.

Dividends

We have not declared or paid any cash dividends on our Common Stock to date. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the Credit Agreement limits our ability, and the ability of our subsidiaries, to declare or pay dividends or make other payments in respect of our capital stock or the capital stock of our subsidiaries.

Source and Amount of Funds

Because this transaction is an offer to Preferred Stock Holders to exchange their existing shares of Preferred Stock for shares of our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Preferred Stock Holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions contemplated by the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares will be approximately $1,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each Preferred Stock Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Morrow Sodali LLC has been appointed as the information agent for the Offer and Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Fees and Expenses

The expenses of soliciting tenders of the shares of Preferred Stock and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile, electronic communication, personally or by telephone or in person by the dealer manager and solicitation agent and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager and solicitation agent, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your shares of Preferred Stock are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your shares of Preferred Stock on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth in the section of this Prospectus/Offer to Exchange titled “Certain Relationships and Related Person Transactions,” there are no agreements, arrangements or understandings between us, or any of our directors or executive officers, and any other person with respect to the shares of Preferred Stock.

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in the shares of Preferred Stock in the last 60 days.

Tender and Support Agreement

On April 30, 2025, we entered into a Tender and Support Agreement with each of the persons listed on Schedule A thereto (each a “Supporting Stockholder”), a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part. Pursuant to the Tender and Support Agreement, the Supporting Stockholders, which collectively own approximately 55% of the outstanding shares of Preferred Stock, agreed to tender their shares of Preferred Stock in the Offer and consent to the Preferred Stock Amendment in the Consent Solicitation.

Accounting Treatment

We expect to account for the exchange of Preferred Stock as a Common Stock issuance for no additional value. A portion of the par value of each share of Common Stock issued in the Offer will be recorded as a credit to Common Stock and a debit to additional paid-in capital as well as a debit to Preferred Stock and credit to equity. We also expect to record the costs associated with issuing the common stock as a debit to additional paid-in capital and a credit to cash. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged Preferred Stock.

Absence of Appraisal or Dissenters’ Rights

There are no appraisal or dissenters’ rights under applicable law available to Preferred Stock Holders in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the Offer. Preferred Stock Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences of the receipt of shares of Common Stock in exchange for the shares of Preferred Stock pursuant to the Offer or pursuant to the terms of the Preferred Stock Amendment, the deemed exchange of shares of Preferred Stock not exchanged for shares of Common Stock in the Offer for “new” shares of preferred stock as a result of the Preferred Stock Amendment, and the ownership and disposition of shares of Common Stock, and unless otherwise noted in the following discussion, is the opinion of Sheppard, Mullin, Richter & Hampton LLP, our tax counsel. This discussion applies only to holders of shares of Preferred Stock and, upon the exchange of the shares of Preferred Stock, holders of shares of Common Stock held as capital assets (generally, property held for investment) and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

●	financial institutions or financial services entities;

●	broker-dealers or traders in securities;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 10 percent or more of our shares of Common Stock;

●	persons deemed to sell our shares of Common Stock under the constructive sale provisions of the Code;

●	persons that acquired our securities as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction;

●	“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds;

●	tax-qualified retirement plans;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Preferred Stock or shares of Common Stock being taken into account in an “applicable financial statement,” or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes not pertaining to U.S. federal income taxation (such as estate or gift taxes), the alternative minimum tax provisions of the Code or the Medicare tax on investment income, nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the tax consequences described below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of shares of Preferred Stock, and, upon the exchange of the Preferred Stock, shares of Common Stock, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of shares of Preferred Stock, and upon the exchange of the shares of Preferred Stock, shares of Common Stock, that is not a U.S. Holder or a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes).

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds shares of Preferred Stock or shares of Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding any shares of Preferred Stock or shares of Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Offer, Consent Solicitation and the acquisition, ownership and disposition of our securities.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PREFERRED STOCK HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER, CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Exchange of Shares of Preferred Stock for Shares of Common Stock

For those U.S. Preferred Stock Holders participating in the Offer and for any holders of shares of Preferred Stock subsequently exchanged for shares of Common Stock pursuant to the terms of the Preferred Stock Amendment, the exchange of shares of Preferred Stock for shares of Common Stock should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (except as described below with respect to shares of Common Stock received with respect to accrued but unpaid dividends on the exchanged Preferred Stock) (i) you should not recognize any gain or loss on the exchange of shares of Preferred Stock for shares of Common Stock (other than with respect to any cash received in lieu of a fractional share of Common Stock), (ii) your aggregate tax basis in the shares of Common Stock received in the exchange should equal your aggregate tax basis in your shares of Preferred Stock surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange), and (iii) your holding period for the shares of Common Stock received in the exchange should include your holding period for the surrendered shares of Preferred Stock. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of shares of Preferred Stock at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Any cash you receive in lieu of a fractional share of Common Stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share.

Any shares of our Common Stock that are received in the Exchange Offer that are attributable to accrued but unpaid dividends on the exchanged Preferred Stock will, to the extent not previously accrued for tax purposes, be treated as a distribution on our Preferred Stock, the U.S. federal income tax consequences of which would be as described below in the context of distributions on our Common Stock under the heading “U.S. Holders – Taxation of Distributions on Shares of Common Stock.” Common Stock received in exchange for Preferred Stock that is attributable to such accrued but unpaid dividends will have a tax basis equal to the fair market value of such Common Stock on the date of the exchange.

If the exchange of shares of Preferred Stock for shares of Common Stock were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of shares of Common Stock described below under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of shares of Common Stock.”

Although we believe the exchange of shares of Preferred Stock for shares of Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of shares of Common Stock to an exchanging holder having a value in excess of the shares of Preferred Stock surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Preferred Stock Amendment (which dividend or fee may be taxable to you and may be taxable as ordinary income).

If you exchange shares of Preferred Stock for shares of Common Stock pursuant to the Offer, and if you hold five percent or more of shares of Common Stock prior to the exchange, or if you hold shares of Preferred Stock and other securities of ours prior to the exchange with a tax basis of $1.0 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the shares of Preferred Stock transferred in the exchange and your tax basis, prior to the exchange, in shares of Common Stock or securities), and to maintain permanent records containing such information.

Shares of Preferred Stock not Exchanged for Shares of Common Stock

Although the issue is not free from doubt, all shares of Preferred Stock not exchanged for shares of Common Stock in the Offer should be treated as having been exchanged for “new” shares of preferred stock pursuant to the Preferred Stock Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange described in Section 1036 of the Code, in each case, pursuant to which (except as described below with respect to shares of “new” Preferred Stock deemed received with respect to accrued but unpaid dividends) (i) you should not recognize any gain or loss on the deemed exchange of shares of Preferred for “new” shares of preferred stock, (ii) your aggregate tax basis in the “new” shares of preferred stock deemed to be received in the exchange should equal your aggregate tax basis in your existing shares of Preferred Stock deemed surrendered in the exchange, and (iii) your holding period for the “new” shares of preferred stock deemed to be received in the exchange should include your holding period for the shares of Preferred Stock deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of shares of Preferred Stock at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Any shares of our Preferred Stock that are deemed received as a result of the Preferred Stock Amendment that are attributable to accrued but unpaid dividends will, to the extent not previously accrued for tax purposes, be treated as a distribution on our Preferred Stock, the U.S. federal income tax consequences of which would be as described below in the context of distributions on our Common Stock under the heading “U.S. Holders – Taxation of Distributions on Shares of Common Stock.” Any Preferred Stock deemed received that is attributable to such a distribution will have a tax basis equal to the fair market value of such Preferred Stock on the date of the exchange.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of shares of preferred stock for “new” shares of preferred stock such as that contemplated by the Preferred Stock Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that could require U.S. Holders to recognize taxable income in an amount in excess of the amount of any accrued but unpaid dividends on the Preferred Stock not previously taken into account for tax purposes. If our treatment of the deemed exchange of shares of Preferred Stock for “new” shares of preferred stock pursuant to the Preferred Stock Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes or as an exchange described in Section 1036 of the Code, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of shares of Common Stock described below under the heading “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

Taxation of Distributions on Shares of Common Stock

Although we do not expect to pay any distributions on our Common Stock in the foreseeable future, if any distributions were to be made, a U.S. Holder generally would be required to include in gross income as dividends the amount of any cash distribution paid on shares of Common Stock to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of Common Stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such shares of Common Stock as described below under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock” below), subject to applicable requirements and limitations. With respect to corporate U.S. Holders, under tax laws currently in effect, dividends will be taxable at regular U.S. federal corporate income tax rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of shares of Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for shares of Common Stock (which is expected to include the U.S. Holder’s holding period in the shares of Preferred Stock exchanged for such shares of Common Stock) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Common Stock so disposed of. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of shares of Common Stock at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (which for an individual is ordinarily his or her social security number), a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Exchange of Shares of Preferred Stock for Shares of Common Stock and Deemed Exchange of Shares of Preferred Stock for Non-Exchanging Holders

A Non-U.S. Holder’s exchange of shares of Preferred Stock for shares of Common Stock pursuant to the Offer or the terms of the Preferred Stock Amendment, and the deemed exchange of shares of Preferred Stock not exchanged for shares of Common Stock in the Offer for “new” shares of preferred stock pursuant to the Preferred Stock Amendment, should generally have the same tax consequences as described above for U.S. Holders. Subject to the exceptions set forth below under “Non-U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock,” assuming you are not engaged in the conduct of a trade or business within the United States, capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of shares of Preferred Stock for shares of Common Stock or the receipt of cash in lieu of fractional shares of Common Stock.

Any shares of our Common Stock that are received in the Exchange Offer, or any shares of Preferred Stock deemed received as a result of the Preferred Stock Amendment, that are in each case attributable to accrued but unpaid dividends on the Preferred Stock will, to the extent not previously accrued for tax purposes, be treated as a distribution on our Preferred Stock, the U.S. federal income tax consequences of which would be as described below in the context of distributions on our Common Stock under the heading “Non-U.S. Holders – Taxation of Distributions on Shares of Common Stock.”

Taxation of Distributions on Shares of Common Stock

If we make distributions of cash or property on shares of Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its shares of Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of shares of Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or our paying agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a permanent establishment in the U.S. of such Non-U.S. Holder), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. Any such effectively connected dividends will generally be subject to U.S. federal income tax at the rates and in the manner generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or

●	shares of Common Stock constitute a U.S. real property interests (“USRPIs”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at the rates and in the manner generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides for different treatment) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of Common Stock will not be subject to U.S. federal income tax if shares of Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, five percent or less of shares of Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we were to become a USRPHC and shares of Common Stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of shares of Common Stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Distributions on shares of Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares of Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of Common Stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of distributions or of proceeds of the sale or other taxable disposition of shares of Common Stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distributions, sale, or other taxable disposition. Proceeds of a sale or other disposition of shares of Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.

Non-U.S. Holders should consult their tax advisors regarding such information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on, and (subject to the discussion below) the gross proceeds of a disposition of, shares of Common Stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on, and (subject to the discussion below) the gross proceeds of a disposition of, shares of Common Stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of shares of Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Additional Information; Amendments

We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the shares of Preferred Stock pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Preferred Stock Holders. In making the Offer and Consent Solicitation, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Preferred Stock Holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Preferred Stock Holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

Morrow Sodali LLC
430 Park Avenue
14th Floor
New York, NY 10022
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: TLSI@investor.sodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant Holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrants described herein, which are exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part. We urge you to read each of our Certificate of Incorporation, our Bylaws, and the Warrants-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 410,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, having a par value per share of $0.0001, and (b) 10,000,000 shares of preferred stock, having a par value per share of $0.0001 (the “preferred stock”). An aggregate of 4,015,002 shares of preferred stock, par value $0.0001 per share, designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) are issued and outstanding. See the Certificate of Designations for the Series A Convertible Preferred Stock (the “Certificate of Designations”) filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 11, 2024 (the “2023 Annual Report”), and the registration statement of which this Prospectus/Offer to Exchange forms a part.

Common Stock

General

The following description summarizes selected information regarding the common stock, $0.0001 par value per share (the “Common Stock”), of TriSalus, as well as relevant provisions of: (i) the Certificate of Incorporation; (ii) the Bylaws; and (iii) the DGCL. The following summary is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the 2023 Annual Report and the registration statement of which this Prospectus/Offer to Exchange forms a part, and the applicable provisions of the DGCL.

Voting Rights

Each holder of Common Stock will be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation or any certificate of designation filed with respect to any series of our preferred stock that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of our preferred stock (including the Series A Convertible Preferred Stock) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights

Subject to applicable law and the rights of the holders of any outstanding class of our preferred stock, including the Series A Convertible Preferred Stock, and the provisions of the Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board, in its sole discretion, from time to time out of assets or funds of the Company legally available therefor.

Rights upon Liquidation

Subject to applicable law and the rights and preferences of the holders of any holders of any shares of any outstanding class of preferred stock, including the Series A Convertible Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of Common Stock and the holders of any other class or series of capital stock ranking equally with the Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

The holders of Common Stock will not have preemptive or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of the Series A Convertible Preferred Stock and any other series of preferred stock of that we may issue in the future.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Under the Bylaws, the election of directors is determined by plurality vote.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. An aggregate of 4,015,002 shares of Series A Convertible Preferred Stock are issued and outstanding. While we have no current plans to issue additional preferred stock, circumstances in which we might issue additional preferred stock in the future could include, among others, offerings of preferred stock undertaken for capital raising purposes, issuances in connection with acquisitions we might make in the future, or issuances in connection with potential change of control or strategic transactions involving us. Any determination by us to issue shares of preferred stock in the future will be dependent on the facts and circumstances at the time.

Series A Convertible Preferred Stock

As of the date of this Prospectus/Offer to Exchange, 4,015,002 shares of Series A Convertible Preferred Stock are issued and outstanding. The Certificate of Designations establishes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of the Series A Convertible Preferred Stock, which are described in more detail below. The following description of our Series A Convertible Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Designations and to the applicable provisions of Delaware law. We urge you to read the Certificate of Designations because it, and not this description, defines the rights of holders of shares of Series A Convertible Preferred Stock.

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock ranks: (i) junior to any class or series of capital stock of the Company hereafter created which expressly ranks senior to the Series A Convertible Preferred Stock; (ii) on parity with any class or series of capital stock of the Company hereafter created that expressly ranks pari passu with the Series A Convertible Preferred Stock; and (iii) senior to the Common Stock or any class or series of capital stock of the Company hereafter created that expressly ranks junior to the Series A Convertible Preferred Stock.

Optional Conversion

The Series A Convertible Preferred Stock are convertible at any time at the option of the holder thereof into the number of shares of Common Stock determined by the quotient of (i) the sum of $10.00 (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Series A Convertible Preferred Stock) (the “Liquidation Preference”) and if the Company has not elected to otherwise pay the accrued Annual Dividends (as defined below) in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price (as defined in the Certificate of Designations) of such shares in effect at the time of conversion.

Automatic Conversion

On the four year anniversary of the Closing Date, all then outstanding shares of Series A Convertible Preferred Stock shall automatically convert into the number of shares of Common Stock equal to the quotient of (i) the sum of the Liquidation Preference and if the Company has not elected to otherwise pay the accrued Annual Dividends in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price of such shares in effect at the time of conversion.

Dividends

Holders of the Series A Convertible Preferred Stock are entitled to participate equally in any dividends declared to holders of Common Stock (the “Participating Dividends”). In addition, each holder of the Series A Convertible Preferred Stock is entitled to receive, when, as and if authorized and declared by the Board, annual dividends that accrue and accumulate on a daily basis at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.0% of the Liquidation Preference, which will be either paid in cash, paid by issuing fully paid and nonassessable shares of Common Stock, or a combination thereof (the “Annual Dividends”). So long as any shares of Series A Convertible Preferred Stock remain outstanding, unless all Annual Dividends on all outstanding shares of Series A Convertible Preferred Stock have been declared and paid in cash, the Company will be prohibited from declaring any dividends on, or making any distributions relating to, other classes of preferred stock of the Company ranking junior to the Series A Convertible Preferred Stock, subject to certain exceptions.

Anti-dilution Provisions

The Conversion Price is subject to customary adjustments in the case of certain distributions to holders of Common Stock payable in shares of Common Stock, subdivisions, splits or combinations of the shares of Common Stock and distributions to all holders of shares of Common Stock of any convertible securities or options or any other assets for which there is no corresponding distribution in respect of the Series A Convertible Preferred Stock.

The initial Conversion Price will automatically reset upon each of the eighteen (18) month and forty-seven (47) month anniversaries of the Closing Date to be equal to the lower of (i) the then-current Conversion Price and (ii) the daily volume weighted average price of the Common Stock for the ten trading days immediately prior to, but excluding, the applicable reset date, on the Nasdaq Stock Market LLC (subject to the Floor Price (as defined in the Certificate of Designations)).

Voting Rights

Holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of Common Stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned as of the record date by it, or if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, equal to the quotient of (i) $10.00 divided by (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the effective time of the Business Combination.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Convertible Preferred Stock as to affect them adversely; (ii) authorize, create, increase the authorized amount of, or issue any class or series of senior to the Series A Convertible Preferred Stock; (iii) increase the authorized number of shares of Series A Convertible Preferred Stock or (iv) enter into any agreement with respect to the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (excluding any mergers, consolidations, reorganizations or other changes of control), after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive, before the holders of any of the Common Stock or other classes of preferred stock of the Company ranking junior thereto, out of the remaining net assets of the Company, the amount equal to the greater of (i) the sum of (A) the Liquidation Preference, and (B) the aggregate accrued Annual Dividends of such shares as of the date of the liquidation, and (ii) the amount such holder would have received had such shares of Series A Convertible Preferred Stock, immediately prior to such liquidation, been converted into shares of Common Stock.

In the event that the assets available for distribution to stockholders of the Company upon a liquidation are insufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Convertible Preferred Stock, such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full respective liquidating distributions to which each holder would otherwise be entitled upon such liquidation.

Fundamental Transactions

Upon any sale of all or substantially all of the Company’s assets, any merger, consolidation, reorganization, change of control or other similar transaction (each a “Fundamental Transaction”), holders of Series A Convertible Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock (if it is the surviving entity), or common stock of the successor or acquiring corporation (if it is the surviving entity), and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction.

Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion

If the Company fails to timely deliver shares of Common Stock upon conversion of the Series A Convertible Preferred Stock within the time period specified in the Certificate of Designations, then the Company is obligated to (A) pay to the holder, in cash, the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A Convertible Preferred Stock equal to the number of shares of Series A Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements.

Warrants

As of the date of this Prospectus/Offer to Exchange, there were approximately 1,751,825 Public Warrants to purchase an aggregate of 1,751,825 shares of Common Stock, 4,428,648 Private Placement Warrants to purchase an aggregate of 4,428,648 shares of Common Stock and 1,000,000 Conversion Warrants to purchase an aggregate of 1,000,000 shares of Common Stock.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an equity security consisting of one share of Common Stock and one-third of a Public Warrant (“Unit”) containing such warrant, if not cash settled, will have paid the full purchase price for the Unit solely for the share of Common Stock underlying such Unit.

We may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

●	if, and only if, the reported closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

We may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our reasonable best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by us.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their Public Warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all Warrant Holders would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant Holders. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants or Working Capital Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the Public Warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the Public Warrants set forth herein is a summary and does not purport to be complete. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments require the vote or written consent of the holders of at least a majority of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants, the vote or written consent of a majority of the number of the then outstanding Private Placement Warrants or Working Capital Warrants is also required.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrants and the Working Capital Warrants are identical to the Public Warrants except as set forth below. If holders of the Private Placement Warrants or Working Capital Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because we did not know whether they would be affiliated with us following the business combination. If they remained affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants sell the shares of Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Additionally, the Private Placement Warrants and Working Capital Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants or Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants and Working Capital Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, holders of our Private Placement Warrants and Working Capital Warrants are entitled to certain registration rights.

OrbiMed Warrants

In connection with the Credit Agreement and the closing of the Initial Commitment Amount, we issued OrbiMed the Initial OrbiMed Warrant to purchase 130,805 shares of Common Stock, with an exercise price of $9.5562, subject to adjustment as discussed below, at any time between issuance and the expiration of the Initial OrbiMed Warrant on April 30, 2031. On each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue Subsequent OrbiMed Warrants to purchase a number of shares of Common Stock determined by dividing 5% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of Common Stock as of the issue date. The Subsequent OrbiMed Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into the OrbiMed Registration Rights Agreement, whereby OrbiMed will have certain customary registration rights with respect to the shares of Common Stock underlying the OrbiMed Warrants. If we fail to comply with certain of our obligations under the OrbiMed Registration Rights Agreement with respect to maintaining an effective registration statement covering shares of Common Stock underlying the OrbiMed Warrants, then the expiration date of an OrbiMed Warrant may be extended.

We may not knowingly effect an exercise of an OrbiMed Warrant, and the holder thereof may not exercise an OrbiMed Warrant, if after giving effect to such exercise, the holder thereof would beneficially own in excess of 9.99% of our Common Stock.

In the event of an issuance or sale by us of any Common Stock, options to purchase Common Stock or securities convertible into Common Stock, other than in connection with a dividend or distribution to holders of Common Stock or certain specified issuances or sales, for a price per share less than the exercise price then in effect, the exercise price will be reduced by multiplying such exercise price then in effect by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such sale or distribution multiplied by the exercise price then in effect, plus (ii) the consideration, if any, received by us upon such sale or distribution, and the denominator of which shall be the product of (a) the total number of shares of Common Stock Deemed Outstanding immediately after such sale or distribution multiplied by (b) the exercise price in effect immediately prior to such sale or distribution. As used herein, “Common Stock Deemed Outstanding” means, at any given time, the sum of (x) the number of shares of Common Stock actually outstanding at such time, plus (y) the number of shares of Common Stock issuable upon exercise of warrants, options or similar rights actually outstanding at such time, plus (z) the number of shares of Common Shares issuable upon conversion or exchange of convertible securities actually outstanding at such time (treating as actually outstanding any convertible securities issuable upon exercise of warrants, options or similar rights actually outstanding at such time), in each case, regardless of whether the warrants, options or similar rights or convertible securities are actually exercisable at such time; provided that Common Stock Deemed Outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

If the number of outstanding shares of our Common Stock is decreased by any redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements of shares of Common Stock or other similar events, then, on the effective date of such event, the number of shares of Common Stock issuable on exercise of each OrbiMed Warrant will be proportionally decreased, and the exercise price will be proportionally increased.

If we grant, issue, offer or sell shares of Common Stock, options to purchase Common Stock or securities convertible into Common Stock, or rights to purchase shares, warrants, securities or other property, in each case pro rata to the record holders of Common Stock, then the holder of each OrbiMed Warrant shall be entitled to (but shall not be obligated to) acquire, upon the same terms applicable to such rights, the aggregate rights the holder would have been entitled to had a complete exercise of each OrbiMed Warrant been completed immediately prior to the date used to determine which holders of Common Stock were entitled to such grant, issuance, offer or sale.

The OrbiMed Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date to us, with the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), for the number of OrbiMed Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their OrbiMed Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the OrbiMed Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the OrbiMed Warrants. If, upon exercise of the OrbiMed Warrants, a holder would be entitled to receive a fractional interest in a share, we will at our option either round up to the nearest whole number of shares of Common Stock or round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder and pay in cash the amount of such fractional share based on the fair market value of our Common Stock calculated in the manner described in the OrbiMed Warrant.

We have agreed that, subject to applicable law, the OrbiMed Warrants will be governed by and construed according to the laws of New York, and that any legal suit, action or proceeding arising out of or based on an OrbiMed Warrant or the transactions contemplated thereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. We irrevocably submit to such jurisdiction exclusively.

As of the date of this Prospectus/Offer to Exchange, there is outstanding one OrbiMed Warrant to purchase 130,805 shares of our Common Stock.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Certificate of Incorporation provides that the Board is classified into three classes of directors, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

The authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Despite the fact that our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act of 1934 and the rules and regulations thereunder, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by holders of our Common Stock must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30 Floor New York, New York 10004.

Listing of Common Stock

Our Common Stock is currently traded on the Nasdaq Global under the symbol “TLSI.” Our Public Warrants currently trade on the Nasdaq Global under the symbol “TLSIW.” The Private Placement Warrants and Working Capital Warrants are not listed on a securities exchange nor traded in an over-the-counter market.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” will be considered a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities (including the Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with an entity holding more than 5% of any class of the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●The risks, costs, and benefits to the Company;

●The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●The terms of the transaction;

●The availability of other sources for comparable services or products; and

●The terms available to or from, as the case may be, unrelated third parties.

The Company’s audit committee will approve only those transactions that it determines are fair and in the Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Certain Related Person Transactions

Other than the compensation arrangements for TriSalus’ directors and executive officers, which are described in the section entitled “Executive Compensation”, below is a description of transactions since January 1, 2022, to which TriSalus was a party or will be a party, in which:

●the amounts involved exceeded or will exceed $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal year; and

●any of TriSalus’ directors, executive officers or holders of more than 5% of TriSalus’ capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Compensation Arrangements and Stock Option Grants for Executive Officers and Directors

TriSalus has employment arrangements with its NEOs that, among other things, provide for certain change in control benefits, as well as severance benefits. For a description of these agreements, see “Executive Compensation.”

TriSalus has granted stock options and RSUs to its executive officers and stock options to certain of its directors. For a description of these equity awards, see “Executive Compensations - Employment Arrangements with Executive Officers” and “Executive Compensation - Outstanding Equity Awards as of December 31, 2024.”

Offer & Consent Solicitation of Exchange Warrants

In May 2024, we commenced (i) an offer (the “Offer”) to each holder of each class of warrants (other than the warrant held by OrbiMed) to receive 0.3 shares of Common Stock in exchange for every outstanding warrant (the “Exchange Warrants”) tendered by the holder and (ii) the solicitation of consent (the “Consent Solicitation”) from holders of the Exchange Warrants to amend the Warrant Agreement, dated as of December 17, 2020 (the “Warrant Agreement” and such amendment, the “Warrant Amendment”), by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the Exchange Warrants. The Offer and Consent Solicitation expired on June 25, 2024. Mr. Desai, a member of the Board, exchanged 246,667 Exchange Warrants for 74,000 shares of Common Stock. The aggregate value of the shares of Common Stock issued in exchange for the Exchange Warrants based on the closing price on the date of issuance was approximately $408,480.

Private Placement Financing

In December 2024, we entered into a security purchase agreement (the “Purchase Agreement”) with the Selling Stockholders, pursuant to which we sold and issued an aggregate of 251,885 shares of Common Stock. Each share of Common Stock was sold at a price of $3.97 per share, which was the closing price of a share of Common Stock as reflected on the Nasdaq Global Market on December 12, 2024. The total purchase price paid by the Selling Stockholders was approximately $1.0 million. The list below sets forth the number of shares purchased by related parties pursuant to the Purchase Agreement.

●Frankenius Equity AB, a holder of greater than 5% of TriSalus capital stock, purchased 62,972 shares of Common Stock.

●Mr. Dewey, a holder of great than 5% of TriSalus capital stock, purchased 50,377 shares of Common Stock.

●Mr. Wahlström, the Chairman of our Board and a holder of great than 5% of TriSalus capital stock, purchased 25,188 shares of Common Stock.

Indemnification Agreements

TriSalus has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require TriSalus to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

TriSalus has also entered into an indemnification agreement with Dr. Katz with respect to legal fees, judgments and awards in relation to third party claims arising out of the prior consulting services on behalf of TriSalus pursuant to a consulting agreement with SCKMD Consulting, under which Dr. Katz provided consulting services to TriSalus prior to his becoming an employee.

Series B-1 Preferred Stock Financing

In September 2021, with subsequent closings through July 2022, Legacy TriSalus entered into a Stock Purchase Agreement, as amended, with a group of investors (the “Series B-1 SPA”) pursuant to which it issued and sold an aggregate of 1,659,672 shares of its series B-1 preferred stock (“Series B-1 Stock”) to such investors at a purchase price of $14.16 per share, for aggregate gross proceeds of approximately $23.5 million.

Pursuant to the Series B-1 SPA, Legacy TriSalus issued and sold to Frankenius 1,059,365 shares of Series B-1 Stock, resulting in aggregate gross proceeds of approximately $15.0 million to Legacy TriSalus.

Series B-2/B-3 Preferred Stock Financing

In October 2022, Legacy TriSalus entered into a Preferred Stock and Warrant Purchase Agreement (the “Series B-2/ B-3 Purchase Agreement”) pursuant to which it issued and sold an aggregate of 706,243 shares of its series B-2 preferred shares (“Series B-2 Stock”) to investors at a purchase price of $14.16 per share, for aggregate gross proceeds of approximately $10 million. For each such share of Series B-2 Stock sold under the Series B-2/B-3 Purchase Agreement,

Legacy TriSalus also issued a warrant to purchase four shares of its series B-3 preferred stock (“Series B-3 Stock”) for no additional consideration (for an aggregate of 2,824,974 warrants issued in connection with the initial issuance of Series B-2 Stock). The strike price of the warrants issued in the financing was $2.03 per share. The Series B-2/B-3 Purchase Agreement included, at the option of Legacy TriSalus, a second tranche for the sale of up to 518,854 shares of Series B-2 Stock for approximately $7.3 million (which could be increased up to an aggregate of 706,243 shares of Series B-2 Stock for approximately $10.0 million), with each such share of Series B-2 Stock accompanied by a warrant to purchase four shares of Series B-3 Stock at a strike price of $2.03 per share (warrants to purchase up to an aggregate of 2,824,974 shares of Series B-3 Stock may be issued in second tranche closings assuming the full $10.0 million is sold); and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 306,053 shares of Series B-2 Stock for approximately $4.3 million (which could be increased up to an aggregate of 353,121 shares of Series B-2 Stock for approximately $5.0 million), with each such share of Series B-2 Stock accompanied by a warrant to purchase eight shares of Series B-3 Stock at a strike price of $2.03 per share (warrants to purchase up to an aggregate of 2,824,974 shares of Series B-3 Stock may be issued in the third tranche closing assuming the full $5.0 million is sold).

In March 2023, Legacy TriSalus effectuated two closings of the second tranche under the Series B-2/B-3 Purchase Agreement whereby (i) 207,541 shares of Series B-2 Stock and accompanying warrants to purchase 830,167 shares of Series B-3 Stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million, and (ii) 17,656 shares of Series B-2 Stock and accompanying warrants to purchase 70,624 shares of Series B-3 Stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $0.2 million. The series B-2/B-3 preferred stock financing was deemed to be non-compensatory to the participating directors and officers because (i) the issuance was not associated to services, (ii) the participating directors and officers participated on the same terms as all parties, and (iii) the participating parties who were non-insiders (i.e., non- service providers) represented greater than 50% of the participation.

In June 2023, Legacy TriSalus effectuated two closings of the second tranche under the Series B-2/B-3 Purchase Agreement whereby (i) 257,779 shares of Series B-2 Stock and accompanying warrants to purchase 1,031,116 shares of Series B-3 Stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 165,967 shares of Series B-2 Stock and accompanying warrants to purchase 663,868 shares of Series B-3 Stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.3 million. The Series B-2/B-3 preferred stock financing was deemed to be non-compensatory to the participating directors and officers because (i) the issuance was not associated to services, (ii) the participating directors and officers participated on the same terms as all parties, and (iii) the participating parties who were non- insiders (i.e., non-service providers) represented greater than 50% of the participation.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Frankenius an aggregate of 655,909 shares of Series B-2 Stock and warrants purchase 2,623,637 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $9.3 million to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold shares to various entities associated with Mr. Wahlström, one of its directors, including (i) 104,742 shares of Series B-2 Stock and warrants to purchase 418,970 shares of Series B-3 Stock to Leonard Capital and (ii) 109,470 shares of Series B-2 Stock and warrants to purchase 437,882 shares of Series B-3 Stock to HW Investment, resulting in aggregate gross proceeds of approximately $3.1 million to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold shares to various entities associated with Mr. Hicks, including (i) 71,902 shares of Series B-2 Stock and warrants to purchase 287,608 shares of Series B-3 Stock to Mr. Hicks in his individual capacity and (ii) 109,470 shares of Series B-2 Stock and warrants to purchase 437,882 shares of Series B-3 Stock to HW Investment, resulting in aggregate gross proceeds of approximately $2.6 million to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to various entities associated with Sean Murphy, one of its executive officers, including (i) 87,397 shares of Series B-2 Stock and warrants to purchase 349,590 shares of Series B-3 Stock to the Murphy Family Trust 2012 and (ii) 17,656 shares of Series B-2 Stock and warrants to purchase 70,624 shares of Series B-3 Stock to the Sean E Murphy TTEE U/A 2/4/2004, resulting in aggregate gross proceeds of approximately $1.5 million to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Ms. Szela, one of its executive officers, 32,116 shares of Series B-2 Stock and warrants to purchase 128,466 shares of Series B-3 Stock, resulting in aggregate gross proceeds of approximately $454,754 to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Mr. McGrevin 33,490 shares of Series B-2 Stock and warrants to purchase 133,961 shares of Series B-3 Stock, resulting in aggregate gross proceeds of approximately $474,205 to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Dr. Katz, one of its executive officers, 2,411 shares of Series B-2 Stock and warrants to purchase 9,645 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $34,143 to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Dr. Cox, one of its executive officers, 1,674 shares of Series B-2 Stock and warrants to purchase 6,698 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $23,710 to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Richard Marshak, one of its executive officers, 1,674 shares of Series B-2 Stock and warrants to purchase 6,698 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $23,710 to Legacy TriSalus.

In July 2023, holders of warrants to purchase 2,306,471 shares of Series B-3 Stock exercised their warrants, resulting in gross proceeds of approximately $4.5 million. The list below sets forth the number of shares of Series B-3 Stock purchased by related parties pursuant to the exercise of warrants to purchase Series B-3 Stock.

●Leonard Capital, associated with Mr. Wahlström, purchased 249,471 shares of Series B-3 Stock for $504,625.

●Sean E Murphy TTEE U/A 2/4/2004, associated with Mr. Murphy, purchased 134,186 shares of Series B-3 Stock for $271,428.

●HW Investment, associated with Mr. Wahlström and Mr. Hicks, purchased 122,680 shares of series B-3 Stock for $248,155.

●Mr. McGrevin purchased 63,337 shares of Series B-3 Stock for $128,118.

●Cox purchased 3,166 shares of Series B-3 Stock for $6,406.

●Mr. Marshak purchased 3,166 shares of Series B-3 Stock for $6,406.

Amended and Restated Registration Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, TriSalus, Sponsor, the members of the Sponsor, and the directors and officers and certain former stockholders of Legacy TriSalus entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, the Company agreed to file, not later than 45 days after the Closing Date, a registration statement to register for resale, pursuant to Rule 415 under the Securities Act, certain TriSalus securities that are held by the parties thereto (the “Registrable Securities”). Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, the Company also grants piggyback registration rights and demand registration rights to the parties thereto, will pay certain expenses related to such registration and will indemnify the parties thereto against certain liabilities related to such registration. The Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.

Placement Agent Services from Ceros

We engaged Ceros, an SEC registered broker/dealer and FINRA member firm, to act as our placement agent for the non-institutional equity financing component of the Future PIPE Investment that resulted in our entry into the Subscription Agreements as part of the Preferred Stock PIPE Investment. Christopher Dewey, our former Chief Executive Officer and director, as well as a Managing Member of the Sponsor, is a Managing Director of Ceros. In consideration for its services as placement agent, Ceros received a fee from the Sponsor equal to 10% of the gross proceeds received by us in the Preferred Stock PIPE Investment (excluding amounts raised from stockholders or members of the Company, the Sponsor, Legacy TriSalus, or their affiliates and certain designees) plus expense reimbursement. As part of the engagement, the Sponsor paid the entirety of such placement agent fees and Ceros has agreed that we shall not be responsible or liable for any portion of such payment. Ceros’ placement agent fees were contingent upon the completion of the Preferred Stock PIPE Investment, which closed in connection with the Business Combination.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with negotiating and consummating an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors loaned to us additional funds as may be required (“Working Capital Loans”). At the Closing of the Business Combination, we repaid the Working Capital Loans out of the proceeds of the Trust Account released to us (subject to the MTAC Transaction Expenses Cap).

Promissory Notes - Related Party Extension Loans

At the special meeting of MTAC stockholders held on December 12, 2022 (the “First Extension Meeting”), the stockholders approved an amendment to MTAC’s then-current charter (the “First Extension Amendment”), which extended the date by which MTAC was required to (i) consummate an initial business combination or (ii) dissolve and liquidate, from December 22, 2022 to June 22, 2023. In connection with the First Extension Amendment, the Sponsor agreed to, among other things, deposit, or cause the deposit of, $0.04 for each of the 1,953,422 public shares that were not redeemed in connection with the First Extension Meeting, for a monthly contribution into the Trust Account of $78,136.88 and an aggregate contribution of $468,821.28.

At the special meeting of MTAC stockholders held on June 12, 2023 (the “Second Extension Meeting”), the stockholders approved an amendment to MTAC’s then-current charter (the “Second Extension Amendment”), which extended the date by which MTAC was required to (i) consummate an initial business combination or (ii) dissolve and liquidate, from June 22, 2023 to September 22, 2023. In connection with the Second Extension Amendment, the Sponsor agreed to, among other things, deposit, or cause the deposit of, $0.04 for each of the 1,144,794 public shares that were not redeemed in connection with the Second Extension Meeting, for a monthly contribution into the Trust Account of $45,791.76 and an aggregate contribution of $91,583.52.

Pursuant to the Merger Agreement, Legacy TriSalus agreed to pay for, as a transaction expense and not as a loan, 50% of the Sponsors contributions into the Trust Account until the earliest to occur of (i) the Closing and (ii) the valid termination of the Merger Agreement.

When we completed the Business Combination, we repaid the Sponsor Notes (representing the Sponsor’s allocable 50% portion of the contributions into the Trust Account) out of the proceeds of the Trust Account released to us (subject, in the case of the Business Combination, to the MTAC Transaction Expenses Cap).

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, each of the directors on the Board, Mats Wahlström, Andrew C. Eschenbach, David J. Matlin, Arjun Desai, Kerry Hicks, William Valle, and Gary Gordon qualify as independent directors, as defined under the Nasdaq Stock Exchange (“Nasdaq”) listing rules (the “Nasdaq listing rules”), and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Company is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock, as applicable, as of June 13, 2025 (the “Ownership Date”) by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our Common Stock as of the Ownership Date;

●	each of our current executive officers and directors;

●	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power with respect to the security. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Under SEC rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through exercise of stock options or warrants, within 60 days of the Ownership Date and are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of our Common Stock is based on 37,975,815 shares of Common Stock outstanding as of the Ownership Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares
Beneficial Owner	Number of Shares Beneficially Owned	Approximate % of Outstanding Common Stock
Named Executive Officers and Directors (1)
Mary Szela(2)	1,051,294	2.8%
Sean Murphy(3)	868,208	2.3%
Jodi Devlin(4)	156,338	*
Mats Wahlström(5)	2,929,058	7.7%
David J. Matlin(6)	2,433,211	6.4%
Arjun “JJ” Desai (7)	285,461	*
Kerry Hicks(8)	2,349,072	6.2%
Gary Gordon	6,250	*
William Valle	6,250	*
All executive officers and directors as a group (13 individuals)(9)	9,137,838	24.1%
Five Percent or More Stockholders
Frankenius Equity AB(10)	6,736,624	17.7%
Utmost Group PLC(11)	2,705,867	7.1%
Sands Point LLC(12)	2,224,732	5.9%
James J. Pallotta(13)	2,145,587	5.6%
Michael Stansky(14)	2,007,658	5.3%

*Less than one percent

(1)Unless otherwise noted, the business address of each of the following entities or individuals is c/o TriSalus Life Sciences, Inc., 6272 W. 91st Avenue, Westminster, Colorado 80031.

(2)Consists of (i) 315,428 shares of Common Stock held by Ms. Szela and (ii) 735,866 shares of Common Stock issuable pursuant to TriSalus Options that are exercisable within 60 days of the Ownership Date.

(3)Consists of (i) 357,535 shares of Common Stock held by Murphy Family Trust 2012, (ii) 197,732 shares held of Common Stock by Sean E Murphy TTEE U/A 2/4/2004 (“Sean Murphy Trust”), (iii) 245,267 shares of Common Stock subject to options held by Mr. Murphy that are exercisable within 60 days of the Ownership Date, and (iv) 4,161 shares of Common Stock held by Mr. Murphy following the vesting and settlement of restricted stock units. Lisa Murphy, Mr. Murphy’s spouse, has voting and investment discretion with respect to the shares held of record by Murphy Family Trust 2012 and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by Murphy Family Trust 2012. Mr. Murphy is the trustee of the Sean Murphy Trust and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by the Sean Murphy Trust.

(4)Consists of (i) 23,526 shares held by Ms. Devlin following the vesting and settlement of restricted stock units and (ii) 132,812 shares of Common Stock issuable pursuant to TriSalus Options that are exercisable within 60 days of the Ownership Date.

(5)Consists of (i) 15,727 shares of Common Stock held directly by Mr. Wahlström, (ii) 1,279,447 shares of Common Stock held by Leonard Capital, LLC, (iii) 94,750 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Leonard Capital LLC, (iv) 15,222 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025, (v) 1,370,028 shares of Common Stock held by HW Investment, and (vi) 153,884 shares of Common Stock subject to options held by Mr. Wahlström that are exercisable within 60 days of the Ownership Date. Mr. Wahlström has sole voting and investment discretion with respect to the shares held directly by Leonard Capital LLC and shared voting and investment discretion with respect to the shares held by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them. This information is based on the Schedule 13D/A filed with the SEC on December 19, 2024.

(6)Consists of (i) 931,904 shares Common Stock held directly by Mr. Matlin, (ii) 1,240,518 shares of Common Stock underlying private warrants, (iii) 38,334 shares of Common Stock subject to options held by Mr. Matlin that are exercisable within 60 days of the Ownership Date, (iv) 189,501 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Matlin, (v) 30,444 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025, and (vi) 2,510 shares of Common Stock held by Mr. Matlin following the vesting and settlement of restricted stock units.

(7)Consists of (i) 247,127 shares of Common Stock held directly by Dr. Desai and (ii) 38,334 shares of Common Stock subject to options held by Dr. Desai that are exercisable within 60 days of the Ownership Date.

(8)Consists of (i) 514,589 shares of Common Stock held directly by Mr. Hicks, (ii) 1,370,028 shares of Common Stock held by HW Investment, (iii) 81,845 shares of Common Stock held by the Millennium Trust Company, LLC for which Mr. Hicks acts as custodian, (iv) 322,737 shares of Common Stock held by The Kerry Raymond Hicks Dynasty Trust, for which Mr. Hicks serves as trustee, and (v) 59,873 shares of Common Stock subject to options held by Mr. Hicks that are exercisable within 60 days of the Ownership Date. Mr. Hicks has shared voting and investment discretion with respect to the shares held of record by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them. This information is based on the Schedule 13D/A filed with the SEC on December 19, 2024.

(9)Consists of (i) the shares listed in notes (2) through (8) above, (ii) 151,264 shares of Common Stock, (iii) 271,460 shares of Common Stock subject to options held by our executive officers that are exercisable with 60 days of the Ownership Date, (iv) 18,001 shares of Common Stock our executive officers have the right to acquire within 60 days of the Ownership Date, pursuant to the settlement of RSUs, and (v) the deduction of 1,370,028 shares of Common Stock due to Mr. Wahlström and Mr. Hicks both reporting the Common Stock held HW Investments.

(10)Consists of (i) 6,230,748 shares of Common Stock held by Frankenius Equity AB (“Frankenius Equity”), (ii) 435,853 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Frankenius Equity, and (iii) 70,023 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025. Frankenius Equity’s principal place of business is Box 984, 501 10 Boras, Sweden. Paul Frankenius has sole voting and investment discretion with respect to the shares held of record by Frankenius Equity and may be deemed to have beneficial ownership of the shares held by Frankenius Equity. For the common stock holdings, information is based upon a Schedule 13D/A filed by Frankenius Equity with the SEC on December 19, 2024.

(11)Consists of (i) 1,387,588 shares of Common Stock held directly by Lombard International Assurance S.A. under policies COMANG,KREMAN, ORANGE, P28212, P41357, P47082, P47083, P47084, P47472, P54194, P56278, P69562, S78336 and SKAFUN and (ii) 1,114,266 share of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. under policies P47082, P47083, P47084, P47473 and P78406, and (iii) 179,013 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025. For the common stock holdings, information is based upon a Scheduled 13G filed by Lombard International Assurance S.A. on October 17, 2024.

(12)Consists of (i) 1,125,000 shares of Common Stock, (ii) 947,508 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held directly by Sands Point LLC, and (iii) 152,224 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025, on the shares of Series A Convertible Preferred Stock held directly by Sands Point LLC are not registered for resale by this prospectus. Kenneth G. Langone is the manager and sole member of Sands Point LLC and thus may be deemed to have beneficial ownership of the shares held directly by Sands Point LLC. The address for each of Sands Point LLC and Mr. Langone is 375 Park Avenue, Suite 2205, New York, NY 10152.

 (13)Consists of (i) 909,916 shares of Common Stock held directly by Mr. Stansky, (ii) 827,590 shares of Common Stock underlying private warrants directly held by Mr. Stansky, (iii) 142,126 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held directly by Mr. Stansky, (iv) 22,833 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025, on the shares of Series A Convertible Preferred Stock held directly by Mr. Stansky, (v) 47,375 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Sky View Investments LLC, (vi) 7,611 shares of Common Stock issuable upon conversion of dividends that have accrued, or will accrue within 60 days of June 13, 2025, on the shares of Series A Convertible Preferred Stock held Sky View Investments LLC, and (vii) 50,207 shares of Common Stock held by Sky View Investments LLC are not registered for resale by this prospectus. Mr. Stansky is the managing member of Sky View Investments LLC, has voting and investment discretion with respect to the shares held directly by Sky View Investments LLC and, as result, may be deemed to have beneficial ownership of the shares held by each of them. The address for each of Mr. Stansky and Sky View Investments LLC is 45 Temple Street Unit 611, Boston MA 02114.

LEGAL MATTERS

The validity of our Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TriSalus Life Sciences, Inc. as of December 31, 2023, and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statement contains an explanatory paragraph that states that the Company’s recurring losses from operations and needs to raise additional equity or debt to fund its operations raises substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

TriSalus Life Sciences, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion (or incorporation by reference) of its audit report on the Company’s past financial statements included (or incorporated by reference) in this registration statement.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a) Dismissal of Independent Registered Public Accounting Firm

On April 12, 2024, the Audit Committee of the Board approved the dismissal of KPMG as our independent registered public accounting firm. On April 12, 2024, KPMG was informed that they were dismissed.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022, did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022 contained a separate paragraph stating that “the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and needs to raise additional equity or debt to fund its operations. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the Company’s two fiscal years ended December 31, 2023, and the subsequent interim period through April 12, 2024, there were no: (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of such disagreement or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the following material weaknesses in the Company’s internal control over financial reporting, as disclosed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, with respect to the following:

(i)          a lack of sufficient number of trained resources with the appropriate skills and knowledge and with assigned responsibilities and accountability for the design and operation of internal controls over:

1.              financial reporting,

2.              accounting for costs associated with the Standby Equity Purchase Agreement dated October 2, 2023, by and between the Company and YA II PN, Ltd.,

3.              patent costs, and

4.              certain research and development accruals;

(ii)           inadequate controls over the accounting and financial reporting for the business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended, by and among the Company (f/k/a MedTech Acquisition Corporation), MTAC Merger Sub, Inc. and TriSalus Operating Life Sciences, Inc. (f/k/a TriSalus Life Sciences, Inc.);

(iii)          inadequate internal controls over the valuation of the warrant and tranche rights and obligations and liabilities resulting from the TriSalus Operating Life Sciences, Inc.’s series B-2 preferred stock financing; and

(iv)           inadequate design and implementation of controls over the conversion of data from our legacy equity management system to our new system, and over the assumptions used to calculate fair value of certain equity awards to support the recognition of stock compensation expense.

The Company provided KPMG with a copy of this report prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether KPMG agrees with the statements made by the Company in this report and, if not, stating the respects, if any, in which KPMG does not agree with such statements. A copy of the letter from KPMG is filed with this Current Report on Form 8-K as Exhibit 16.1.

(b) Engagement of New Independent Registered Public Accounting Firm

On April 12, 2024, the Audit Committee approved the engagement of Grant Thornton LLP (“GT”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. On April 12, 2024, GT was appointed as the Company’s independent registered public accounting firm, effective subsequent to the communication of KPMG’s dismissal.

During the Company’s fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through April 12, 2024, neither the Company nor anyone acting on its behalf consulted with GT regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that GT concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 or a “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part with the SEC in connection with the Offer and the Consent Solicitation. We may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part, we filed a Tender Offer Statement on Schedule TO with the SEC, together with exhibits, to furnish certain information about the Offer and Consent Solicitation. We may file amendments to the Schedule TO. As allowed by SEC rules, this Prospectus/Offer to Exchange does not contain all of the information in the registration statement or the Schedule TO or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the registration statement on Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this Prospectus/Offer to Exchange. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request copies of these documents, at no cost to you, from our website (www.trisaluslifesci.com), or by writing or telephoning us at the following address:

TriSalus Life Sciences, Inc.
6272 W. 91st Ave., Westminster, Colorado 80031
Attn: Corporate Secretary
(888) 321-5212

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically included into this Prospectus/Offer to Exchange.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

TriSalus Life Sciences, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of TriSalus Life Sciences, Inc. and subsidiaries (the “Company”) as of December 31, 2024, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2023 consolidated financial statements to retrospectively apply the change in accounting (resulting from the adoption of Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures), as described in Note 2. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 consolidated financial statements taken as a whole.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred a loss of $33.2 million for the year ended December 31, 2024, and has an accumulated deficit of $279.5 million as of December 31, 2024. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Grant Thornton LLP

We have served as the Company’s auditor since 2024.

Chicago, Illinois

April 15, 2025

F-2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

TriSalus Life Sciences, Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects to retrospectively apply the change in accounting described in paragraph (q) of Note 2, the consolidated balance sheet of TriSalus Life Sciences, Inc. and subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). The consolidated financial statements before the effects described in paragraph (q) of Note 2 are not presented herein. In our opinion, the consolidated financial statements, before the effects to retrospectively apply the change in accounting described in paragraph (q) of Note 2, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to retrospectively apply the change in accounting described in paragraph (q) of Note 2 and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective application is appropriate and had been properly applied. The retrospective adoption was audited by other auditors.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and needs to raise additional equity or debt to fund its operations. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor from 2022 to 2023.

Denver, Colorado

April 11, 2024

F-3

TRISALUS LIFE SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2024 and 2023
(in thousands, except share and per share data)

	2024	2023
Assets
Current assets:
Cash and cash equivalents	$8,525	11,777
Accounts receivable, net	5,087	3,554
Inventory	4,048	2,545
Prepaid expenses	3,009	2,986
Total current assets	20,669	20,862
Property and equipment, net	1,669	2,091
Right-of-use assets	1,210	1,179
Other assets	423	466
Total assets	$23,971	$24,598
Liabilities and Stockholders’ Deficit
Current liabilities:
Trade payables	$2,274	$3,391
Accrued liabilities	7,355	10,556
Short-term lease liabilities	216	351
Other current liabilities	383	389
Total current liabilities	10,228	14,687
Long-term debt, net of unamortized discount and debt issuance costs	22,084	-
Revenue base redemption liability	507	-
Long-term lease liabilities	1,329	1,244
Contingent earnout liability	7,401	18,632
Warrant and SEPA liabilities	8,316	17,100
Total liabilities	49,865	51,663
Commitments and contingencies
Stockholders’ deficit:
Preferred Stock, Convertible Series A, $0.0001 par value per share, $10.00 liquidation value per share. Authorized 10,000,000 shares at December 31, 2024 and 2023, respectively; issued and outstanding, 3,985,002 and 4,015,002 shares at December 31, 2024 and 2023, respectively	-	-
Common stock, $0.0001 par value per share. Authorized 400,000,000 shares at December 31, 2024 and 2023, respectively; issued and outstanding 31,279,264 shares and 26,413,213 shares at December 31, 2024 and 2023, respectively	3	2
Additional paid-in capital	253,652	222,437
Accumulated deficit	(279,549)	(249,504)
Total stockholders’ deficit	(25,894)	(27,065)
Total liabilities and stockholders’ deficit	$23,971	$24,598

See accompanying notes to consolidated financial statements.

F-4

TRISALUS LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2024 and 2023
(in thousands, except share and per share data)

	2024	2023
Revenue	$29,431	18,511
Cost of goods sold	4,103	2,605
Gross profit	25,328	15,906
Operating expenses:
Research and development	17,688	29,835
Sales and marketing	25,839	17,034
General and administrative	17,966	23,512
Loss from operations	(36,165)	(54,475)
Other income (expense)
Interest income	404	431
Interest expense	(3,090)	(16)
Loss on equity issuance	-	(5,874)
Extinguishment of tranche liability	-	1,520
Change in fair value of warrant, SEPA, and revenue base redemption liabilities	(2,107)	(10,855)
Change in fair value of contingent earnout liability	11,231	10,293
Other expenses, net	(312)	(378)
Loss before income taxes	(30,039)	(59,354)
Income tax expense	(6)	(9)
Net loss available to common stockholders	$(30,045)	$(59,363)
Deemed dividend related to Series B-2 preferred stock down round provision	$-	$(2,981)
Undeclared dividends on Series A preferred stock	$(3,188)	$(1,258)
Net loss attributable to common stockholders	$(33,233)	$(63,602)
Net loss per share, basic and diluted	$(1.31)	$(6.77)
Weighted average common shares outstanding, basic and diluted	25,331,753	9,395,748

See accompanying notes to consolidated financial statements.

F-5

TRISALUS LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Years ended December 31, 2024 and 2023
(in thousands, except share data)

	Preferred stock		Common stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
At December 31, 2022	-	$-	347,926	$-	$10,028	$(187,160)	$(177,132)
Exercise of options	-	-	247,612	-	180	-	180
Stock-based compensation	-	-	-	-	1,402	-	1,402
Deemed dividend	-	-	-	-	2,981	(2,981)	-
Impact of Business Combination
Conversion of redeemable convertible preferred stock into common stock in connection with the Business Combination	-	-	21,500,867	2	204,234	-	204,236
Assumption of warrants to purchase common stock in connection with the Business Combination	-	-	-	-	(2,568)	-	(2,568)
Issuance of common stock upon closing the Business Combination, net of expenses	-	-	4,316,808	-	957	-	957
Contingent earnout liability recognized upon closing of the Business Combination	-	-	-	-	(28,927)	-	(28,927)
Assumption of preferred stock in connection with the Business Combination	4,015,002	-	-	-	34,150	-	34,150
Net loss	-	-	-	-	-	(59,363)	(59,363)
At December 31, 2023	4,015,002	$-	26,413,213	$2	$222,437	$(249,504)	$(27,065)
Exercise of options	-	-	180,778	-	76	-	76
Stock-based compensation	-	-	-	-	5,441	-	5,441
Proceeds from sale of common stock	-	-	2,542,262	1	15,474	-	15,475
Record exchange warrants	-	-	-	-	11,924	-	11,924
Record issuance costs	-	-	-	-	(1,700)	-	(1,700)
Issuance of common stock for exchange warrants	-	-	2,110,366	-	-	-	-
Preferred stock conversion	(30,000)	-	32,645	-	-	-	-
Net loss	-	-	-	-	-	(30,045)	(30,045)
At December 31, 2024	3,985,002	$-	31,279,264	$3	$253,652	$(279,549)	$(25,894)

See accompanying notes to consolidated financial statements.

F-6

TRISALUS LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2024 and 2023
(in thousands)

	2024	2023
Cash flows from operating activities:
Net loss available to common stockholders	$(30,045)	$(59,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	744	684
Reduction in the carrying amount of right-of-use assets	264	202
Change in fair value of warrants and SEPA liability	2,777	10,855
Change in fair value of contingent earnout liabilities	(11,231)	(10,293)
Change in fair value of Initial OrbiMed Warrant and revenue base redemption liabilities	(670)	-
Non-cash interest expense	604	-
Loss on equity issuance	-	5,874
Extinguishment of tranche liability	-	(1,520)
Stock-based compensation expense	5,441	1,402
Allowance for credit losses	187	-
Loss on disposal of fixed assets	23	44
Amortization of debt issuance costs	612	-
Milestone payment to Dynavax	-	1,000
Changes in operating assets and liabilities:
Accounts receivable	(1,719)	(1,979)
Inventory	(1,503)	(1,073)
Prepaid expenses	(1,708)	1,032
Deposits	43	-
Operating lease liabilities	(278)	(281)
Trade payables and accrued liabilities	(4,384)	2,838
Net cash used in operating activities	(40,843)	(50,578)
Cash flows from investing activities:
Purchases of property and equipment	(345)	(588)
Milestone payment to Dynavax	-	(1,000)
Net cash used in investing activities	(345)	(1,588)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock	-	9,189
Proceeds from the issuance of common stock	15,537	-
Proceeds from exercise of preferred stock warrants	-	9,630
Purchase of common stock warrants	-	(20)
Proceeds from Business Combination	-	36,854
Offering costs related to Business Combination	-	(1,116)
Debt issuance costs	(2,593)	-
Proceeds from the issuance of debt	25,000	-
Payments on finance lease liabilities	(84)	(87)
Proceeds from the exercise of stock options for common stock	76	179
Net cash provided by financing activities	37,936	54,629
(Decrease) increase in cash, cash equivalents and restricted cash	(3,252)	2,463
Cash, cash equivalents and restricted cash, beginning of period	12,127	9,664
Cash, cash equivalents and restricted cash, end of period	$8,875	$12,127
Supplemental disclosures of cash flow information:
Interest paid	1,750	18
Income taxes	18	14
Supplemental disclosure of noncash items:
Right-of-use assets obtained in exchange for new operating lease liabilities	294	-
Fixed asset purchases included in trade payables and accrued expenses	-	19
Prepaid warrant issuance costs	1,700	-
Fair value of initial warrants issued with OrbiMed debt	362	-
Fair value of revenue base redemption liability related to OrbiMed debt	507	-
Non-cash interest expense	604	-
Transfer of warrant liability to common stock upon exercise of warrant	11,924	-
Transfer of warrant liability to preferred stock upon exercise of warrants	-	25,409

See accompanying notes to consolidated financial statements.

F-7

TRISALUS LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except percentages, share and per share data)

(1) Nature Of Business

On August 10, 2023 (the “Closing Date”), TriSalus Life Sciences, Inc., a Delaware corporation (the “Company,” “TriSalus,” “we,” “us”), formerly known as MedTech Acquisition Corporation (“MTAC”), consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of November 11, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, the Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, and the Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023 (as amended, the “Merger Agreement”), by and between MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC (“Merger Sub”) and TriSalus Operating Life Sciences, Inc. (formerly known as TriSalus Life Sciences, Inc.), a Delaware corporation (“Legacy TriSalus”), whereby Merger Sub merged with and into Legacy TriSalus with the separate corporate existence of Merger Sub ceasing (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”) and TriSalus Life Sciences, Inc. becoming the surviving company. The closing of the Business Combination is herein referred to as “the Closing.” In connection with the consummation of the Merger, on August 10, 2023, Legacy TriSalus changed its name from TriSalus Life Sciences, Inc. to TriSalus Operating Life Sciences, Inc., and MTAC changed its name from MedTech Acquisition Corporation to TriSalus Life Sciences, Inc., the surviving company (“New TriSalus”). As further described in Note (3) Business Combination, Legacy TriSalus was deemed to be the accounting acquirer and predecessor company in the Business Combination.

We are a growing, oncology focused medical technology business seeking to transform outcomes for patients with solid tumors by integrating our innovative delivery technology with standard-of-care therapies, and with our investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 (“TLR9”) agonist, for a range of different therapeutic and technology applications. Our ultimate goal is to transform the treatment paradigm for patients battling solid tumors. We have developed an innovative technology designed to overcome two of the most significant challenges that prevent optimal delivery and performance of therapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) off target delivery. Nelitolimod, specifically, combined with our technology, aims to address the immunosuppressive properties of tumor immune cells in liver, pancreas and other solid tumors. By systematically addressing these barriers, we aim to improve response to therapies and to enable improved patient outcomes.

We market our cutting-edge Pressure Enabled Drug Delivery (PEDD™) infusion systems, which optimize therapeutic delivery for hepatocellular carcinoma, pancreatic carcinoma, and other solid liver tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed vessels in the tumor to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. PEDD with SmartValve has been shown in prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response. Additionally, we are studying a drug product candidate, nelitolimod (a TLR9 agonist), which has demonstrated a potential to enhance immune system response, when delivered via PEDD, in the treatment of pancreatic cancer and other liver solid tumors. The combination of our PEDD technology with nelitolimod is focused on solving the two main barriers in the tumor microenvironment that inhibits the success of systemic therapies. The first barrier (mechanical) is comprised of high intratumoral pressure within tumors that limits drug uptake and the second barrier (biological) is the reversal of intratumoral immunosuppression. Nelitolimod has a dual mechanism of action in solid tumors which includes the alteration of the tumor microenvironment by reducing immunosuppressive myeloid derived suppressor cells while simultaneously activating immune response and recruiting T-cells to the tumor, allowing checkpoint inhibitors to work more effectively.

F-8

TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav Infusion System, introduced in 2020. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval expired at the end of 2023. On June 1, 2023, we applied for a new technology Ambulatory Payment Classification (“APC”) code with CMS. In December 2023, CMS granted a New Technology Healthcare Common Procedure Coding System (“HCPCS”) code for both mapping and therapeutic procedures involving TriNav. This code, HCPCS C9797, has been assigned to the APC code 5194 - Level 4 Endovascular procedures. The code became effective on January 1, 2024, and may be reported by hospital outpatient departments and ambulatory surgical centers. Effective April 1, 2025, TriNav received a second unique and permanent HCPCS code from CMS, C8004, which has been assigned to APC 5193 (Level 3 Endovascular Procedures). This new code provides reimbursement clarity for mapping procedures conducted prior to TARE.

Liquidity

As of December 31, 2024, we had cash, cash equivalents and restricted cash of $8.9 million. The Company is still in its early stage, has a history of recurring operating losses, has yet to generate revenues sufficient to create positive cash flow and has an accumulated deficit of $279.5 million as of December 31, 2024. Without additional financing and based on our sales, operations and research and development plans, our management estimates that our existing cash and cash equivalents will be insufficient to fund our projected liquidity requirements for the next 12 months.

In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated that conditions and events have raised substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements were issued. Management’s plans to address the conditions and events have considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.

Our ability to fund future operations and to continue the execution of our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through a combination of collaborations, strategic alliances and licensing arrangements, and issuance of additional equity and/or debt. We have funded operations resulting in the cumulative net losses of $279.5 million, as of December 31, 2024, principally with proceeds from the sale of preferred stock, from the issuance of debt and convertible debt, and the closing of the Business Combination.

For the year ended December 31, 2024, we issued $15.6 million of common stock for cash, which included $76 from the exercise of stock options. As described in Note (13) Standby Equity Purchase Agreement, we have the right but not the obligation, to sell up to $30.0 million of our Common Stock at our request under the Standby Equity Purchase Agreement, which we entered into with YA II PN, Ltd. (“Yorkville”) on October 2, 2023 (the “SEPA”), subject to terms and conditions specified in the agreement. For the year ended December 31, 2024, we sold 2,290,377 shares of common stock under the SEPA, raising $14.1 million. During the year ended December 31, 2024, we also raised an additional $1.0 million, before expenses, through the sale of common stock in a private placement.

F-9

On April 30, 2024 (the “OrbiMed Closing Date”), we entered into the OrbiMed Credit Agreement (the “Credit Agreement”) with OrbiMed Royalty & Credit Opportunities IV, LP (“OrbiMed”), a healthcare investment firm. Under the terms of the OrbiMed Credit Agreement, we may borrow up to $50.0 million, of which we immediately drew $25.0 million, before expenses. The remaining debt is available in two increments of $10.0 million and $15.0 million, subject to the achievement of certain revenue targets. Subsequent to December 31, 2024, we drew the $10.0 million increment before expenses. As part of the First Amendment To Credit Agreement and Registration Rights Agreement, effective March 20, 2025, we received a waiver for the prior default events related to the Series A Convertible Preferred Stock conversions and the Agreement was amended to allow for these conversions going forward. In addition, we received a waiver on March 31, 2025 to extend the timing for the required audited financial statements to occur on or before April 15, 2025. Upon receiving the waivers, we were in compliance with all financial covenants under the OrbiMed Credit Agreement. In addition, we received See Note (14) Debt for further discussion.

Outside of these agreements, there can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.

Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, causes substantial doubt to exist about our ability to continue as a going concern and management’s plans do not alleviate the existence of substantial doubt. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market the nelitolimod, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in sufficient amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop nelitolimod, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will succeed in addressing such risks.

(2) Summary Of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as of December 31, 2024 and 2023, respectively: TriSalus Operating Life Sciences, Inc., TriSalus Medical LLC and TriSalus Therapeutics LLC. Unless otherwise specified, references to the Company are references to TriSalus Life Sciences, Inc. and its consolidated subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

We have modified the presentation of certain warrants within our financial statements and corresponding footnotes. In previous filings, we reported the Working Capital Warrants in combination with the Private Warrants, calling them collectively the Private Warrants. For the current Annual Report on Form 10-K, we have separated the Working Capital Warrants from the Private Placement Warrants. We have modified the presentation through the separation of the activity related to the extinguishment of certain pre-merger equity and the associated tranche liability. We have also modified the presentation of the Long-Lived Assets footnote to conform with the current year presentation and provide comparative information.

F-10

(a) Revision of Previously Issued Financial Statements

In connection with the preparation of the consolidated financial statements for the period ended December 31, 2024, we identified errors in our previously filed consolidated financial statements and unaudited quarterly consolidated financial statements relating to incorrectly capitalizing the costs of obtaining and maintaining patents.

In accordance with Staff Accounting Bulletins (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Misstatements when Quantifying Misstatements in the Current Year Financial Statements, we assessed the materiality of these errors to our previously issued and current year consolidated financial statements. Based upon our evaluation of both quantitative and qualitative factors, we concluded the errors were not material to our previously issued annual or interim consolidated financial statements.

The following table summarize the effects and modification of the revision on our previously issued consolidated financial statements for prior year ended December 31, 2023 and the first quarter of 2024 (in thousands, except net loss per share) for associated activity all of which occurred through March 31, 2024:

	As Previously Stated	Adjustments	As Revised
Consolidated Balance Sheet	12/31/23	12/31/23	12/31/23
Intangible assets, net	$1,127	$(1,127)	$-
Total assets	25,725	(1,127)	24,598
Accumulated deficit	(248,377)	(1,127)	(249,504)
Total Stockholders’ deficit	(25,938)	(1,127)	(27,065)

Consolidated Statement of Operations	As Previously Stated	Adjustments	As Revised
Twelve Months Ended December 31, 2023
Research and development expenses	29,510	325	29,835
Loss from operations	(54,150)	(325)	$(54,475)
Net loss available to common stockholders	(59,038)	(325)	(59,363)
Net loss attributable to common stockholders	(63,277)	(325)	(63,602)
Net loss per share, basic and diluted	(6.73)	(0.04)	(6.77)

Three Months Ended March 31, 2024
Research and development expenses	$5,857	$(13)	$5,844
Loss from operations	(11,685)	13	$(11,672)
Net loss available to common stockholders	(13,219)	13	$(13,206)
Net loss attributable to common stockholders	(14,020)	13	$(14,007)
Net loss per share, basic and diluted	(0.60)	-	(0.60)

Consolidated Statement of Cash Flows	As Previously Stated	Adjustments	As Revised
Year Ended December 31, 2023
Net loss available to common stockholders	$(59,038)	$(325)	$(59,363)
Depreciation and amortization	702	(18)	684
Loss on impairment of intangible assets	190	(190)	-
Net cash used in operating activities	(50,045)	(533)	(50,578)
Cash paid for intellectual property and licenses	(533)	533	-
Net cash used in investing activities	(2,121)	533	(1,588)

Three Months Ended March 31, 2024
Net loss available to common stockholders	$(13,219)	$13	$(13,206)
Depreciation and amortization	188	(13)	175
Net cash used in operating activities	(10,867)	-	$(10,867)

(b) Cash, Cash Equivalents, and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. We invest excess cash primarily in money market funds. Restricted cash is held in a separate account at our bank to support our corporate credit card program. It is recorded in other assets on our Consolidated Balance Sheet.

(c) Concentrations of Credit Risk and Other Risks and Uncertainties

Our cash is deposited primarily with two Federal Deposit Insurance Corporation (“FDIC”) insured financial institutions. At times, the deposits in these institutions may exceed the amount of insurance provided on such deposits. Although we have not experienced any losses in such accounts and believe that we are not exposed to any significant risk on these balances, bank failures, events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, or concerns or rumors about such events, may lead to liquidity constraints.

(d) Accounts Receivable and Customer Concentrations

Accounts receivable are recorded at the invoiced amount and do not bear interest. Our payment terms are typically on net 30 day terms. Our accounts receivables balances were 5.1 million and 3.6 million as of December 31, 2024 and 2023 and $1.6 million as of January 1, 2023, respectively. In accordance with ASC Topic 326, Financial Instruments-Credit Losses, the allowance for credit losses is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for credit losses periodically and establish reserves based on management’s expectations of realization based on historical write-off experience, as well as current general economic conditions and expectations regarding collection. Account balances are charged against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote. We did not incur any credit losses for the year ended December 31, 2023.

F-11

The following table summarizes the allowance for credit losses accounts activity:

December 31, 2024
Beginning Balance	$-
Amount charged (reversed) to costs and expenses	187
Write-off of uncollectible receivables	-
Ending Balance	$187

(e) Inventory

Inventory is carried at the lower of cost or net realizable value. The balances are recorded on the first-in first-out method. Raw materials consist of purchase material, completed sub-assemblies, and parts for general production use. Finished goods consist of completed products, including direct labor and manufacturing overhead. Write-downs for excess and obsolete inventory are charged to cost of goods sold in the period when conditions giving rise to the write-downs are first recognized. Valuation reserves are recorded when, in our best judgment, we determine the carrying value of the affected inventory may be impaired or its net realizable value exceeds its cost.

(f) Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of the Initial OrbiMed warrant liability, the contingent earnout liability, the Revenue Base Redemption liability, certain of our clinical expense accruals, and the valuation allowance on deferred tax assets.

(g) Property and Equipment

Property and equipment are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of estimated useful lives or the lease term.

(h) Leases

We account for leases in accordance with Accounting Standards Codification (“ASC”) Topic 842, Leases. We determine if an arrangement is or contains a lease at contract inception, and, if it does, the lease is recorded on the Consolidated Balance Sheets with right-of-use assets (“ROU”) representing the Company’s right to use an underlying asset for the lease term and lease liabilities representing our obligation to make lease payments. Lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease ROU assets also include the effect of any lease payments made prior to or on lease commencement and excludes lease incentives and initial direct costs incurred, as applicable. As the implicit rate in our leases is typically unknown, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. When calculating our incremental borrowing rates, we consider our credit risk, the term of the lease, and total lease payments and adjusts for the impacts of collateral as necessary. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

F-12

We have elected to not separate lease and non-lease components for any leases within our existing classes of assets and, as a result, account for any lease and non-lease components as a single lease component. We have also elected not to apply the recognition requirement for leases with a term of 12 months or less. We recognize an ROU asset and a lease liability at the lease commencement date.

For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability. Finance lease ROU assets are presented with property and equipment, net in the Consolidated Balance Sheets.

(i) Warrants Liabilities

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the consolidated financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value are recognized in the Consolidated Statements of Operations. We have determined that the warrants issued to investors and lenders, which are exercisable for shares of our convertible preferred stock, should be classified as liabilities due to contingent redemption liability of the underlying convertible preferred stock.

In connection with the Business Combination, we assumed warrants to purchase Common Stock. The warrants include the Public Warrants, Private Placement Warrants and Working Capital Warrants. We value the liability for all of the warrants based on the trading price of the publicly held warrants. See Note (10) Warrants and (4) Financial Instruments for further discussion.

In connection with our borrowing under the Initial OrbiMed Credit Agreement, we issued the Initial OrbiMed Warrant, which we classified as a derivative liability because it did not meet the equity classification criteria under ASC 815-40. We calculated the fair value of the Initial OrbiMed Warrant based on the Black-Scholes-Merton option valuation model (“Black-Scholes”). This model considers several variables and assumptions in estimating the fair value of financial instruments, including the per-share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield. We calculated the expected terms as the contractual expiration period. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term. Our Common Stock does not have sufficient trading history and, therefore, we used the historical volatility of the stock prices of similar publicly traded peer companies. We utilized a dividend yield of zero, as we have no history or plan of declaring dividends on the Company’s Common Stock.

F-13

(j) Revenue Base Redemption Liability

In connection with our the Initial OrbiMed Loan, a “Product Revenue Base” (i.e., with respect to any period, the net revenues for such period from sales of TriNav) on a trailing 12-month basis does not equal or exceed the specified amounts, we will start repaying the outstanding principal amount of the loans under the OrbiMed Credit Agreement. These required revenue thresholds are referred to as the “Revenue Base Redemption Liability.” We determined that we should bifurcate and separately recognize the Revenue Base Redemption Liability. We determined the value of the Revenue Base Redemption Liability using a Monte Carlo simulation of future revenue and valuing the Initial Term Loan using the with and without method. The change in fair value of the liability is recorded in the Consolidated Statement of Operations. See Note (14) Debt for further detail.

(k) Contingent Earnout Liability

In connection with the execution of the Merger Agreement, MTAC entered into a sponsor support agreement (the “Sponsor Support Agreement”) with MedTech Acquisition Sponsor LLC (the “Sponsor”), Legacy TriSalus and MTAC’s directors and officers (the Sponsor and MTAC’s directors and officers, collectively, the “Sponsor Holders”). Pursuant to the Sponsor Support Agreement, 3,125,000 shares of common stock in the Company (“Common Stock”) held by the Sponsor Holders immediately after the Closing Date (such shares, the “Sponsor Earnout Shares”) became unvested and subject to potential forfeiture if certain triggering events are not achieved prior to the 5th anniversary of the Closing Date (the “Earnout Period”). The Sponsor Earnout Shares are classified as a liability in the Company’s Consolidated Balance Sheets because they do not qualify as being indexed to the Company’s own stock. The earnout liability was initially measured at fair value at the Closing Date using a Monte Carlo simulation of our future stock price and is subsequently remeasured at the end of each reporting period. The change in fair value of the earnout liability is recorded in the Consolidated Statements of Operations. See Notes (4) Financial Instruments and (9) Contingent Earnout Liability for further detail.

(l) Standby Equity Purchase Agreement

In October 2023, the Company entered into a SEPA with Yorkville. Pursuant to the SEPA, the Company has the right, but not the obligation, to sell to Yorkville up to $30.0 million of shares of Common Stock at the Company’s request any time during the 24 months following the execution of such purchase agreement, subject to certain conditions. The SEPA, in its entirety, is not classified as a liability pursuant to ASC 480, and is accounted for as a derivative pursuant to ASC 815-10, Derivatives and Hedging (“ASC 815-10”). The SEPA derivative is valued based on a scenario-based valuation model utilizing the expected draws, probability of the draws and risk-free rate inputs. The change in the fair value of the derivative is recorded in the Consolidated Statements of Operations. See Note (13) Standby Equity Purchase Agreement for further detail.

(m) Impairment and Disposal of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the estimated fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

F-14

(n) Share-Based Compensation

We account for all employee share-based compensation awards by recording expense based on the estimated fair value of the awards at the time of grant using the Black-Scholes for stock options and price of our common stock on the grant date for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The determination of fair value using an option-pricing model is affected by the estimated fair value of the Company’s stock, as well as assumptions regarding a number of variables including, but not limited to, the fair value of underlying stock at the grant date, expected volatility of the underlying stock over the term of the awards, projected employee stock option exercise behaviors, and risk-free interest rates. We have elected to not include an estimated forfeiture rate in our share-based compensation expense recognition, in accordance with ASC Topic 718, Compensation - Stock Compensation, and we account for forfeitures in the period in which they occur. The estimated fair value of options, RSUs and PSUs granted are recognized as compensation expense on a straight-line basis over the expected life for each separately vesting portion of the awards. All shares issued upon the exercise of stock options and vesting of RSUs and PSUs are from our reserved authorized common stock.

(o) Revenue Recognition

Our revenue is derived from the shipments of our PEDD infusion systems to our customers. Our customers are generally comprised of hospitals, clinics and physicians. Under ASC Topic 606, Revenue Recognition, we evaluate five steps to determine the appropriate timing and amount to recognize revenue. The five steps are:

1.	Identify the contract - We do not maintain long-term contracts with our customers. Typically, customers will submit a purchase order to us for delivery of a quantity of our products, which incorporate enforceable rights and obligations constituting the contract with the customer.

2.	Identify the performance obligation - Our performance obligation is to deliver the ordered products in accordance with the terms of the purchase order, which constitutes a single performance obligation. We do not have any on-going service obligation after delivery and only offer our customers an assurance-type warranty, which provides assurance the product will work as intended.

3.	Determine the transaction price - We maintain a single sales price for each of our products, which is generally fixed. For customers with rebate agreements, the rebates are accounted for within a contra-revenue account at the time the rebate milestone is achieved. We do not have a history of any significant refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. Refunds, allowances or other concessions are accounted for as a reduction of revenue.

4.	Allocate the transaction price - We do not have multiple performance obligations to complete when we fulfill a purchase order, as such, the transaction price is allocated fully to the units being sold.

5.	Recognize revenue - We recognize revenue at the point-in-time when the units for a purchase order have been shipped and control of the units has transferred to the customer, as evidenced by the delivery terms on the shipping documents. Typically, we ship Ex Works; therefore, we recognize revenue when the shipment leaves our premises. In certain cases, the purchase order specifies alternate shipping terms, usually DAP (delivery at place). In those cases, we defer revenue recognition until we are assured the units have been delivered and control has transferred to the customer. Our sale team is able to make in-person sales. When this occurs, the revenue in not recognized until we receive a Purchase Order (“P.O.”) from the customers, with the inventory treated as consignment until the time receiving the P.O. Shipping and handling activities are not considered to be a separate performance obligation; therefore, the costs are considered to be a fulfillment cost and the expenses are accounted for within cost of goods sold.

F-15

We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes. Subsequent to a rebate being earned, the customer receives a credit to apply to future purchases. We recognized $0.3 million and $0.2 million of rebates in the 12 months ended December 31, 2024 and 2023, respectively.

(p) Research and Development

Research and development (“R&D”) costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred. The costs are related to internal headcount and external services we purchase, such as pre-clinical supplies and materials, clinical study management and supplies, and consulting related to our R&D. There were no development milestone payments to Dynavax for nelitolimod in for the year ended December 31, 2024 as compared to $1.0 million for the year ended December 31, 2023. See Note (12) Dynavax Purchase for further discussion of Dynavax.

We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

(q) Segment Reporting

Our Chief Operating Decision Maker (“CODM”), the Chief Executive Officer (“CEO”), reviews our financial information on a consolidated basis for purposes of allocating resources and evaluating its financial performance. The CEO considers recommendations from the Chief Financial Officer (“CFO”) and reviews the Monthly Financial Report (“MFR”), including financial information and the Company’s performance highlights, such as revenue, accounts receivable and inventory balances, cash flows and cash on-hand, operational expenditures and headcount. Based on the Company’s consolidated financial information, the CEO makes the key operating decisions and determines how resources should be allocated. Once the CEO has decided, the CEO and CFO are responsible for carrying out the CEO’s decisions. All of our customers and long-lived assets are located in the United States. Since the Company operates as a single reporting segment, all required segment reporting disclosures can be found in the consolidated financial statements. Accordingly, we have determined we operate as a single reportable segment within a single geographic area.

(r) Advertising

Advertising expense, which is included in sales and marketing costs, is expensed as incurred, and expense for the years ended December 31, 2024 and 2023, was $0.5 million and $1.3 million, respectively.

F-16

(s) Income Taxes

We account for income taxes pursuant to ASC Topic 740, Income Taxes, which requires the use of the asset-and-liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company recognizes the effect of income tax positions when it is more likely than not, based on technical merits, that the position will be sustained upon examination. Through 2024, management determined that no uncertain tax positions have been taken or are expected to be taken that could have a material effect on the Company’s income tax liabilities.

(t) Net Loss per Share

Net loss per share is calculated using the weighted average number of shares and dilutive common stock equivalents outstanding during the period. Warrants, convertible preferred stock, stock options, and restricted stock units, as described in Notes (10) Warrants, (15) Convertible Preferred Stock, and (16) Stockholders’ Equity, are considered to be common stock equivalents. Potentially dilutive shares are excluded from the computation of earnings per share if their effect is anti-dilutive. As we reported a net loss for the years ended December 31, 2024 and 2023, all potentially dilutive shares were excluded from net loss per share in both years. See Note (17) Net Loss Per Share for further details.

(u) Recent Accounting Pronouncements

Recently issued and Adopted Accounting pronouncements

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies the guidance on ASC Topic 820 on the fair value measurement of equity security that is subject to a contractual sale restriction and requires specific disclosures related to such an equity security. Specifically, the ASU clarifies that a “contractual sale restriction prohibiting the sale of an equity security is a characteristic of the reporting entity holding the equity security and is not included in the equity security’s unit of account.” As such, the entity should not apply a discount related to the contractual sale restriction when measuring the equity security’s fair value. In addition, the ASU prohibits an entity from recognizing a contractual sale restriction as a separate unit of account. For public companies, the amendments for this update are effective for fiscal years beginning after December 15, 2023. For all other entities, the amendments are effective for fiscal year beginning after December 15, 2024, and interim periods within those fiscal years. We adopted ASU 2022-03 on January 1, 2024. The effect of the adoption had no impact on our consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Improvements to Disclosures About Reportable Segments. The ASU improves reportable segment disclosure requirements through enhanced disclosures about significant segment expenses in annual and interim reports, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, add disclosure requirements for entities with a single reportable segment, and other enhancements. The ASU is effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. We adopted ASU 2023-07 on January 1, 2024. The effect of the adoption did not have an impact on our consolidated financial statements. Refer to the “Segment Reporting” section of Note (2) Summary of Significant Accounting Policies of our consolidated financial statements for further discussion of our segment.

F-17

Accounting Pronouncements Not Yet Adopted

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in ASU 2023-06 update requirements in various disclosure areas, including the statement of cash flows, earnings per share, debt, and equity. The amendments in ASU 2023-06 will be effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC and will no longer be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. Early adoption is prohibited. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. Under the ASU, Public Business Entity (“PBE”) must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” This guidance is effective for public companies for annual periods beginning after December 15, 2024. For other companies, the amendments are effective for annual periods beginning after December 15, 2025. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2024, the FASB issued ASU 2024-01, Compensation - Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies the guidance on ASC Topic 718 by illustrating how to apply the scope guidance to determine whether a profit interest award should be accounted for as a shared-based payment arrangement under ASC 718 or another accounting standard (e.g., employee profit-sharing arrangement under ASC 710). The ASU aims to reduce the complexity diversity in practice by adding an example to ASC 718 that describes four fact patterns and illustrates how an entity evaluates common terms and characteristics of profit interests and similar awards to reach a conclusion about whether an award meets the scope conditions in ASC 718-10-15-3. The ASU is effective for all public entities for fiscal years beginning after December 15, 2024 and interim periods within those fiscal years. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02, Codification Improvements - Amendments to Remove References to the Concept Statements, which removes references to the Board’s concepts statement from the FASB Accounting Standards Codification (the “Codification” or ASC). The ASU is part of the Board’s standing project to make “Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements.” Before establishing the Codification in 2009, the FASB used or referred to the concepts statements as part of its standard setting. However, the Board is now removing those references since “references to the Concepts Statements in the Codification could imply that the Concepts Statements are authoritative.” The amendment is effective for all public entities for fiscal years beginning after December 15, 2024. Those who adopt the amendments in an interim period would have to adopt them as of the beginning of the fiscal year that includes that interim period. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In November 2024, the FASB issues ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The amendment applies to all public business entities and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

F-18

In November 2024, the FASB issues ASU 2024-04, Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which amends ASC 470-20, Debt: Debt With Conversion and Other Options, to clarify the requirements related to accounting for the settlement of a debt instrument as an induced conversion. Based primarily on the consensus-for-exposure reached on Issue 23-A, Induced Conversion of Convertible Debt Instruments, by the Emerging Issues Task Force on September 14, 2023. The ASU is intended to “improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20 for (a) convertible debt instruments with cash conversion features and (b) debt instruments that are not currently convertible.” The amendments are effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of the annual reporting period for all entities that have adopted the amendments in Update 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

(3) Business Combination

On August 10, 2023, we consummated the previously announced merger pursuant to the Merger Agreement by and among MTAC, Merger Sub, Inc., and TriSalus Life Sciences, Inc. Upon the closing of the transactions contemplated by the Merger Agreement, Merger Sub merged with and into Legacy TriSalus (the “Business Combination”) with Legacy TriSalus surviving the merger as a wholly-owned subsidiary of MTAC, renamed “TriSalus Operating Life Sciences, Inc.” In addition, in connection with the consummation of the Business Combination, MTAC was renamed “TriSalus Life Sciences, Inc.”

Immediately prior to the effective time of the Business Combination, each in-the-money warrant of Legacy TriSalus that was unexercised and unexpired was automatically net exercised into the respective series of preferred stock of Legacy TriSalus. Each share of preferred stock of Legacy TriSalus (“Legacy TriSalus Preferred Stock”) that was issued and outstanding was then automatically converted into shares of common stock of Legacy TriSalus (“Legacy TriSalus Common Stock”) in accordance with the Amended and Restated Certificate of Incorporation of Legacy TriSalus at the then current conversion price, such that each converted share of Legacy TriSalus Preferred Stock was no longer outstanding and ceased to exist, and each holder of Legacy TriSalus Preferred Stock thereafter ceased to have any rights with respect to such securities.

Proceeds from this transaction totaled $42.9 million. These proceeds were comprised of $2.7 million from the MTAC trust account, and $40.2 million received from a concurrent private investment in public equity financing (“PIPE Financing”). Pursuant to the terms of the Merger Agreement, $6.0 million of the proceeds were used to pay expenses incurred by MTAC related to the merger, resulting in net cash proceeds of $36.9 million. The Company incurred $6,069 in transaction costs relating to the merger with MTAC, of which $1.7 million was recorded as a reduction of equity and the balance of $4.3 million was recorded in general and administrative expense.

Pursuant to the terms of the Merger Agreement, the existing stockholders of Legacy TriSalus exchanged their equity holdings at an exchange ratio of 0.02471853 (the “Exchange Ratio”) for an aggregate of 21,999,886 shares of our Common Stock. In addition, MTAC had previously issued public warrants and private placement warrants (collectively, the “MTAC Warrants”) as part of its initial public offering in November 2020. None of the terms of the MTAC Warrants were modified as a result of the Business Combination. See Note (10) Warrants for additional discussion of the warrants.

Immediately following the Business Combination, there were 26,316,681 shares of our Common Stock outstanding, options and RSUs to purchase an aggregate of 2,816,224 shares of common stock, and warrants outstanding to purchase 14,266,605 shares of common stock.

On the Closing Date, the Company recorded a liability related to the MTAC Warrants of $2.6 million. During the period from August 10, 2023 to December 31, 2023, the fair value of the MTAC Warrants increased to $16.9 million, resulting in a loss on the change in fair value of $14.3 million in the Consolidated Statements of Operations for the period ended December 31, 2023.

F-19

For December 31, 2024, the fair value of the MTAC Warrants decreased to $7.9 million. The fair value decreased as a result of the exchange of 7,034,639 warrants for common stock, valued at $11.9 million, offset by a loss on the change in fair value of $2.9 million in the Consolidated Statements of Operations for the year ended December 31, 2024.

PIPE Financing

On the Closing Date, certain investors agreed to purchase an aggregate of 4,015,002 newly-issued shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share for an aggregate purchase price of $40.2 million, pursuant to separate subscription agreements dated June 7, 2023, and July 4, 2023 (collectively, the “Subscription Agreements”). See Note (15) Convertible Preferred Stock for further discussion.

During the year ended December 31, 2024, certain investors agreed to purchase an additional $1.0 million of common stock, before expenses, in a private placement.

Sponsor Earnout

In connection with the execution of the Merger Agreement, MTAC entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the 3,125,000 Sponsor Earnout Shares became unvested and subject to potential forfeiture if certain triggering events are not achieved prior to the 5th anniversary of the Closing Date. Pursuant to the Sponsor Support Agreement, (i) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days, (ii) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $20.00 for any 20 trading days within a period of 30 consecutive trading days, (iii) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $25.00 for any 20 trading days within a period of 30 consecutive trading days; and (iv) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $30.00 for any 20 trading days within a period of 30 consecutive trading days. Additionally, the Sponsor Earnout Shares will vest if there is a change in control of our company on or before the 5th anniversary of the Closing Date that results in the holders of our Common Stock receiving a price per share equal to or in excess of the applicable earnout targets. Any such shares held by the Sponsor Holders that remain unvested after the 5th anniversary of the Closing will be forfeited. See Note (9) Contingent Earnout Liability for additional discussion of the Sponsor Earnout Shares and the liability we have recorded for them.

(4) Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, trade accounts payable, tranche and warrant liabilities to purchase preferred stock, the contingent earnout liability and the warrant liability and revenue based redemption liability related to the Initial OrbiMed Credit Agreement. The carrying values of these financial instruments (other than the contingent earnout liability, tranche liabilities, revenue based redemption liability, and warrant liabilities, which are held at fair value) approximate fair value through the use of publicly available market prices for the years ended December 31, 2024 and 2023. In general, asset and liability fair values are determined using the following categories:

Level 1 - Inputs utilize quoted prices in active markets for identical assets or liabilities.

F-20

Level 2 - Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 - Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.

Our warrant, earnout liabilities, SEPA, and Revenue Base Redemption liability are measured at fair value on a recurring basis.

At the Closing Date, we assumed warrants to purchase 14,266,605 shares of common stock for $11.50 (see Note (10) Warrants). Of these, 8,333,272 were traded publicly (the “Public Warrants”), 5,933,333 were privately held (the 4,933,333 “Private Placement Warrants” and 1,000,000 “Working Capital Warrants” and together with the Public Warrants, the “SPAC Warrants”). At the Closing Date, we determined the fair value of all the SPAC Warrants to be $2.6 million based on the closing price of $0.18 for the Public Warrants (Level 1).

At the Closing Date, we determined the fair value of the earnout liability to be $28.9 million based on a Monte Carlo simulation of future trading prices for our common stock. See Note (9) Contingent Earnout Liability for further discussion.

The carrying amount of our outstanding SPAC Warrants liabilities was $7.9 million and $16.9 million, respectively, at December 31, 2024 and 2023. The carrying amount of outstanding earnout liability was $7.4 million and $18.6 million, respectively, at December 31, 2024 and 2023. The carrying values of the warrant liabilities represent the remeasurement to fair value each reporting period based on Level 1 inputs for the publicly traded Public Warrants and Level 2 inputs for the Private Placement Warrants and Working Capital Warrants. The carrying amounts of the contingent earnout liability and SEPA derivative liability represent the remeasurement to fair value each reporting period based on unobservable, or Level 3, inputs, using assumptions made by us, including the market price of our common stock and the observed volatility of a peer group of companies.

On October 2, 2023, we entered into the SEPA with Yorkville. Upon execution of the SEPA, we determined the fair value of the SEPA derivative liability to be $0.2 million based on a scenario-based model. See Note (13) Standby Equity Purchase Agreement for further discussion. We determined the fair value of the SEPA derivative liability to be $0.1 million at December 2024; we recorded the change in fair value in other income (expense).

In connection with the closing of our closing of our initial $25.0 million borrowing under the OrbiMed Credit Agreement on April 30, 2024, we also issued OrbiMed a warrant to purchase 130,805 shares of our common stock, with the initial exercise price of $9.5562 (the “Initial OrbiMed Warrant”) per share, or approximately $1.25 million in the aggregate, assuming none of the Initial OrbiMed Warrant is exercised through a “cashless” exercise. For the year ended December 31, 2024, the exercise price was adjusted pursuant to the terms of the Initial OrbiMed Warrant to $9.3722 per share, or approximately $1.23 million in the aggregate. The Initial OrbiMed Warrant expires on April 30, 2031 (see Notes (10) Warrants and (14) Debt for more information on the OrbiMed Credit Agreement). The Initial OrbiMed Warrant is accounted for as a liability under ASC 815, Derivatives and Hedging, Contracts in Equity’s Own Equity (“ASC 815-40”), as it provides settled provision that does not meet the requirements of the indexation guidance under ASC 815-40. On August 15, 2024, at OrbiMed’s request, the Initial OrbiMed Warrant was split into two separate warrants (“Substitute Warrant Certificate #1” and “Substitute Warrant Certificate #2” and, together, the “OrbiMed Warrants”) held by two of OrbiMed’s operating entities; one for 92,801 and the second for 38,004 common shares, with no change to the related terms and conditions.

F-21

We use a Black-Scholes option pricing model to estimate the fair value of the Initial OrbiMed Warrant, as warrants give the holders the right, but not the obligation, to purchase the underlying securities at a contractual exercise price. This method utilizes certain unobservable inputs, including the determination of the expected volatility, and is therefore considered a Level 3 fair value measurement. Certain inputs used in this Black-Scholes pricing model may fluctuate in future periods based upon factors that are outside of our control, including potential change in control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of the warrant liabilities, which could also result in material non-cash gains or losses being reported in the statement of operations. The expected volatility was implied from a blend of the Company’s own common shares and the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business. We determined the fair value of the Initial OrbiMed Warrant to be $0.4 million at December 31, 2024 and recorded the adjustment to the change in fair value of SEPA, warrant, and Revenue Base Redemption liabilities.

If the “Product Revenue Base” (i.e., with respect to any period, the net revenues for such period from sales of TriNav) on a trailing 12-month basis does not equal or exceed the specified amount as stipulated (see table in Note (14) Debt), we will start repaying the outstanding principal amount in equal monthly installments through April 30, 2029 (the “Maturity Date”). Such repayments will commence in the calendar month immediately following the applicable Test Date per the OrbiMed Credit Agreement (see table in Note (14) Debt) and occur on the last day of each calendar month (“Amortization Payment Date”). The repayments are calculated from the first Amortization Payment Date through the Maturity Date and the balance of the principal amount of the loans under the OrbiMed Credit Agreement shall be repaid on the Maturity Date. The repayments include the applicable Repayment Premium and the Exit Fee (see Note (14) Debt ). The repayment of the loans under the OrbiMed Credit Agreement as aforementioned, is referred to as the “Revenue Base Redemption Liability.” Furthermore, if on the subsequent test date, the revenue-based condition is met, we will stop repaying the outstanding principal amount in equal installments and directly repay the balance amount on the Maturity Date. We determined the fair value of the Revenue Base Redemption liability to be $0.5 million at December 31, 2024 and recorded the adjustment to the change in fair value of SEPA, warrant, and Revenue Base Redemption liabilities.

On May 24, 2024, we commenced an offer (the “Offer”) to all holders of Public Warrants, Private Placement Warrants and Working Capital Warrants (collectively, the “Exchange Warrants”) to receive 0.30 shares of common stock of the Company in exchange for each Exchange Warrant tendered by the holder and exchanged pursuant to the Offer. The Offer expired at one minute after 11:59 p.m., Eastern Daylight Time, on June 25, 2024. The Exchange Warrants tendered were comprised of 6,529,954 Public Warrants and 504,685 Private Placement Warrants. We determined the Exchange Warrants met the criteria to be equity classified at June 26, 2024, and that their fair value was $11.9 million. Adjusting for issuance costs of $1.7 million, the net fair value of the Exchange Warrants was $10.2 million. Accordingly, we recorded that amount as a reduction of the warrant liability and a charge to additional paid-in capital (“APIC”).

The following tables summarize the changes in fair value of our outstanding warrant liabilities, contingent earnout liability, SEPA derivative liability, and Revenue Base Redemption liability for the year ended December 31, 2024:

SPAC Warrant Liabilities	Fair Value at December 31, 2023	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at December 31, 2024
Public Warrants - Level 1	$9,855	$3,140	$(11,068)	$1,927
Private Placement Warrants - Level 2	$5,871	$(144)	$(855)	$4,872
Working Capital Warrants - Level 2	$1,190	$(90)	$-	$1,100

F-22

Level 3 Liabilities	Fair Value at December 31, 2023	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at December 31, 2024
Contingent earnout liability	$18,632	$(11,231)	$-	$7,401
SEPA derivative liability	$185	$(130)	$-	$55
Initial OrbiMed Warrant liability	$-	$(449)	$811	$362
Revenue base redemption liability	$-	$(222)	$729	$507

The following tables summarize the changes in fair value of our outstanding warrant liabilities, contingent earnout liability and SEPA derivative liability for the year ended December 31, 2023:

SPAC Warrant Liabilities	Fair Value at December 31, 2022	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at December 31, 2023
Public Warrants - Level 1	$-	$8,367	$1,488	$9,855
Private Placement Warrants - Level 2	$-	$4,990	$881	$5,871
Working Capital Warrants - Level 2	$-	$1,011	$179	$1,190

Level 3 Liabilities	Fair Value at December 31, 2022	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at December 31, 2023
Contingent earnout liability	$-	$(10,295)	$28,927	$18,632
SEPA derivative liability	$-	$2	$183	$185

(5) Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash, as presented in the Consolidated Statements of Cash Flows, consisted of the following:

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$8,525	$11,777
Restricted cash (included in Other assets)	350	350
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$8,875	$12,127

Restricted cash is $0.4 million held by our bank to support our corporate credit card program.

(6) Inventory

The components of inventory at are summarized as follows:

	December 31, 2024	December 31, 2023
Raw materials	$1,338	$607
Finished goods	2,720	2,055
Reserve for obsolete inventory	(10)	(117)
Total Inventory	$4,048	$2,545

F-23

(7) Long-Lived Assets

Property and Equipment

Property and equipment consists of the following:

	Useful Life (Years)	December 31, 2024	December 31, 2023
Machinery and equipment	5 - 7	$2,636	$2,357
Computers and software	2	1,279	970
Furniture	5	425	474
Leasehold improvements	5	772	772
Other property	7	13	13
Construction in progress		331	598
Gross property and equipment		5,456	5,184
Less accumulated depreciation		(3,787)	(3,093)
Net property and equipment		$1,669	$2,091

Depreciation expense for property and equipment for the years ended December 31, 2024 and 2023, was $0.7 million and $0.7 million, respectively. The Company did not recognize any impairment losses for the years ended December 31, 2024 and 2023, other than losses on disposal of $0.02 million and $0.04 million in 2024 and 2023, respectively.

(8) Accrued Liabilities

Accrued liabilities consists of the following:

	December 31,
	2024	2023
Accrued liabilities - clinical trials	$2,297	$3,115
Accrued incentives	2,094	3,736
Accrued liabilities - general	1,850	2,790
Accrued vacation	362	327
Accrued payroll	718	557
Accrued taxes	34	31
Total Accrued Liabilities	$7,355	$10,556

Accrued liabilities - general includes accruals from our services providers and other miscellaneous operating accruals.

(9) Contingent Earnout Liability

As described in Note (2) Summary Of Significant Accounting Policies and Note (3) Business Combination, in connection with the execution of the Merger Agreement, MTAC entered into the Sponsor Support Agreement with the Sponsor Holders and Legacy TriSalus, pursuant to which, 3,125,000 of the shares of our Common Stock held by the Sponsor immediately after the Closing Date became unvested and subject to potential forfeiture if certain triggering events are not achieved during the Earnout Period. The earnout shares are classified as a liability and were initially measured at fair value at the Closing Date and will subsequently be remeasured at the end of each reporting period with the change in fair value of the earnout liability recorded in the Consolidated Statements of Operations.

F-24

The estimated fair value of the total contingent earnout liability at the closing on August 10, 2023, was $28.9 million based on a Monte Carlo simulation valuation model. The liability was remeasured to its fair value of $7.4 million and $18.6 million as of December 31, 2024 and 2023, respectively. This remeasurement resulted in recording gains of $11.2 million and $10.3 million for the years ended December 31, 2024 and 2023, respectively, classified as changes in fair value of contingent earnout liability in the Consolidated Statements of Operations. Assumptions used in the valuation are described below:

	December 31, 2024	December 31, 2023
Current stock price	$5.01	$8.45
Expected share price volatility	70.0%	65.0%
Risk-free interest rate	4.3%	3.9%
Expected term (years)	3.61	4.60
Estimated dividend yield	-%	-%

The estimated fair value of the liability was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes. The inputs and assumptions utilized in the calculation require management to apply judgment and make estimates including:

(a)	expected volatility, which is based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the earnout period;

(b)	expected term, which we based on the earnout period per the agreement;

(c)	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected term of the earnout period; and

(d)	expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends on the common stock of the Company.

The inputs utilized by management to value the warrant liabilities are subjective. The assumptions used in calculating the fair value of the warrant liabilities represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, the fair value of the warrant liabilities may be materially different in the future.

(10) Warrants

Warrants outstanding are as follows:

	December 31, 2024	December 31, 2023
Public Warrants	1,751,825	8,281,779
Private Placement Warrants	4,428,648	4,933,333
Working Capital Warrants	1,000,000	1,000,000
Initial OrbiMed Warrant	130,805	-
Total warrants	7,311,278	14,215,112

F-25

Public, Private Placement and Working Capital Warrant Liabilities

In connection with consummation of the Business Combination, the Company assumed the warrant liabilities associated with 8,333,272 Public Warrants. Each Public Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. As of December 31, 2024 and 2023, there were 1,751,825 and 8,281,779, respectively, Public Warrants outstanding. The Public Warrants expire on August 10, 2028 or earlier upon redemption or liquidation.

On December 26, 2023, the SEC declared effective an amended registration statement on Form S-1 registering the issuance of the shares of common stock issuable upon exercise of the warrants. The Company will use its best efforts to maintain the effectiveness of such registration statement and maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

The Company may redeem for cash the outstanding Warrants:

a.	in whole and not in part;

b.	at a price of $0.01 per Warrant;

c.	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

d.	if, and only if, the reported closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the SPAC Warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis.” The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will we be required to net cash settle the warrants. Accordingly, the warrants may expire worthless.

In addition to the Public Warrants, we assumed the warrant liabilities associated with 4,933,333 Private Placement Warrants and 1,000,000 Working Capital Warrants. The Private Placement Warrants and Working Capital Warrants are identical to the Public Warrants, except that the Private Placement Warrants and Working Capital Warrants, and the common stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants, were not transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Working Capital Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants and Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, they will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. As of December 31, 2024 and 2023, there were 4,428,648 and 4,933,333, respectively, Private Placement Warrants and 1,000,000 Working Capital Warrants outstanding.

F-26

We determined that the Public Warrants, Private Placement Warrants, and Working Capital Warrants do not meet the criteria to be equity classified and should be recorded as liabilities. Our analysis concluded liability classification under ASC 815, Derivatives and Hedging, as these warrants include a provision that could allow cash settlement upon an event outside our control, and such event may not result in a change in control of the Company. As a result, the Public Warrants, Private Placement Warrants, and Working Capital Warrants do not meet the criteria for equity classification.

At the close of the Business Combination, the fair values of the Public Warrants, Private Placement Warrants and Working Capital Warrants were $1.5 million, $0.9 million and $0.2 million , respectively. As of December 31, 2024, the fair values of the Public Warrants, Private Placement Warrants and Working Capital Warrants were $1.9 million, $4.9 million, and $1.1 million, respectively. As of December 31, 2023, the fair values of the Public Warrants, Private Placement Warrants and Working Capital Warrants were $9.9 million, $5.9 million, and $1.2 million, respectively. The fair value of the Public Warrants has been measured based on the quoted price of such warrants on the Nasdaq Global Market. The transfer of Private Placement Warrants or Working Capital Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants and Working Capital Warrants having substantially the same terms as the Public Warrants. Therefore, we determined that the fair value of each Private Warrant and Working Capital Warrants is equivalent to that of each Public Warrant.

On May 24, 2024, we commenced (i) the Offer and (ii) the solicitation of consent (the “Consent Solicitation”) from holders of the Exchange Warrants to amend the Warrant Agreement, dated as of December 17, 2020 (the “Warrant Agreement” and such amendment, the “Warrant Amendment”), by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the Exchange Warrants.

The Offer and Consent Solicitation expired at one minute after 11:59 p.m., Eastern Daylight Time, on June 25, 2024. The Exchange Warrants tendered were comprised of 6,529,954 Public Warrants and 504,685 Private Placement Warrants, which represents approximately 78.8% and 10.2% of the outstanding warrants of each respective class. The Warrants were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. No Working Capital Warrants were tendered. We determined the Exchange Warrants met the criteria to be equity classified at June 26, 2024, and that their fair value was $11.9 million. Accordingly, we recorded that amount as a reduction of the warrant liability and a charge to APIC, partially offset by issuance costs of $1.7 million. On July 1, 2024, we issued 2,110,366 shares of common stock in exchange for the Exchange Warrants.

In addition, the Warrant Amendment was entered into with respect to the Public Warrants. As a result all (and not less than all) of the outstanding Public Warrants may be exchanged, at our option, at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the holders of the then outstanding Public Warrants, at the exchange rate of 0.27 shares of Common Stock per Public Warrant (subject to equitable adjustment by us in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).

For the year ended December 31, 2024, we issued 2,110,366 shares of common stock in exchange for 6,529,954 (or approximately 78.8%) of the Public Warrants and 504,685 (or approximately 10.2%) of the Private Placement Warrants.

F-27

The following table summarizes activity in the Public Warrants, Private Placement Warrants and Working Capital Warrants for the year ended December 31, 2024 . There was no activity for the year ended December 31, 2023.

Series	Balance at December 31, 2023	Exchanges	Issuances	Retirements / Conversions	Balance at December 31, 2024
Public Warrants	8,281,779	-	-	(6,529,954)	1,751,825
Private Placement Warrants	4,933,333	-	-	(504,685)	4,428,648
Working Capital Warrants	1,000,000	-	-	-	1,000,000

Initial OrbiMed Warrant

In connection with the closing of our initial $25.0 million borrowing under the OrbiMed Credit Agreement, we also issued OrbiMed a warrant to purchase 130,805 shares of our common stock (the “Warrant Shares”), with the initial exercise price of $9.5562, (as adjusted from time to time the “Exercise Price”) per share, or approximately $1.25 million in the aggregate, assuming none of the Initial OrbiMed Warrant is exercised through a “cashless” exercise. For the year ended December 31, 2024, the exercise price was adjusted pursuant to the terms of the Initial OrbiMed Warrant to $9.3722 per share, or approximately $1.23 million in the aggregate. The Initial OrbiMed Warrant expires on April 30, 2031 (the “Expiration Date”). On each of the closings of our borrowings of the delayed draw commitment amounts of $10.0 million and $15.0 million under the OrbiMed Credit Agreement, if any, we agreed to issue additional warrants to purchase a number of shares of our common stock determined by dividing 5.0% of the applicable borrowed amount by the 10-day volume weighted average sale price of our common stock as of the issue date (the “Subsequent OrbiMed Warrants” and collectively, with the Initial OrbiMed Warrant, the “OrbiMed Warrants” and together with the SPAC Warrants, the “Warrants”). The Subsequent Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into a Registration Rights Agreement with OrbiMed (the “OrbiMed Registration Rights Agreement”), whereby OrbiMed will have certain customary registration rights with respect to the shares of common stock underlying the OrbiMed Warrants.

The Initial OrbiMed Warrant may be exercised in whole or in part, at any time prior to the Expiration Date (the “Exercise Period”), by either:

a.	making a payment to the Company, in an amount in immediately available funds equal to the aggregate Exercise Price to be paid upon the exercise of the Initial OrbiMed Warrant; or

b.	instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of the Initial OrbiMed Warrant with an aggregate fair market value as of the exercise date equal to such aggregate Exercise Price to be paid upon the exercise of the Initial OrbiMed Warrant (the “Cashless Exercise”); or

c.	any combination of the foregoing.

If either upon (i) the occurrence of the Expiration Date, or (ii) the date on which a Sale of the Company (defined in the Initial OrbiMed Warrant) is consummated pursuant to which the sole consideration payable to the Company or its stockholders in respect of such sale transaction consists of cash, marketable securities or a combination thereof, and the per share fair market value of a Warrant Share is greater than the exercise price, any portion of the Initial OrbiMed Warrant that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to a Cashless Exercise (the “Automatic Cashless Exercise”).

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Ownership Cap

The holder in any circumstance cannot exercise the Initial OrbiMed Warrant if such exercise would result in the holder and its affiliates to own more than 9.99% of the Company’s common stock (the “Ownership Cap”).

Adjustments

The Exercise Price and the number of Warrant Shares underlying the Initial OrbiMed Warrant are subject to certain anti-dilutive adjustments. These are triggered by events such as stock splits, reclassification of shares, recapitalizations, combinations, substitutions or the like. Additionally, the Initial OrbiMed Warrant is subject to customary price-based anti-dilution protections, such that, in certain circumstances, if we issue shares of our common stock below the current Exercise Price of the Initial OrbiMed Warrant, the Exercise Price of the Initial OrbiMed Warrant will be adjusted downward based on such issuance. As a result of any adjustments, the amount of proceeds we receive from the exercise of the Initial OrbiMed Warrant would be less than the amount we would receive immediately prior to such adjustment. For the year ended December 31, 2024, the Exercise Price of the Initial OrbiMed Warrant was adjusted down from $9.5562 to $9.3722 per share in accordance with the above described adjustment mechanics.

If we declare or pay a dividend or distribution on our outstanding common shares payable in cash, capital securities or other property, the holder shall be entitled to receive, at the time such dividend or distribution is paid, without additional cost to the holder, the total number and kind of cash, capital securities or other property which the holder would have received had the holder owned the Warrant Shares of record as of the date such dividend or distribution was paid (the “Pro-Rata Distribution”).

Transfers of Initial OrbiMed Warrant

The Initial OrbiMed Warrant may be transferred or assigned in whole or in part, subject to compliance with applicable federal and state securities laws.

Allocation of Proceeds and Issuance Costs

The agreement explicitly permits the settlement of the Initial OrbiMed Warrant in a cashless manner (i.e., net share settlement) and not indexed to the Company’s own stock, therefore, it is considered as a derivative instrument and will be classified as a liability and is subsequently measured at fair value with changes reported to earnings following the proceeds from the issuance of the initial $25.0 million borrowing under the OrbiMed Credit Agreement.

The fair value of the Initial OrbiMed Warrant was measured using the Black-Scholes option pricing model. The key inputs used in the valuations were as follows:

	December 31, 2024	April 30, 2024
Expected term (years)	6.3	7.0
Risk free interest rate	4.5%	4.7%
Expected volatility	70.0%	65.0%
Dividend yield	0	0
Exercise price	$9.3722	$9.5562
Stock price	$5.01	$9.31

The inputs utilized by management to value the warrant liabilities are subjective. The assumptions used in calculating the fair value of the warrant liabilities represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, the fair value of the warrant liabilities may be materially different in the future.

F-29

(11) Income Taxes

We utilize the balance sheet method of accounting for income taxes and deferred taxes which are determined based on the differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws.

The income tax expenses (benefits) from continuing operations are summarized as follows:

	December 31, 2024	December 31, 2023
Federal:
Current	$(15)	$-
Deferred	-	-
	(15)	-
State:
Current	21	9
Deferred	-	-
	21	9
Total	$6	$9

The provision for income taxes differs from income taxes computed at the federal statutory tax rates are due to the following items:

	December 31, 2024	December 31, 2023
Statutory rate	21.0%	21.0%
State and local taxes	5.1	3.4
Change in valuation allowance	(33.1)	(22.0)
Disallowed interest expense on convertible debt	-	-
Prior year true-up	1.7	1.0
Permanent differences	5.3	(3.4)
	-%	-%

F-30

The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below:

	December 31, 2024	December 31, 2023
Deferred tax assets:
NOL carryforwards	$44,336	$37,322
Fixed assets	2,664	2,565
Accrued liabilities	140	1,115
Inventory	652	222
Interest limitation	674	-
Charitable contributions	33	37
Lease accounting	52	46
Capitalized R&D expenses	11,919	10,176
Stock-based compensation expense	1,264	305
Total deferred income tax assets	61,734	51,788
Deferred tax liabilities:
Prepaid expenses	(407)	(470)
Total deferred income tax assets and liabilities	61,327	51,318
Less: Valuation allowance	(61,327)	(51,318)
Net deferred income tax assets and liabilities	$-	$-

In assessing the realizability of our deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As we do not have any historical taxable income, projections of future taxable income over the periods in which the deferred tax assets are deductible, and after consideration of the history of operating losses, we do not believe it is more likely than not that we will realize the benefits of the net deferred tax assets and, accordingly, have established a valuation allowance equal to 100% of net deferred tax assets. The change in the valuation allowance for the years ended December 31, 2024 and 2023 was $10.0 million and $13.2 million, respectively.

As of December 31, 2024, we had net operating losses (“NOLs”) as follows (the NOLs which do not expire are subject to an annual utilization limitation of 80% of taxable income):

	December 31, 2024
	Federal	State
NOLs expiring between 2029 and 2037	$43,912	$106,320
NOLs which do not expire	135,875	37,045
Total NOLs	$179,787	$143,365

The Internal Revenue Code contains provisions that may further limit the net operating loss carryovers available to be used in any one year if certain events occur, including significant changes in ownership interests. Utilization of net operating loss and tax credit carryforwards are subject to a substantial annual limitation due to the ownership change limitations set forth in Section 382 of the Code and similar state provisions. We prepared an Internal Revenue Code 382 analysis to determine the annual limitations on our consolidated net operating loss carryforwards. All of our tax attributes are subject to an annual limitation. Such annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization.

F-31

As of December 31, 2024 and 2023, we did not have any unrecognized tax benefits and do not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. Our accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.

We are subject to taxation in the United States, various state jurisdictions, and various foreign jurisdictions. We are subject to income tax examination by U.S. and state tax authorities for the calendar year ended December 31, 2024 and forward. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses and credits were generated and carried forward, and make adjustments up to the amount of the net operating losses and credits utilized in open tax years.

(12) Dynavax Purchase

We purchased all of the intellectual property and trial drug substance for nelitolimod from Dynavax Technologies (“Dynavax”) in 2020. This was a purchase of in-process research and development (“IPR&D”). Nelitolimod, an investigational agent in development, is a toll-like receptor 9 (“TLR9”) agonist which is believed to bind to the TLR9 receptors found on suppressive immune cells including myeloid-derived suppressor cells (“MDSCs”) and antigen-presenting immune cells. We believe that nelitolimod, when delivered using our PEDD devices, can improve therapeutic distribution to solid tumors and improve outcomes for liver metastases and pancreatic cancer.

Payments under the Dynavax purchase agreement consist of: (a) one upfront payment of $9.0 million that was split into two payments ($5.0 million and $4.0 million, paid in July and December 2022, respectively), (b) milestone payments upon the achievement of certain development and commercial milestones, and (c) royalty payments based on aggregate annual net sales after nelitolimod receives FDA approval to be sold.

The development milestone payments range from $1.0 million to $10.0 million, triggered by development achievements for each of up to four indications. The development milestone payments cannot exceed $170.0 million. We made a milestone payment of $1.0 million in each of September 2021, after initiating our clinical study of uveal melanoma liver metastases; June 2022, after initiating our clinical study for primary liver tumors; and August 2023, after initiating our clinical study for pancreatic cancer. In aggregate, the commercial milestones shall not exceed $80.0 million. We will also pay annual royalties at the rate of 10% for aggregate annual net sales less than or equal to $1,000.0 million and 12% for aggregate annual net sales above that amount. For 2024 and 2023, no annual royalties payments were made.

We record the milestone payments in R&D expense when they are incurred. We have reflected these milestone payments in the Consolidated Statements of Cash Flows as investing activities to reflect the contractual investment in the IPR&D. The milestone payments and royalty payments are contingent upon future events and therefore will also be recorded as expense when it is probable that a milestone has been achieved or when royalties are due.

(13) Standby Equity Purchase Agreement

On October 2, 2023, we entered into a SEPA with Yorkville. Yorkville is a fund managed by Yorkville Advisors Global, LP.

F-32

Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $30.0 million of Common Stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on October 2, 2023 (the “Effective Date”) and terminating on the first day of the month following the 24-month anniversary of the Effective Date. Each issuance and sale by the Company to Yorkville under the SEPA (an “Advance”) is subject to a maximum limit equal to the greater of: (i) an amount equal to 100% of the average of the daily volume of the Common Stock on the Nasdaq Stock Market (“Nasdaq”) for the 10 trading days immediately preceding an Advance notice, or (ii) 1,000,000 shares of Common Stock. At the election of the Company, the shares will be issued and sold to Yorkville at a per-share price equal to: (i) 96% of the Market Price (as defined below) for any period commencing on the receipt of the Advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), or (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume-weighted average price (“VWAP”) of the Common Stock on Nasdaq, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period. The Advances are subject to certain limitations, including that Yorkville cannot purchase any shares that would result in it beneficially owning more than 4.99% of the outstanding voting power or Common Stock. Further, Yorkville cannot purchase shares that would result in it acquiring more than 5,260,704 shares of Common Stock, which represents 19.99% of the outstanding Common Stock, as of the effective date of SEPA.

As described in Note (2) Summary of Significant Accounting Policies, the SEPA is accounted for as a derivative pursuant to ASC 815-10 and will be recognized at fair value in accordance with ASC 820. We intend to utilize the SEPA to access capital to fund our operations. We did not issue any Advances during the year ended December 31, 2023.

The estimated fair value of the SEPA derivative liability on December 31, 2023 was $0.2 million, which was determined using a scenario-based valuation model. The liability was remeasured to its fair value of $55 as of December 31, 2024, and is classified within other long-term liabilities in the Consolidated Balance Sheets. This remeasurement resulted in the recognition of a gain of $0.1 million for the year ended December 31, 2024, classified as change in fair value of contingent liabilities in the Consolidated Statement of Operations. Assumptions used in the valuation are described below:

Valuation assumptions:	December 31, 2024	December 31, 2023
Expected draws	$2,000	$5,000
Expected probability of draws	90%	90%
Risk-free interest rate	4.4%	5.4%

The estimated fair value of the liability was determined using a scenario-based valuation model which assigned a probability to a number of different outcomes. The inputs and assumptions utilized in the calculation require management to apply judgment and make estimates including:

(a)	total expected draws of $2.0 million and $5.0 million, at December 31, 2024, and December 31, 2023, respectively, through the issuance of multiple separate advances under the Option 2 Pricing Period at December 31, 2024, and Option 1 Pricing Period at December 31, 2023;

(b)	the expected probability of the draws on the SEPA, which we estimate based on our expectation of the draws being completed; and

(c)	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected term of the agreement in relation to the date of the expected draw.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision.

As of December 31, 2024, we had sold 2,290,377 shares of common stock under the SEPA, raising approximately $14.1 million.

F-33

(14) Debt

On April 30, 2024 (the “OrbiMed Closing Date”), we entered into the Credit Agreement with OrbiMed, a healthcare investment firm, and certain of its affiliates to support the execution of strategic expansion plans, fuel continued growth, and provide financial flexibility.

Pursuant to the to the OrbiMed Credit Agreement, OrbiMed agreed to provide a term loan facility to the borrower, in an aggregate principal amount of $50.0 million, as follows:

a.	$25.0 million funded on the OrbiMed Closing Date (the “Initial Term Loan”).

b.	$10.0 million term loan available at the election of the borrower (the “Second Tranche”), provided that Product Revenue Base (defined below) for the trailing 12-months ending on the last day of the month immediately prior to the funding of such loan was at least $30.0 million (the “First Delayed Draw Term Loan Commitment”). The First Delayed Draw Term Loan Commitment expires on June 30, 2025.

c.	An additional $15.0 million term loan available at the election of the borrower (the “Third, provided that Product Revenue Base (defined below) for the trailing 12-months ending on the last day of the month immediately prior to the funding of such loan was at least $50.0 million (the “Second Delayed Draw Term Loan Commitment” and together with the First Delayed Draw Term Loan Commitment the “DDTL Commitments”). The Second Delayed Draw Term Loan Commitment expires on December 31, 2025.

The loans under the OrbiMed Credit Agreement will mature on April 30, 2029. On April 30, 2024, we borrowed the Initial Term Loan, resulting in gross proceeds of $25.0 million.

The OrbiMed Credit Agreement includes a subjective acceleration clause whereby an event of default, including a material adverse change in the business, operations, or conditions (financial or otherwise), could result in the acceleration of the obligations under the OrbiMed Credit Agreement. Under certain circumstances, a default interest rate of an additional 4.0% per annum will apply, at the election of OrbiMed, on all outstanding obligations during the occurrence and continuance of an event of default. OrbiMed can also declare all or a portion of the outstanding principal amount of the loan due and payable, and cancel any unmade draws. OrbiMed has not exercised its right under this clause, as there have been no such events.

Subsequent to December 31, 2024, we met the conditions for borrowing of the First Delayed Draw Term Loan Commitment and requested the additional $10.0 million term loan associated with the Second Tranche. On February 18, 2025, we borrowed the Second Tranche and received gross proceeds of $10.0 million.

F-34

Repayment

If the “Product Revenue Base” (i.e., with respect to any period, the net revenues for such period from sales of TriNav) on a trailing 12-month basis does not equal or exceed the specified amount as stipulated in table below, the borrower will start repaying the outstanding principal amount of the loans under the OrbiMed Credit Agreement. Such repayments will commence in the calendar month immediately following the applicable Test Date (stipulated in the table below) and occur on the last day of each calendar month (“Amortization Payment Date”). The repayments are made in equal monthly installments, calculated from the first Amortization Payment Date through the Maturity Date and the balance of the principal amount of the loans under the OrbiMed Credit Agreement shall be repaid on the Maturity Date. The repayments include the applicable Repayment Premium and the Exit Fee (each as defined below). The repayment of the of the loans under the OrbiMed Credit Agreement as aforementioned, is referred to as the “Revenue Base Redemption Liability.”

Test Dates (fiscal Quarter Ending)	Product Revenue Base for 12 months Period
December 31, 2024	$26,200
March 31, 2025	$29,600
June 30, 2025	$33,400
September 30, 2025	$37,800
December 31, 2025	$42,700
March 31, 2026	$46,400
June 30, 2026 and each Fiscal Quarter ending thereafter	$50,000

As of December 31, 2024, we were in compliance with the Product Revenue Base requirement and no repayments were required.

Repayment Premium

All repayments and prepayments of the loans under the OrbiMed Credit Agreement (other than on Maturity Date) shall be accompanied by the payment of the premium, which shall be determined based on the timing of the repayment as follows (the “Repayment Premium”):

Time of Repayment	Premium Rate
Within the first 12 months from the funding date of each respective loan.	3.0% plus the Make-Whole Amount (defined below) (1)
After the first 12 months but before the 24-month anniversary of the funding date of each respective loan.	3.0%
After the 24-month anniversary but before the 36-month anniversary of the funding date of each respective loan.	2.0%
After the 36-month anniversary but before the 48-month anniversary of the funding date of each respective loan.	1.0%
After the 48-month anniversary of the funding date of each respective loan.	0.0%

(1)	“Make-Whole Amount” is equal to the sum of the remaining scheduled interest payments through the 12-month anniversary of the closing date of each respective loan.

Interest Rate and Payment

The interest rate is calculated as Secured Overnight Financing Rate for the interest period (which shall not be less than 4.0% (the “Floor”)) plus 8.5% (the “Interest Rate”). Until the first full interest period after the 15 month anniversary of the OrbiMed Closing Date, 3.5% of the Interest Rate shall be designated as paid-in-kind interest, which is added to the outstanding principal amount of the loans under the OrbiMed Credit Agreement (the “PIK Interest”). However, the borrower upon written notice can elect to pay all interest in cash, or to pay a percentage less than 3.5% as PIK Interest.

F-35

On and after occurrence of any event of default, until such event of default is cured, the borrower is obligated to pay 4.0% in addition to the otherwise applicable Interest Rate (the “Default Rate”).

Interest payments are due on the last day of the month (except PIK Interest, which is added to the outstanding principal amount of the loans under the OrbiMed Credit Agreement on the last day of each month). Whenever a prepayment is made on the principal of the loans under the OrbiMed Credit Agreement, the accrued interest and any applicable Repayment Premium on the amount prepaid is also due on such date.

Debt Related Fees

(1) Exit Fee

The borrower on the repayment of the loans under the OrbiMed Credit Agreement is obligated to pay an additional fee equal to 4.0% of the of the principal amount being repaid. This applies whether the repayment is made on the Maturity Date, or under any other conditions specified in the Agreement (the “Exit Fee”).

(2) Commitment Fee

The borrower on the funding date of the loans under the OrbiMed Credit Agreement, shall pay a commitment fee to the Lender, equal to 2.0% of the principal amount drawn (the “Commitment Fee”).

(3) Undrawn Fee

Every month, the borrower is obligated to remit a fee to the lender, calculated as 0.25% per annum of the total undrawn amount under the DDTL Commitments.

(4) Administrative Fee

The borrower will pay to the agent under the OrbiMed Credit Agreement for its own account a quarterly loan administration fee of $0.01 million, payable in advance, with the first payment due and payable upon the OrbiMed Closing Date.

Increased Costs

If, at any time, any lender incurs additional cost, reductions in any sum receivable by the lender under the OrbiMed Agreement or reduction in the rate of return with respect to the loans under the OrbiMed Credit Agreement because of any change in applicable law or government rule including laws regarding capital adequacy, reserve requirements, taxes, or similar requirements, etc., (collectively, “Yield Adjustment Events”), the borrower will pay the lenders an additional amount to compensate the lender for such increased costs or reduction in rate of return (the “Yield Protection Adjustment Feature”).

F-36

Taxes

Unless otherwise required by applicable law, any and all payments shall be made free and clear of and without deduction for any taxes; provided, that if any taxes shall be deducted (as required by law or otherwise) from such payments, then the borrower or the withholding agent shall be entitled to make such deductions and shall timely pay the full amount deducted to the relevant government authority in accordance with applicable law.

If such taxes are Non-Excluded Taxes (as defined in the OrbiMed Credit Agreement), then the sum payable by the borrower shall be increased as necessary so that after all required deductions have been made, the Lenders receive an amount equal to the sum it would have received had no such deduction been made (the “Tax Gross-Up Feature”).

Warrant

In connection with the closing of the OrbiMed Credit Agreement, we issued OrbiMed the Initial OrbiMed Warrant. See Note (10) Warrants for further discussion. In addition to issuing the Initial OrbiMed Warrant, on each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue additional warrants to purchase a number of shares of our common stock determined by dividing 5.0% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of our common stock as of the issue date (the “Subsequent OrbiMed Warrants” and collectively, with the Initial OrbiMed Warrant, the “OrbiMed Warrants” and together with the SPAC Warrants, the “Warrants”). The Subsequent Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into a Registration Rights Agreement with OrbiMed (the “OrbiMed Registration Rights Agreement”), whereby OrbiMed will have certain customary registration rights with respect to the shares of common stock underlying the OrbiMed Warrants. If we fail to comply with certain of our obligations under the OrbiMed Registration Rights Agreement with respect to maintaining an effective registration statement covering shares of Common Stock underlying the OrbiMed Warrants, then the expiration date of an OrbiMed Warrant may be extended.

Additionally, the Initial OrbiMed Warrant is subject to customary price-based anti-dilution protections, such that, in certain circumstances, if we issue shares of our common stock below the current exercise price of the Initial OrbiMed Warrant, the exercise price of the Initial OrbiMed Warrant will be adjusted downward based on such issuance.

In connection with the closing of the First Delayed Draw, we issued OrbiMed 91,263 warrants on February 18, 2025. The Subsequent OrbiMed Warrants are held by the two of OrbiMed’s operating entities associated with the Initial OrbiMed Warrants; one for 64,748 and the second for 26,515 common shares. The Subsequent OrbiMed Warrants expire seven years from the issuance date and contain an exercise price of $5.4787. Effective March 20, 2025, we executed the First Amendment To Credit Agreement and Registration Rights Agreement which required the registration of the Subsequent OrbiMed Warrants to be filed by May 15, 2025 and waived the prior default events related to the Series A Convertible Preferred Stock conversions in September 2024, February 2025, and March 2025.

Accounting Treatment

In accordance with ASC 470, Debt, we recorded the Initial Term Loan as long term debt, and recorded the costs incurred to obtain the loan as contra-debt. We incurred $2.6 million in legal, origination and other fees to acquire the OrbiMed Credit Agreement. In addition, we determined that the Initial OrbiMed Warrant met the definition of a derivative under ASC 815, Derivatives and Hedging, and should be recorded as a liability, and that we should bifurcate and separately recognize the Revenue Base Redemption Liability. At April 30, 2024, we determined the initial value of the Initial OrbiMed Warrant was $0.8 million using the Black-Scholes pricing model (see Note (10) Warrants for further discussion.). We determined the initial value of the Revenue Base Redemption Liability to be $0.7 million using a Monte Carlo simulation of future revenue and valuing the Initial Term Loan using the with and without method.

F-37

The proceeds related to the OrbiMed Credit Agreement of with OrbiMed of $25.0 million will be allocated first to the Initial OrbiMed Warrants and to the Revenue Base Redemption Liability, in an amount equal to their respective fair value at the OrbiMed Closing Date. The Initial OrbiMed Warrant and the Revenue Base Redemption liability will be remeasured subsequently, with changes recorded to expense at each remeasurement date. Any residual proceeds should be allocated to the Initial Term Loan, whereas the issuances should be allocated in proportion to the proceeds between the Initial OrbiMed Term Loan and the Initial Warrant. Assumptions used in the valuation are described below:

	December 31, 2024	April 30, 2024
Expected term (years)	6.3	7.0
Risk free interest rate	4.5%	4.7%
Expected volatility	70.0%	65.0%
Dividend yield	0	0
Exercise price	$9.3740	$9.5562
Stock price	$5.01	$9.31

The estimated fair value of the liabilities were determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes. The inputs and assumptions utilized in the calculation require management to apply judgment and make estimates including:

(a)	expected term, based on the Initial Term Loan maturity date;

(b)	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected term;

(c)	expected volatility, which is based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term;

(d)	expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends on the Company’s common stock;

(e)	exercise price, which we calculate as prescribed by the OrbiMed Credit Agreement; and

(f)	our stock price, as of the closing price per the Nasdaq on the last day of the reporting period.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision.

For the year ended December 31, 2024, we recognized interest of $2.3 million related to the Initial Term Loan, of which $0.6 million was recorded as PIK interest. The remaining $1.7 million was paid in cash to OrbiMed. We also expensed $0.5 million of the capitalized debt issuance costs, which was charged to non-cash interest, and we accreted $0.1 million of the Exit Fee which will be due at the termination of the Initial Term Loan.

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The following table summarizes activity within the Initial Term Loan for the year ended December 31, 2024. There was no activity for year ended December 31, 2023.

OrbiMed Debt
Initial draw	$25,000
Debt issuance costs
Cash issuance costs	(2,593)
Noncash issuance costs:
Revenue base redemption liability	(729)
Warrant liability	(811)
Balance at April 30, 2024	$20,867
Amortization of debt issuance costs	486
PIK interest	604
Accretion of exit fee liability	127
Balance at December 31, 2024	$22,084

As part of the First Amendment To Credit Agreement and Registration Rights Agreement, effective March 20, 2025, we received a waiver for the prior default events related to the Series A Convertible Preferred Stock conversions. In addition, we received a waiver on March 31, 2025 to extend the timing for the required audited financial statements to occur on or before April 15, 2025. Upon receiving the waivers, we were in compliance with all financial covenants under the OrbiMed Credit Agreement.

(15) Convertible Preferred Stock

Series A Convertible Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock. At the Closing Date, we issued 4,015,002 shares of Series A Convertible Preferred Stock for $40.2 million. The original issue price of the Series A Convertible Preferred Stock was $10.00. The Series A Convertible Preferred Stock accrues cumulative dividends at the rate of 8.00% per annum on the original issue price. As of December 31, 2024, total undeclared cumulative dividends were $4.4 million. We have not recorded the undeclared dividends in our consolidated financial statements, other than under “Undeclared dividends on Series A Preferred Stock” in the Consolidated Statement of Operations.

All shares of Series A Convertible Preferred Stock had the following rights:

i. Conversion

(a) Optional Conversion

The Series A Convertible Preferred Stock are convertible at any time at the option of the holder thereof into the number of shares of our Common Stock determined by the quotient of (i) the sum of $10.00 (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Series A Convertible Preferred Stock) (the “Liquidation Preference”) and, if we have not elected to otherwise pay the accrued Annual Dividends (as defined below) in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price (as defined in our Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”)) of such shares in effect at the time of conversion.

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(b) Automatic Conversion

On the four-year anniversary of the Closing, all then outstanding shares of Series A Convertible Preferred Stock shall automatically convert into the number of shares of our Common Stock equal to the quotient of (i) the sum of the Liquidation Preference and if we had not elected to otherwise pay the accrued Annual Dividends in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price of such shares in effect at the time of conversion.

ii. Voting Rights

Holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of our Common Stock on all matters submitted to a vote of our stockholders, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of our Common Stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned as of the record date by it, or if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, equal to the quotient of (i) $10.00 divided by (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of our Common Stock as determined at Closing.

As long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series A Convertible Preferred Stock, (i) amend, alter, repeal or otherwise modify any provision of our certificate of incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Convertible Preferred Stock as to affect them adversely; (ii) authorize, create, increase the authorized amount of, or issue any class or series of capital stock senior to the Series A Convertible Preferred Stock; (iii) increase the authorized number of shares of Series A Convertible Preferred Stock or enter into any agreement with respect to the foregoing.

iii. Dividends

Holders of the Series A Convertible Preferred Stock are entitled to participate equally in any dividends declared to holders of Common Stock. In addition, each holder of the Series A Convertible Preferred Stock is entitled to receive cumulative annual dividends that accrue and accumulate on a daily basis at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.00% of the original issue price of $10.00 per share (the “Annual Dividends”). The Annual Dividends will be either paid in cash, paid by issuing fully paid and nonassessable shares of Common Stock, or a combination thereof when, as and if authorized and declared by our Board. Upon conversion or a change of control, any unpaid Annual Dividends will be paid to the holders, either in the form of common stock upon a conversion, or in cash upon a change of control. So long as any shares of Series A Convertible Preferred Stock remain outstanding, unless all Annual Dividends on all outstanding shares of Series A Convertible Preferred Stock have been declared and paid in cash, we will be prohibited from declaring any dividends on, or making any distributions relating to, other classes of our capital stock ranking junior to the Series A Convertible Preferred Stock, subject to certain exceptions.

iv. Anti-dilution Provisions

The initial Conversion Price of $10.00 is subject to customary adjustments in the case of certain distributions to holders of our Common Stock payable in shares of our Common Stock, subdivisions, splits or combinations of the shares of our Common Stock and distributions to all holders of shares of our Common Stock of any convertible securities or options or any other assets for which there is no corresponding distribution in respect of the Series A Convertible Preferred Stock.

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The Conversion Price will automatically reset upon each of February 10, 2025, and July 10, 2027, the eighteen-month and forty-seven-month anniversaries of the Closing Date, to be equal to the lower of:

(i)	the then-current Conversion Price, and

(ii)	the higher of 1) the Floor Price ($2.10 per share) or 2) the trailing ten-trading day VWAP of the Company’s common stock determined as of the date of such reset.

On February 10, 2025, the Conversion Price was reset to $5.277 based on the trailing ten-trading day VWAP of the Company’s common stock. As of March 31, 2025, approximately 365,000 shares of Series A Convertible Preferred Stock, including the accrued dividends thereon, have been converted for approximately 778,000 shares of the Company’s common stock.

(vii) Liquidation Preferences

The terms of the Series A Convertible Preferred Stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a “Liquidation Event”), none of which were deemed probable as of December 31, 2024. The Liquidation Preferences of $10.00 per share, plus all unpaid dividends, are payable prior to payment to any class of capital stock that is junior to the Series A Convertible Preferred Stock.

If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment of the full Liquidation Preferences to all holders of Series A Convertible Preferred Stock, then such assets will be distributed ratably to the holders of Series A Convertible Preferred Stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned Liquidation Preferences, any remaining proceeds from a Liquidation Event will be distributed to all classes of capital stock that are junior to the Series A Convertible Preferred Stock pro rata on an as-if converted basis.

The following table summarizes activity in the Series A Convertible Preferred Stock for the years ended December 31, 2024. There was no activity for the year ended December 31, 2023.

Series	Balance at December 31, 2023	Issuances	Retirements / Conversions	Balance at December 31, 2024
Series A Convertible Preferred Stock (assuming maximum conversion)	25,237,155	-	(188,571)	25,048,584

Total convertible preferred stock	25,237,155	-	(188,571)	25,048,584

On September 16, 2024, a holder of Series A Convertible Preferred Stock elected to convert 30,000 shares of preferred stock. In accordance with the subscription agreement, these shares were converted to 32,645 shares of common stock (including common shares issued as consideration for a total of $0.03 million in undeclared accumulated dividends, calculated at the rate of 8.00% per annum from the date of original issuance of the Series A Convertible Preferred Stock on the original issue price).

F-41

2023 Financing

In January through June 2023, holders of warrants to purchase 4,771,642 shares of Series B-3 preferred stock exercised their purchase rights, for proceeds of approximately $9.6 million. In addition, $25.4 million of warrant liabilities was transferred to Series B-3 preferred stock. Also, holders of warrants to purchase 11,123 shares of Series B preferred stock exercised their purchase rights, for proceeds of $4, plus the transfer of warrant liabilities of $0.1 million to Series B preferred stock.

In March 2023, we effectuated two closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 207,541 shares of Series B-2 preferred stock and accompanying warrants to purchase 830,167 shares of Series B-3 preferred stock, representing approximately 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2.9 million, and (ii) 17,656 shares of Series B-2 preferred stock and accompanying warrants to purchase 70,624 shares of Series B-3 preferred stock, representing approximately 3% of the shares committed in the second tranche, were sold for an aggregate purchase price of $0.3 million. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock were adjusted. The conversion prices were further adjusted as a result of the June 2023 exercise of a portion of the second tranche of the B-2 Preferred Stock Financing described below, which represent the conversion prices in effect on the Closing Date.

In May 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from February 28, 2023, to May 31, 2023.

In June 2023, we effectuated closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 257,779 shares of Series B-2 preferred stock and accompanying warrants to purchase 1,031,116 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 165,967 shares of Series B-2 preferred stock and accompanying warrants to purchase 663,868 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $2.4 million. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $38.84 for Series A-1 preferred stock, $12.14 for Series A-2 preferred stock, $13.36 for Series A-3 preferred stock, $12.55 for Series A-4 preferred stock, $13.36 for Series A-5 preferred stock, $14.97 for Series A-6 preferred stock, $9.71 for Series B preferred stock, and $10.93 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock $14.16 and Series B-3 preferred stock $2.03, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock. These conversion prices remained in effect at the Closing Date. Any portion of the Series B-3 Warrants that remained unexercised at the time the Business Combination was consummated were automatically net settled for shares of Legacy TriSalus Common Stock immediately prior to the closing of the Business Combination (see Note (3) Business Combination) and exchanged into shares of our Common Stock at the Closing Date.

The fair value of the underlying shares of Series B-2 preferred stock and the Series B-3 Warrants used in these models were derived from estimates of the Company’s equity fair value using the Guideline Public Company Method, specifically revenue multiples of comparable public companies were multiplied by the Company’s forecasted 2023 and 2024 revenue. The valuation of Series B-3 Warrants under the Business Combination scenario incorporates an estimate of the fair value of the underlying Series B-3 preferred stock upon the close of the Business Combination of $9.31 per share, as of August 10, 2023, which is based upon the enterprise value stated in the Merger Agreement of $220.0 million allocated to all outstanding shares of preferred stock, warrants to purchase preferred stock, and common stock on an as-if converted basis. The Business Combination scenario as of August 10, 2023 assumed there would be no additional exercises of the second and third tranches, and thus no value was assigned to the outstanding tranche rights and obligations, as the Company would not exercise its right to call the remaining second tranche.

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The fair value of the Series B-3 Warrant Liabilities at issuance resulting from the completion of the Second Tranche Closings was estimated at $14.7 million. The excess of the warrant liability’s fair value compared to the proceeds received in the Second Tranche Closings resulted in a charge to loss on equity issuance in the Consolidated Statements of Operations of $1.4 million for the year ended December 31, 2023.

(16) Stockholders’ Equity

(a) Common Stock

As of December 31, 2024 and 2023, the Company’s authorized shares of common stock were 400,000,000. As of December 31, 2024, the Company had reserved the following shares of common stock for future issuance in connection with the conversion of shares of Series A Convertible Preferred Stock, at the applicable conversion rates (see Note (15) Convertible Preferred Stock) and upon the exercise of certain options and warrants:

	December 31, 2024	December 31, 2023
Preferred stock:
Series A convertible preferred stock (assuming maximum conversion)	25,048,584	25,237,155

Warrants:
Public Warrants	1,751,825	8,333,333
Private Placement Warrants	4,428,648	4,933,333
Working Capital Warrants	1,000,000	1,000,000
Initial OrbiMed Warrant	130,805	-
Total Warrants	7,311,278	14,266,666

Employee Stock Purchase Plan	2,253,197	1,396,252

Equity Awards:
Stock options and restricted stock units outstanding	5,050,896	3,666,234
Shares available for future grant	4,190,566	3,515,303
Total Equity Awards	9,241,462	7,181,537
Grand Total	43,854,521	48,081,610

(b) Equity Awards

We currently maintain the 2023 Equity Incentive Plan (the “2023 Plan”), which our Board of Directors and stockholders approved in connection with the Business Combination, for purposes of granting equity-based incentive awards to our employees and consultants, including our executive officers and directors. Prior to the Business Combination, TriSalus granted equity incentive awards under the 2009 Amended and Restated Equity Incentive Plan (the “2009 Plan”). The 2009 Plan will not be used following the Business Combination. However, any awards granted under the 2009 Plan remain subject to the terms of the 2009 Plan and the applicable award agreement. Historically, we have primarily used options as an incentive for long-term compensation to our executive officers because options allow our executive officers to realize value from this form of equity compensation only if the value of the underlying equity securities increase relative to the option’s exercise price, which exercise price is set at the fair market value of the underlying equity securities on the grant date.

F-43

The 2009 Plan and the 2023 Plan are administered by our CEO and CFO, who act on the recommendation of managers of the Company to select the individuals to whom the awards will be granted and to determine the amount and vesting period for the grants. All grants are subject to approval by the board of directors.

As of December 31, 2024, the balances under the two plans are below.

	December 31, 2024
	Authorized	Outstanding	Available for Issue
2009 Plan	1,274,985	1,274,985	-
2023 Plan	7,966,477	3,775,911	4,190,566
Total	9,241,462	5,050,896	4,190,566

2009 Equity Incentive Plan

As of December 31, 2024 and 2023, there were in total 1,240,985 and 1,532,356, respectively, stock options issued and outstanding under the 2009 Plan. The 2009 Plan was originally set to expire on July 28, 2019, the ten-year anniversary of its establishment, however, the ten-year life automatically renews each time the plan is amended to increase the authorized shares. The most recent amendment was on September 15, 2022, so the revised expiration date of the 2009 Plan is September 15, 2032.

Stock options are granted with an exercise price equal to the estimated fair value of the stock at the date of grant. Prior to the Business Combination, the fair value was determined by a third-party valuation performed in accordance with IRS Section 409A. No awards have been granted subsequent to the Business Combination, as the 2009 Plan was frozen and replaced by the 2023 Plan (see below). Options generally have a ten-year contractual term and typically have graded vesting over one to four years.

The following table summarizes activity for options issued to employees, consultants, and directors under the 2009 Plan:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
Options outstanding at January 1, 2023	1,671,076	$1.62	8.4
Granted	279,306	10.30	-
Exercised	(222,627)	0.94	-
Forfeiture	(195,399)	5.46	-
Options outstanding at December 31, 2023	1,532,356	$2.78	7.5
Granted	-	-	-
Exercised	(121,335)	0.51	-
Forfeiture	(170,036)	3.40	-
Options outstanding at December 31, 2024	1,240,985	$2.92	6.1

F-44

The following table summarizes certain information about all options outstanding under the 2009 Plan as of December 31, 2024.

	Options outstanding		Options Exercisable
Exercise Price	Number outstanding at December 31, 2024	Weighted average remaining contractual life	Number exercisable at December 31, 2024
$0.41	197,244	5.97	194,256
$1.22	200,832	2.95	200,832
$2.03	7,415	2.55	7,415
$2.43	673,807	6.80	453,451
$3.65	3,657	0.32	3,657
$10.30	158,030	7.56	73,531
Total	1,240,985	6.10	933,142

2009 Plan	December 31, 2024	December 31, 2023
Valuation assumptions:
Expected dividend yield	-%	-%
Expected volatility	53%	53%
Expected term (years)(1)	6.0 - 6.2	6.0 - 6.2
Risk-free interest rate	4.2%	4.18%

(1)	Our historical exercise behavior for previous grants does not provide a reasonable estimate for future exercise activity for employees who have been awarded stock options in the past three years. Therefore, the average expected term was calculated using the simplified method, as defined by GAAP, for estimating the expected term.

Recognized compensation expense under the 2009 Plan for employees and nonemployees in 2024 was $0.3 million, which was predominately included in general and administrative expense in the accompanying Consolidated Statements of Operations. As of December 31, 2024, there was $0.5 million of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the 2009 Plan. The December 31, 2024, balance will be recognized over a weighted average period of 1.1 years.

2023 Equity Incentive Plan

Under the 2023 Plan, the Company’s Board may grant equity-based incentive awards to employees, consultants and other service providers of the Company and its affiliates within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Initially, 5,585,008 shares were authorized under the 2023 Plan. In addition, the share reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024, and ending on January 1, 2033, in an amount equal to (1) five percent of the total number of shares of the fully diluted common stock determined on December 31 of the preceding year, or (2) a lesser number of shares of Common Stock determined by our Board prior to January 1 of a given year. The share reserve increased to 7,966,477 authorized shares in 2024 due to the automatic feature of the 2023 Plan. The 2023 Plan will expire on August 10, 2033, unless modified by the Board of Directors or a duty authorized committee thereof.

Our Board, or a duly authorized committee thereof, administers the 2023 Plan. Our Board may also delegate to one or more of our officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the exercise period and the vesting schedule applicable to a stock award, subject to the limitations of the 2023 Plan.

Stock options are granted with an exercise price no less than 100% of the estimated fair value of a share of Common Stock at the date of grant.

The following table summarizes certain information about all options outstanding under the 2023 Plan as of December 31, 2024.

	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
Options outstanding at January 1, 2023	-	$-	-
Granted	2,100,307	7.32	-
Exercised	-	-	-
Forfeiture	(30,602)	4.79	-
Options outstanding at December 31, 2023	2,069,705	$7.36	9.7
Granted	1,962,406	8.07	-
Exercised	(4,225)	4.83	-
Forfeiture	(677,332)	7.40	-
Options outstanding at December 31, 2024	3,350,554	$7.77	8.6

We granted 141,000 options to members of the Board of Directors and other non-employees during the year ended December 31, 2024

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The following table summarizes certain information about all options outstanding under the 2023 Plan as of December 31, 2024.

	Options outstanding		Options Exercisable
Exercise Price	Number outstanding at December 31, 2024	Weighted average remaining contractual life	Number exercisable at December 31, 2024
$4.60	381,229	8.86	23,712
$4.78	679,753	7.92	208,231
$6.70	500,416	8.77	119,393
$9.28	205,000	9.05	10,000
$9.40	288,750	9.12	-
$9.50	653,843	8.87	-
$9.62	35,000	9.34	-
$11.34	233,334	7.83	93,336
$11.51	172,500	8.62	57,500
$12.00	200,729	7.84	79,061
Total	3,350,554	8.55	591,233

2023 Plan	December 31, 2024	December 31, 2023
Valuation assumptions:
Expected dividend yield	-%	-%
Expected volatility	54%	53%
Expected term (years)(1)	5.5 - 6.3	6.0 - 6.2
Risk-free interest rate	4.2%	4.2%

Recognized compensation expense under the 2023 Plan for employees and nonemployees in 2024 was $3.6 million, which was predominantly included in general and administrative expense in the accompanying Consolidated Statements of Operations. As of December 31, 2024, there was $10.1 million of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the 2023 Plan. The December 31, 2024, balance will be recognized over a weighted average period of 2.8 years.

Restricted and Performance Stock

Pursuant to both the 2009 and 2023 Plans, we issue restricted stock unit awards (“RSUs”) and performance stock unit awards (“PSUs”). The estimated fair value of the awards at the time of grant was determined using the price of our common stock on the grant date for the RSUs and PSUs. All such grants are satisfied through the issuance of new shares. RSUs are share awards that, upon vesting, will deliver to the holder shares of our common stock at specified vesting dates. Typically, RSUs vest over four years, with 25% of the awarded units vesting at each annual anniversary of the grant date. PSUs are share awards that vest upon meeting the stated performance metric(s) during the stated performance period(s). We granted one PSU award in 2024.

F-46

The following table summarize activity for RSUs and PSUs issued to employees and directors under the 2009 and 2023 Plan. As of December 31, 2024:

Restricted Stock and Performance Stock:	Net Stock Units	Weighted-Average Grant-Date Fair Value per Share	Weighted average remaining contractual life
Stock Units Outstanding at December 31, 2022	-	$-	-
Awarded	184,018	10.30	-
Released	(25,091)	10.30	-
Forfeited	(94,754)	10.30	-
Stock Units outstanding at December 31, 2023	64,173	10.30	1.8
Awarded	498,255	9.46	-
Released	(21,325)	10.30	-
Forfeited	(81,746)	9.59	-
Stock Units outstanding at December 31, 2024	459,357	9.51	1.5

Recognized compensation expense for RSUs and PSUs for employees and nonemployees in 2024 was $0.2 million and $1.1 million for awards under the 2009 and 2023 Plans, respectively, which was predominantly included in general and administrative expense in the accompanying Consolidated Statements of Operations. As of December 31, 2024, there was $0.3 million and $2.9 million of unrecognized compensation expense for awards under the 2009 and 2023 Plans, respectively, related to unvested RSUs and PSUs. The December 31, 2024, balance will be recognized over a weighted average period of 2.5 years.

(c) Employee Stock Purchase Plan

We maintain an Employee Stock Purchase Plan (“ESPP”), which provides our eligible employees and certain designated companies with an opportunity to purchase shares of Common Stock, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. The ESPP became active in 2024. There were 2,253,197 shares of Common Stock initially reserved for issuance under the ESPP. The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024, and continuing through and including January 1, 2033, by an amount equal to the lesser of (a) two percent (2%) of the total number of shares of the fully diluted common stock determined on December 31 of the preceding year, and (b) 200% of the Initial Share Reserve. As of December 31, 2024, there were 97,333 shares purchased through the ESPP, which we recognized compensation expense of $0.2 million in 2024.

(17) Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock, if any, participates in any dividends declared by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options, RSUs, PSUs and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the years ended December 31, 2024 and 2023, diluted net loss per common share is the same as basic net loss per common share for those periods.

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The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	December 31,
	2024	2023
Preferred stock	25,048,584	25,237,155
Common stock warrants	7,311,278	14,215,112
Restricted stock units	459,357	64,173
Options to purchase common stock	4,591,539	3,602,061
Shares issuable under the SEPA	3,468,998	-
Total	40,879,756	43,118,501

(18) Leases

We have three property leases in effect as of December 31, 2024, which we account for as operating leases:

●	A lease for our principal administrative and production facility at 6272 West 91st Avenue, Westminster, Colorado, which expires on December 31, 2031. This lease includes one option to extend the lease by five years from the end of the then current term.

●	A lease for office space at 2275 Half Day Road, Bannockburn, Illinois, which expires in January 2028. This lease includes an option to extend the lease by three years at the end of the current term.

●	A lease for laboratory and research space at 1 Hoppin Street, Providence, Rhode Island, which expires on July 31, 2025.

We also have three finance leases, two for copier equipment in our Westminster and Bannockburn facilities, and one for laboratory equipment in our research space in Providence.

On July 17, 2024, we exercised one of the two options to extend the current lease for the Westminster facility for an additional period of five years commencing on January 1, 2027, and ending on December 31, 2031 (“Second Extended Lease Term”). All terms and conditions of the lease shall continue to apply during the Second Extended Lease Term. We will pay approximately $1.5 million in rent during the Second Extended Lease Term.

F-48

The components of right-of-use assets, short-term lease liabilities and long-term lease liabilities as of December 31, 2024, is as follows:

	Operating Leases	Finance Leases
Right-of-use assets	$1,210	$128	(1)
Short-term lease liabilities	$136	$78
Long-term lease liabilities	$1,311	$18

(1)	Net of accumulated depreciation, included in fixed assets

The components of lease expense for the year ended December 31, 2024 and 2023, were as follows:

	December 31,
	2024	2023
Operating lease expense	$409	$473
Finance lease expense:
Amortization of ROU assets	115	13
Interest on lease liabilities	11	3
Total finance lease expense	126	16
Total lease expense	$535	$489

Maturities of lease liabilities under noncancellable leases as of December 31, 2024, are as follows:

	Operating Leases	Finance Leases
2025	$322	$83
2026	298	9
2027	371	9
2028	300	1
2029	304	-
Thereafter	645	-
Total undiscounted lease payments	2,240	102
Less imputed interest	(793)	(6)
Total lease liabilities	$1,447	$96

As of December 31, 2024, the weighted average life of our operating and finance leases is six and two years, respectively. The weighted average discount rate for operating and finance leases are 13.8% and 8.1%, respectively, which is based on interest rates we paid for our most recent term loan and convertible notes.

(19) Commitments And Contingencies

401(k) Plan

The Company maintains a salary reduction savings plan under Section 401(k) of the Internal Revenue Code, which we administer for participating employees’ contributions. All full-time employees are covered under the plan after meeting minimum service requirements. We paid matching contributions of $0.7 million and $0.6 million to the plan for the years ended December 31, 2024 and 2023, respectively. Our contributions were based on compensation at the rate of 3%, 3.5%, and 4% for an employee’s contribution of up to 3%, between 3% and 4%, and between 4% and 5%, respectively, with the match-eligible contribution being limited to 4% of the employee’s eligible compensation.

Legal Matters

From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our consolidated financial position, results of operations, or cash flows.

We are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.

Other

Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, the Company also grants piggyback registration rights and demand registration rights to the parties thereto, will pay certain expenses related to such registrations and will indemnify the parties thereto against certain liabilities related to such registrations. The Company’s registration obligations under the Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto on the date that such party no longer holds any Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement). The Amended and Restated Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

F-49

TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Balance Sheets
(unaudited, in thousands except share and per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$13,000	$8,525
Accounts receivable, net	5,453	5,087
Inventory, net	4,162	4,048
Prepaid expenses	2,481	3,009
Total current assets	25,096	20,669
Property and equipment, net	1,968	1,669
Right-of-use assets	1,137	1,210
Other assets	424	423
Total assets	$28,625	$23,971
Liabilities and Stockholders’ Deficit
Current liabilities:
Trade payables	$2,806	$2,274
Accrued liabilities	8,403	7,355
Short-term lease liabilities	118	216
Other current liabilities	426	383
Total current liabilities	11,753	10,228
Long-term debt, net of unamortized discount and debt issuance costs	31,699	22,084
Revenue base redemption liability	564	507
Long-term lease liabilities	1,299	1,329
Contingent earnout liability	8,221	7,401
Warrant and SEPA liabilities	9,459	8,316
Total liabilities	62,995	49,865
Commitments and contingencies
Stockholders’ deficit:
Preferred Stock, Convertible Series A, $0.0001 par value per share, $10.00 liquidation value per share. Authorized 10,000,000 shares at March 31, 2025 and December 31, 2024, respectively; issued and outstanding, 3,620,002 and 3,985,002 shares at March 31, 2025, and December 31, 2024, respectively.	-	-
Common stock, $0.0001 par value per share. Authorized 400,000,000 shares at March 31, 2025 and December 31, 2024, respectively; issued and outstanding, 32,272,462 and 31,279,264 shares at March 31, 2025, and December 31, 2024, respectively.	3	3
Additional paid-in capital	255,551	253,652
Accumulated deficit	(289,924)	(279,549)
Total stockholders’ deficit	(34,370)	(25,894)
Total liabilities and stockholders’ deficit	$28,625	$23,971

See accompanying notes to unaudited condensed consolidated financial statements.

F-50

TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Statements of Operations
(unaudited, in thousands except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$9,167	$6,457
Cost of goods sold	1,495	971
Gross profit	7,672	5,486
Operating expenses:
Research and development	3,296	5,844
Sales and marketing	6,734	6,687
General and administrative	4,971	4,627
Loss from operations	(7,329)	(11,672)
Other income (expense):
Interest income	74	92
Interest expense	(1,209)	(3)
Change in fair value of SEPA, warrant, and revenue base redemption liabilities	(835)	2,521
Change in fair value of contingent earnout liability	(820)	(3,988)
Other expense, net	(251)	(153)
Loss before income taxes	(10,370)	(13,203)
Income tax expense	(5)	(3)
Net loss available to common stockholders	$(10,375)	$(13,206)
Undeclared dividends on Series A preferred stock	$(712)	$(801)
Net loss attributable to common stockholders	$(11,087)	$(14,007)
Net loss per common share, basic and diluted	$(0.39)	$(0.60)
Weighted average common shares outstanding, basic and diluted	28,527,453	23,323,045

See accompanying notes to unaudited condensed consolidated financial statements.

F-51

TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Statements of Stockholders’ Deficit
Three months ended March 31, 2025 and 2024
(unaudited, in thousands except share data)

	Three months ended March 31, 2025
	Preferred stock		Common stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
At December 31, 2024	3,985,002	$-	31,279,264	$3	$253,652	$(279,549)	$(25,894)
Exercise of options	-	-	215,369	-	279	-	279
Stock-based compensation	-	-	-	-	1,620	-	1,620
Preferred stock conversion	(365,000)	-	777,829	-	-	-	-
Net loss	-	-	-	-	-	(10,375)	(10,375)
At March 31, 2025	3,620,002	-	32,272,462	$3	$255,551	$(289,924)	$(34,370)

	Three months ended March 31, 2024
	Preferred stock		Common stock			Additional paid-in	Accumulated
	Shares	Amount	Shares		Amount	capital	deficit	Total
At December 31, 2023	4,015,002	$-	26,413,213		$2	$222,437	$(249,504)	$(27,065)
Exercise of options	-	-	(4,941)	(1)	-	7	-	$7
Stock-based compensation	-	-	-		-	1,086	-	$1,086
Proceeds from sale of common stock	-	-	350,000		-	3,141	-	$3,141
Net loss	-	-	-		-	-	(13,206)	(13,206)
At March 31, 2024	4,015,002	-	26,758,272		$2	$226,671	$(262,710)	$(36,037)

(1)	Amount reflects 2,906 shares issued for option exercises and 7,847 shares returned from options exercised in 2023 to correct clerical error.

See accompanying notes to unaudited condensed consolidated financial statements.

F-52

TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2025 and 2024
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss available to common stockholders	$(10,375)	$(13,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	172	175
Reduction in the carrying amount of right-of-use assets	173	76
Change in fair value of warrants and SEPA liabilities	758	(2,521)
Change in fair value of OrbiMed Warrants and revenue base redemption liabilities	77	-
Change in fair value of contingent earnout liability	820	3,988
Non-cash interest expense	266	-
Stock-based compensation expense	1,620	1,086
Allowance for credit losses	39	-
Loss on disposal of property and equipment	117	18
Amortization of debt issuance costs	235	-
Changes in operating assets and liabilities:
Accounts receivable	(366)	(723)
Inventory, net	(114)	(368)
Prepaid expenses	511	955
Deposits	-	43
Operating lease liabilities	(56)	(85)
Trade payables and accrued liabilities	1,624	(305)
Net cash used in operating activities	(4,499)	(10,867)
Cash flows from investing activities:
Purchases of property and equipment	(754)	(66)
Proceeds from the disposal of property and equipment	40	-
Net cash used in investing activities	(714)	(66)
Cash flows from financing activities:
Proceeds from the issuance of common stock	-	3,141
Debt issuance costs	(520)	-
Proceeds from the issuance of debt	10,000	-
Payments on finance lease liabilities	(71)	(22)
Proceeds from the exercise of stock options for common stock	279	7
Net cash provided by financing activities	9,688	3,126
Increase (decrease) in cash, cash equivalents and restricted cash	4,475	(7,807)
Cash, cash equivalents and restricted cash, beginning of period	8,875	12,127
Cash, cash equivalents and restricted cash, end of period	$13,350	$4,320
Supplemental disclosures of cash flow information:
Interest paid	$709	$3
Income taxes	$1	$-
Supplemental disclosures of non-cash items:
Right-of-use assets obtained in exchange for new operating lease liabilities	$-	$90
Fixed asset purchase through exchange of finance lease right-of-use asset	$85	$-
Derecognition of finance lease right-of-use asset	$(85)	$-
Fixed asset purchases included in trade payables and accrued expenses	$87	$-
Fair value of warrants issued related to OrbiMed debt	$366	$-
Non-cash interest expense	$266	$-

See accompanying notes to unaudited condensed consolidated financial statements.

F-53

TriSalus Life Sciences, Inc.

Notes to Condensed Consolidated Financial Statements
(in thousands, except share and per share data)
(Unaudited)

(1) Nature of Business

On August 10, 2023 (the “Closing Date”), TriSalus Life Sciences, Inc., a Delaware corporation (the “Company,” “TriSalus,” “we,” “us”), formerly known as MedTech Acquisition Corporation (“MTAC”), consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of November 11, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, the Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, and the Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023 (as amended, the “Merger Agreement”), by and between MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC (“Merger Sub”) and TriSalus Operating Life Sciences, Inc. (formerly known as TriSalus Life Sciences, Inc.), a Delaware corporation (“Legacy TriSalus”), whereby Merger Sub merged with and into Legacy TriSalus with the separate corporate existence of Merger Sub ceasing (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”) and TriSalus Life Sciences, Inc. becoming the surviving company. The closing of the Business Combination is herein referred to as “the Closing.” In connection with the consummation of the Merger, on August 10, 2023, Legacy TriSalus changed its name from TriSalus Life Sciences, Inc. to TriSalus Operating Life Sciences, Inc., and MTAC changed its name from MedTech Acquisition Corporation to TriSalus Life Sciences, Inc., the surviving company. As further described in Note (3) Business Combination, Legacy TriSalus was deemed to be the accounting acquirer and predecessor company in the Business Combination.

We are a growing, oncology focused medical technology business seeking to transform outcomes for patients with solid tumors by integrating our innovative delivery technology with standard-of-care therapies, and with our investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 (“TLR9”) agonist, for a range of different therapeutic and technology applications. Our ultimate goal is to transform the treatment paradigm for patients battling solid tumors. We have developed an innovative technology designed to overcome two significant challenges that prevent optimal delivery and performance of therapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) off target delivery. Nelitolimod, specifically, combined with our technology, aims to address the immunosuppressive properties of tumor immune cells in liver, pancreas and other solid tumors. By systematically addressing these barriers, we aim to improve response to therapies and to enable improved patient outcomes.

We market our cutting-edge Pressure Enabled Drug Delivery (PEDD™) infusion systems, which optimize delivery of embolics and therapeutics for the treatment of various solid tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed open collapsed arterial vessels to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. In multiple preclinical models and certain prospective and retrospective clinical studies, PEDD with SmartValve has been shown in certain prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response. Additionally, we have conducted Phase I clinical trials of a novel product candidate, nelitolimod (a TLR9 agonist), which has the potential to enhance immune system response, when delivered via PEDD, in the treatment of locally-advance pancreatic adenocarcinoma (LA-PDAC) and primary and secondary liver tumors. The combination of our PEDD technology with nelitolimod is focused on solving the two main barriers in the tumor microenvironment that inhibits the success of systemic therapies. The first barrier (mechanical) is comprised of high intratumoral pressure within tumors that limits drug uptake and the second barrier (biological) is intratumoral immunosuppression. Nelitolimod has a dual mechanism of action in solid tumors: the alteration of the tumor microenvironment by reducing immunosuppressive myeloid derived suppressor cells and simultaneous activation of immune response and recruiting T-cells to the tumor, which may allow checkpoint inhibitors to work more effectively.

TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav Infusion System, introduced in 2020, and TriNav LV Infusion System, introduced in 2024. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval expired at the end of 2023. On June 1, 2023, we applied for a new technology Ambulatory Payment Classification (“APC”) code with CMS. In December 2023, CMS granted a New Technology Healthcare Common Procedure Coding System (“HCPCS”) code for both mapping and therapeutic procedures involving TriNav. This code, HCPCS C9797, has been assigned to the APC code 5194 - Level 4 Endovascular procedures. The code became effective on January 1, 2024, and may be reported by hospital outpatient departments and ambulatory surgical centers. Effective April 1, 2025, TriNav received a second unique and permanent HCPCS code from CMS, C8004, which has been assigned to APC 5193 (Level 3 Endovascular Procedures). This new code provides reimbursement clarity for mapping procedures conducted prior to transarterial radioembolization (“TARE”).

In 2021, we entered into a 5-year Alliance Program (the “MDACC Agreement”) with the University of Texas MD Anderson Cancer Center (“MDACC”) to serve as the lead clinicians for the PERIO-01, PERIO-02, and PERIO-03 studies. The term of the agreement was for the later of (i) five years or (ii) until the applicable studies are completed. Prior to the expiration of the term of the MDACC Agreement, either party may terminate the MDACC Agreement if the other party commits a material breach of the agreement and fails to cure such breach within 30 days of receiving notice of such breach. Effective February 25, 2025, we modified and extended the MDACC Agreement payment terms with MDACC and added a sixth year. Effective February 25, 2025, we modified and extended our strategic collaboration agreement terms with The University of Texas M.D. Anderson Cancer Center.

Liquidity

As of March 31, 2025, we had cash, cash equivalents and restricted cash of $13.4 million. The Company is still in its early stage, has a history of recurring operating losses, has yet to generate revenues sufficient to create positive cash flow and has an accumulated deficit of $289.9 million as of March 31, 2025. Without additional financing and based on our sales, operations and research and development plans, our management estimates that our existing cash and cash equivalents will be insufficient to fund our projected liquidity requirements for the next 12 months.

In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated that conditions and events have raised substantial doubt about our ability to continue as a going concern within one year after the date that these condensed consolidated financial statements were issued. Management’s plans to address the conditions and events have considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these condensed consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.

F-54

Our ability to fund future operations and to continue the execution of our long-term business plan and strategy will require that we raise additional capital through a combination of collaborations, strategic alliances and licensing arrangements, and issuance of additional equity and/or debt. We have funded operations resulting in the cumulative net losses of $289.9 million, as of March 31, 2025, principally with proceeds from the sale of preferred stock, from the issuance of debt and convertible debt, and the closing of the Business Combination.

For the three months ended March 31, 2025, we issued $0.3 million of common stock for cash from the exercise of stock options. As described in Note (13) Standby Equity Purchase Agreement, we have the right but not the obligation, to sell up to $30.0 million of our Common Stock at our request under the Standby Equity Purchase Agreement, which we entered into with YA II PN, Ltd. (“Yorkville”) on October 2, 2023 (the “SEPA”), subject to terms and conditions specified in the agreement. For the three months ended March 31, 2025, we sold no shares of common stock under the SEPA.

On April 30, 2024 (the “OrbiMed Closing Date”), we entered into the OrbiMed Credit Agreement (the “Credit Agreement”) with OrbiMed Royalty & Credit Opportunities IV, LP (“OrbiMed”), a healthcare investment firm. Under the terms of the OrbiMed Credit Agreement, we may borrow up to $50.0 million, of which we immediately drew $25.0 million, before expenses. The remaining debt is available in two increments of $10.0 million and $15.0 million, subject to the achievement of certain revenue targets. On February 18, 2025, we drew the $10.0 million increment before expenses. As part of the First Amendment To Credit Agreement and Registration Rights Agreement, effective March 20, 2025, we received a waiver for the prior default events related to the Series A Convertible Preferred Stock conversions and the Agreement was amended to allow for these conversions going forward. In addition, we received a waiver on March 31, 2025 to extend the timing for the required audited financial statements to occur on or before April 15, 2025. Effective on April 30, 2025, the Second Amendment To Credit Agreement allows for the Company accelerate payment of the Series A Preferred Stock dividends in cash payments in lieu of fractional shares upon conversion of the Preferred Stock shares. See Note (13) Debt for further discussion.

On April 30, 2025, we also entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors named therein (the “Purchasers”) pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) an aggregate of 5,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $4.00 per share.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Purchasers, indemnification rights and other obligations of the parties. In connection with the Private Placement, the Company and the Purchasers has entered into a registration rights agreement (the “Registration Rights Agreement”) at the closing, pursuant to which the Company will grant certain registration rights to the Purchasers with respect to their Shares (as further described below). In addition, the Company has committed to use commercially reasonable efforts to satisfy all of its obligations set forth in the Support Agreements (as defined below). The Company and its directors and officers have agreed, for a period of 60 days after the date of the Purchase Agreement, to customary lock-up and clear market provisions, as applicable, subject to certain exceptions.

The Private Placement closed on May 2, 2025. The Company received aggregate gross proceeds from the Private Placement of approximately $22.0 million, before deducting estimated offering fees and expenses payable by the Company.

Outside of these agreements, there can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.

Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, causes substantial doubt to exist about our ability to continue as a going concern and management’s plans do not alleviate the existence of substantial doubt. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market nelitolimod, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in sufficient amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop nelitolimod, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will succeed in addressing such risks.

(2) Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The interim unaudited condensed consolidated financial statements are comprised of the condensed financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by GAAP has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the three months ended March 31, 2025, are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2025. The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the Annual Report on Form 10-K for the year ended December 31, 2024. The December 31, 2024, Condensed Consolidated Balance Sheet is derived from the audited balance sheet included in the Annual Report on Form 10-K for the year ended December 31, 2024. A summary of our significant accounting policies is included in Note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. Certain of our accounting policies are considered critical, as these policies are the most important to the depiction of our financial statements and require significant, difficult or complex judgments by us, often employing the use of estimates about the effects of matters that are inherently uncertain. Such policies are summarized below.

F-55

(a) Revision of Previously Issued Financial Statements

In connection with the preparation of the consolidated financial statements for the period ended December 31, 2024, we identified errors in our previously filed consolidated financial statements and interim unaudited quarterly condensed consolidated financial statements relating to incorrectly capitalizing the costs of obtaining and maintaining patents.

In accordance with Staff Accounting Bulletins (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Misstatements when Quantifying Misstatements in the Current Year Financial Statements, we assessed the materiality of these errors to our previously issued consolidated financial statements and interim unaudited condensed consolidated financial statements. Based upon our evaluation of both quantitative and qualitative factors, we concluded the errors were not material to our previously issued consolidated financial statements or interim condensed consolidated financial statements.

The following table summarize the effects and modification of the revision on our previously issued interim unaudited condensed consolidated financial statements for the three months ended March 31, 2024 (in thousands, except net loss per share) for associated activity all of which occurred through March 31, 2024:

Condensed Consolidated Statement of Operations	As Previously Stated	Adjustments	As Revised
Three Months Ended March 31, 2024	03/31/24	03/31/24	03/31/24
Research and development expenses	$5,857	(13)	$5,844
Loss from operations	(11,685)	13	$(11,672)
Net loss available to common stockholders	(13,219)	13	$(13,206)
Net loss attributable to common stockholders	(14,020)	13	$(14,007)
Net loss per share, basic and diluted	(0.60)	-	(0.60)
Weighted average common shares outstanding, basic and diluted	23,323,045	23,323,045	23,323,045

Condensed Consolidated Statement of Cash Flows Three Months Ended March 31, 2024	As Previously Stated	Adjustments	As Revised
Net loss	$(13,219)	$13	$(13,206)
Depreciation and amortization	188	(13)	175
Net cash used in operating activities	(10,867)	-	$(10,867)

(b) Cash, Cash Equivalents, and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. We invest excess cash primarily in money market funds. Restricted cash is held in a separate account at our bank to support our corporate credit card program and is recorded in other assets on our Condensed Consolidated Balance Sheets.

(c) Concentrations of Credit Risk and Other Risks and Uncertainties

Our cash is deposited primarily with two Federal Deposit Insurance Corporation (“FDIC”) insured financial institutions. At times, the deposits in these institutions may exceed the amount of insurance provided on such deposits. Although we have not experienced any losses in such accounts and believe that we are not exposed to any significant risk on these balances, bank failures, events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, or concerns or rumors about such events, may lead to liquidity constraints.

(d) Accounts Receivable and Customer Concentrations

Accounts receivable are recorded at the invoiced amount and do not bear interest. Our payment terms are typically on net 30 day terms. Our accounts receivable balances were $5.5 million and $5.1 million as of March 31, 2025 and December 31, 2024 and $3.6 million as of January 1, 2024, respectively. In accordance with ASC Topic 326, Financial Instruments-Credit Losses, the allowance for credit losses is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for credit losses periodically and establish reserves based on management’s expectations of realization based on historical write-off experience, as well as current general economic conditions and expectations regarding collection. Account balances are charged against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote. We did not incur any credit losses for the three months ended March 31, 2024

The following table summarizes the credit losses accounts activity:

March 31, 2025
Beginning Balance	$187
Amount charged (recovered) to costs and expenses	(39)
Write-off of uncollectible receivables	-
Ending Balance	$148

(e) Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of the Initial OrbiMed warrant liability, the contingent earnout liability, the Revenue Base Redemption liability, certain of our clinical expense accruals, and the valuation allowance on deferred tax assets.

(f) Inventory

Inventory is carried at the lower of cost or net realizable value. The balances are recorded on the first-in first-out method. Raw materials consist of purchase material, completed sub-assemblies, and parts for general production use. Finished goods consist of completed products, including direct labor and manufacturing overhead. Write-downs for excess and obsolete inventory are charged to cost of goods sold in the period when conditions giving rise to the write-downs are first recognized. Valuation reserves are recorded when, in our best judgment, we determine the carrying value of the affected inventory may be impaired or its net realizable value exceeds its cost.

F-56

(g) Property and Equipment

Property and equipment are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of estimated useful lives or the lease term.

(h) Leases

We account for leases in accordance with Accounting Standards Codification (“ASC”) Topic 842, Leases. We determine if an arrangement is or contains a lease at contract inception, and, if it does, the lease is recorded on the Condensed Consolidated Balance Sheets with right-of-use assets (“ROU”) representing the Company’s right to use an underlying asset for the lease term and lease liabilities representing our obligation to make lease payments. Lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease ROU assets also include the effect of any lease payments made prior to or on lease commencement and excludes lease incentives and initial direct costs incurred, as applicable. As the implicit rate in our leases is typically unknown, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. When calculating our incremental borrowing rates, we consider our credit risk, the term of the lease, and total lease payments and adjusts for the impacts of collateral as necessary. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

We have elected to not separate lease and non-lease components for any leases within our existing classes of assets and, as a result, account for any lease and non-lease components as a single lease component. We have also elected not to apply the recognition requirement for leases with a term of 12 months or less. We recognize an ROU asset and a lease liability at the lease commencement date.

For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability. Finance lease ROU assets are presented with property and equipment, net in the Condensed Consolidated Balance Sheets.

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(i) Warrants Liabilities

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the condensed consolidated financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value are recognized in the Condensed Consolidated Statements of Operations. We have determined that the warrants issued to investors and lenders, which are exercisable for shares of our convertible preferred stock, should be classified as liabilities due to contingent redemption liability of the underlying convertible preferred stock.

In connection with the Business Combination, we assumed warrants to purchase common stock. The warrants include the Public Warrants, Private Placement Warrants and Working Capital Warrants. We value the liability for all of the warrants based on the trading price of the publicly held warrants. See Notes (9) Warrants and (4) Financial Instruments for further discussion.

In connection with our borrowing under the OrbiMed Credit Agreement, we issued the Initial OrbiMed Warrant with the initial $25.0 million draw and the Subsequent OrbiMed Warrant with the subsequent $10.0 million draw, collectively the “OrbiMed Warrants”, which we classified as a derivative liability because it did not meet the equity classification criteria under ASC 815-40. We calculated the fair value of the OrbiMed Warrants based on the Black-Scholes-Merton option pricing model. This model considers several variables and assumptions in estimating the fair value of financial instruments, including the per-share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield. We calculated the expected terms as the contractual expiration period. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term. Our common stock does not have sufficient trading history and, therefore, we used the historical volatility of the stock prices of similar publicly traded peer companies. We utilized a dividend yield of zero, as we have no history or plan of declaring dividends on the Company’s common stock. See Notes (9) Warrants and (13) Debt.

(j) Revenue Base Redemption Liability

In connection with our the Initial OrbiMed Loan, a “Product Revenue Base” (i.e., with respect to any period, the net revenues for such period from sales of TriNav) on a trailing 12-month basis does not equal or exceed the specified amounts, we will start repaying the outstanding principal amount of the loans under the OrbiMed Credit Agreement. These required revenue thresholds are referred to as the “Revenue Base Redemption Liability.” We determined that we should bifurcate and separately recognize the Revenue Base Redemption Liability. We determined the value of the Revenue Base Redemption Liability using a Monte Carlo simulation of future revenue and valuing the Initial Term Loan using the with and without method. The change in fair value of the liability is recorded in the Condensed Consolidated Statement of Operations. See Note (13) Debt for further detail.

(k) Contingent Earnout Liability

In connection with the execution of the Merger Agreement, MTAC entered into a sponsor support agreement (the “Sponsor Support Agreement”) with MedTech Acquisition Sponsor LLC (the “Sponsor”), Legacy TriSalus and MTAC’s directors and officers (the Sponsor and MTAC’s directors and officers, collectively, the “Sponsor Holders”). Pursuant to the Sponsor Support Agreement, 3,125,000 shares of common stock in the Company (“Common Stock”) held by the Sponsor Holders immediately after the Closing Date (such shares, the “Sponsor Earnout Shares”) became unvested and subject to potential forfeiture if certain triggering events are not achieved prior to the 5th anniversary of the Closing Date (the “Earnout Period”). The Sponsor Earnout Shares are classified as a liability in the Company’s Consolidated Balance Sheets because they do not qualify as being indexed to the Company’s own stock. The earnout liability was initially measured at fair value at the Closing Date using a Monte Carlo simulation of our future stock price and is subsequently remeasured at the end of each reporting period. The change in fair value of the earnout liability is recorded in the Condensed Consolidated Statements of Operations. See Notes (8) Contingent Earnout Liability and (4) Financial Instruments for further detail.

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(l) Standby Equity Purchase Agreement

In October 2023, we entered into the SEPA with Yorkville. Pursuant to the SEPA, we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of shares of Common Stock at our request at any time during the 24 months following the execution of the SEPA, subject to certain conditions. We evaluated the contract that includes the right to require Yorkville to purchase shares of common stock in the future (“put right”) considering the guidance in ASC 815-40, Derivatives and Hedging - Contracts on an Entity’s Own Equity and concluded that it is an equity-linked contract that does not qualify for equity classification, and therefore requires fair value accounting. Each period, we analyze the terms of the freestanding put right and record the balance as a liability. Changes in the fair value are recognized in earnings. See Note (12) Standby Equity Purchase Agreement for further detail.

(m) Impairment and Disposal of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the estimated fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(n) Share-Based Compensation

We account for all employee share-based compensation awards by recording expense based on the estimated fair value of the awards at the time of grant using the Black-Scholes-Merton option valuation model (“Black-Scholes”) for stock options and price of our common stock on the grant date for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The determination of fair value using an option-pricing model is affected by the estimated fair value of the Company’s stock, as well as assumptions regarding a number of variables including, but not limited to, the fair value of underlying stock at the grant date, expected volatility of the underlying stock over the term of the awards, projected employee stock option exercise behaviors, and risk-free interest rates. We have elected to not include an estimated forfeiture rate in our share-based compensation expense recognition, in accordance with ASC Topic 718, Compensation - Stock Compensation, and we account for forfeitures in the period in which they occur. The estimated fair value of options, RSUs and PSUs granted is recognized as compensation expense on a straight-line basis over the expected life for each separately vesting portion of the awards. All shares issued upon the exercise of stock options and vesting of RSUs and PSUs are from our reserved authorized common stock.

(o) Revenue Recognition

Our revenue is derived from the shipments of our PEDD infusion systems to our customers. Our customers are generally comprised of hospitals, clinics and physicians. Under ASC Topic 606, Revenue Recognition, we evaluate five steps to determine the appropriate timing and amount to recognize revenue. The five steps are:

a.	Identify the contract - We do not maintain long-term contracts with our customers. Typically, customers will submit a purchase order to us for delivery of a quantity of our products, which incorporate enforceable rights and obligations constituting the contract with the customer.

b.	Identify the performance obligation - Our performance obligation is to deliver the ordered products in accordance with the terms of the purchase order, which constitutes a single performance obligation. We do not have any on-going service obligation after delivery and only offer our customers an assurance-type warranty, which provides assurance the product will work as intended.

c.	Determine the transaction price - We maintain a single sales price for each of our products, which is generally fixed. For customers with rebate agreements, the rebates are accounted for within a contra-revenue account at the time the rebate milestone is achieved. We do not have a history of any significant refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. Refunds, allowances or other concessions are accounted for as a reduction of revenue.

d.	Allocate the transaction price - We do not have multiple performance obligations to complete when we fulfill a purchase order, as such, the transaction price is allocated fully to the units being sold.

e.	Recognize revenue - We recognize revenue at the point-in-time when the units for a purchase order have been shipped and control of the units has transferred to the customer, as evidenced by the delivery terms on the shipping documents. Typically, we ship Ex Works; therefore, we recognize revenue when the shipment leaves our premises. In certain cases, the purchase order specifies alternate shipping terms, usually DAP (delivery at place). In those cases, we defer revenue recognition until we are assured the units have been delivered and control has transferred to the customer. Our sale team is able to make in-person sales. When this occurs, the revenue in not recognized until we receive a Purchase Order (“P.O.”) from the customers, with the inventory treated as consignment until the time receiving the P.O. Shipping and handling activities are not considered to be a separate performance obligation; therefore, the costs are considered to be a fulfillment cost and the expenses are accounted for within cost of goods sold.

We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes. Subsequent to a rebate being earned, the customer receives a credit to apply to future purchases. We recognized $0.2 million and $0.1 million of rebates in the three months ended March 31, 2025 and 2024, respectively.

f. Research and Development

Research and development (“R&D”) costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred. The costs are related to internal headcount and external service we purchase, such as pre-clinical supplies and materials, clinical study management and supplies, and consulting related to our R&D. There were no development milestone payments of to Dynavax for nelitolimod in for three months ended March 31, 2025 and 2024. See Note (11) Dynavax Purchase for further discussion of Dynavax.

We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our condensed consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

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g. Segment Reporting

Our Chief Operating Decision Maker (“CODM”), the Chief Executive Officer (“CEO”), reviews our financial information on a consolidated basis for purposes of allocating resources and evaluating its financial performance. The CEO considers recommendations from the Chief Financial Officer (“CFO”) and reviews the Monthly Financial Report (“MFR”), including financial information and the Company’s performance highlights, such as revenue, accounts receivable and inventory balances, cash flows and cash on-hand, operational expenditures and headcount. Based on the Company’s condensed consolidated financial information, the CEO makes the key operating decisions and determines how resources should be allocated. Once the CEO has decided, the CEO and CFO are responsible for carrying out the CEO’s decisions. All of our customers and long-lived assets are located in the United States. Since the Company operates as a single reporting segment, all required segment reporting disclosures can be found in the condensed consolidated financial statements. Accordingly, we have determined we operate as a single reportable segment within a single geographic area.

h. Advertising

Advertising expense, which is included in sales and marketing costs, is expensed as incurred, and expense for the three months ended March 31, 2025 and 2024 was $0.1 million, respectively.

i. Income Taxes

We account for income taxes pursuant to ASC Topic 740, Income Taxes, which requires the use of the asset-and-liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company recognizes the effect of income tax positions when it is more likely than not, based on technical merits, that the position will be sustained upon examination. Through March 31, 2025, management determined that no uncertain tax positions have been taken or are expected to be taken that could have a material effect on the Company’s income tax liabilities.

j.Net Loss per Share

Net loss per share is calculated using the weighted average number of shares and dilutive common stock equivalents outstanding during the period. Warrants, convertible preferred stock, stock options, and restricted stock units, as described in Notes (9) Warrants, (14) Convertible Preferred Stock, and (16) Share-Based Compensation, are considered to be common stock equivalents. Potentially dilutive shares are excluded from the computation of earnings per share if their effect is anti-dilutive. As we reported a net loss for the three months ended March 31, 2025 and 2024, all potentially dilutive shares were excluded from net loss per share in both periods. See Note (15) Net Loss Per Share for further details.

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k. Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In March 2024, the FASB issued ASU 2024-01, Compensation - Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies the guidance on ASC Topic 718 by illustrating how to apply the scope guidance to determine whether a profit interest award should be accounted for as a shared-based payment arrangement under ASC 718 or another accounting standard (e.g., employee profit-sharing arrangement under ASC 710). The ASU aims to reduce the complexity diversity in practice by adding an example to ASC 718 that describes four fact patterns and illustrates how an entity evaluates common terms and characteristics of profit interests and similar awards to reach a conclusion about whether an award meets the scope conditions in ASC 718-10-15-3. The ASU is effective for all public entities for fiscal years beginning after December 15, 2024 and interim periods within those fiscal years. We adopted ASU 2024-01 on January 1, 2025. The effect of the adoption had no impact on our condensed consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02, Codification Improvements - Amendments to Remove References to the Concept Statements, which removes references to the Board’s concepts statement from the FASB Accounting Standards Codification (the “Codification” or ASC). The ASU is part of the Board’s standing project to make “Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements.” Before establishing the Codification in 2009, the FASB used or referred to the concepts statements as part of its standard setting. However, the Board is now removing those references since “references to the Concepts Statements in the Codification could imply that the Concepts Statements are authoritative.” The amendment is effective for all public entities for fiscal years beginning after December 15, 2024. Those who adopt the amendments in an interim period would have to adopt them as of the beginning of the fiscal year that includes that interim period. We adopted ASU 2024-02 on January 1, 2025. The effect of the adoption had no impact on our condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in ASU 2023-06 update requirements in various disclosure areas, including the statement of cash flows, earnings per share, debt, and equity. The amendments in ASU 2023-06 will be effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC and will no longer be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. Early adoption is prohibited. We are currently evaluating the impact the adoption of this ASU will have on our condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. Under the ASU, Public Business Entity (“PBE”) must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” This guidance is effective for public companies for annual periods beginning after December 15, 2024. For other companies, the amendments are effective for annual periods beginning after December 15, 2025. We are currently evaluating the impact the adoption of this ASU will have on our condensed consolidated financial statements.

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In November 2024, the FASB issues ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, and in January 2025, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01. The amendment applies to all public business entities and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. We are currently evaluating the impact the adoption of this ASU will have on our condensed consolidated financial statements.

In November 2024, the FASB issues ASU 2024-04, Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which amends ASC 470-20, Debt: Debt With Conversion and Other Options, to clarify the requirements related to accounting for the settlement of a debt instrument as an induced conversion. Based primarily on the consensus-for-exposure reached on Issue 23-A, Induced Conversion of Convertible Debt Instruments, by the Emerging Issues Task Force on September 14, 2023. The ASU is intended to “improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20 for (a) convertible debt instruments with cash conversion features and (b) debt instruments that are not currently convertible.” The amendments are effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of the annual reporting period for all entities that have adopted the amendments in Update 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. We are currently evaluating the impact the adoption of this ASU will have on our condensed consolidated financial statements.

(3) Business Combination

On August 10, 2023, we consummated the previously announced merger pursuant to the Merger Agreement by and among MTAC, Merger Sub, Inc., and TriSalus Life Sciences, Inc. Upon the closing of the transactions contemplated by the Merger Agreement, Merger Sub merged with and into Legacy TriSalus (the “Business Combination”) with Legacy TriSalus surviving the merger as a wholly owned subsidiary of MTAC, renamed “TriSalus Operating Life Sciences, Inc.” In addition, in connection with the consummation of the Business Combination, MTAC was renamed “TriSalus Life Sciences, Inc.”

Immediately prior to the effective time of the Business Combination, each in-the-money warrant of Legacy TriSalus that was unexercised and unexpired was automatically net exercised into the respective series of preferred stock of Legacy TriSalus. Each share of preferred stock of Legacy TriSalus (“Legacy TriSalus Preferred Stock”) that was issued and outstanding was then automatically converted into shares of common stock of Legacy TriSalus (“Legacy TriSalus Common Stock”) in accordance with the Amended and Restated Certificate of Incorporation of Legacy TriSalus at the then current conversion price, such that each converted share of Legacy TriSalus Preferred Stock was no longer outstanding and ceased to exist, and each holder of Legacy TriSalus Preferred Stock thereafter ceased to have any rights with respect to such securities.

Pursuant to the terms of the Merger Agreement, the existing stockholders of Legacy TriSalus exchanged their equity holdings at an exchange ratio of 0.02471853 (the “Exchange Ratio”) for an aggregate of 21,999,886 shares of our Common Stock. In addition, MTAC had previously issued public warrants and private placement warrants (collectively, the “MTAC Warrants”) as part of its initial public offering in November 2020. None of the terms of the MTAC Warrants were modified as a result of the Business Combination. See Note (9) Warrants for additional discussion of the warrants.

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PIPE Financing

On the Closing Date, certain investors agreed to purchase an aggregate of 4,015,002 newly-issued shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share for an aggregate purchase price of $40.2 million, pursuant to separate subscription agreements dated June 7, 2023, and July 4, 2023 (collectively, the “Subscription Agreements”). See Note (14) Convertible Preferred Stock for further discussion.

Sponsor Earnout

In connection with the execution of the Merger Agreement, MTAC entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the 3,125,000 Sponsor Earnout Shares became unvested and subject to potential forfeiture if certain triggering events are not achieved prior to the 5th anniversary of the Closing Date. Pursuant to the Sponsor Support Agreement, (i) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days, (ii) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $20.00 for any 20 trading days within a period of 30 consecutive trading days, (iii) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $25.00 for any 20 trading days within a period of 30 consecutive trading days; and (iv) 25% of the shares of our Common Stock held by the Sponsor Holders will only vest if, during the five years period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $30.00 for any 20 trading days within a period of 30 consecutive trading days. Additionally, the Sponsor Earnout Shares will vest if there is a change in control of our company on or before the 5th anniversary of the Closing Date that results in the holders of our Common Stock receiving a price per share equal to or in excess of the applicable earnout targets. Any such shares held by the Sponsor Holders that remain unvested after the 5th anniversary of the Closing will be forfeited. See Note (8) Contingent Earnout Liability for additional discussion of the Sponsor Earnout Shares and the liability we have recorded for them.

(4) Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, trade accounts payable, tranche and warrant liabilities to purchase preferred stock, the contingent earnout liability and the warrant liability and revenue based redemption liability related to the Initial OrbiMed Credit Agreement. The carrying values of these financial instruments (other than the contingent earnout liability, tranche liabilities, revenue based redemption liability, and warrant liabilities, which are held at fair value) approximate fair value through the use of publicly available market prices as of March 31, 2025, and December 31, 2024. In general, asset and liability fair values are determined using the following categories:

Level 1 - Inputs utilize quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 - Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.

Our warrant, earnout liabilities, SEPA, tranche, and revenue base redemption feature are measured at fair value on a recurring basis.

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At the Closing Date, we assumed warrants to purchase 14,266,605 shares of common stock for $11.50 (see Note (9) Warrants). Of these, 8,333,272 were traded publicly (the “Public Warrants”), 5,933,333 were privately held (the 4,933,333 “Private Placement Warrants” and 1,000,000 “Working Capital Warrants” and together with the Public Warrants, the “SPAC Warrants”).

At the Closing Date, we determined the fair value of the earnout liability to be $28.9 million based on a Monte Carlo simulation of future trading prices for our common stock. See Note (8) Contingent Earnout Liability for further discussion.

The carrying amount of our outstanding SPAC warrants liabilities was $8.7 million and $7.9 million, respectively, at March 31, 2025 and December 31, 2024. The carrying amount of outstanding earnout liability was $8.2 million and $7.4 million, respectively, at March 31, 2025 and December 31, 2024. The carrying values of the warrant liabilities represent the remeasurement to fair value each reporting period based on Level 1 inputs for the publicly traded Public Warrants and Level 2 inputs for the Private Placement Warrants and Working Capital Warrants. The carrying amounts of the contingent earnout liability and SEPA derivative liability represent the remeasurement to fair value each reporting period based on unobservable, or Level 3 inputs, using assumptions made by us, including the market price of our common stock and the observed volatility of a peer group of companies.

On October 2, 2023, we entered into the SEPA with Yorkville. Upon execution of the SEPA, we determined the fair value of the SEPA derivative liability to be $0.2 million based on a scenario-based model. See Note (12) Standby Equity Purchase Agreement for further discussion. We determined the fair value of the SEPA derivative liability to be $23 and $55, respectively, at March 31, 2025 and December 31, 2024; we recorded the change in fair value in other income (expense).

In connection with the debt closing with OrbiMed on April 30, 2024, we also issued OrbiMed a warrant to purchase 130,805 shares of our common stock, with the initial exercise price of $9.5562 (the “Initial OrbiMed Warrant”) per share, or approximately $1.25 million in the aggregate, assuming none of the Initial OrbiMed Warrant is exercised through a “cashless” exercise. In the three months ended March 31, 2025, the exercise price remained at $9.3722 per share pursuant to the terms of the Initial OrbiMed Warrant, or approximately $1.23 million in the aggregate. On August 15, 2024, at OrbiMed’s request, the Initial OrbiMed warrant was split into two separate warrants (“Substitute Warrant Certificate #1” and “Substitute Warrant Certificate #2” and, together, the “OrbiMed Warrants”) held by two of OrbiMed’s operating entities; one for 92,801 common shares and second for 38,004 common shares, with no change to the related terms and conditions.

In connection with the First Delayed Draw Term Loan Commitment draw on February 18, 2025, we issued the OrbiMed operating entities a warrant to purchase 64,748 and 26,515 shares of our common stock (the “Subsequent OrbiMed Warrant”), with the initial exercise price of $5.4787, or approximately $0.5 million. The Subsequent OrbiMed Warrant expires on February 18, 2032 (See Notes (9) Warrants and (13) Debt for more information on the OrbiMed Credit Agreement). The Subsequent OrbiMed Warrant collectively with the Initial OrbiMed Warrant (the “OrbiMed Warrants”) are accounted for as a liabilities under ASC 815, Derivatives and Hedging, Contracts in Equity’s Own Equity (“ASC 815-40”).

We use a Black-Scholes option pricing model to estimate the fair value of the OrbiMed Warrant, as warrants give the holders the right, but not the obligation, to purchase the underlying securities at a contractual exercise price. This method utilizes certain unobservable inputs, including the determination of the expected volatility, and is therefore considered a Level 3 fair value measurement. Certain inputs used in this Black-Scholes pricing model may fluctuate in future periods based upon factors that are outside of our control, including potential change in control outside of our control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of the warrant liabilities, which could also result in material non-cash gains or losses being reported in the condensed statement of operations. The expected volatility was implied from a blend of the Company’s own common shares and the average historical share volatilizes of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business. We determined the fair value of the OrbiMed Warrant liability to be $0.7 million and $0.4 million, respectively, at March 31, 2025 and December 31, 2024, and recorded the adjustment to the change in fair value of SEPA, warrant, and revenue base redemption liabilities.

If the “Product Revenue Base” (i.e., with respect to any period, the net revenues for such period from sales of TriNav) on a trailing 12-month basis does not equal or exceed the specified amount as stipulated (see table in Note (13) Debt), we will start repaying the outstanding principal amount in equal monthly installments through April 30, 2029 (the “Maturity Date”). Such repayments will commence in the calendar month immediately following the applicable Test Date per the OrbiMed Credit Agreement (see table in Note (13) Debt) and occur on the last day of each calendar month (“Amortization Payment Date”). The repayments are calculated from the first Amortization Payment Date through the Maturity Date and the balance of the principal amount of the loans under the OrbiMed Credit Agreement shall be repaid on the Maturity Date. The repayments include the applicable Repayment Premium and the Exit Fee (see Note (13) Debt ). The repayment of the loans under the OrbiMed Credit Agreement as aforementioned, is referred to as the “Revenue Base Redemption Liability.” Furthermore, if on the subsequent test date, the revenue-based condition is met, we will stop repaying the outstanding principal amount in equal installments and directly repay the balance amount on the Maturity Date. We determine the value of the Revenue Base Redemption Liability using a Monte Carlo simulation of future revenue and valuing the Term Loan using the with and without method.

On May 24, 2024, we commenced an offer (the “Offer”) to all holders of Public Warrants, Private Placement Warrants and Working Capital Warrants (collectively, the “Exchange Warrants”) to receive 0.30 shares of common stock of the Company in exchange for each Exchange Warrant tendered by the holder and exchanged pursuant to the Offer. The Offer expired at one minute after 11:59 p.m., Eastern Daylight Time, on June 25, 2024. The Exchange Warrants tendered were comprised of 6,529,954 Public Warrants and 504,685 Private Placement Warrants. We determined the Exchange Warrants met the criteria to be equity classified at June 26, 2024, and that their fair value was $11.9 million. Adjusting for issuance costs of $1.7 million, the net fair value of the Exchange Warrants was $10.2 million. Accordingly, we recorded that amount as a reduction of the warrant liability and a charge to APIC.

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The following tables summarize the changes in fair value of our outstanding warrant liabilities, contingent earnout liability, SEPA derivative liability, and revenue base redemption liability for the three months ended March 31, 2025:

SPAC Warrant Liabilities	Fair Value at December 31, 2024	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at March 31, 2025
Public Warrants - Level 1	$1,927	$193	$-	$2,120
Private Placement Warrants - Level 2	4,872	487	-	5,359
Working Capital Warrants - Level 2	1,100	110	-	1,210
Total	$7,899	$790	$-	$8,689

Level 3 Liabilities	Fair Value at December 31, 2024	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at March 31, 2025
Contingent earnout liability	$7,401	$820	$-	$8,221
SEPA derivative liability	$55	$(32)	$-	$23
OrbiMed Warrants liability	$362	$19	$366	$747
Revenue base redemption liability	$507	$57	$-	$564

The following tables summarize the changes in fair value of our outstanding warrant liabilities, contingent earnout liability, and SEPA derivative liability for the three months ended March 31, 2024:

SPAC Warrant Liabilities	Fair Value at December 31, 2023	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at March 31, 2024
Public Warrants - Level 1	$9,855	$(1,574)	$-	$8,281
Private Placement Warrants - Level 2	5,871	(938)	-	4,933
Working Capital Warrants - Level 2	1,190	(190)	-	1,000
Total	$16,916	$(2,702)	$-	$14,214

Level 3 Liabilities	Fair Value at December 31, 2023	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Fair Value at March 31, 2024
Contingent earnout liability	$18,632	$3,988	$-	$22,620
SEPA derivative liability	$185	$181	$-	$366

(5) Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash, as presented in the Condensed Consolidated Statements of Cash Flows, consisted of the following:

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$13,000	$8,525
Restricted cash (included in Other assets)	350	350
Total cash, cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$13,350	$8,875

Restricted cash of $350 is held by our bank to support our corporate credit card program.

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(6) Inventory

The components of inventory are summarized as follows:

	March 31, 2025	December 31, 2024
Raw materials	$1,669	$1,338
Finished goods	2,516	2,720
Reserve for obsolete inventory	(23)	(10)
Inventory, net	$4,162	$4,048

(7) Accrued Liabilities

Accrued Liabilities consists of the following:

	March 31, 2025	December 31, 2024
Accrued incentives	$2,812	$2,094
Accrued liabilities - general	2,112	1,850
Accrued liabilities - clinical trials	1,965	2,297
Accrued payroll	1,041	718
Accrued vacation	384	362
Accrued taxes	89	34
Total accrued liabilities	$8,403	$7,355

Accrued liabilities - general includes accruals from our service providers and other miscellaneous operating accruals.

(8) Contingent Earnout Liability

In connection with the execution of the Merger Agreement (see Note (3) Business Combination), MTAC entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the 3,125,000 Sponsor Earnout Shares became unvested and subject to potential forfeiture if certain triggering events are not achieved prior to the 5th anniversary of the Closing Date. Pursuant to the Sponsor Support Agreement, (i) 25% of the shares of the unvested Common Stock held by the Sponsor Holders will only vest if, during the five year period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days, (ii) 25% of the shares of the unvested Common Stock held by the Sponsor Holders will only vest if, during the five year period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $20.00 for any 20 trading days within a period of 30 consecutive trading days, (iii) 25% of the shares of the unvested Common Stock held by the Sponsor Holders will only vest if, during the five year period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $25.00 for any 20 trading days within a period of 30 consecutive trading days; and (iv) 25% of the shares of the unvested Common Stock held by the Sponsor Holders will only vest if, during the five year period following the Closing, the volume weighted average price of our Common Stock equals or exceeds $30.00 for any 20 trading days within a period of 30 consecutive trading days. Additionally, the Sponsor Earnout Shares will vest if there is a change in control of our company on or before the 5th anniversary of the Closing Date that results in the holders of our Common Stock receiving a price per share equal to or in excess of the applicable earnout targets. Any such shares held by the Sponsor Holders that remain unvested after the 5th anniversary of the Closing will be forfeited.

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The estimated fair value of the contingent earnout liability on the Closing Date, August 10, 2023, was $28.9 million, based on a Monte Carlo simulation valuation model. The liability was remeasured to its fair value of $8.2 million and $7.4 million, respectively, as of March 31, 2025 and December 31, 2024, respectively. This remeasurement resulted in the recording of a loss of $0.8 million and $4.0 million, respectively, for the three ended March 31, 2025 and 2024, respectively, classified as change in fair value of contingent earnout liability in the Condensed Consolidated Statements of Operations. Assumptions used in the valuation are described below:

	March 31, 2025	December 31, 2024
Current stock price	$5.52	$5.01
Expected share price volatility	70.0%	70.0%
Risk-free interest rate	3.9%	4.3%
Expected term (years)	3.36	3.61
Estimated dividend yield	-%	-%

The estimated fair value of the liability was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes. The inputs and assumptions utilized in the calculation require management to apply judgment and make estimates including:

(a)	expected volatility, which is based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the earnout period;

(b)	expected term, which we based on the earnout period per the agreement;

(c)	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected term of the earnout period; and

(d)	expected dividend yield, which we estimate to be 0% based on the fact that we have never paid or declared dividends.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision.

(9) Warrants

Warrants that have not been tendered for exchange and outstanding at March 31, 2025, and December 31, 2024, are as follows:

	March 31, 2025	December 31, 2024
Public Warrants	1,751,825	1,751,825
Private Placement Warrants	4,428,648	4,428,648
Working Capital Warrants	1,000,000	1,000,000
OrbiMed Warrants	222,068	130,805
Total warrants	7,402,541	7,311,278

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Public, Private Placement and Working Capital Warrant Liabilities

In connection with consummation of the Business Combination, we assumed the warrant liabilities associated with 8,333,272 Public Warrants. Each Public Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. As of March 31, 2025 and December 31, 2024, there were 1,751,825 Public Warrants outstanding. The Public Warrants expire on August 10, 2028 or earlier upon redemption or liquidation.

The Public Warrants expire 5 years after the completion of the Business Combination or earlier upon redemption or liquidation. We may redeem for cash the outstanding Public Warrants:

a.	in whole and not in part;

b.	at a price of $0.01 per Public Warrant;

c.	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

d.	if, and only if, the reported closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the SPAC Warrants become redeemable, we may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis.” The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will we be required to net cash settle the warrants. Accordingly, the warrants may expire worthless.

In addition to the Public Warrants, we assumed the warrant liabilities associated with 4,933,333 Private Placement Warrants and 1,000,000 Working Capital Warrants. The Private Placement Warrants and Working Capital Warrants are identical to the Public Warrants, except that the Private Placement Warrants and Working Capital Warrants, and the common stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants, were not transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Working Capital Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants and Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, they will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. As of March 31, 2025 and December 31, 2024, there were 4,428,648 Private Placement Warrants and 1,000,000 Working Capital Warrants outstanding.

We determined that the Public Warrants, Private Placement Warrants, and Working Capital Warrants do not meet the criteria to be equity classified and should be recorded as liabilities. Our analysis concluded liability classification under ASC 815, Derivatives and Hedging, as these warrants include a provision that could allow cash settlement upon an event outside our control, and such event may not result in a change in control of the Company. As a result, the Private and Public Warrants do not meet the criteria for equity classification.

F-68

At the close of the Business Combination, the fair values of the Public Warrants, Private Placement Warrants, and Working Capital Warrants were $1.5 million, $0.9 million, and $0.2 million, respectively. As of March 31, 2025, the fair values of the Public Warrants, Private Placement Warrants and Working Capital Warrants were $2.1 million, $5.4 million, and $1.2 million, respectively. As of December 31, 2024, the fair values of the Public Warrants, Private Placement Warrants and Working Capital Warrants were $1.9 million, $4.9 million, and $1.1 million. The fair value of the Public Warrants has been measured based on the quoted price of such warrants on the Nasdaq Global Market. The transfer of Private Placement Warrants or Working Capital Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants and Working Capital Warrants having substantially the same terms as the Public Warrants. Therefore, we determined that the fair value of each Private Warrant and Working Capital Warrant is equivalent to that of each Public Warrant.

On May 24, 2024, we commenced (i) the Offer and (ii) the solicitation of consent (the “Consent Solicitation”) from holders of the Exchange Warrants to amend the Warrant Agreement, dated as of December 17, 2020 (the “Warrant Agreement” and such amendment, the “Warrant Amendment”), by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the Exchange Warrants.

The Offer and Consent Solicitation expired at one minute after 11:59 p.m., Eastern Daylight Time, on June 25, 2024. The Exchange Warrants tendered were comprised of 6,529,954 Public Warrants and 504,685 Private Placement Warrants, which represents approximately 78.8% and 10.2% of the outstanding warrants of each respective class. The Warrants were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. No Working Capital Warrants were tendered. We determined the Exchange Warrants met the criteria to be equity classified at June 26, 2024, and that their fair value was $11.9 million. Accordingly, we recorded that amount as a reduction of the warrant liability and a charge to APIC, partially offset by issuance costs of $1.7 million. On July 1, 2024, we issued 2,110,366 shares of common stock in exchange for the Exchange Warrants.

In addition, the Warrant Amendment was entered into with respect to the Public Warrants. As a result all (and not less than all) of the outstanding Public Warrants may be exchanged, at our option, at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the holders of the then outstanding Public Warrants, at the exchange rate of 0.27 shares of Common Stock per Public Warrant (subject to equitable adjustment by us in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).

The following table summarizes activity in the Public Warrants, Private Placement Warrants, Working Capital Warrants and Exchange Warrants in the three months ended March 31, 2025. There was no activity in the three months ended March 31, 2024.

Series	Balance at December 31, 2024	Exchanges	Issuances	Retirements / Conversions	Balance at March 31, 2025
Public Warrants	1,751,825	-	-	-	1,751,825
Private Placement Warrants	4,428,648	-	-	-	4,428,648
Working Capital Warrants	1,000,000	-	-	-	1,000,000

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OrbiMed Warrants

In connection with the closing of the OrbiMed Credit Agreement, we also issued OrbiMed a warrant to purchase 130,805 shares of our common stock (the “Warrant Shares”), with the initial exercise price of $9.5562, (the “Exercise Price”) per share, or approximately $1.25 million in the aggregate, assuming none of the Initial OrbiMed Warrant is exercised through a “cashless” exercise. In the three months ended March 31, 2025, the exercise price remained at $9.3722 per share adjusted pursuant to the terms of the Initial OrbiMed Warrant, or approximately $1.23 million in the aggregate. The Initial OrbiMed Warrant expires on April 30, 2031 (the “Expiration Date”). On each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue additional warrants to purchase a number of shares of our common stock determined by dividing 5.0% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of our common stock as of the issue date (the “Subsequent OrbiMed Warrants” and collectively, with the Initial OrbiMed Warrant, the “OrbiMed Warrants” and together with the SPAC Warrants, the “Warrants”). The Subsequent OrbiMed Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into a Registration Rights Agreement with OrbiMed (the “OrbiMed Registration Rights Agreement”), whereby OrbiMed will have certain customary registration rights with respect to the shares of common stock underlying the OrbiMed Warrants. In connection with the First Delayed Draw Term Loan Commitment draw on February 18, 2025, we issued the OrbiMed operating entities a warrant to purchase 64,748 and 26,515 shares of our common stock (the “Subsequent OrbiMed Warrant”), with the initial exercise price of $5.4787, or approximately $0.5 million. The Subsequent OrbiMed Warrant expires on February 18, 2032.

The OrbiMed Warrants may be exercised in whole or in part, at any time prior to the Expiration Date (the “Exercise Period”), by either:

a.	making a payment to the Company, in an amount in immediately available funds equal to the aggregate Exercise Price to be paid upon the exercise of the OrbiMed Warrants; or

b.	instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of the OrbiMed Warrants with an aggregate fair market value as of the exercise date equal to such aggregate Exercise Price to be paid upon the exercise of the OrbiMed Warrants (the “Cashless Exercise”).

If either upon (i) the occurrence of the Expiration Date, or (ii) the date on which a Sale of the Company (defined in the OrbiMed Warrants) is consummated pursuant to which the sole consideration payable to the Company or its stockholders in respect of such sale transaction consists of cash, marketable securities or a combination thereof, and the per share fair market value of a Warrant Share is greater than the exercise price, any portion of the OrbiMed Warrants that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to a Cashless Exercise (the “Automatic Cashless Exercise”).

Ownership Cap

The Holder in any circumstance cannot exercise the OrbiMed Warrants if such exercise would result in the holder and its affiliates to own more than 9.99% of the Company’s common stock (the “Ownership Cap”).

Adjustments

The Exercise Price and the number of Warrant Shares underlying the OrbiMed Warrants are subject to certain anti-dilutive adjustments. These are triggered by events such as stock splits, reclassification of shares, combinations, or substitutions. Additionally, the Exercise Price will be adjusted if shares (which include shares, options, and convertible securities settled in common stock) are issued at a price per share less than the current Exercise Price. These adjustments are collectively referred to as “Warrant Adjustments.”

If we declare or pay a dividend or distribution on our outstanding common shares payable in cash, capital securities or other property, the Holder shall be entitled to receive, at the time such dividend or distribution is paid, without additional cost to the Holder, the total number and kind of cash, capital securities or other property which the Holder would have received had the Holder owned the Warrant Shares of record as of the date such dividend or distribution was paid (the “Pro-Rata Distribution”).

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Additionally, the OrbiMed Warrants are subject to customary price-based anti-dilution protections, such that, in certain circumstances, if we issue shares of our common stock below the current exercise price of the Initial OrbiMed Warrant, the exercise price of the OrbiMed Warrants will be adjusted downward based on such issuance. As a result of any adjustments, the amount of proceeds we receive from the exercise of the OrbiMed Warrants would be less than the amount we would receive immediately prior to such adjustment. In the three months ended March 31, 2025, the exercise price of the Initial OrbiMed Warrant remained at $9.3722 per share, while the Subsequent OrbiMed Warrant contained an exercise price of $5.4787, in accordance with the above described adjustment mechanics.

Transfers of OrbiMed Warrants

The OrbiMed Warrants may be transferred or assigned in whole or in part, subject to compliance with applicable federal and state securities laws.

Allocation of Proceeds and Issuance Costs

The agreement explicitly permits the settlement of the OrbiMed Warrants in a cashless manner (i.e., net share settlement) and not indexed to the Company’s own stock, therefore, it is considered as a derivative instrument and will be classified as a liability and is subsequently measured at fair value with changes reported to earnings following the proceeds from the issuance of the Initial Term Loan.

The fair value of the Initial OrbiMed Warrant was measured using the Black-Scholes option pricing model. The key inputs used in the valuations were as follows:

	March 31, 2025	December 31, 2024
Expected term (years)	6.1	6.3
Risk free interest rate	4.0%	4.5%
Expected volatility	70.0%	70.0%
Dividend yield	0	0
Exercise price	$9.3722	$9.3722
Stock price	$5.52	$5.01

The fair value of the Subsequent OrbiMed Warrant was measured using the Black-Scholes option pricing model. The key inputs used in the valuations were as follows:

	March 31, 2025	February 18, 2025
Expected term (years)	6.9	7.0
Risk free interest rate	4.1%	4.1%
Expected volatility	70.0%	70.0%
Dividend yield	0	0
Exercise price	$5.4787	$5.4787
Stock price	$5.52	$5.69

F-71

The inputs utilized by management to value the warrant liabilities are subjective. The assumptions used in calculating the fair value of the warrant liabilities represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, the fair value of the warrant liabilities may be materially different in the future.

(10) Income Taxes

At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full calendar year and use that rate to provide for income taxes on a current year-to-date basis before discrete items. If a reliable estimate cannot be made, we may make a reasonable estimate of the annual effective tax rate, including use of the actual effective rate for the year-to-date. The impact of the discrete items is recorded in the quarter in which they occur.

We utilize the balance sheet method of accounting for income taxes and deferred taxes which are determined based on the differences between the condensed consolidated financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized through the generation of future taxable income. In making this determination, we assessed all of the evidence available at the time including recent earnings, forecasted income projections, and historical financial performance. We have fully reserved deferred tax assets as a result of this assessment.

Based on our full valuation allowance against the net deferred tax assets, our effective federal tax rate for the calendar year is zero, and we recorded an immaterial income tax expense in the three months ended March 31, 2025 and 2024. We continue to believe it is more likely than not that some or all of the benefits from its deferred tax assets will not be realized, and accordingly, believe a valuation allowance is still warranted on these assets. Management assesses the available positive and negative evidence, including future reversals of temporary differences, tax-planning strategies and future taxable income, to estimate whether sufficient future taxable income will be generated to permit the use of deferred tax assets. If we conclude it is more likely than not that a portion, or all, of our deferred tax assets will not be realized, the deferred tax asset is reduced by a valuation allowance. A significant piece of objective negative evidence evaluated is the cumulative loss incurred over recent years. Such objective negative evidence limits the ability to consider other subjective positive evidence. The amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income change or if objective negative evidence, in the form of cumulative losses, is no longer present and additional weight is given to subjective evidence such as future growth. We evaluate the appropriateness of its valuation allowance on a quarterly basis.

(11) Dynavax Purchase

We purchased all of the intellectual property and trial drug substance for nelitolimod from Dynavax Technologies (“Dynavax”) in 2020. This was a purchase of in-process research and development (“IPR&D”). Nelitolimod, an investigational agent in development, is a toll-like receptor 9 (“TLR9”) agonist which is believed to bind to the TLR9 receptors found on suppressive immune cells including myeloid-derived suppressor cells (“MDSCs”) and antigen-presenting immune cells. We believe that nelitolimod, when delivered using our PEDD devices, can improve therapeutic distribution to solid tumors and improve outcomes for liver metastases and LA-PDAC.

Payments under the Dynavax purchase agreement consist of: (a) an upfront payment of $9,000, (b) milestone payments upon the achievement of certain development and commercial milestones, and (c) royalty payments based on aggregate annual net sales after nelitolimod receives Food and Drug Administration (“FDA”) approval to be sold.

F-72

The milestone payments range from $1,000 to $10,000, triggered by development achievements for each of up to four indications. The development milestone payments cannot exceed $170,000. We have made milestone payments of $1,000 in September 2021, after initiating our clinical study of uveal melanoma liver metastases, June 2022, after initiating our clinical study for primary liver tumors, and August 2023, after initiating our clinical study for LA-PDAC. In aggregate, the commercial milestones shall not exceed $80,000. We will also pay annual royalties at the rate of 10.0% for aggregate annual net sales less than or equal to $1,000,000 and 12.0% for aggregate annual net sales above that amount.

We record the milestone payments in R&D expense when they are incurred. The milestone payments and royalty payments are contingent upon future events and therefore will also be recorded as expense when it is probable that a milestone has been achieved or when royalties are due. During the three months ended March 31, 2025 and 2024, we made no payments to Dynavax.

(12) Standby Equity Purchase Agreement

In October 2023, we entered into the SEPA with Yorkville. Yorkville is a fund managed by Yorkville Advisors Global, LP.

Pursuant to the SEPA, we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of Common Stock, par value $0.0001 per share, at our request any time during the commitment period commencing on October 2, 2023 (the “Effective Date”), and terminating on the first day of the month following the 24-month anniversary of the Effective Date. Each issuance and sale to Yorkville under the SEPA (an “Advance”) is subject to a maximum limit equal to the greater of: (i) an amount equal to 100% of the average of the daily volume of the Common Stock on the Nasdaq Stock Market (“Nasdaq”) for the 10 trading days immediately preceding an Advance notice, or (ii) 1,000,000 shares of Common Stock. At our election, the shares will be issued and sold to Yorkville at a per-share price equal to: (i) 96.0% of the Market Price (as defined below) for any period commencing on the receipt of the Advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), or (ii) 97.0% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume-weighted average price (“VWAP”) of the Common Stock on Nasdaq, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period. The Advances are subject to certain limitations, including that Yorkville cannot purchase any shares that would result in it beneficially owning more than 4.99% of the outstanding voting power or Common Stock. Further, Yorkville cannot purchase shares that would result in it acquiring more than 5,260,704 shares of Common Stock, which represents 19.99% of the outstanding Common Stock, as of the Effective Date of SEPA.

As described in Note (2) Summary of Significant Accounting Policies, the SEPA is accounted for as a derivative and is recognized as a liability measured at fair value in accordance with ASC 820. We intend to utilize the SEPA to access capital to fund our operations. We did not issue any Advances during three months ended March 31, 2025.

F-73

The estimated fair value of the SEPA liability on December 31, 2024, was $0.1 million, which was determined using a scenario-based valuation model. The liability was remeasured to its fair value of $0.02 million as of March 31, 2025, and is classified within other long-term liabilities in the Condensed Consolidated Balance Sheets. This remeasurement resulted in the recognition of a gain of $0.03 million for three months ended March 31, 2025, classified as change in fair value of SEPA, tranche and warrant liabilities in the Condensed Consolidated Statement of Operations. Assumptions used in the valuation are described below:

Valuation assumptions:	March 31, 2025	December 31, 2024
Expected draws	$3,000	$2,000
Expected probability of draws	25%	90%
Risk-free interest rate	4.3%	4.4%

The estimated fair value of the liability was determined using a scenario-based valuation model which assigned a probability to a number of different outcomes. The inputs and assumptions utilized in the calculation require management to apply judgment and make estimates including:

(a)total expected draws of $3.0 million and $2.0 million, at March 31, 2025, and December 31, 2024, respectively, through the issuance of multiple separate advances under the Option 2 Pricing Period at March 31, 2025, and Option 1 Pricing Period at December 31, 2024;

(b)the expected probability of the draws on the SEPA, which we estimate based on our expectation of the draws being completed; and

(c)risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected term of the agreement in relation to the date of the expected draw.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision.

(13) Debt

On April 30, 2024 (the “OrbiMed Closing Date”), we entered into the Credit Agreement with OrbiMed, a healthcare investment firm, and certain of its affiliates to support the execution of strategic expansion plans, fuel continued growth, and provide financial flexibility.

Pursuant to the Agreement, OrbiMed agreed to provide a term loan facility to the borrower, in an aggregate principal amount of $50.0 million, as follows:

a.	$25.0 million funded on the OrbiMed Closing Date (the “Initial Term Loan”).

b.	$10.0 million term loan available at the election of the borrower, provided that Product Revenue Base (defined below) for the trailing 12-months ending on the last day of the month immediately prior to the funding of such loan was at least $30.0 million (the “First Delayed Draw Term Loan Commitment”). The First Delayed Draw Term Loan Commitment expires on June 30, 2025.

c.	An additional $15.0 million term loan available at the election of the borrower, provided that Product Revenue Base (defined below) for the trailing 12-months ending on the last day of the month immediately prior to the funding of such loan was at least $50.0 million (the “Second Delayed Draw Term Loan Commitment” and together with the First Delayed Draw Term Loan Commitment the “DDTL Commitments”). The Second Delayed Draw Term Loan Commitment expires on December 31, 2025.

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The term loan will mature on April 30, 2029. On April 30, 2024, we borrowed the initial commitment amount, resulting in gross proceeds of $25.0 million. On February 18, 2025, we borrowed the First Delayed Draw Term Loan Commitment resulting in gross proceeds of $10.0 million based on achieving the trailing 12-month Product Revenue Base of $30.0 million in January 2025.

The Credit Agreement includes a subjective acceleration clause whereby an event of default, including a material adverse change in the business, operations, or conditions (financial or otherwise), could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate of an additional 4.0% per annum will apply, at the election of OrbiMed, on all outstanding obligations during the occurrence and continuance of an event of default. OrbiMed can also declare all or a portion of the outstanding principal amount of the loan due and payable, and cancel any unmade draws. OrbiMed has not exercised its right under this clause, as there have been no such events.

As part of the First Amendment To Credit Agreement and Registration Rights Agreement, effective March 20, 2025, we received a waiver for the prior default events related to the Series A Convertible Preferred Stock conversions and the Agreement was amended to allow for these conversions going forward. In addition, we received a waiver on March 31, 2025 to extend the timing for the required audited financial statements to occur on or before April 15, 2025. Effective on April 30, 2025, the Second Amendment To Credit Agreement allows for the Company accelerate payment of the Series A Preferred Stock dividends in cash payments in lieu of fractional shares upon conversion of the Preferred Stock shares.

Repayment

If the “Product Revenue Base” (i.e., with respect to any period, the net revenues for such period from sales of TriNav) on a trailing 12-month basis does not equal or exceed the specified amount as stipulated in table below, the Borrower will start repaying the outstanding principal amount of the Term Loans. Such repayments will commence in the calendar month immediately following the applicable Test Date (stipulated in the table below) and occur on the last day of each calendar month (“Amortization Payment Date”). The repayments are made in equal monthly installments, calculated from the first Amortization Payment Date through the Maturity Date and the balance principal amount of the Term Loans shall be repaid on the Maturity Date. The repayments include the applicable Repayment Premium and the Exit Fee (each as defined below). The repayment of the Term Loans as aforementioned, is referred to as the “Revenue Base Redemption Feature.”

Test Dates (fiscal Quarter Ending)	Product Revenue Base for 12 months Period
March 31, 2025	29,600
June 30, 2025	33,400
September 30, 2025	37,800
December 31, 2025	42,700
March 31, 2026	46,400
June 30, 2026 and each Fiscal Quarter ending thereafter	50,000

As of March 31, 2025, we were in compliance with the Product Revenue Base requirement and no repayments were required.

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Repayment Premium

All repayments and prepayments of the Term Loans (other than on Maturity Date) shall be accompanied by the payment of the premium, which shall be determined based on the timing of the repayment as follows (the “Repayment Premium”):

Time of Repayment	Premium Rate
Within the first 12 months from the funding date of each respective loan.	3.0% plus the Make-Whole Amount (defined below) (1)
After the first 12 months but before the 24-month anniversary of the funding date of each respective loan.	3.0%
After the 24-month anniversary but before the 36-month anniversary of the funding date of each respective loan.	2.0%
After the 36-month anniversary but before the 48-month anniversary of the funding date of each respective loan.	1.0%
After the 48-month anniversary of the funding date of each respective loan.	0.0%

(1)	“Make-Whole Amount” is equal to the sum of the remaining scheduled interest payments through the 12-month anniversary of the closing date of each respective loan.

Interest Rate and Payment

The interest rate is calculated as Secured Overnight Financing Rate for the interest period (which shall not be less than 4.0% (the “Floor”)) plus 8.5% (the “Interest Rate”). Until the first full interest period after the 15 months anniversary of the OrbiMed Closing Date, 3.5% of the Interest Rate shall be designated as paid-in-kind interest, which is added to the outstanding principal amount of the Loans (the “PIK Interest”). However, the Borrower upon written notice can elect to pay all interest in cash, or to pay a percentage less than 3.5% as PIK Interest.

On and after occurrence of any Event of Default, until such Event of Default is cured, the Borrower is obligated to pay 4.0% in addition to the otherwise applicable Interest Rate (the “Default Rate”).

Interest payments (except PIK Interest) are due on the last day of the month. Whenever a prepayment is made on the principal of the Term Loans, the accrued interest on the amount prepaid is also due on such date.

Debt Related Fees

(1) Exit Fee

The Borrower on the repayment of the Term Loans is obligated to pay an additional fee equal to 4.0% of the of the principal amount being repaid. This applies whether the repayment is made on the Maturity Date, or under any other conditions specified in the Agreement (the “Exit Fee”).

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(2) Commitment Fee

The Borrower on the funding date of the Term Loans, shall pay a commitment fee to the Lender, equal to 2.0% of the principal amount drawn (the “Commitment Fee”).

(3) Undrawn Fee

Every month, the Borrower is obligated to remit a fee to the Lender, calculated as 0.25% per annum of the total undrawn amount under the DDTL Commitments.

(4) Administrative Fee

The Borrower will pay to the Agent for its own account a quarterly loan administration fee of $0.01 million, payable in advance, with the first payment due and payable upon the OrbiMed Closing Date.

Increased Costs

If, at any time, any Lender incurs additional cost, reductions in any sum receivable by the Lender under the Agreement or reduction in the rate of return with respect to the Term Loans because of any change in applicable law or government rule including laws regarding capital adequacy, reserve requirements, taxes, or similar requirements, etc., (collectively, “Yield Adjustment Events”), the Borrower will pay the Lenders an additional amount to compensate the Lender for such increased costs or reduction in rate of return (the “Yield Protection Adjustment Feature”).

Taxes

Unless otherwise required by applicable law, any and all payments shall be made free and clear of and without deduction for any taxes; provided, that if any taxes shall be deducted (as required by law or otherwise) from such payments, then the Borrower or the withholding agent shall be entitled to make such deductions and shall timely pay the full amount deducted to the relevant government authority in accordance with applicable law.

If such taxes are Non-Excluded Taxes (as defined in the Agreement), then the sum payable by the Borrower shall be increased as necessary so that after all required deductions have been made, the Lenders receive an amount equal to the sum it would have received had no such deduction been made (the “Tax Gross-Up Feature”).

Warrant

In connection with the closing of the OrbiMed Credit Agreement, we issued OrbiMed the Initial OrbiMed Warrant. See Note (9) Warrants for further discussion. In addition to issuing the Initial OrbiMed Warrant, on each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue additional warrants to purchase a number of shares of our common stock determined by dividing 5.0% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of our common stock as of the issue date (the “Subsequent OrbiMed Warrant” and collectively, with the Initial OrbiMed Warrant, the “OrbiMed Warrants” and together with the SPAC Warrants, the “Warrants”). The Subsequent OrbiMed Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into a Registration Rights Agreement with OrbiMed (the “OrbiMed Registration Rights Agreement”), whereby OrbiMed will have certain customary registration rights with respect to the shares of common stock underlying the OrbiMed Warrants. If we fail to comply with certain of our obligations under the OrbiMed Registration Rights Agreement with respect to maintaining an effective registration statement covering shares of Common Stock underlying the OrbiMed Warrants, then the expiration date of an OrbiMed Warrant may be extended.

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Additionally, the Initial OrbiMed Warrant is subject to customary price-based anti-dilution protections, such that, in certain circumstances, if we issue shares of our common stock below the current exercise price of the Initial OrbiMed Warrant, the exercise price of the Initial OrbiMed Warrant will be adjusted downward based on such issuance.

Accounting Treatment

In 2024, we recorded the Initial Term Loan and the First Delay Draw as long-term debt, and recorded the costs incurred to obtain the loan as contra-debt, in accordance with ASC 470, Debt. In addition, we determined that the Initial OrbiMed Warrant met the definition of a derivative under ASC 815, Derivatives and Hedging, and should be recorded as a liability, and that we should bifurcate and separately recognize the Revenue Base Redemption Feature (see Notes (4) Financial Instruments and (9) Warrants for further discussion).

During the three months ended March 31, 2025, we recognized interest of $1.0 million related to the Term Loan, of which $0.3 million was recorded as PIK interest. The remaining $0.7 million was paid in cash to OrbiMed. We also expensed $0.2 million of the capitalized debt issuance costs, which was charged to non-cash interest, and we accreted $0.1 million of the exit fee which will be due at the termination of the Initial Term Loan.

The following table summarizes activity within the Term Loan for the three months ended March 31, 2025:

OrbiMed Debt
Initial draw	$25,000
Debt issuance costs
Cash issuance costs	$(2,593)
Noncash issuance costs:
Revenue base redemption liability	(729)
Warrant liability	(811)
Balance at April 30, 2024	$20,867
Amortization of debt issuance costs	486
PIK interest	604
Accretion of exit fee liability	127
Balance at December 31, 2024	$22,084
First Delayed Draw Term Loan Commitment	10,000
Debt issuance costs
Cash issuance costs	(521)
Noncash issuance costs:
Warrant liability	(366)
Amortization of debt issuance costs	177
PIK interest	266
Accretion of exit fee liability	59
Balance at March 31, 2025	$31,699

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(14) Convertible Preferred Stock

Series A Convertible Preferred Stock

At the Closing Date on August 10, 2023, we issued 4,015,002 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share for an aggregate purchase price of $40.2 million, pursuant to separate subscription agreements dated June 7, 2023, and July 4, 2023 (collectively, the “Subscription Agreements”).

As of March 31, 2025, we are authorized to issue up to 10,000,000 shares of preferred stock with 6,379,998 shares available for issuance. The original issue price of the Series A Convertible Preferred Stock was $10.00. The Series A Convertible Preferred Stock accrues cumulative dividends at the rate of 8.00% per annum on the original issue price. As of March 31, 2025, total undeclared cumulative dividends were $4.7 million. We have not recorded the undeclared dividends in our condensed consolidated financial statements, except the statement of operations.

All shares of Series A Convertible Preferred Stock had the following rights:

(i) Conversion

(a) Optional Conversion

The Series A Convertible Preferred Stock are convertible at any time at the option of the holder thereof into the number of shares of our Common Stock determined by the quotient of (i) the sum of $10.00 (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Series A Convertible Preferred Stock) (the “Liquidation Preference”) and, if we have not elected to otherwise pay the accrued Annual Dividends (as defined below) in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price (as defined in our Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”)) of such shares in effect at the time of conversion.

(b) Automatic Conversion

On the four-year anniversary of the Closing, all then outstanding shares of Series A Convertible Preferred Stock shall automatically convert into the number of shares of our Common Stock equal to the quotient of (i) the sum of the Liquidation Preference and if we had not elected to otherwise pay the accrued Annual Dividends in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price of such shares in effect at the time of conversion.

(ii) Voting Rights

Holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of our Common Stock on all matters submitted to a vote of our stockholders, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of our Common Stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned as of the record date by it, or if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, equal to the quotient of (i) $10.00 divided by (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of our Common Stock as determined at Closing.

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As long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the Holders of a majority of the then-outstanding shares of the Series A Convertible Preferred Stock, (i) amend, alter, repeal or otherwise modify any provision of our certificate of incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Convertible Preferred Stock as to affect them adversely; (ii) authorize, create, increase the authorized amount of, or issue any class or series of capital stock senior to the Series A Convertible Preferred Stock; (iii) increase the authorized number of shares of Series A Convertible Preferred Stock or enter into any agreement with respect to the foregoing.

(iii) Dividends

Holders of the Series A Convertible Preferred Stock are entitled to participate equally in any dividends declared to holders of Common Stock. In addition, each holder of the Series A Convertible Preferred Stock is entitled to receive cumulative annual dividends that accrue and accumulate daily at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.00% of the original issue price of $10.00 per share (the “Annual Dividends”). The Annual Dividends will be either paid in cash, paid by issuing fully paid and nonassessable shares of Common Stock, or a combination thereof when, as and if authorized and declared by our Board. Upon conversion or a change of control, any unpaid Annual Dividends will be paid to the holders, either in the form of common stock upon a conversion, or in cash upon a change of control. So long as any shares of Series A Convertible Preferred Stock remain outstanding, unless all Annual Dividends on all outstanding shares of Series A Convertible Preferred Stock have been declared and paid in cash, we will be prohibited from declaring any dividends on, or making any distributions relating to, other classes of our capital stock ranking junior to the Series A Convertible Preferred Stock, subject to certain exceptions.

(iv) Anti-dilution Provisions

The initial Conversion Price of $10.00 is subject to customary adjustments in the case of certain distributions to holders of our Common Stock payable in shares of our Common Stock, subdivisions, splits or combinations of the shares of our Common Stock and distributions to all holders of shares of our Common Stock of any convertible securities or options or any other assets for which there is no corresponding distribution in respect of the Series A Convertible Preferred Stock.

The Conversion Price automatically reset on February 10, 2025 and will automatically reset on July 10, 2027, the eighteen-month and forty-seven-month anniversaries of the Closing Date, to be equal to the lowest of:

(i)	Initial Conversion Price, subject to adjustments for stock dividends and distributions or other distributions made to common stockholders for which there is no corresponding distribution for Preferred Stock,

(ii)	the then-current Conversion Price, and

(iii)	the higher of 1) the Floor Price ($2.10 per share) or 2) the trailing ten-Trading Day VWAP of the Common Stock determined as of the date of such reset.

On February 10, 2025, the Conversion Price was reset to $5.277 based on the trailing ten-trading day VWAP of the Company’s common stock.

(iv) Liquidation Preferences

The terms of the Series A Convertible Preferred Stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a “Liquidation Event”), none of which were deemed probable as of March 31, 2025. The Liquidation Preferences of $10.00 per share, plus all unpaid dividends, are payable prior to payment to any class of capital stock that is junior to the Series A Convertible Preferred Stock.

If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment of the full Liquidation Preferences to all holders of Series A Convertible Preferred Stock, then such assets will be distributed ratably to the holders of Series A Convertible Preferred Stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned Liquidation Preferences, any remaining proceeds from a Liquidation Event will be distributed to all classes of capital stock that are junior to the Series A Convertible Preferred Stock pro rata on an as-if converted basis.

The following table summarizes activity in Series A Convertible Preferred Stock, if-converted, in the three months ended March 31, 2025.

Series	Balance at December 31, 2024	Issuances	Retirements / Conversions	Balance at March 31, 2025
Series A convertible preferred stock (assuming maximum conversion)	25,048,584	-	(2,294,287)	22,754,297
Total convertible preferred stock	25,048,584	-	(2,294,287)	22,754,297

(15) Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock participates in any dividends declared, if any, by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the three months ended March 31, 2025 and 2024, diluted net loss per common share is the same as basic net loss per common share for those periods.

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The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	March 31,
	2025	2024
Preferred stock	22,754,297	25,237,155
Common stock warrants	7,402,541	14,215,112
RSUs and PSUs	713,140	562,428
Options to purchase common stock	5,501,567	4,882,418
Shares issuable under the SEPA	3,468,998	-
Total	39,840,543	44,897,113

(16) Share-Based Compensation

We currently maintain the 2023 Equity Incentive Plan (the “2023 Plan”), which our Board of Directors and stockholders approved in connection with the Business Combination, for purposes of granting equity-based incentive awards to our employees and consultants, including our executive officers and directors. Prior to the Business Combination, TriSalus granted equity incentive awards under the 2009 Amended and Restated Equity Incentive Plan (the “2009 Plan”). The 2009 Plan will not be used following the Business Combination. However, any awards granted under the 2009 Plan remain subject to the terms of the 2009 Plan and the applicable award agreement. Historically, we have used options as an incentive for long-term compensation to our executive officers because options allow our executive officers to realize value from this form of equity compensation only if the value of the underlying equity securities increase relative to the option’s exercise price, which exercise price is set at the fair market value of the underlying equity securities on the grant date.

The 2009 Plan and the 2023 Plan are administered by our chief executive officer and chief financial officer, who act on the recommendation of managers of the Company to select the individuals to whom the awards will be granted and to determine the amount and vesting period for the grants. All grants are subject to approval by the board of directors.

As of March 31, 2025, the balances under the two plans are below.

	March 31, 2025
	Authorized	Outstanding	Available for Issue
2009 Plan	1,213,334	1,213,334	-
2023 Plan	10,350,022	5,001,373	5,228,256
Total	11,563,356	6,214,707	5,228,256

2009 Equity Incentive Plan

As of March 31, 2025, there were in total 1,179,655 stock options and 33,679 RSUs issued and outstanding under the 2009 Plan. Stock options were granted with an exercise price equal to the estimated fair value of the stock at the date of grant. Prior to the Business Combination, the fair value was determined by a third-party valuation performed in accordance with IRS Section 409A. No awards have been granted subsequent to the Business Combination, as the 2009 Plan was frozen and replaced by the 2023 Plan (see below). Options generally have a ten-year contractual term and typically have graded vesting over one to four years.

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As of March 31, 2025, we had unrecognized compensation expense of $0.4 million and $0.3 million, respectively, for options and RSUs granted under the 2009 Plan. The March 31, 2025, balance will be recognized over a weighted average period of 1.0 years.

2023 Equity Incentive Plan

As of March 31, 2025, there were in total 4,321,912 stock options and 679,461 RSUs and PSUs issued and outstanding under the 2023 Plan. Under the 2023 Plan, the Company’s Board may grant equity-based incentive awards to employees, consultants and other service providers of the Company and its affiliates within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Initially, 5,585,008 shares were authorized under the 2023 Plan. In addition, the share reserve will automatically increase on January 1 of each year for a period of 10 years, commencing on January 1, 2024, and ending on January 1, 2033, in an amount equal to (1) five percent of the total number of shares of the fully diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of Common Stock determined by our Board prior to January 1 of a given year. On January 1, 2025, the authorized shares under the 2023 Plan increased by 2,383,545 shares to 10,350,022. Options for 34,023 shares of Common Stock were exercised during the three months ended March 31, 2025. During the three months ended March 31, 2025, we granted 1,157,314 options with a weighted average fair value of $5.27, and 356,773 restricted stock units, net of forfeitures, with a weighted average fair value of $5.38.

As of March 31, 2025, we had unrecognized compensation expense of $12.2 million and $4.3 million, respectively, for options and RSUs & PSUs granted under the 2023 Plan. The balance at March 31, 2025, will be recognized over a weighted average period of 2.9 years.

Our Board, or a duly authorized committee thereof, administers the 2023 Plan. Our Board may also delegate to one or more of our officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the exercise period and the vesting schedule applicable to a stock award, subject to the limitations of the 2023 Plan.

Stock options are granted with an exercise price no less than 100% of the estimated fair value of a share of Common Stock at the date of grant.

Employee Stock Purchase Plan

We maintain an Employee Stock Purchase Plan (“ESPP”), which provides our eligible employees with an opportunity to purchase shares of Common Stock, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. The ESPP became active in 2024. Initially, 2,350,530 shares of Common Stock were reserved for issuance under the ESPP. The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024, and continuing through and including January 1, 2033, by an amount equal to the lesser of (a) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, and (b) 200% of the Initial Share Reserve. On January 1, 2025, the authorized shares under ESPP increased by 953,418 shares to 3,303,948

During the three months ended March 31, 2025, no shares were purchased in an offering under the ESPP.

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(17) Commitments And Contingencies

From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our condensed consolidated financial position, results of operations, or cash flows.

As part of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement with certain investors in MedTech and Legacy TriSalus. Subject to certain requirements and customary conditions, we granted piggyback registration rights and demand registration rights to the parties thereto, agreed to pay certain expenses related to such registrations and agreed to indemnify the parties thereto against certain liabilities related to such registrations. Our registration obligations under the Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto on the date that such party no longer holds any Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement). The Amended and Restated Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

We are not a party to any legal proceedings, and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.

(18) Leases

We have two property leases in effect as of March 31, 2025, which we account for as operating leases:

●	A lease for our principal administrative and production facility at 6272 West 91st Avenue, Westminster, Colorado, which expires on December 31, 2031. This lease includes one option to extend the lease by five years from the end of the then current term.

●	A lease for office space at 2275 Half Day Road, Bannockburn, Illinois, which expires in January 2028. This lease includes an option to extend the lease by three years at the end of the current term.

We also have two finance leases for copier equipment in our Westminster and Bannockburn facilities.

On July 17, 2024, we exercised one of the two options to extend the current lease for the Westminster facility for an additional period of five years commencing on January 1, 2027, and ending on December 31, 2031 (“Second Extended Lease Term”). All terms and conditions of the lease shall continue to apply during the Second Extended Lease Term. We will pay approximately $1.5 million in rent during the Second Extended Lease Term.

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ANNEX A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK

OF TRISALUS LIFE SCIENCES, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

This Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Amendment”) is dated as of [●], 2025.

WHEREAS, the board of directors (the “Board”) of TriSalus Life Sciences, Inc., a Delaware corporation (the “Corporation”), pursuant to the authority granted to it by the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and Section 151 of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Corporation’s preferred stock, consisting of 5,000,000 authorized shares of preferred stock, classified as Series A Convertible Preferred Stock (the “Preferred Stock”), and the Certificate of Designations, Preferences and Rights of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on August 10, 2023 evidencing such terms;

WHEREAS, pursuant to Sections 8(b) and 8(c) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose of the holders of at least a majority of the then-issued and outstanding shares of Preferred Stock (the “Required Holders”), voting separately as a single class, and with such other stockholder approvals, if any, as may then be required pursuant to the DGCL, the Certificate of Incorporation and the Corporation’s By-Laws;

WHEREAS, the Required Holders pursuant to the Certificate of Designations and the DGCL have approved this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Corporation and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Corporation as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1. The following definitions are added in alphabetical order to Section 3 (Definitions) of the Certificate of Designations:

“Call Date” has the meaning set forth in Section 7(d)(i).

“Call Notice” has the meaning set forth in Section 7(d)(i).

“Call Option” has the meaning set forth in Section 7(a).

“DTC” means The Depository Trust Company.

A-1

“Issued Common Call Shares” has the meaning set forth in Section 7(a).

2. The following definitions in Section 3 (Definitions) are hereby amended and restated to read as follows:

“Conversion Price” means, from and after February 10, 2025, with respect to each share of Preferred Stock, $5.277 per share, as adjusted pursuant to Section 8.

“Threshold Amount” means 19.90% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an applicable Conversion Notice or Call Notice.

3. The following definition is struck from Section 3 (Definitions):

“Initial Conversion Price” means with respect to each share of Preferred Stock, $10.00 per share.

4. Section 4(a)(ii) is hereby amended and restated to read as follows:

(ii) In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, subject to Section 4(c), if, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor, on each Annual Dividend Payment Date for the applicable Payment Period or Payment Periods dividends on each outstanding share of Preferred Stock (the “Annual Dividends”) at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.00% of the Liquidation Preference per share of Preferred Stock (the “Dividend Rate”), payable in accordance with Section 4(a)(iii) below. Subject to Section 4(c), Annual Dividends shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends and shall be payable annually in arrears, if, as and when so authorized and declared by the Board of Directors, on each Annual Dividend Payment Date, commencing on the first Annual Dividend Payment Date following the Issuance Date of such share. Accrued Dividends, to the extent unpaid, shall in all cases be payable upon a Liquidation pursuant to Section 5, upon a conversion of the Preferred Stock following a Fundamental Transaction pursuant to Section 8(g)(i), or upon any conversion of the Preferred Stock pursuant to Section 6(a)(i), Section 6(a)(ii) or Section 7(a). Annual Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward).

5. Section 4(c) is hereby amended and restated to read as follows:

(c) If the Fundamental Transaction Date or Conversion Date or Call Date of any share of Preferred Stock is after an Annual Dividend Payment Record Date for a declared Annual Dividend on the Preferred Stock but occurs on or prior to the next Annual Dividend Payment Date, then the Holder of such share at the Close of Business on such Annual Dividend Payment Record Date will be entitled, notwithstanding the related Fundamental Transaction or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Annual Dividend Payment Date, such declared Annual Dividend on such share. Except as provided in this Section 4(c), Annual Dividends on any share of Preferred Stock will cease to accumulate from and after the Fundamental Transaction Date or Conversion Date or Call Date, as applicable.

6. The following is added as a new Section 7, and the subsequent sections of the Certificate of Designations are renumbered accordingly, with all cross references in the Certificate of Designations also being appropriately adjusted:

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Section 7. Right of the Corporation to Call Outstanding Shares

(a) Call Option of Corporation. The Corporation may, at any time and from time to time, call for conversion all or any portion of the outstanding shares of Preferred Stock and convert them into fully paid and non-assessable shares of Common Stock (the “Call Option” and such shares of Common Stock are sometimes referred to hereinafter as the “Issued Common Call Shares”) as hereinafter provided. The Corporation may convert each outstanding share of Preferred Stock for which the Call Option is exercised into such number of fully paid and non-assessable shares of Common Stock equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) if the Corporation has not otherwise paid the Accrued Dividends to the Holder, the Accrued Dividends on such share as of the Call Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon the call of any shares of Preferred Stock. If more than one share of Preferred Stock subject to call is held by the same Holder, the number of full shares of Common Stock issuable upon call thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Call Date on all shares of Preferred Stock so subject for which the Corporation has not otherwise paid such Accrued Dividends. If the call of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the 10-Day VWAP of a share of Common Stock determined on the Call Date.

(c) Partial Call. In the case of any call of only part of the shares of Preferred Stock at the time outstanding, the shares to be called shall be selected either on a pro rata basis (as nearly as practicable without creating fractional shares) or by lot. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of Preferred Stock shall be called from time to time. If the Corporation shall have issued certificates for Preferred Stock and fewer than all shares represented by any certificates are called, new certificates shall be issued representing the uncalled shares without charge to the Holders thereof.

(d) Manner of Exercise.

(i) If the Corporation elects to exercise its Call Option, it shall mail a written notice (a “Call Notice”) to each holder of record of the Preferred Stock by first class mail, postage prepaid, to the address indicated for each such holder in accordance with Section 11(d). Any Call Notice mailed in this manner shall be conclusively presumed to have been duly given whether or not actually received, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Preferred Stock designated for call shall not affect the validity of the proceedings for the call of any other shares of Preferred Stock. Notwithstanding the foregoing, if the shares of Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of call may be given to the Holders of Preferred Stock at such time and in any manner permitted by such facility. The Call Notice shall specify (1) the Conversion Price, (2) the date fixed for the exchange of certificates (such date to be not less than ten (10) nor more than sixty (60) days after the date of such notice) (the “Call Date”), (3) the number of shares of Preferred Stock to be called and, if less than all the shares of Preferred Stock held by such Holder are to be called, the number of shares of Preferred Stock to be called from such Holder or the method for determining such number, (4) instructions for the exchange of stock certificates, (5) the amount of Accrued Dividends as of the Call Date and that Accrued Dividends on such shares will cease to accrue on and after the Call Date, and (6) that the Issued Common Call Shares shall be issued in the same name or names in which the shares of Preferred Stock are held by such Holder.

(ii) The Corporation shall instruct the Transfer Agent to update the Register on the Call Date to reflect the shares of Common Stock held by such Holder as a result of the exercise of the Call Option and shall issue and deliver or cause to be issued and delivered to such Holder (A) evidence of such issuance reasonably satisfactory to such Holder and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 7(b). If so required by the Corporation or the Transfer Agent, the Holder shall provide a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent, duly executed by the Holder or its legal representative.

(iii) Until the Call Date with respect to any share of Preferred Stock for which the Corporation has exercised its Call Option has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Annual Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 9.

(e) NASDAQ Conversion Limits; Solicitation of Stockholder Approval. Notwithstanding Section 7(a) of this Certificate of Designations, the Corporation may only exercise its Call Option with respect to a given Holder, and thereafter issue shares of Common Stock to such Holder upon conversion of the applicable called Preferred Stock to the extent (and only to the extent) that such conversion would not result in a given Holder (including its predecessors-in-interest) beneficially owning a number of shares of Common Stock in excess of the applicable Threshold Amount, unless such excess ownership has been approved by the Corporation’s stockholders (including at any special meeting of the Corporation’s stockholders) in accordance with the stockholder approval requirements of NASDAQ Marketplace Rule 5635 (or any equivalent rule or requirement of the applicable exchange or automated quotation system on which the Common Stock is then listed or quoted).

7. Former Section 7(a)(iv) (Adjustments to Conversion Price—Automatic Adjustment Upon Reset Dates) is struck.

8. Former Section 7(d) (Adjustments to Conversion Price—Rounding of Calculations; Minimum Adjustments) is hereby amended and restated to read as follows:

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 8(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date or Call Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer this [●] day of [●], 2025.

TRISALUS LIFE SCIENCES, INC.

By:
Mary Szela
Chief Executive officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for a director’s or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director, unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions, (4) for a director or officer, any transaction from which the director or officer derived an improper personal benefit or (5) for an officer, any action by or in the right of the corporation. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

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Item 21.Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are included in this registration statement on Form S-4:

	Incorporated by Reference	Schedule/	File
Exhibit	Description	Form	Number	Exhibits	Filing Date

2.1†	Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	2.1	November 14, 2022
2.2	First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	April 5, 2023
2.3	Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	May 13, 2023
2.4	Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	July 6, 2023
3.1	Second Amended and Restated Certificate of Incorporation of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.1	August 16, 2023
3.2	Amended and Restated Bylaws of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.2	August 16, 2023
3.3	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.3	August 16, 2023
4.1	Specimen Common Stock Certificate.	Form 8-K	001-39813	4.1	August 16, 2023
4.2	Specimen Warrant Certificate.	Form 8-K	001-39813	4.2	August 16, 2023
4.3	Warrant Agreement, dated December 17, 2020, by and between MTAC and Continental Stock Transfer & Trust Company.	Form 8-K	001-39813	4.1	December 23, 2020
4.4	Form of Amended and Restated Registration Rights Agreement, by and among TriSalus Life Sciences, Inc., MedTech Acquisition Sponsor LLC, and certain former stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	November 14, 2022
4.5	Registration Rights Agreement, dated April 30, 2024, by and between TriSalus Life Sciences, Inc., and OrbiMed Royalty & Credit Opportunities IV, LP.	Form 10-Q	001-39813	4.4	May 15, 2024
4.6	Warrant Certificate, dated April 30, 2024, by and between TriSalus Life Sciences, Inc., and OrbiMed Royalty & Credit Opportunities IV, LP.	Form 10-Q	001-39813	4.5	May 15, 2024
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.	-	-	-	Previously Filed
8.1	Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP	-	-	-	Previously Filed
10.1	Amended and Restated Registration Rights Agreement, dated August 9, 2023, by and among TriSalus Life Sciences, Inc., members of MedTech Acquisition Sponsor LLC, and certain former stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	August 16, 2023
10.2+	TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan	Form 8-K	001-39813	10.21	August 16, 2023
10.3+	TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan	Form 8-K	001-39813	10.24	August 16, 2023
10.4	Letter Agreement, dated December 17, 2020, by and among MedTech Acquisition Corporation, its officers and directors and MedTech Acquisition Sponsor LLC.	Form 8-K	001-39813	10.1	December 23, 2020
10.5+	Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan.	Form 8-K	001-39813	10.15	August 16, 2023
10.6+	Form of Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (Pre-2020).	Form 8-K	001-39813	10.16	August 16, 2023

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	Incorporated by Reference	Schedule/	File
Exhibit	Description	Form	Number	Exhibits	Filing Date

10.7+	Form of Early Exercise Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (for grants prior to 2020).	Form 8-K	1-39813	10.17	August 16, 2023
10.8+	Form of Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (for grants after 2020).	Form 8-K	001-39813	10.18	August 16, 2023
10.9+	Form of Early Exercise Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (for grants after 2020).	Form 8-K	001-39813	10.19	August 16, 2023
10.10+	Form of Restricted Stock Unit Grant Notice and Form of Restricted Stock Unit Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan.	Form 8-K	001-39813	10.20	August 16, 2023
10.11+	Form of Stock Option Grant Notice and Form of Stock Option Agreement under 2023 Equity Incentive Plan.	Form 8-K	001-39813	10.22	August 16, 2023
10.12+	Form of Restricted Stock Unit Grant Notice and Form of Restricted Stock Unit Agreement under 2023 Equity Incentive Plan.	Form 8-K	001-39813	10.23	August 16, 2023
10.13+	Form of Indemnification Agreement by and between the Company and its directors and executive officers.	Form 8-K	001-39813	10.25	August 16, 2023
10.14+	Non-Employee Director Compensation Policy.	Form 8-K	001-39813	10.26	August 16, 2023
10.15	Standby Equity Purchase Agreement, by and between TriSalus Life Sciences, Inc. and YA II PN, LTD.	Form 8-K	001-39813	99.1	October 3, 2023
10.16††	Asset Purchase Agreement, dated as of July 31, 2020, by and between Dynavax Technologies Corporation and Surefire Medical Inc. d/b/a TriSalus Life Sciences.	Form S-4/A	333-269138	10.13	April 21, 2023
10.17+†	Amended and Restated Employment Agreement, dated November 11, 2022, by and between TriSalus Life Sciences, Inc. and Mary Szela.	Form S-4/A	333-269138	10.14	April 21, 2023
10.18+†	Amended and Restated Employment Agreement, dated November 12, 2022, by and between TriSalus Life Sciences, Inc. and Steven C. Katz, MD.	Form S-4/A	333-269138	10.15	April 21, 2023
10.19+†	Executive Employment Agreement, dated July 9, 2022, by and between TriSalus Life Sciences, Inc. and Sean Murphy.	Form S-4/A	333-269138	10.16	April 21, 2023
10.20+†	Amended and Restated Executive Employment Agreement, dated October 11, 2022, by and between TriSalus Life Sciences, Inc. and Richard Marshak.	Form S-4/A	333-269138	10.17	April 21, 2023
10.21+†	Executive Employment Agreement, dated November 11, 2022, by and between TriSalus Life Sciences, Inc. and Jennifer L. Stevens.	Form S-4/A	333-269138	10.18	April 21, 2023
10.22+†	Executive Employment Agreement, dated November 4, 2022, by and between TriSalus Life Sciences, Inc. and Bryan F. Cox, Ph.D.	Form S-4/A	333-269138	10.19	April 21, 2023
10.23+†	Executive Employment Agreement, Dated August 28, 2023, by and between TriSalus Life Sciences, Inc. and Jodi Devlin	Form S-1/A	333-269138	10.14	October 19, 2023
10.24††	Strategic Collaboration Agreement, dated March 2, 2021, by and between Surefire Medical Inc. d/b/a TriSalus Life Sciences and The University of Texas M.D. Anderson Cancer Center.	Form S-4/A	333-269138	10.20	April 21, 2023
10.25††	Distribution and Collaboration Agreement, dated May 7, 2019, between Hangzhou Ruizhen Therapeutics Co., Ltd. and Surefire Medical, Inc. d/b/a TriSalus Life Sciences.	Form S-4/A	333-269138	10.24	June 8, 2023

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	Incorporated by Reference	Schedule/	File
Exhibit	Description	Form	Number	Exhibits	Filing Date

10.26†	Office/Warehouse Lease, dated February 4, 2014 between Colorado Industrial Portfolio LLC and Surefire Medical, Inc., as amended.	Form S-4/A	333-269138	10.25	July 6, 2023
10.27††	Credit Agreement, dated April 30, 2024, by and between TriSalus Operating Life Sciences, Inc., TriSalus Life Sciences, Inc., and OrbiMed Royalty & Credit Opportunities IV, LP.	Form 10-Q	001-39813	10.1	May 15, 2024
10.28	Form of Tender and Support Agreement, by and between the Company and Supporting Stockholders.	Form 8-K	001-39813	10.3	April 30, 2025
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated August 16, 2023.	Form 8-K	001-39813	16.1	August 16, 2023
16.2	Letter from KPMG LLP to the SEC, dated April 15, 2024.	Form 8-K	001-39813	16.1	April 16, 2024
21.1	List of Subsidiaries.	Form 10-K	001-39813	21.1	April 15, 2025
23.1	Consent of KPMG LLP, independent registered public accounting firm.	-	-	-	Filed herewith
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.	-	-	-	Filed herewith
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.1).	-	-	-	Previously Filed
24.1	Power of Attorney.	-	-	-	Previously Filed
99.1	Form of Letter of Transmittal and Consent.	-	-	-	Previously Filed
99.2	Form of Notice of Guaranteed Delivery.	-	-	-	Previously Filed
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.	-	-	-	Previously Filed
99.4	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.	-	-	-	Previously Filed
101.INS	XBRL Instance Document.	-	-	-	Filed herewith
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.	-	-	-	Filed herewith
101.SCH	XBRL Taxonomy Extension Schema Document.	-	-	-	Filed herewith
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.	-	-	-	Filed herewith
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.	-	-	-	Filed herewith
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.	-	-	-	Filed herewith
107	Filing Fee Table.	-	-	-	Previously Filed

+	Indicates management contract or compensatory plan or arrangement.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the Registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.
††	Certain portions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because they are not material and are the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally an unredacted copy of the Exhibit, or any section thereof, to the SEC upon request.
#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the

Registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any Prospectus/Offer to Exchange required by section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the Prospectus/Offer to Exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus/Offer to Exchange filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 11th day of July, 2025.

TRISALUS LIFE SCIENCES, INC.

By:	/s/ Mary Szela
Mary Szela
Chief Executive officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Mary Szela	Chief Executive Officer and Director	July 11, 2025
Mary Szela	(Principal Executive Officer)

/s/ David Patience	Chief Financial Officer	July 11, 2025
David Patience	(Principal Financial and Accounting Officer)

*	Chairman	July 11, 2025
Mats Wahlström

*	Director	July 11, 2025
Arjun “JJ” Desai

*	Director	July 11, 2025
Gary Gordon

*	Director	July 11, 2025
Kerry Hicks

*	Director	July 11, 2025
Sean Murphy

*	Director	July 11, 2025
William Valle

*	Director	July 11, 2025
David J. Matlin

*By:	/s/ Mary Szela
Mary Szela
Attorney-in-Fact

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